As filed with the Securities and Exchange Commission on December 4, 2024

Registration No. 333-[__]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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TOYO Co., Ltd
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

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Cayman Islands	3990	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Tennoz First Tower F5, 2-2-4
Higashi-shinagawa, Shinagawa-ku
Tokyo, Japan 140-0002
Telephone: +81 3-6433-2789
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

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Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Er (Arila) Zhou, Esq.
Robinson & Cole LLP
Chrysler East Building
666 Third Ave, 20th Floor
New York, NY 10017
Tel: 212-451-2908

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Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholder may sell or distribute the securities described herein until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 4, 2024

PRELIMINARY PROSPECTUS

TOYO Co., Ltd

Up to 4,970,007 Ordinary Shares Issuable Upon the Exercise of Warrants

Up to 817,035 Ordinary Shares Offered by Selling Shareholders

This prospectus relates to the issuance of up to 4,970,007 ordinary shares of a par value of $0.0001 each (“Ordinary Shares”) of TOYO Co., Ltd, an exempted company with limited liability incorporated under the laws of Cayman Islands (the “Company”), including (1) 4,599,995 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50, which were issued on July 1, 2024 (the “Closing Date”) in exchange for the public warrants of Blue World Acquisition Corporation (“BWAQ”) that were issued in the initial public offering of BWAQ (“BWAQ IPO”) as part of the units (each consisting of one Class A ordinary share, one-half of one redeemable warrant, and one right of BWAQ) at an offering price of $10.0 per unit (the “BWAQ Public Warrants”); (2) 189,240 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50, which were issued to Blue World Holdings Limited, a Hong Kong private company limited by shares, the sponsor of BWAQ (the “Sponsor”) on the Closing Date in exchange for the private placement warrants included in private units held purchased by the Sponsor for a total purchase price of $3.78 million in connection with BWAQ IPO (the “Sponsor Warrants”), (3) 23,000 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50, which were issued to Maxim Group LLC, the representative of several underwriters of the BWAQ IPO (“Maxim”) on the Closing Date in exchange for the private placement warrants included in private units held purchased by the Sponsor for a total purchase price of $0.23 million in connection with BWAQ IPO (the “Maxim Warrants”), and (4) 157,772 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50, which were issued to certain affiliates of the Company and/or BWAQ on the Closing Date in exchange for the warrants included in the units issued upon the conversion of the promissory notes (the “Working Capital Notes”) made by BWAQ in connection with the working capital loans made by such holders for a total consideration of approximately $3.16million (the “Working Capital Warrants” and together with the Sponsor Warrants and the Maxim Warrants, collectively, the “Private Warrants”). The Public Warrants and the Private Warrants are collectively referred herein as the “Warrants.”

This prospectus also relates to the potential offer and sale from time to time by the selling securityholders named in this prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) (collectively, the “Selling Securityholders”) of up to 817,035 Ordinary Shares, including (i) 500,000 Ordinary Shares issued to NOTAM Co., Ltd. (“NOTAM”) on August 9, 2024, pursuant to certain PIPE Purchase Agreement dated March 6, 2024, at a purchase price of $100 in total (the “PIPE Shares), (ii) 206,957 Ordinary Shares held by MWH (HONGKONG) CO., LIMITED, one of the members of the Sponsor (“MWH”), issued upon the conversion of Working Capital Notes assigned and held by MWH in the total capital amount of $1.89 million on the Closing Date (the “MWH Notes Shares”), and (iii) 110,078 Ordinary Shares held by Zenin Investments Limited, one of the members of the Sponsor (“Zenin”) issued upon the conversion of Working Capital Notes assigned and held by Zenin in the total capital amount of $1.00 million on the Closing Date (the “Zenin Notes Shares” and together with MWH Notes Shares, collectively, the “Notes Shares”). We are registering these securities to satisfy certain registration rights we have granted to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering.

The securities registered herein are identified in this prospectus as the Registered Securities. We are registering the offer and sale of the Registered Securities, in part, to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the Registered Securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Registered Securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell the Registered Securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our securities or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of the Registered Securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

Subject to the restrictions described in this prospectus under the section titled “Plan of Distribution,” the Selling Securityholders can sell, under this prospectus, up to 817,035 Ordinary Shares constituting (on a post-exercise basis) approximately 1.75% of our issued and outstanding Ordinary Shares as of the date of this prospectus (without taking into consideration of the exercise of our outstanding Warrants). Despite a potential decline in the public trading price of the Ordinary Shares, certain Selling Securityholders may still experience a positive rate of return on the securities that they sell pursuant to this prospectus as they have acquired the securities registered hereunder at prices substantially below current market prices, and may therefore have an incentive to sell their securities. For example, based on the closing price of our Ordinary Shares at $3.51 on December 3, 2024, NOTAM may experience a potential profit of up to approximately $1.76 million in total with respect to the PIPE Shares it holds. MWH and Zenin may experience a potential profit on the Ordinary Shares issued upon the conversion of the Working Capital Notes if the price of our Ordinary Shares exceeds $9.09 per share.

The public holders of our securities may not experience a similar rate of return on the securities they purchase due to differences in the applicable purchase price and trading price. Given the substantial number of the Registered Securities for potential resale by the Selling Securityholders pursuant to this prospectus, the sale of the Registered Securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of the Registered Securities, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.

We will not receive any proceeds from the sale of the Registered Securities by the Selling Securityholders. We will receive proceeds from the exercise of Warrants if the Warrants are exercised for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. Based on the closing price of our Ordinary Shares at $3.51 on December 3, 2024, which is less than the exercise price of $11.50 per share pursuant to the terms of the Warrants, we believe holders of the Warrants will be unlikely to exercise their Warrants, and we are unlikely to receive proceeds from the exercise of Warrants. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more details in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

Our Ordinary Shares is listed on the Nasdaq Stock Market LLC (“Nasdaq”), under the trading symbol “TOYO.” On December 3, 2024, the closing price for our Ordinary Shares on Nasdaq was $3.51. We have applied to trade our Warrants on the OTC Markets under the trading symbol “TOYOW.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” and a “foreign private issuer,” each as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Summary of the Prospectus — Emerging Growth Company” and “Summary of the Prospectus — Foreign Private Issuer,” respectively.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

None of the U.S. Securities and Exchange Commission or any state securities commission has approved or disapproved of the securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is [__], 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Securityholder may, from time to time, sell the securities described in this prospectus. We will not receive any proceeds from the sale by the Selling Securityholder of the securities described in this prospectus.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholder have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front cover of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered (or pending registration) under applicable intellectual property laws. This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

On July 1, 2024 (the “Closing Date”), TOYO Co., Ltd, a Cayman Islands exempted company (“TOYO” or the “Company”), consummated the previously announced business combination pursuant to the Agreement and Plan of Merger, dated as of August 10, 2023 (as amended on December 6, 2023, February 6, 2024 and February 29, 2024, the “Business Combination Agreement”), by and among (i) the Company, (ii) Blue World Acquisition Corporation, a Cayman Islands exempted company (“BWAQ”), (iii) Vietnam Sunergy Cell Company Limited, a Vietnamese company and wholly-owned subsidiary of TOYO (“TOYO Solar”), (iv) TOYOone Limited, a Cayman Islands exempted company and wholly-owned subsidiary of TOYO (“Merger Sub”), (v) TOPTOYO INVESTMENT PTE. LTD., a Singapore private company limited by shares (“SinCo,” together with TOYO, Merger Sub and TOYO Solar, the “Group Companies,” or each individually, a “Group Company”), (vi) Vietnam Sunergy Joint Stock Company, a Vietnam joint stock company (“VSUN”), (vii) Fuji Solar Co., Ltd, a Japanese company (“Fuji Solar”), (viii) WA Global Corporation, a Cayman Islands exempted company (“WAG”), (ix) Belta Technology Company Limited, a Cayman Islands exempted company (“Belta”), and (x) BestToYo Technology Company Limited, a Cayman Islands exempted company (“BestToYo”).

Pursuant to the Business Combination Agreement, (a) the Group Companies, VSUN, Fuji Solar, WAG, Belta and BestToYo shall consummate a series of transactions involving the Group Companies, including (A) TOYO acquiring one hundred percent (100%) of the issued and paid-up share capital of SinCo from Fuji Solar at an aggregate consideration of SGD1.00 (such transaction, the “Share Exchange”), and (B) SinCo acquiring one hundred percent (100%) of the issued and outstanding shares of capital stock of TOYO Solar from VSUN at an aggregate consideration of no less than $50,000,000 (the “SinCo Acquisition,” and together with the Share Exchange, the “Pre-Merger Reorganization”), as a result of which (i) SinCo shall become a wholly-owned subsidiary of TOYO, (ii) TOYO Solar shall become a wholly-owned subsidiary of SinCo; and (iii) immediately prior to the closing of the SinCo Acquisition, WAG, Belta and BestToYo (collectively, the “Sellers”) shall hold an aggregate of 41,000,000 ordinary shares of TOYO, par value $0.0001 per share (such ordinary shares, “Ordinary Shares”), representing all issued and outstanding share capital of TOYO, and (b) following the consummation of the Pre-Merger Reorganization, BWAQ shall merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”), as a result of which, among other things, all of the issued and outstanding securities of BWAQ immediately prior to the filing of the plan of merger with respect to the Merger (the “Plan of Merger”) to the Registrar of Companies of the Cayman Islands, or such later time as may be specified in the Plan of Merger (the “Merger Effective Time”) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive substantially equivalent securities of the Company, in each case, upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of the Companies Act (Revised) of the Cayman Islands and other applicable laws. The Merger, the Pre-Merger Reorganization and each of the other transactions contemplated by the Business Combination Agreement or any of the other relevant Transaction Documents (as defined in the Business Combination Agreement) are collectively referred to as “Business Combination.”

On March 6, 2024, the Company entered into a share purchase agreement (as amended on June 26, 2024, the “PIPE Purchase Agreement”) with BWAQ and a certain investor, NOTAM Co., Ltd., a Japanese corporation (the “PIPE Investor” or “NOTAM”), in connection with the Business Combination. Pursuant to the PIPE Purchase Agreement, the PIPE Investor agrees to purchase a total of 600,000 BWAQ Class A Ordinary Shares (as defined below), at a purchase price of $10.00 per share, for an aggregate purchase price of $6,000,000, and that the Company agrees to, conditioned on the completion of the PIPE Closing (as defined in the PIPE Purchase Agreement) and the closing of the Business Combination (the “Merger Closing”), issue additional Ordinary Shares to the PIPE Investor subject to the conditions set forth therein.

At the Merger Effective Time, (a) each of BWAQ’s units, each consisting of (i) one Class A ordinary share of BWAQ, par value $0.0001 per share (“BWAQ Class A Ordinary Share”), (ii) one-half of one BWAQ warrant of which one whole warrant entitling the holder thereof to purchase one BWAQ Class A Ordinary Share at a purchase price of $11.50 per share (“BWAQ Warrant”), and (iii) one right of BWAQ, each convertible into one-tenth of one BWAQ Class A Ordinary Share (“BWAQ Right”) outstanding immediately prior to the Merger Effective Time (to the extent not already separated) was separated into one BWAQ Class A Ordinary Share and one-half of one BWAQ Warrant of which one whole warrant entitling the holder thereof to purchase one BWAQ Class A Ordinary Share at a purchase price of $11.50 per share, and one right of BWAQ (the “Unit Separation”); (b) immediately following the Unit Separation, (i) each issued and outstanding BWAQ Warrant was converted into one warrant of the Company (“Warrant”) to purchase one Ordinary Share, (ii) each outstanding BWAQ Right outstanding was cancelled in exchange for one-tenth of one BWAQ Class A Ordinary Share, (iii) each BWAQ Class B ordinary share, par value US$0.0001 per share (“BWAQ Class B Ordinary Share”) issued and outstanding immediately prior to the Merger Effective Time, automatically converted into one BWAQ Class A Ordinary Share, and (iv) each BWAQ Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time, was cancelled in exchange for the right to receive one newly issued Ordinary Share.

The Business Combination was consummated on July 1, 2024. The Business Combination was approved at the extraordinary general meeting of BWAQ’s shareholders held on May 28, 2024 (the “Extraordinary General Meeting”). BWAQ’s shareholders also voted to approve all other proposals presented at the Extraordinary General Meeting. As a result of the Business Combination, TOYO Solar became a wholly-owned subsidiary of the Company, and BWAQ merged with and into Merger Sub with Merger Sub continuing as the surviving company and a wholly owned subsidiary of the Company. On July 2, 2024, Ordinary Shares commenced trading on the Nasdaq Stock Market (“Nasdaq”) under the symbol “TOYO” and we have applied to trade the Warrants on the OTC Markets.

MARKET PRICE INFORMATION

Ordinary Shares are currently listed on Nasdaq under the symbol “TOYO”. On December 3, 2024, the closing price for each Ordinary Share was $3.51. We have applied to trade our Warrants on the OTC Markets under the symbol “TOYOW”. The market price of Ordinary Shares could vary at any time.

FREQUENTLY USED TERMS

In this prospectus, unless the context otherwise requires, the “Company,” “TOYO” and references to “we,” “us,” or similar such references should be understood to be references to TOYO Co., Ltd and its subsidiaries. References to “BWAQ” should be understood to refer to Blue World Acquisition Corporation.

Certain amounts and percentages that appear in this document may not sum due to rounding. Unless otherwise stated or unless the context otherwise requires, in this document:

“Belta” means Belta Technology Company Limited, a Cayman Islands exempted company.

“BestToYo” means BestToYo Technology Company Limited, a Cayman Islands exempted company.

“Business Combination Agreement” means that certain Agreement and the Plan of Merger dated August 10, 2023 (as the same may be amended, restated or supplemented) by and among TOYO Solar, BWAQ, TOYO, Merger Sub, SinCo, VSUN, Fuji Solar, WAG, Belta and BestToYo.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

“Continental” means Continental Stock Transfer & Trust Company.

“Cayman Companies Act” means Companies Act (Revised) of the Cayman Islands.

“Closing Date” means July 1, 2024.

“Fuji Solar” means Fuji Solar Co., Ltd, a Japanese company, and a majority-owned subsidiary of WWB.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart our Business Startups Act of 2012.

“Maxim” means Maxim Group LLC, the representative of several underwriters of the BWAQ IPO.

“Merger Sub” means TOYOone Limited, a Cayman Islands exempted company.

“Nasdaq” means The Nasdaq Stock Market.

“Ordinary Shares” means the ordinary shares of TOYO of a par value of $0.0001 each.

“Pre-Merger Reorganization” means the SinCo Acquisition and the Share Exchange, collectively.

“Private Warrants” means the warrants included in the Private Units, each whole to acquire one BWAQ Class A Ordinary Share.

“Warrants” means the warrants of TOYO, each whole to acquire one Ordinary Share.

“Rule 144” means Rule 144 under the Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders” means prior to February 29, 2024, Fuji Solar and VSUN, and from and after February 29, 2024, VSUN, WAG, Belta and BestToYo, and “Shareholder” shall mean any one of them.

“Sponsor” means Blue World Holdings Limited, a Hong Kong private company limited by shares.

“SinCo Acquisition” means the acquisition of one hundred percent (100%) of the issued and outstanding shares of capital stock of TOYO Solar by SinCo from VSUN at an aggregate consideration of no less than $50,000,000.

“SinCo” means TOPTOYO INVESTMENT PTE. LTD., a Singapore private company limited by shares.

“TOYO” means TOYO Co., Ltd, a Cayman Islands exempted company.

“TOYO Solar” means Vietnam Sunergy Cell Company Limited, a Vietnamese company.

“VSUN” means Vietnam Sunergy Joint Stock Company, a Vietnam joint stock company.

“WAG” means WA Global Corporation, a Cayman Islands exempted company.

“WWB” means WWB Corporation, a Japanese company.

“U.S. Dollars” and “$” means United States dollars, the legal currency of the United States.

“U.S. GAAP” means generally accepted accounting principles in the United States.

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FREQUENTLY USED TERMS RELATED TO TOYO’S BUSINESS

Unless otherwise stated or unless the context otherwise requires, in this document:

“AD/CVD” means antidumping and countervailing duties.

“AGVs” means automatic guided vehicles.

“APS” means Announced Pledges Scenario.

“BBr3” means boron tribromide.

“Bloomberg NEF” means Bloomberg New Energy Finance.

“CAGR” means compound annual growth rate.

“c-Si” means crystalline silicon.

“GW” means gigawatt or one billion watts.

“HF/HNO3” means hydrofluoric acid.

“HJT” means heterojunction technology.

“IBC” means Interdigitated Back Contact.

“IEA” means the International Energy Agency.

“KOH” means potassium hydroxide.

“LCOE” means levelized costs of energy.

“NREL” means National Renewable Energy Laboratory.

“NZE” means Net Zero Emissions by 2050 Scenario.

“OEM” means Original Equipment Manufacturer.

“PCT” means the International Patent System.

“PECVD” means plasma-enhanced chemical vapor deposition.

“PERC” means Passivated Emitter and Rear Cell.

“PV” means photovoltaic.

“SE” means surface engineering.

“TOPCon” means Tunnel Oxide Passivated Contact.

“UFLPA” means the Uyghur Forced Labor Prevention Act.

“UMG-Si” means upgraded metallurgical-grade silicon.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The Private Securities Litigation Reform Act of 1995 (the “PSLRA”) provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations.

TOYO desires to take advantage of the safe harbor provisions of the PSLRA and is including this cautionary statement in connection with this safe harbor legislation. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those implied in those statements. Important factors that could cause such differences include, but are not limited to:

•        TOYO Solar is a newly established company with no track record of success;

•        TOYO expects to require significant additional capital, which it expects to fund through additional debt and equity financing, to support its business growth, and such capital may not be available on commercially reasonable terms or at all, which may impose restrictions on capital raising activities and or other financial or operational matters or lead to dilution of your interest in TOYO;

•        TOYO Solar is a new entrant in the solar industry and faces risks in the marketing and sale of its products in international markets where it plans to deliver in the future;

•        TOYO’s ability to successfully introduce and market new products and services;

•        TOYO’s ability to grow and market its brand and products in markets outside Vietnam and manage any negative publicity which may harm its brand, reputation, public credibility and consumer confidence;

•        TOYO’s ability to successfully compete in the highly competitive solar industry;

•        TOYO’s ability to control the costs associated with its operations;

•        TOYO depends, directly and indirectly, on suppliers for component parts and raw materials and any failure on the part of the suppliers to deliver such supplies according to TOYO’s schedule and at prices, quality and volumes acceptable to TOYO, could materially and adversely affect its business, results of operations and financial condition;

•        TOYO’s ability to create and maintain its relationship with critical suppliers;

•        TOYO’s future construction of manufacturing facilities outside of Vietnam as well as the current construction and future expansion of its production capacity within Vietnam may be subject to delays or cost overruns, may not produce expected benefits or may cause TOYO to not meet its projections for future production capacity;

•        Demand for, and consumers’ willingness to adopt solar products, which may be affected by various factors, including developments in solar products or alternative clean energy solutions;

•        The unavailability, reduction or elimination of government and economic incentives or government-issued regulations and policies which are favorable for manufacturers and buyers of solar products;

•        Adverse regulatory or policy changes or regulatory actions may restrict TOYO’s operations and business development plan;

•        Any failure to maintain an effective system of internal control over financial reporting in the future and any failure to accurately and timely report TOYO’s financial condition, results of operations or cash flows could adversely affect investor confidence;

•        TOYO has identified material weaknesses in its internal control over financial reporting and any ineffective remediation of such material weaknesses, any additional material weaknesses in the future or failure to develop and maintain effective internal control over financial reporting could impair its ability to produce timely and accurate financial statements and comply with applicable laws and regulations;

•        TOYO’s corporate actions that require shareholder approval will be substantially controlled by its controlling shareholders, which may prevent you and other shareholders from influencing significant decisions and reduce the value of your investment; and

•        The other matters described in the section titled “Risk Factors” beginning on page 8.

We caution you not to rely on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances or changes in beliefs except to the extent required by law. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements except to the extent required by law. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section entitled “Where You Can Find More Information.”

Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications and other third-party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. You should carefully read this entire prospectus and the other documents referred to in this prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Statement Regarding Forward Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision. The definition of some of the terms used in this prospectus are set forth under the section “Selected Definitions.” For additional information, see the section of this prospectus entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this prospectus on which that subject is discussed in more detail.

The Company

Our mission is to power the world with green and clean energy.

We are an early-stage company incorporated in November 2022 to separate the solar cell and module production businesses from VSUN, our affiliate and a majority-owned subsidiary of Fuji Solar. We are committed to becoming a reliable integrated service solar solutions provider in the United States and globally, integrating the upstream production of wafer and silicon, midstream production of solar cell, downstream production of photovoltaic (PV) modules, and potentially other stages of the solar power supply chain.

We are headquartered in Japan. Currently, we have established two solar cell plants located in Vietnam and Ethiopia. To date, our cell plant in Vietnam has commenced commercial production since the second half of 2023 and achieved its full 2GW annual capacity. By locating our solar cell production in Vietnam, Southeast Asia and incorporating automatic guided vehicles (AGVs) and TOPCon technology in our cell plant, we are well positioned to produce high quality solar cells at a competitive scale and cost. We may plan to further expand the capacity of our facility in Vietnam and the management is actively observing and analyzing the recent changes and development in relevant regulations and government policies and environmental conditions and evaluating the construction plan, as well as construction costs and customer demands, and expects to commence the construction when there is more clarity in the relevant regulations and government policies. We have strategically selected a solar cell plant located in Hawassa, Ethiopia taking advantage of the country’s favorable investment policies, tariff status and ample hydropower supply. The solar cell plant in Ethiopia is expected to commence production and achieve 2GW production capacity by the end of the first quarter of 2025. We aim to fully utilize our annual solar cell production capacity from Vietnam and Ethiopia, as well as collaborations with some original equipment manufacturer (“OEMs”) to fulfill additional orders, and supply our solar cells under the “TOYO Solar” brand to our affiliate VSUN and a select group of PV module manufacturers. We have entered into supply agreements with certain solar cell customers.

In line with the overall strategy of Fuji Solar and its controlling shareholder, WWB, we are preparing ourselves for the manufacturing of solar PV modules for sales in the United States, allowing our affiliate VSUN to focus on ex-U.S. PV module markets. Specifically, we have leased a facility located in Texas to accommodate our solar module production with an expected annual capacity of 6.5GW by 2029. We plan to commence the first 1GW production of solar modules by the middle of 2025 at the Texas plant and increase the capacity to 2.5GW by the end of 2025. We intend to manufacture and supply our solar PV modules, initially in collaboration with VSUN, leveraging its certification and brand name, and, after we obtain the requisite certifications, independently manufacture and supply PV modules under “TOYO Solar.” Thereafter, we may plan to construct a solar cell plant in the U.S. and our own wafer slicing plant at a selected location, pending the management’s analysis and evaluation of regulatory developments, construction cost and customer demands, and continue to be dedicated to becoming a reliable integrated service solar solutions provider in the United States and globally.

We derive competitive edge from our relationship with Fuji Solar, WWB, Abalance and VSUN. Fuji Solar, our affiliate, is a majority-owned subsidiary of WWB, a Japanese company that develops photo voltaic systems and sells construction equipment and related parts. WWB is a subsidiary of Abalance, a public company listed on the Tokyo Stock Exchange that has extensive experience and expertise in the investment, development, construction and operation of solar energy projects globally. VSUN, our affiliate and a majority-owned subsidiary of Fuji Solar, is a specialized PV modules producer with an established presence and brand recognition in regions including the United States, Europe and Asia. Since the third quarter of 2019, VSUN has been listed by Bloomberg New Energy

Finance (NEF) as one of Tier 1 PV module manufacturers. VSUN’s solar modules are recognized as the core assets of efficient and reliable PV power stations, which would be beneficial for solar market players who utilize VSUN’s solar modules to obtain financing from such banks and financial institutions. We believe that, by leveraging VSUN’s successful experience and market insights, as well as its strong presence and reputation in the solar industry, we are able to quickly obtain access to the U.S. market with minimal upfront marketing and brand promotion, and build “TOYO Solar” as a trusted PV module supplier brand in the United States and even globally.

We inherited corporate culture from Fuji Solar, WWB and Abalance, which we believe will enable us to strive for and sustain operational excellence. This Japanese-style corporate culture values discipline and a down-to-earth attitude, aligns corporate growth and personal career goals, and encourages employees to be self-driven. Further, we intend to implement the Japanese-style management system that was proven to be effective by Fuji Solar, WWB, Abalance and VSUN, which is centered around the manufacturing sites and intended to resolve issues arising from the sites in the most efficient and effective manner. We believe sharing the same corporate culture and management style with Fuji Solar, WWB, Abalance and VSUN and leveraging their successful experience will enable us to quickly grow as an independent entity and achieve our operational objectives.

We are the only Japanese solar cell company listed in the United States, uniquely positioned to combine the U.S. capital markets, Japanese products, brands and management team, as well as Southeast Asia’s manufacturing resources, to enhance its competitiveness in the solar industry and become a reliable supplier of quality solar cells and PV modules to the global solar energy community.

Business Combination

On July 1, 2024 (the “Closing Date”), we consummated the previously announced business combination pursuant to the Agreement and Plan of Merger, dated as of August 10, 2023 (as amended on December 6, 2023, February 6, 2024 and February 29, 2024, the “Business Combination Agreement”), by and among (i) the Company, (ii) Blue World Acquisition Corporation, a Cayman Islands exempted company (“BWAQ”), (iii) Vietnam Sunergy Cell Company Limited, a Vietnamese company and wholly-owned subsidiary of TOYO (“TOYO Solar”), (iv) TOYOone Limited, a Cayman Islands exempted company and wholly-owned subsidiary of TOYO (“Merger Sub”), (v) TOPTOYO INVESTMENT PTE. LTD., a Singapore private company limited by shares (“SinCo,” together with TOYO, Merger Sub and TOYO Solar, the “Group Companies,” or each individually, a “Group Company”), (vi) Vietnam Sunergy Joint Stock Company, a Vietnam joint stock company (“VSUN”), (vii) Fuji Solar Co., Ltd, a Japanese company (“Fuji Solar”), (viii) WA Global Corporation, a Cayman Islands exempted company (“WAG”), (ix) Belta Technology Company Limited, a Cayman Islands exempted company (“Belta”), and (x) BestToYo Technology Company Limited, a Cayman Islands exempted company (“BestToYo”).

Pursuant to the Business Combination Agreement, (a) the Group Companies, VSUN, Fuji Solar, WAG, Belta and BestToYo shall consummate a series of transactions involving the Group Companies, including (A) TOYO acquiring one hundred percent (100%) of the issued and paid-up share capital of SinCo from Fuji Solar at an aggregate consideration of SGD1.00 (such transaction, the “Share Exchange”), and (B) SinCo acquiring one hundred percent (100%) of the issued and outstanding shares of capital stock of TOYO Solar from VSUN at an aggregate consideration of no less than $50,000,000 (the “SinCo Acquisition,” and together with the Share Exchange, the “Pre-Merger Reorganization”), as a result of which (i) SinCo shall become a wholly-owned subsidiary of TOYO, (ii) TOYO Solar shall become a wholly-owned subsidiary of SinCo; and (iii) immediately prior to the closing of the SinCo Acquisition, WAG, Belta and BestToYo (collectively, the “Sellers”) shall hold an aggregate of 41,000,000 ordinary shares of TOYO, par value $0.0001 per share (such ordinary shares, “Ordinary Shares”), representing all issued and outstanding share capital of TOYO, and (b) following the consummation of the Pre-Merger Reorganization, BWAQ shall merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”), as a result of which, among other things, all of the issued and outstanding securities of BWAQ immediately prior to the filing of the plan of merger with respect to the Merger (the “Plan of Merger”) to the Registrar of Companies of the Cayman Islands, or such later time as may be specified in the Plan of Merger (the “Merger Effective Time”) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive substantially equivalent securities of the Company, in each case, upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of the Companies Act (Revised) of the Cayman Islands and other applicable laws. The Merger, the Pre-Merger Reorganization and each of the other transactions contemplated by the Business Combination Agreement or any of the other relevant Transaction Documents (as defined in the Business Combination Agreement) are collectively referred to as “Business Combination.”

At the Merger Effective Time, (a) each of BWAQ’s units, each consisting of (i) one Class A ordinary share of BWAQ, par value $0.0001 per share (“BWAQ Class A Ordinary Share”), (ii) one-half of one BWAQ warrant of which one whole warrant entitling the holder thereof to purchase one BWAQ Class A Ordinary Share at a purchase price of $11.50 per share (“BWAQ Warrant”), and (iii) one right of BWAQ, each convertible into one-tenth of one BWAQ Class A Ordinary Share (“BWAQ Right”) outstanding immediately prior to the Merger Effective Time (to the extent not already separated) was separated into one BWAQ Class A Ordinary Share and one-half of one BWAQ Warrant of which one whole warrant entitling the holder thereof to purchase one BWAQ Class A Ordinary Share at a purchase price of $11.50 per share, and one right of BWAQ (the “Unit Separation”); (b) immediately following the Unit Separation, (i) each issued and outstanding BWAQ Warrant was converted into one warrant of the Company (“Warrant”) to purchase one Ordinary Share, (ii) each outstanding BWAQ Right outstanding was cancelled in exchange for one-tenth of one BWAQ Class A Ordinary Share, (iii) each BWAQ Class B ordinary share, par value US$0.0001 per share (“BWAQ Class B Ordinary Share”) issued and outstanding immediately prior to the Merger Effective Time, automatically converted into one BWAQ Class A Ordinary Share, and (iv) each BWAQ Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time, was cancelled in exchange for the right to receive one newly issued Ordinary Share.

The PIPE Financing

On March 6, 2024, the Company entered into a share purchase agreement (as amended on June 26, 2024, the “PIPE Purchase Agreement”) with BWAQ and a certain investor, NOTAM Co., Ltd., a Japanese corporation (the “PIPE Investor” or “NOTAM”), in connection with the Business Combination. Pursuant to the PIPE Purchase Agreement, the PIPE Investor agrees to purchase a total of 600,000 BWAQ Class A Ordinary Shares (as defined below), at a purchase price of $10.00 per share, for an aggregate purchase price of $6,000,000, and that the Company agrees to, conditioned on the completion of the PIPE Closing (as defined in the PIPE Purchase Agreement) and the closing of the Business Combination (the “Merger Closing”), issue additional Ordinary Shares to the PIPE Investor subject to the conditions set forth therein.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. The JOBS Act also exempts us from having to provide an auditor attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b).

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing Date, (b) in which we have an annual total gross revenue of at least US$1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary equity that is held by non-affiliates exceeds US$700 million as of the last business day of the second fiscal quarter of such fiscal year; and (ii) the date on which we have issued more than US$1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

As a “foreign private issuer,” we are subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. companies pursuant to the Exchange Act. We will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.

In addition, as a “foreign private issuer,” our officers and directors and holders of more than 10% of the issued and outstanding Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of Ordinary Shares as well as from Section 16 short swing profit reporting and liability. See “Risk Factors — Risks Related to Our Securities — As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.”

Controlled Company

As of the date hereof, Mr. Junsei Ryu, our chief executive officer and chairman of the board of directors, controls approximately 83.1% of the aggregated voting power of the Company’s total issued and outstanding share capital, without taking into account of potential source of dilution. As a result, we are a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company.” For so long as we remain a “controlled company,” we may elect not to comply with certain corporate governance requirements, including the requirements:

•        that a majority of the board of directors consists of independent directors;

•        for an annual performance evaluation of the nominating and corporate governance and compensation committees;

•        that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

We intend to use these exemptions and may continue to use all or some of these exemptions in the future. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Summary of Risk Factors

The following summary description sets forth an overview of the material risks we are exposed to in the normal course of our business activities. The summary does not purport to be complete and is qualified in its entirety by reference to the full risk factor discussion immediately following this summary description. We encourage you to read the full risk factor discussion carefully.

•        TOYO Solar and TOYO’s operating history is short and may not provide you with an adequate basis upon which to evaluate our business and prospects.

•        TOYO derived revenue from sales of solar cells since the second half of 2023, and substantially of which was from sales of solar cells to VSUN, its affiliate, during the six months ended June 30, 2024 and the year ended December 31, 2023, with whom TOYO does not enter into long-term contracts. If TOYO does not diversify its customer base in the near future, or if it loses VSUN as customer, its business may be materially adversely affected.

•        TOYO has incurred operating losses historically, and may in the future incur significant additional expenses and operating losses.

•        If TOYO is not able to successfully manage its growth strategy, its business operations and financial results may be adversely affected.

•        The demand for solar energy and/or the products of TOYO is impacted by many factors outside of the control of TOYO, and if such demand does not continue to grow or grows at a slower rate than TOYO anticipates, its business and prospects will suffer.

•        TOYO’s failure to win new contracts and purchase orders may adversely affect its business operations and financial results.

•        TOYO’s business may in the future benefit in part from local and international government support for renewable energy, and a decline in such support could harm its business.

•        If TOYO is no longer able to benefit from the competitive edge from its relationship with Fuji Solar, WWB, Abalance Corporation and VSUN, its business may be adversely affected.

•        TOYO may require significant additional capital to fund its operations and pursue its growth strategy. If it cannot obtain additional funding on terms satisfactory to us when it needs it, its growth prospects and future profitability may be materially and adversely affected.

•        The oversupply of solar cells and modules in the solar industry may cause substantial downward pressure on the prices of TOYO’s products and reduce TOYO’s revenue and earnings.

•        TOYO may face risks associated with the current and future manufacturing, marketing, distribution and sale of its products internationally and the construction and operation of its overseas manufacturing facilities. If TOYO is unable to effectively manage these risks, its business and operations abroad may be adversely affected and its ability to maintain, develop and expand its business abroad may be restricted.

•        TOYO may not be able to obtain sufficient raw materials in a timely manner or on commercially reasonable terms, which could have a material adverse effect on its results of operations and financial condition.

•        Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in the delivery of TOYO’s services and completion of its projects, which could damage its reputation, have a negative impact on its relationships with customers and adversely affect its growth.

•        TOYO has identified material weaknesses in its internal control over financial reporting. Following the consummation of the Transactions, in the event of any failure to maintain an effective system of disclosure controls and internal control over financial reporting, TOYO may not be able to accurately report its financial results or prevent fraud. As a result, holders of TOYO Ordinary Shares could lose confidence in TOYO’s financial and other public reporting, which is likely to negatively affect TOYO’s business and the market price of Ordinary Shares.

•        TOYO’s corporate actions that require shareholder approval will be substantially controlled by its controlling shareholder, WAG, who will have significant influence over such matters, and their interests may not be aligned with the interest of other shareholders.

•        TOYO may be a “controlled company” within the meaning of the Nasdaq listing rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies. If TOYO relies on these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to such requirements.

•        The price of TOYO securities may be volatile, and the value of TOYO securities may decline.

•        Sales of the Registered Securities, or the perception of such sales, by the Selling Securityholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Ordinary Shares to decline.

Corporate Information

TOYO Solar was incorporated on November 8, 2022 as a limited liability company established under the laws of the Socialist Republic of Vietnam (“Vietnam”) and a solely owned subsidiary of VSUN. TOYO Solar was an early-stage company incorporated to separate the solar cell and module production businesses from VSUN, its affiliate and a majority-owned subsidiary of Fuji Solar. TOYO Solar is committed to becoming a reliable integrated service solar solutions provider in the United States and globally, integrating the upstream production of wafer and silicon, midstream production of solar cell, downstream production of photovoltaic (PV) modules, and potentially other stages of the solar power supply chain.

TOYO was incorporated as an exempted company under the laws of Cayman Islands on May 16, 2023, for the purpose of effectuating the Business Combination. In connection with the Business Combination, as a result of the consummation of the Pre-Merger Reorganization, TOYO Solar has become a wholly-owned subsidiary of TOYO. TOYO has been the consolidating entity for purposes of TOYO Solar’s financial statements since the consummation of the Pre-Merger Reorganization.

In July 2024, the Business Combination was completed, upon which “TOYO Co., Ltd”, an exempted company under the laws of Cayman Islands, became the ultimate corporate parent of our group, and the Ordinary Shares were listed on the Nasdaq under the symbol “TOYO.”

Our registered office is at the office of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, and our principal executive office is 5F, Tennoz First Tower, 2-2-4, Higashi-Shinagawa, Shinagawa-ku, Tokyo, Japan 140-0002. The Company’s principal website address is https://www.toyo-solar.com/#. We do not incorporate the information contained on, or accessible through, our websites into this prospectus, and you should not consider it a part of this prospectus.

The following diagram illustrates our corporate legal structure:

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of the Ordinary Shares.

Issuance of Ordinary Shares
Ordinary Shares outstanding prior to exercise of all Warrants	46,595,743 Ordinary Shares
Ordinary Shares issuable upon exercise of all Warrants registered herein	51,565,750 Ordinary Shares
Use of proceeds

We will receive up to an aggregate of approximately $57.16 million from the exercise of all Warrants, assuming the exercise in full of all of the Warrants for cash. The exercise price of the Warrants is $11.50 per share, subject to adjustment as described herein. The closing price of our Ordinary Shares on Nasdaq on December 3, 2024 was $3.51 per share. The likelihood that Warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe Warrant holders will be unlikely to exercise their Warrants. We expect to use the net proceeds from the exercise of Warrants for general corporate purposes. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.

Resale of Ordinary Shares
Ordinary Shares offered by the Selling Securityholders	Up to 817,035 Ordinary Shares, consisting of: • 500,000 PIPE Shares; • 206,957 Notes Shares held by MWH; and • 110,078 Notes Shares held by Zenin
Use of proceeds

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

Offering price

The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Warrants issued and outstanding	4,970,007 Warrants
Market for our Ordinary Shares and Warrants	Our Ordinary Shares is listed on Nasdaq under the trading symbol “TOYO.” We have applied to list our Warrants on OTC Market under the trading symbol “TOYOW.”
Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

RISK FACTORS

Our business and our industry are subject to significant risks. You should carefully consider all of the information set forth in this prospectus and in our other filings with the SEC, including the following risk factors, in evaluating our business. If any of the following risks actually occur, our business, financial condition, operating results, and growth prospects would likely be materially and adversely affected. This prospectus also contains forward-looking statements that involve risks and uncertainties. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of TOYO Solar prior to the consummation of the Pre-Merger Reorganization, and collectively to TOYO and its subsidiaries, including TOYO Solar, following the consummation of the Pre-Merger Reorganization.

Risks Related to TOYO’s Business and Industry

Our operating history is short and may not provide you with an adequate basis upon which to evaluate our business and prospects.

We are an early-stage company incorporated in November 2022 to separate the solar cell and module production businesses from VSUN, our affiliate and a majority-owned subsidiary of Fuji Solar. Our solar cell plant Vietnam has commenced commercial production since the second half of 2023 and achieved its full 2GW annual capacity. We have also selected a solar cell plant with an expected 2GW annual capacity in Ethiopia, which is expected to commence production and achieve 2GW production capacity by the end of the first quarter of 2025. We also leased a facility located in Texas to accommodate our solar module production with an expected annual capacity of 6.5GW by 2029. We plan to commence the first 1GW production of solar modules by the middle of 2025 at the Texas plant and increase the capacity to 2.5GW by the end of 2025. We also plan to further increase our solar cell production capacity in Vietnam and the U.S. and build our own wafer slicing plant to provide a reliable integrated service solar solutions. Currently, the management is actively observing and analyzing the recent changes and development in relevant regulations and government policies and environmental conditions and evaluating the construction plan, as well as construction cost and customer demands, and expects to commence the construction when there is more clarity in the relevant regulations and government policies. Our operating history may be too short to give you a sufficient basis for evaluating our business, financial performance and prospects. We may not be able to achieve similar results or growth in future periods. Accordingly, you should not rely on our results of operations for any prior periods as an indication of our future performance.

We derived revenue from sales of solar cells since the second half of 2023, substantially of which was from sales of solar cells to VSUN, our affiliate, during the six months ended June 30, 2024 and the year ended December 31, 2023, with whom we do not enter into long-term contracts. If we do not diversify our customer base in the near future, or if we lose VSUN as our customer, our business may be materially adversely affected.

As an early-stage company, we manufacture and supply our solar cells under the “TOYO Solar” brand to our affiliate VSUN and a select group of PV module manufacturers. As of the date of this prospectus, we have entered into supply agreements with over 43 third-party solar cell customers and are in active negotiation with several potential customers to supply our solar cells. We derived revenue from sales of solar cells to these customers since the second half of 2023, almost entirely of which was from the sales to VSUN, our affiliate, during the six months ended June 30, 2024 and the year ended December 31, 2023. See “Business — Customers and Sales — Existing and Future Arrangements with VSUN” for more details. Loss of business from VSUN or other future major customers could reduce our revenues and significantly harm our business. We expect that we will continue to depend on a relatively small number of customers for a significant portion of our revenue and may experience fluctuations in the distribution of the revenue among our largest customers. The volume of sale to specific customers is likely to vary from year to year. A major customer in one year may not provide the same level of revenues for us in any subsequent year. For additional concentration risks, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk — Concentration risk.”

We have incurred operating losses historically, and we may in the future incur significant additional expenses and operating losses.

As an early-stage company incorporated on November 8, 2022, we have incurred operating losses historically and have a history of negative operating cash flows. We incurred a net loss of $0.2 million for the year ended December 31, 2022, and recorded a net income of $9.9 million for the year ended December 31, 2023 and a net income of approximately $19.6 million for the six months ended June 30, 2024. There can be no assurance that we will achieve profitability and/or maintain profitability in the future. Our potential profitability is particularly dependent upon the growth of the market for solar energy solutions, which may not occur at the levels we currently anticipate or at all. There can be no assurance that our future cashflows from operating activities or financing activities including equity financing will be sufficient to support the ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If we are unable to raise sufficient financing or events or circumstances occur such that we do not meet the strategic plans, we will be required to reduce certain discretionary spending, or be unable to fund capital expenditures, which would have a material adverse effect on our financial position, results of operations, cash flows, and ability to achieve our intended business objectives.

If we are not able to successfully manage our growth strategy, our business operations and financial results may be adversely affected.

Our expected future growth presents numerous managerial, administrative and operational challenges. Our ability to manage the growth of our operations will require us to continue to improve our management information systems and our other internal systems and controls. In addition, our growth will increase our need to attract, develop, motivate, and retain both our management and professional employees. Incorporated in November 2022, we are in a nascent journey of growing our business, recruiting employees and transferring certain employees from VSUN to TOYO Solar in connection with the separation of solar cell and module businesses from VSUN. Furthermore, we will need to establish our relationships with customers, suppliers and other third parties and enter into relevant commercial agreements that are critical to our business growth. While in line with the overall strategy of Fuji Solar and its controlling shareholder, WWB, we are preparing ourselves for the manufacturing of solar PV modules for sales in the United States, allowing our affiliate VSUN to focus on ex-U.S. PV module markets. As of the date of this prospectus, we have not finalized the non-compete arrangement with VSUN memorializing such strategy and understanding. We cannot assure you that our planned operations, personnel, systems, internal procedures and controls will be able to support our future growth as expected. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, successfully execute our business strategies or respond to competitive pressures, and our results of operations may be adversely affected.

The demand for solar energy and/or our products is impacted by many factors outside of our control, and if such demand does not continue to grow or grows at a slower rate than we anticipate, our business and prospects will suffer.

Our future success depends on continued demand for solar energy. Solar energy is a rapidly evolving and competitive market that has experienced substantial changes in recent years, and we cannot be certain that developers, owners and operators of solar projects and other solar market players will remain active in the market or that new potential customers will pursue solar energy as an energy source at levels sufficient to grow our business. The demand for solar energy and/or our products may be affected by many factors outside of our control, including:

•        availability, scale and scope of government subsidies, economic incentives and financing sources to support the development and commercialization of solar energy solutions;

•        levels of investment by project developers and owners of solar energy products, which tend to decrease when economic growth slows;

•        the emergence, continuance or success of, or increased government support for, other alternative energy generation technologies and products;

•        local, state and federal permitting and other regulatory requirements related to environmental, land use and transmission issues, each of which can significantly impact the feasibility and timelines for solar projects;

•        technical and regulatory limitations regarding the interconnection of solar energy systems to the electrical grid;

•        the cost and availability of raw materials and components necessary to produce solar energy, such as polysilicon; and

•        regional, national or global macroeconomic trends, which could affect the demand for new energy resources.

If demand for solar energy fails to continue to grow, demand for our products will plateau or decrease, which would have an adverse impact on our ability to increase our revenue and grow our business. If we are not able to mitigate these risks and overcome these difficulties successfully, our business, financial condition and results of operations could be materially and adversely affected.

Our failure to win new contracts and purchase orders may adversely affect our business operations and financial results.

Our business depends on our ability to win contracts and purchase orders with customers. Contract proposals and negotiations are complex and frequently involve a lengthy bidding and selection process, which is affected by a number of factors. These factors include market conditions, financing arrangements, and required governmental approvals. If negative market conditions arise, or if we fail to secure adequate financial arrangements or the required government approvals, we may not be able to pursue particular projects, which could adversely affect our profitability. If we fail to complete a project in a timely manner, miss a required performance standard, or otherwise fail to adequately perform on a project, then we may incur a loss on that project, which may reduce or eliminate our overall profitability.

Our business may in the future benefit in part from local and international government support for renewable energy, and a decline in such support could harm our business.

We may in the future benefit in part from legislation and government policies that support renewable energy. If so, we cannot assure you that we will continue to receive government grants and subsidies in future periods at a similar level or at all. The availability and size of subsidies and incentives depend, to a large extent, on political and policy developments relating to environmental concerns and other macro-economic factors. Moreover, government incentive programs are expected to gradually decrease in scope or be discontinued as solar power technology improves and becomes more affordable relative to other types of energy. Negative public or community response to solar energy projects could adversely affect the government support and approval of our solar energy business. Adverse changes in government regulations and policies relating to the solar energy industry and their implementation, especially those relating to economic subsidies and incentives, could significantly reduce the profitability of our business and materially adversely affect the state of the industry.

If we are no longer able to benefit from the competitive edge from our relationship with Fuji Solar, WWB, Abalance Corporation and VSUN, our business may be adversely affected.

We derive a competitive edge from our relationship with Fuji Solar, WWB, Abalance Corporation and VSUN. Fuji Solar is our affiliate and a majority-owned subsidiary of WWB, a Japanese company that develops photo voltaic systems and sells construction equipment and related parts. WWB is a subsidiary of Abalance Corporation, a public company listed on the Tokyo Stock Exchange that is engaged in the investment, development, construction and operation of solar energy projects globally. VSUN, our affiliate and a majority-owned subsidiary of Fuji Solar, is a specialized PV modules producer with an established presence and brand recognition in regions including the United States, Europe and Asia. We have derived business and financial support from our affiliates. See “Certain Relationships and Related Person Transactions ” for further details. We manufacture and supply our solar cells under the “TOYO Solar” brand to our affiliate VSUN and a select group of PV module manufacturers. Before we obtain the requisite certifications to independently manufacture and supply solar PV modules, we intend to manufacture and supply our solar PV modules in collaboration with VSUN, leveraging the latter’s certification and brand name. However, we cannot assure you that we will continue to maintain our relationship with certain affiliates in the future. To the extent we cannot maintain our cooperative relationship with our affiliates on reasonable terms or at reasonable prices or at all, we will need to source other partners to provide services or financial support, which could result in material and adverse effects to our business and results of operations. In addition, any event or publicity that adversely affects the business or reputation, including litigation, regulatory or other matters, of our affiliates, could also have an adverse impact on our brand and reputation, even if such event or publicity is not associated with our products and services. We may incur additional costs in addressing such matters regardless of merit or outcome. This may also divert our management’s time and attention.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

We have experienced operating losses and negative operating cash flows during the period from our inception in November 2022 to December 31, 2022, but recorded positive income for the year ended December 31, 2023. For the period since inception to December 31, 2022, we reported a net loss of $0.2 million. For the year ended December 31, 2023, we reported a net income of $9.9 million, and for the six months ended June 30, 2024, we reported a net income of approximately $19.6 million. These conditions raise substantial doubt about our ability to continue as a going concern. Our liquidity is based on our ability to generate cash from operating activities to fund our general operations and capital expansion needs. Our ability to continue as a going concern is dependent on our management’s ability to successfully execute our business plan, which includes increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtain financing from outside sources.

The financial statements included elsewhere in this prospectus do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the financial statements included elsewhere in this prospectus have been prepared on a basis that assumes that we will continue to operate as a going concern, which contemplate the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity, Capital Resources and Going Concern.”

We may require significant additional capital to fund our operations and pursue our growth strategy. If we cannot obtain additional funding on terms satisfactory to us when we need it, our growth prospects and future profitability may be materially and adversely affected.

We may require significant additional capital to fund our operations and pursue our growth strategy, including, without limitation, to fund the construction of our cell plant, as well as PV module plant and wafer slicing plant in the future. We may also require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue, as well as our research and development activities in order to remain competitive.

Our ability to obtain external financing is subject to a number of uncertainties, including:

•        our future financial condition, results of operations and cash flow;

•        the general condition of the global equity and debt capital markets;

•        regulatory and government support, such as subsidies, tax credits and other incentives;

•        the continued confidence of banks and other financial institutions in our company and the solar power industry;

•        economic, political and other conditions in jurisdictions where we operate; and

•        our ability to comply with any financial covenants under the debt financing.

We may not be able to obtain loans or additional capital on acceptable terms or at all. Any additional equity financing may be dilutive to our shareholders and any debt financing may require restrictive covenants. Additional funds may not be available on terms commercially acceptable to us. Failure to manage discretionary spending and raise additional capital or debt financing as required may adversely impact our ability to achieve our intended business objectives.

The oversupply of solar cells and modules in the solar industry may cause substantial downward pressure on the prices of our products and reduce our revenue and earnings.

If the solar industry experiences oversupply across the value chain in the future, continued increases in solar module production in excess of market demand may result in further downward pressure on the price of our solar cell products and potentially our future solar module products. Increasing competition could also result in us losing sales or market share. If we are unable, on an ongoing basis, to procure silicon or solar wafers at reasonable prices, or mark up the price of our solar cell products, or future solar modules, to cover our manufacturing and operating costs, our revenue and gross margin will be adversely impacted, either due to higher costs compared to our competitors or due to inventory write-downs, or both. In addition, our market share may decline if our competitors are able to price their products more competitively.

We may face risks associated with the current and future manufacturing, marketing, distribution and sale of our products internationally and the construction and operation of our overseas manufacturing facilities. If we are unable to effectively manage these risks, our business and operations abroad may be adversely affected and our ability to maintain, develop and expand our business abroad may be restricted.

While we are headquartered in Japan, we have constructed a solar cell plant in Vietnam and are establishing a new solar cell plant in Ethiopia and a solar module plant in Texas, U.S.. We are also analyzing and evaluating to further expand to build our solar cell plants in Vietnam and the U.S. and wafer slicing plant. The current and future manufacturing, marketing, distribution and sale of our products internationally, as well as the construction and operation of our manufacturing facilities internationally may expose us to a number of risks, including those associated with:

•        fluctuations in currency exchange rates;

•        costs associated with understanding local markets and trends;

•        costs associated with establishment of overseas manufacturing facilities;

•        marketing and distribution costs;

•        customer services and support costs;

•        risk management and internal control structures for our overseas operations;

•        compliance with the different commercial, operational, environmental and legal requirements;

•        obtaining or maintaining certifications for production, marketing, distribution and sales of our products or, if applicable, services;

•        maintaining our reputation as an environmentally friendly enterprise for our products or services;

•        obtaining, maintaining or enforcing intellectual property rights;

•        changes in prevailing economic conditions and regulatory requirements;

•        transportation and freight costs;

•        employing and retaining manufacturing, technology, sales and other personnel who are knowledgeable about, and can function effectively in, overseas markets;

•        trade barriers such as trade remedies, which could increase the prices of the raw materials for our solar products, and export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries;

•        challenges due to our unfamiliarity with local laws, regulation and policies, our absence of significant operating experience in local market, increased cost associated with establishment of overseas operations and maintaining a multinational organizational structure; and

•        other various risks that are beyond our control.

Our manufacturing capacity in Vietnam, Ethiopia and Texas, U.S. requires us to comply with different laws and regulations, including national and local regulations relating to production, environmental protection, employment and the other related matters. Our failure to obtain the required approvals, permits, licenses, filings or to comply with the conditions associated therewith could result in fines, sanctions, suspension, revocation or non-renewal of approvals, permits or licenses, or even criminal penalties, which could have a material adverse effect on our business, financial condition and results of operations.

For example, the U.S. government has begun enforcing a long-existing ban on U.S. importation of products produced with forced labor in ways that may adversely affect our business. Section 307 of the U.S. Tariff Act of 1930, as amended, (“Section 307”), prohibits U.S. importation of goods that are produced or manufactured, wholly or in part, in any non-U.S. country by forced or indentured labor. On June 24, 2021, U.S. Customs and Border Protection (CBP) issued a Withhold Release Order against Hoshine Silicon Industry Co. Ltd. (“Hoshine WRO”). As a result, personnel at all U.S. ports of entry have been instructed to immediately begin detaining shipments that contain silica-based products made by Hoshine or materials and goods derived from or produced using those silica-based products.

On December 23, 2021, President Biden signed the Uyghur Forced Labor Prevention Act (the “UFLPA”) into law. The UFLPA aims to strengthen the existing laws on forced labor by prohibiting the importation and entry of any goods made with forced labor in the Xinjiang Uyghur Autonomous Region (“XUAR”) of the PRC, and establishes several enforcement mechanisms and procedures to do so. Since June 21, 2022, CBP has begun applying the “Rebuttal Presumption” established in Section 3 of UFLPA and prohibits any “goods, wares, articles, or merchandise mined, produced, or manufactured wholly or in part in the XUAR” or produced by an entity on the list to be issued pursuant to the UFLPA, unless CBP determines that importer of record has (i) fully complied with the supply chain guidance described in Section 2 of the UFLPA and any accompanying regulations, and (ii) completely and substantively responded to inquiries for information by CBP. Pursuant to UFLPA, the U.S. government issued a list of entities involved in and products produced from forced labor, “guidance to importers” with respect to forced labor due diligence as well as a strategy report to prevent importation of goods produced with forced labor.

In addition to the actions taken or being considered by the U.S. government as discussed above, there is a growing concern regarding the alleged use of forced labor issue in the XUAR in the European Union, Australia, Japan and certain other countries. For example, in June 2022, the European Parliament passed Resolution on the human rights situation in the XUAR, including the Xinjiang police files. European Commission issued, on September 14, 2022, a Proposal for a Regulation of the European Parliament and of the Council on prohibiting products made with forced labor on the European Union. If any new legislation or regulatory action with respect to these issues were to be enacted in those regions that impose additional restrictions or requirements on importation of goods that are produced or manufactured, wholly or in part, in the XUAR, our business and operation in these regions would be adversely affected.

Although such policies have impacted the operations of some participants in the solar industry, our operations have not yet been adversely affected by Hoshine WRO or UFLPA or other regulations or government initiatives discussed above.

On April 24, 2024, the American Alliance for Solar Manufacturing Trade Committee (the “Committee”) filed AD and CVD petitions on imports of crystalline silicon photovoltaic (“CSPV”) cells from Cambodia, Malaysia, Thailand, and Vietnam. The AD petition alleges that imports of CSPV cells from the targeted countries are being sold in the United States at less than fair value. The CVD petition alleges that the governments of the targeted countries are providing countervailable subsidies with respect to the manufacture, production, and export of CSPV cells. The Commerce Department will determine whether imports of CSPV cells from the targeted countries were dumped in the United States, and establish the ADs that will be imposed. It will also determine whether the governments of the targeted countries subsidized exports of CSPV cells to the United States. The International Trade Commission (“ITC”) will determine whether imports of the subject merchandise are materially injuring, or threaten to materially injure, the domestic industry. In November 2024, the Commerce Department made preliminary AD/CVD determinations and, among the others, assigned a preliminary AD rate of 271.73% for solar cells and modules from Vietnam involved in circumvention of U.S. duties. It is estimated that the Commerce Department will make final AD/CVD determinations around April 2025.

However, there is no guarantee that our operations will not be materially adversely affected by laws and regulations in the United States or other jurisdictions in the future. As we enter into new markets in different jurisdictions, we will face different business environments and industry conditions, and we may spend substantial resources familiarizing ourselves with the new environment and conditions. To the extent that our business operations are affected by unexpected and adverse economic, regulatory, social and political conditions in the jurisdictions in which we have operations, we may experience project disruptions, loss of assets and personnel, and other indirect losses that could adversely affect our business, financial condition and results of operations. Any of these events may increase the related costs, or impair our ability to run our operations in the future on a cost effective basis, which could in turn have a material adverse effect on our business and results of operations.

We may not be able to obtain sufficient raw materials in a timely manner or on commercially reasonable terms, which could have a material adverse effect on our results of operations and financial condition.

The prices of polysilicon, the essential raw material for solar cell and module products and silicon wafers have been subject to significant volatility. The price of polysilicon increased significantly in 2020 due to the supply shortage of polysilicon. In the first half of 2020, supply of polysilicon was negatively affected by the decreasing downstream demand due to the COVID-19 pandemic. In the second half of 2020, the production capacity of polysilicon of some key manufacturing facilities reduced due to the explosion accidents and maintenance activities, which further intensified the supply shortage. The price of the polysilicon began to decline in the first quarter of 2023, which stimulated the module demand globally.

Although the global supply of polysilicon has increased significantly, we may experience interruption to our supply of silicon or other raw materials or late delivery in the future for the following reasons, among others:

•        suppliers under our raw materials supply contracts may delay deliveries for a significant period of time without incurring penalties;

•        our virgin polysilicon suppliers may not be able to meet our production needs consistently or on a timely basis;

•        compared with us, some of our competitors who also purchase virgin polysilicon from our suppliers have longer and stronger relationships with and have greater buying power and bargaining leverage over some of our key suppliers; and

•        our supply of silicon or other raw materials is subject to the business risk of our suppliers, some of whom have limited operating history and limited financial resources, and one or more of which could go out of business for reasons beyond our control in the current economic environment.

Our failure to obtain the required amounts of silicon raw materials and other raw materials, such as glass, in a timely manner and on commercially reasonable terms could increase our manufacturing costs and substantially limit our ability to meet our contractual obligations to our customers. Any failure by us to meet such obligations could have a material adverse effect on our reputation, ability to retain customers, market share, business and results of operations and may subject us to claims from our customers and other disputes. Furthermore, our failure to obtain sufficient silicon and other raw materials would result in under-utilization of our production facilities and an increase in our marginal production costs. Any of the above events could have a material adverse effect on our growth, profitability and results of operations.

Several of our key raw materials and components are sourced from a limited number of suppliers, and their failure to perform could cause manufacturing delays and impair our ability to deliver solar cells and/or modules to customers in the required quality and quantities and at a price that is profitable to us.

Our failure to obtain raw materials and components that meet our quality, quantity, and cost requirements in a timely manner could interrupt or impair our ability to manufacture our solar modules, or increase our manufacturing costs. Several of our key raw materials and components are sourced from a limited number of suppliers. As a result, the failure of any of our suppliers to perform could disrupt our supply chain and adversely impact our operations. In addition, our suppliers may be unable to supply our increasing demand for raw materials and components as we expand or seek to expand our business. We may be unable to identify new suppliers or qualify their products for use on our production lines in a timely manner and on commercially reasonable terms. A constraint on our production may result in our inability to meet our capacity plans and/or our obligations under our customer contracts, which would have an adverse impact on our business. Additionally, reductions in our production volume may put pressure on suppliers, resulting in increased material and component costs.

In particular, we are dependent on VSUN’s subsidiary as a crucial supplier of monocrystalline silicon wafer, which accounted for approximately 50.0% and 64.5% of our total purchase of inventories for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively. In addition, one third party supplier accounted for approximately 27.4% and 14.8% of our total purchase of inventories for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively. Monocrystalline silicon wafer is the critical material for the production of solar cells, and we may not be able to find replacements or immediately transition to alternative suppliers if necessary. If our supplier delays or discontinues the manufacture of monocrystalline silicon wafer, we may experience delays in shipments, increased costs and cancellation of orders for our products. Failure to establish cost-effective alternative suppliers within reasonable timeframes, or encountering difficulties in sourcing monocrystalline silicon wafers from other third parties, could have adverse effects on our business and operational performance. For additional concentration risk, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk — Concentration risk.”

Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in the delivery of our services and completion of our projects, which could damage our reputation, have a negative impact on our relationships with our customers and adversely affect our growth.

Our success depends on our ability to provide services and complete projects in a timely manner, which in part depends on the ability of third parties to provide us with timely and reliable products and services. In providing our services and completing our projects, we rely on products that meet our design specifications and components manufactured and supplied by third parties, as well as on services performed by subcontractors. We will also rely on subcontractors to perform substantially all of the construction and installation work related to our projects; and we may need to engage subcontractors with whom we have no experience for our projects. If any of our subcontractors are unable to provide services that meet or exceed our customers’ expectations or satisfy our contractual commitments, our reputation, business and operating results could be harmed. In addition, if we are unable to avail ourselves of warranty and other contractual protections with providers of products and services, we may incur liability to our customers or additional costs related to the affected products and components, which could have a material adverse effect on our business, financial condition and operating results. Moreover, any delays, malfunctions, inefficiencies or interruptions in these products or services could adversely affect the quality and performance of our solutions and require considerable expense to establish alternate sources for such products and services. This could cause us to experience difficulty retaining current customers and attracting new customers, and could harm our brand, reputation and growth.

Prepayment arrangements to our suppliers, if any, may expose us to the credit risks of such suppliers and may also significantly increase our costs and expenses, which could in turn have a material adverse effect on our financial condition, results of operations and liquidity.

As we conduct our business in the ordinary course, we may incur prepayment obligations for the procurement of silicon raw materials or the construction of our projects. Our prepayments, secured or unsecured, may expose us to the credit risks of our suppliers, and reduce our chances of obtaining the return of such prepayments in the event that our suppliers become insolvent or bankrupt. Moreover, we may have difficulty recovering such prepayments if any of our suppliers fails to fulfil its contractual delivery obligations to us. Accordingly, a default by our suppliers to whom we have made substantial prepayment may have a material adverse effect on our financial condition, results of operations and liquidity.

Decreases in the price of solar power products, including solar modules, may result in additional provisions for inventory losses.

We typically plan our production and inventory levels based on our forecasts of customer demand, which may be unpredictable and can fluctuate materially. Recent market volatility has made it increasingly difficult for us to accurately forecast future product demand trends and the prices of solar power products. If the prices of solar power products continue to decrease, the carrying value of our existing inventory may exceed its market price in future periods, thus requiring us to make additional provisions for inventory valuation, which may have a material adverse effect on our financial position and results of operations.

Shortage or disruption of electricity supply may adversely affect our business.

We consume a significant amount of electricity in our operations. We cannot assure you that there will not be disruptions or shortages in our electricity supply or that there will be sufficient electricity available to us to meet our future requirements. Shortages or disruptions in electricity supply and any increases in electricity costs may significantly disrupt our normal operations, cause us to incur additional costs and adversely affect our profitability.

Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm our business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking, phishing attacks or denial of service, against online networks have become more prevalent and may occur on our systems. Any attempts by cyber attackers to disrupt our services or systems, if successful, could harm our business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage our reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. In addition, cyber-attacks and malicious internet-based activity directed at supply chains have increased in frequency and severity, and we cannot guarantee that third parties in our supply chain or our third-party partners’ supply chains have not been compromised or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to our information technology systems or the third-party information technology systems that support us and our operations. Notwithstanding the security measures we have implemented, such as managed security services, that are designed to detect and protect against cyber-attacks, and any additional measures we may implement or adopt in the future, our facilities and systems, and those of our third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, burglary, human errors, acts of vandalism, or other events. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and we may not be able to cause the implementation or enforcement of such preventions with respect to our third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm our reputation, brand and ability to attract customers.

There are several factors ranging from human error to data corruption that could materially impact the efficacy of any processes and procedures designed to enable us to recover from a disaster or catastrophe, including by lengthening the time services that are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular cyber-attack, disaster or catastrophe or other disruption, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which would adversely affect its business and financial results.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the market opportunity and growth. The estimates and forecasts included in this prospectus relating to the size and expected growth of the target market and market demand may also prove to be inaccurate. The estimated addressable market may not materialize in the timeframe of the projections included herein, if ever, and even if the markets meet the size estimates and growth estimates presented in this prospectus, our business could fail to grow at similar rates.

We expect to operate in a highly competitive industry, and our current or future competitors may be able to compete more effectively than we do, which could have a material adverse effect on our business, revenues, growth rates and market share.

The markets and industries in which we expect to compete in are highly competitive, with many companies of varying size and business models, many of which have their own proprietary technologies, competing for the same business as we do. Many of our competitors have longer operating histories and greater resources than us and could focus their substantial financial resources to develop a competitive advantage. Our competitors may also offer energy solutions at prices below cost, devote significant sales forces to competing with us or attempt to recruit our key personnel by increasing compensation, any of which could improve their competitive positions. Additionally, we expect competition to intensify in the future as existing competitors and new market entrants introduce new products into our markets. Any of these competitive factors could make it more difficult for us to attract and retain customers, increase our sales and marketing expenses, reduce profit margins, cause us to lower our prices in order to compete, and reduce our market share and revenues, any of which could have a material adverse effect on our financial condition and operating results. We can provide no assurance that we will continue to effectively compete against our current competitors or additional companies that may enter our markets.

In addition, we may also face competition based on technological developments that compete with our products and services. Our competitors may develop technology that would make ours noncompetitive or obsolete. If we do not keep pace with product and technology advances and otherwise keep our product offerings competitive, there could be a material and adverse effect on our competitive position, revenue and prospects for growth. Some of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages such as:

•        greater name recognition, longer operating histories and larger customer bases;

•        larger sales and marketing budgets and resources;

•        broader and deeper product lines;

•        greater customer support resources;

•        greater resources to make acquisitions;

•        lower labor and research and development costs;

•        substantially greater financial and other resources; and

•        larger scale manufacturing operations.

Some of our expected larger competitors may have substantially broader product offerings and may be able to leverage their relationships with partners and customers based on other products to gain business in a manner that discourages potential customers from purchasing our concentrated solar power plants, including by selling at zero or negative margins or product bundling. In addition, innovative start-up companies and larger companies that are making significant investments in research and development may invent similar or superior technologies that compete with ours. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, financial condition and results of operations could be adversely affected.

The solar industry faces competition from other types of renewable and non-renewable power industries.

The solar industry faces competition from other renewable energy companies and non-renewable power industries, including nuclear energy and fossil fuels such as coal, petroleum and natural gas. Technological innovations in these other forms of energy may reduce their costs or increase their safety. Large-scale new deposits of fossil fuel may be discovered, which could reduce their costs. Local governments may decide to strengthen their support for other renewable energy sources, such as wind, hydro, biomass, geothermal and ocean power, and reduce their support for the solar industry. The inability to compete successfully against producers of other forms of power would reduce our market share and negatively affect our results of operations.

Technological changes in the solar power industry could render our products uncompetitive or obsolete, which could reduce our market share and cause our revenue and net income to decline.

The solar power industry is characterized by evolving technologies and standards. These technological evolutions and developments place increasing demands on the improvement of our products, such as solar cells with higher conversion efficiency and larger and thinner silicon wafers and solar cells. Other companies may develop production technologies that enable them to produce silicon wafers, solar cells and solar modules with higher conversion efficiencies at a lower cost than our products. Some of our competitors are developing alternative and competing solar technologies that may require significantly less silicon than crystalline silicon wafers and solar cells, or no silicon at all. Technologies developed or adopted by others may prove more advantageous than ours for commercialization of solar power products and may render our products obsolete. As a result, we may need to invest significant resources in research and development to maintain our market position, keep pace with technological advances in the solar power industry, and effectively compete in the future. Our failure to further refine and enhance our products and processes or to keep pace with evolving technologies and industry standards could cause our products to become uncompetitive or obsolete, which could materially adversely reduce our market share and affect our results of operations.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation products is heavily influenced by government regulations and policies concerning the electric utility industry, as well as by policies adopted by electric utility companies. These regulations and policies often relate to electricity pricing and technical interconnection requirements for customer-owned electricity generation. In a number of countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the demand for our products. For example, without a regulatory mandated exception for solar power systems, utility customers may be charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost of and reduce the demand for solar power, thereby harming our business, prospects, results of operations and financial condition.

In addition, we anticipate that solar power products and their installation will be subject to oversight and regulation in accordance with national and local regulations relating to building codes, safety, environmental protection, utility interconnection, and metering and related matters. Any new government regulations or utility policies pertaining to solar power products may result in significant additional expenses to the users of solar power products and, as a result, could eventually cause a significant reduction in demand for our products.

A drop in electricity prices may adversely affect our business, financial condition, and results of operations.

A decline in electricity prices could adversely affect the attractiveness of solar energy projects and consequently lead to a decrease in our product sales. Various factors might contribute to a reduction in electricity prices, including:

•        establishment of more efficient power generation plants that can produce electricity at a lower cost;

•        enhancements in transmission infrastructure, enabling more affordable or increased transmission of energy from distant, cost-effective sources;

•        a decrease in the cost of natural gas or other energy-producing fuels;

•        adjustments in utility rates and the reallocation of costs among customer classes;

•        drop in electricity demand, possibly driven by energy-saving technologies, initiatives to cut electricity usage, or economic downturns that reduce overall activity;

•        emergence of smart-grid technologies that can minimize peak energy demands;

•        innovations in customer-sited energy storage technologies that can lower a customer’s average electricity cost by utilizing off-peak times; and

•        the invention of new energy generation methods that can produce energy more affordably.

Should the expense of electricity produced by solar installations that incorporate our systems remain high in comparison to other energy sources, it may significantly impact our business, financial standing, and operational results negatively.

We may face termination and late charges and risks relating to the termination and amendment of certain equipment purchases contracts.

We transact with a limited number of equipment suppliers for all our principal manufacturing equipment and spare parts, including our diffusion furnaces, chemical vapor deposition systems, screen printers and solar cell testers and sorters. We may rely on certain major suppliers to provide a substantial portion of the principal manufacturing equipment and spare parts as part of our expansion plan in the future. If we fail to develop or maintain our relationships with these and other equipment suppliers, or should any of our major equipment suppliers encounter difficulties in the manufacturing or shipment of its equipment or spare parts to us, including due to natural disasters or otherwise failing to supply equipment or spare parts according to our requirements, it will be difficult for us to find alternative providers for such equipment on a timely basis and on commercially reasonable terms. As a result, our production and result of operation could be adversely affected.

If we choose to sell our products on credit terms, it may increase our working capital requirements and expose us to the credit risk of our customers.

To accommodate and retain customers in the negative market environment, many solar module manufacturers make credit sales and extend credit terms to customers, and this trend is expected to continue in the industry. If we choose to sell our products on credit terms, it may increase our working capital requirements and negatively affect our liquidity. We may not be able to maintain adequate working capital primarily through cash generated from our operating activities and may need to secure additional financing for our working capital requirements, which may not be available to us on commercially acceptable terms or at all. In addition, if we choose to sell our products on credit terms, we may be exposed to the credit risk of customers to which we have made credit sales in the event that any of such customers becomes insolvent or bankrupt or otherwise does not make timely payments. If these customers are not able to obtain satisfactory working capital, maintain adequate cash flow, or obtain construction financing for the projects where our solar products are used, they may be unable to pay for products they have ordered from us or for which they have taken delivery. Our legal recourse under such circumstances may be limited if the customers’ financial resources are already constrained or if we wish to continue to do business with these customers.

We may incur substantial indebtedness in the future which could adversely affect our business, financial condition and results of operations.

As we conduct our business in the ordinary course, we anticipate requiring a significant amount of cash to meet our capital requirements, including the expansion of our production capacity, as well as to fund our operations. We may incur substantial indebtedness in the future, and if so, we may not have sufficient funds available to meet our payment obligations in light of the amount of bank borrowings due in the near-term future, which could have significant consequences on our operations, including:

•        reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes as a result of our debt service obligations, and limiting our ability to obtain additional financing;

•        limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•        potentially increasing the cost of any additional financing.

Any of these factors and other consequences that may result from our substantial indebtedness could have an adverse effect on our business, financial condition and results of operations as well as our ability to meet our payment obligations under our debt.

In addition, we are exposed to various types of market risk in the normal course of business, including the impact of credit risk and foreign currency risk. We may incur gain or loss in relation to our change in the fair value of our financial instruments, if any. The change in fair value of financial instruments may fluctuate significantly from period to period due to factors that are largely beyond our control, and may result in us recording substantial gains or losses as a result of such changes.

TOYO relies principally on dividends and other distributions on equity paid by TOYO Solar, and limitations on their ability to pay dividends to us could have a material adverse effect on our business and results of operations.

TOYO is a holding company holding 100% equity interest in SinCo, which in turn holds 100% equity interest in TOYO Solar, a principal operating subsidiary of TOYO and SinCo. As a result, TOYO relies principally on dividends paid by TOYO Solar, through SinCo, for cash requirements.

TOYO Solar can only distribute dividends/profits and remit such dividends/profits out of Vietnam to SinCo, provided that: (i) TOYO Solar is not permitted to distribute dividends/profits to its owner if it does not pay in full its debts and other financial obligations when due, (ii) TOYO Solar does not have any accumulated loss for the year of dividends/profits distribution, and (iii) TOYO Solar can only remit its dividends/profits offshore at the end of the financial year after fulfillment of all taxes and other financial obligations to the authority of Vietnam and submission of the audited financial statements and corporate income tax finalization form to the tax authorities. The dividend/profits must be remitted offshore through the direct capital account of TOYO Solar opened at a licensed bank in Vietnam. The tax authority must be notified at least seven working days prior to the date of remittance of dividends/profits offshore. In practice, the tax authority may object the dividend payment if TOYO Solar still has pending tax obligation.

In addition, in accordance with section 403 of the Companies Act 1967 of Singapore, no dividend is payable by SinCo to its shareholder(s) except out of profits; and any profits of SinCo applied towards the purchase or acquisition of its own shares and any gains derived by SinCo from the disposal of treasury shares shall not be payable as dividends. Payment of dividends must also be made in compliance with the constitution of SinCo, which provides that dividends may be declared at general meetings of shareholder(s) by ordinary resolution; however, any dividend declared must not exceed the amount recommended by SinCo’s directors. The directors may also from time to time pay to its shareholder(s) such interim dividend as appear to the directors to be justified by the profits of SinCo. Any dividends would be limited by the amount of profits and/or available distributable reserves of SinCo, which, under Singapore law, will be assessed on the basis of SinCo’s standalone unconsolidated accounts.

Failure to achieve satisfactory production volumes of our products could result in higher unit production costs.

The production of solar cells and solar modules involves complex processes. Deviations in the manufacturing process can cause a substantial decrease in output and, in some cases, disrupt production significantly or result in no output. From time to time, we may experience lower-than-anticipated manufacturing output during the ramp-up of production lines. This often occurs during the introduction of new products, the installation of new equipment or the implementation of new process technologies. As we bring additional lines or facilities into production, we may operate at less than intended capacity during the ramp-up period. In addition, if the demand in the global solar power product market may decrease, it may also cause us to operate at less than intended capacity. This would result in higher marginal production costs and lower output, which could have a material adverse effect on our business, financial condition and results of operations.

Unsatisfactory performance of or defects in our products may cause us to incur additional expenses and warranty costs, damage our reputation and cause our sales to decline.

Our products may contain defects that are not detected until after they are shipped or inspected by our customers. Our future sales contract for solar cells and/or solar modules may include warranty that is in line with the industry customary practice. If we experience a significant increase in warranty claims, we may incur significant repair and replacement costs associated with such claims. In addition, product defects could cause significant damage to our market reputation and reduce our product sales and market share, and our failure to maintain the consistency and quality throughout our production process could result in substandard quality or performance of our products.

If we deliver our products with defects, or if there is a perception that our products are of substandard quality, we may incur substantially increased costs associated with returns or replacements of our products, our credibility and market reputation could be harmed and our sales and market share may be materially adversely affected.

Pandemics and epidemics, extreme weather conditions and natural disasters, terrorist activities, political unrest and other geopolitical risks may adversely affect our business and results of operations.

Global pandemics, epidemics, or fear of spread of contagious diseases, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, incur significant costs to protect our employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business and results of operations. Our solar cell plant is situated in Phu Tho Province, Vietnam, and we serve potential customers in the United States and globally. A severe weather event or catastrophe at our production site could cause substantial damage and disrupt our business operations. Such events could also affect our supply chain, leading to delays in shipping and delivery of materials, components, and products, subsequently causing delays in our customers’ solar projects. Weather conditions, especially during winter, can also impact our customers’ ability to install solar energy systems. As of the date of this prospectus, our supply chain has not been impacted by such extreme weather conditions.

Furthermore, severe weather events like extreme cold, hail, hurricanes, tornadoes, heavy snowfall, as well as seismic activity, fires, floods, and other natural disasters could affect locations where our customers have other suppliers or solar projects. These events could lead to delays or even a complete halt in our operations, both regionally and worldwide, and cause significant damage to our products and equipment. Such disruptions would hinder our ability to deliver products and services, reduce demand, and potentially result in substantial warranty claims. These claims could exceed our available insurance coverage, having a material adverse effect on our business, financial condition, and results of operations. The risk of these events may be exacerbated by the effects of climate change.

Additionally, actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical risks could have a similar adverse effect on our business and results of operations. Any one or more of these events may impede our production and delivery efforts and adversely affect our sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, results of operations, cash flows and prospects. For example, the ongoing military action between Russia and Ukraine ongoing Israel-Hamas conflict, sanctions and other measures imposed against Russia, Belarus, the Crimea Region of Ukraine by the United States and other countries and bodies around the world, as well as the existing and potential further responses from Russia or other countries to such sanctions, tensions and military actions, has in the past and in the future could continue to adversely affect the global economy and financial markets and could adversely affect our business, financial condition and results of operations. Additional potential sanctions and penalties have also been proposed and/or threatened. Although our operations have not experienced material and adverse impact on supply chain, cybersecurity or other aspects of its business from the ongoing Russia-Ukraine conflict and Israel-Hamas conflict, during times of war and other major conflicts, we and the third parties upon which we rely may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt our systems and operations, supply chain, and ability to produce, sell and distribute our products. We cannot predict the progress or outcome of the conflict in Ukraine or its impacts in Ukraine, Russia or Belarus or the progress or outcome of the Israel-Hamas conflict as these ongoing conflicts, and any resulting government reactions, are rapidly developing and beyond our control. The extent and duration of the military action, sanctions and resulting market disruptions could be significant, could result in increases in commodity, freight, logistics and input costs and could potentially have substantial impact on the global economy and our business.

We have limited insurance coverage and may incur losses resulting from product liability claims, business interruption or natural disasters.

We are exposed to risks associated with product liability claims in the event that the use of our products results in property damage or personal injury. Since our products are ultimately incorporated into electricity generating systems, it is possible that users could be injured or killed by devices that use our products, whether as a result of product malfunctions, defects, improper installations or other causes. Due to our limited operating history, we are unable to predict whether product liability claims will be brought against us in the future or to predict the impact of any resulting adverse publicity on our business. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. Our product liability insurance coverage is limited and we may not have adequate resources to satisfy a judgment in the event of a successful claim against us. In addition, we do not carry any business interruption insurance. Any business interruption or natural disaster could result in substantial losses and diversion of our resources and materially adversely affect our business, financial condition and results of operations.

The grant of employee share options and other share-based compensation could adversely affect our net income.

We expect to adopt a share incentive plan upon closing of the Transactions and to issue share incentives to our directors, officers and employees. We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

Our lack of sufficient patent protection may undermine our competitive position and subject us to intellectual property disputes with third parties, both of which may have a material adverse effect on our business, results of operations and financial condition.

We have developed various production process related know-how and technologies in the production of our products. Such know-how and technologies play a critical role in our quality assurance and cost reduction. In addition, we have implemented a number of research and development programs with a view to developing techniques and processes that will improve production efficiency and product quality. Our intellectual property and proprietary rights from our research and development programs will be crucial in maintaining our competitive edge in the solar power industry. We rely on the production know-how, instead of patent protection, in maintaining our competitive position. As of the date of this prospectus, we have no patents or pending patent applications. In the future, we may seek to protect our intellectual property and proprietary knowledge by applying for patents for them. However, we cannot assure you that we will be successful in obtaining patents in the relevant jurisdictions in a timely manner or at all. Furthermore, as of the date of this prospectus, we have not entered into contractual arrangement with employees regarding trade secret protections to protect our proprietary rights.

In addition, others may obtain knowledge of our know-how and technologies through independent development. Our failure to protect our production process, related know-how and technologies, our intellectual property and proprietary rights or any combination of the above may undermine our competitive position. Third parties may infringe or misappropriate our proprietary technologies or other intellectual property and proprietary rights. Policing unauthorized use of proprietary technology can be difficult and expensive. Litigation, which can be costly and divert management attention and other resources away from our business, may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of our proprietary rights. We cannot assure you that the outcome of such potential litigation will be in our favor. An adverse determination in any such litigation will impair our intellectual property and proprietary rights and may harm our business, prospects and reputation.

We may be exposed to intellectual property infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause us to pay significant damage awards and subject us to injunctions prohibiting sale of our products in certain markets.

Our success depends on our ability to use and develop our technology and know-how, and to manufacture and sell our solar cell and/or solar PV module products or otherwise operate our business in the solar industry without infringing the intellectual property or other rights of third parties. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties. The validity and scope of claims relating to solar power technology patents involve complex scientific, legal and factual questions and analyses and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings, trademark disputes and related legal and administrative proceedings can be both costly and time-consuming and may significantly divert our resources and the attention of our technical and management personnel. An adverse ruling in any such litigation or proceedings could subject us to significant liability to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Our business will depend on experienced and skilled personnel and substantial specialty subcontractor resources, and if we lose key personnel or if we are unable to attract and integrate additional skilled personnel, it will be more difficult for us to manage our business and complete projects.

The success of our business and construction projects will depend in large part on the skill of our personnel and on trade labor resources, including those with certain specialty subcontractor skills. Competition for personnel, particularly those with expertise in the energy services and renewable energy industries, is high. In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing projects in accordance with project schedules and budgets.

Further, any increase in demand for personnel and specialty subcontractors may result in higher costs, causing us to exceed the budget on a project. Either of these circumstances may have an adverse effect on our business, financial condition and operating results, harm our reputation among and relationships with our customers and cause us to curtail our pursuit of new projects.

Our future success is particularly dependent on the vision, skills, experience and effort of our senior management team. If we were to lose the services of any of our executive officers or key employees, our ability to effectively manage our operations and implement our strategy could be harmed and our business may suffer.

International expansion is one of our growth strategies, and our potential expansion into international markets may expose our business and operations to additional risks, which could have an adverse effect on our operating results.

While our focus remains on the U.S. market, we intend to continuously explore opportunities globally and further penetrate markets outside of the United States, especially in Europe, Middle East, Southeast Asia, and Africa. Operations in international markets may require us to respond to new and unanticipated regulatory, marketing, sales and other challenges. These efforts may be time-consuming and costly, and there can be no assurance that we will be successful in responding to these and other challenges we may face as we enter and attempt to expand in international markets, including:

•        building and managing a highly experienced foreign workforce and overseeing and ensuring the performance of foreign subcontractors;

•        difficulties in developing, staffing, and simultaneously managing a large number of varying foreign operations as a result of distance, language, and cultural differences;

•        increased travel, infrastructure and legal and compliance costs associated with multiple international locations;

•        additional withholding taxes or other taxes on our foreign income, and tariffs or other restrictions on foreign trade or investment;

•        imposition of, or unexpected adverse changes in, foreign laws or regulatory requirements;

•        increased exposure to foreign currency exchange rate risk;

•        longer payment cycles for sales in some foreign countries and potential difficulties in enforcing contracts and collecting accounts receivable;

•        difficulties in repatriating overseas earnings;

•        compliance with numerous legislative, regulatory or market requirements of foreign countries;

•        compliance with international and local laws prohibiting bribery and corrupt payments to government officials;

•        laws and business practices that favor local competitors or prohibit foreign ownership of certain businesses;

•        potentially adverse tax consequences;

•        compliance with laws of foreign countries, international organizations, such as the European Commission, treaties, and other international laws;

•        the inability to continue to benefit from local subsidies due to change in control;

•        unfavorable labor regulations; and

•        general economic conditions in the countries in which we operate.

Our future international operations will also be subject to general geopolitical risks, such as political, social and economic instability, war, incidents of terrorism, changes in diplomatic and trade relations, or responses to such events. One or more of these factors could adversely affect any of our international operations and result in lower revenue and/or greater operating expenses than we expect, and could significantly affect our results of operations and financial condition. Our overall success in international markets will depend, in part, on our ability to succeed in differing legal, regulatory, economic, social and political conditions. We may not be successful in developing and implementing policies and strategies that will be effective in managing these risks in each country where we do business. Our failure to manage these risks successfully could harm our international operations, reduce our international sales and increase our costs, thus adversely affecting our business, financial condition and operating results.

Risks Related to Regulations Applicable to TOYO

We are subject to evolving laws, regulations, standards and policies, and any actual or perceived failure to comply could harm our reputation and brand, subject us to significant fines and liability, or otherwise adversely affect our business.

The laws, regulations, standards and policies are continuously evolving. The costs of compliance, including remediation of any discovered issues and any changes to our operations mandated by new or amended laws, may be significant, and any failures to comply could result in additional expenses, delays or fines. As we expands our business into the target markets, we are in the process of reviewing the applicable laws and regulations in each jurisdiction, including required approvals, licenses and permits. Such laws, regulations, standards and policies continue to rapidly change, which increases the likelihood of a patchwork of complex or conflicting regulations, or which could adversely increase our compliance costs or otherwise affect our business.

Our business could be adversely affected by trade tariffs, export control laws or other trade barriers.

Our business could be affected by the imposition of tariffs, export control laws and other trade barriers, which may make it more costly or difficult for us to export our products to the imposing country. We will become subject to additional tariffs, laws and barriers as we enter into new markets. We may experience cost increases as a result of existing or future tariffs, and may not be able to pass on such additional costs to our customers, or otherwise mitigate the costs. In the event that we raise prices to help cover the higher costs, we may face lower demand for our exported products. A violation of export control laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal penalties, collateral consequences, remedial measures and legal expenses. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations, cash flows and prospects.

Our insurance coverage strategy may not be adequate to protect it from all business risks.

Incorporated in November 2022, we are in an early stage of developing our business. As of the date of this prospectus, we do not maintain any insurance policies. Any imposition of liability could materially and adversely affect our business, results of operations and financial condition. While we plan to purchase relevant insurance policies covering potential losses, we cannot be certain that our planned insurance coverage will be sufficient to cover all future claims against us and any other business-related risks, including any losses resulting from product defects, fires, natural calamities or acts of God. Any imposition of liability that is not covered by our planned insurance or is in excess of our planned insurance coverage could harm our business operations and results.

We are subject to various environmental, health and safety laws and regulations that could impose substantial costs on us and cause delays in expanding our production facilities.

Our operations are subject to environmental laws and regulations in the jurisdictions where we operate, including laws relating to the use, handling, storage, disposal of and human exposure to hazardous materials. Environmental, health and safety laws and regulations are complex and may require significant time, management attention and costs to ensure continued compliance. Changes in these laws or other new environmental, health and safety laws and regulations may require us to change our operations, potentially resulting in a material adverse effect on our business, financial condition, results of operations, cash flows and prospects. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Violations of these laws could result in substantial fines and penalties, third-party damages, suspension of production, remedial actions or a cessation of our operations. Contamination at properties we own or operate or properties to which we send hazardous substances, or any noncompliance to environmental protection plans or reports that we have registered with competent authorities may result in liability for us under environmental laws and regulations. Before the construction of the cell plant in Phu Tho Province, Vietnam, we conducted the environmental impact assessment of the phase 1 project and obtained approval from the relevant Vietnamese authority on the environmental impact assessment report on February 9, 2023.

Our operations are also subject to workplace safety laws and regulations, which require compliance with various workplace safety requirements, including requirements related to environmental safety. These laws and regulations can give rise to liability for oversight costs, compliance costs, bodily injury (including workers’ compensation), fines, and penalties. Additionally, non-compliance could result in delay or suspension of production or cessation of operations. The costs required to comply with workplace safety laws can be significant, and non-compliance could adversely affect our production or other operations, which could have a material adverse effect on our business, prospects and results of operations.

As we expand into new markets, we will become subject to additional environmental, health and safety laws and regulations. We may incur additional costs to ensure compliance with such laws and regulations, as well as to manage local labor practices.

We may be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, and similar laws, and noncompliance with such laws can subject us to administrative, civil, and criminal penalties, collateral consequences, remedial measures, and legal expenses, all of which could adversely affect our brand and reputation and our business, financial condition, results of operations, cash flows and prospects.

We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws and regulations. A violation of these laws or regulations could adversely affect our brand and reputation and business, financial condition, results of operations, cash flows and prospects. We plan to adopt policies and procedures to ensure compliance with these regulations, but such policies and procedures may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with applicable anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, contractual breaches, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, financial condition, results of operations, cash flows and prospects. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our ordinary shares.

We may be subject to international trade restrictions imposed by various jurisdictions, which can include economic sanctions and export controls imposed by the United States, other target markets of us and our subsidiaries, and other applicable jurisdictions, and the failure of us and our subsidiaries to comply with such restrictions could adversely affect our reputation and results of operations.

We are subject to trade restrictions imposed by governments around the world to the extent that such authorities have jurisdiction over our operations. These restrictions include economic and trade sanctions administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Defense, and the European Union, export controls administered and enforced by the U.S. Department of Commerce, as well as similar trade restrictions administered and enforced by governmental authorities in our other target markets outside of Vietnam. Such laws and regulations prohibit or restrict certain operations, trade practices, investment decisions, and partnering activities, including dealings with certain countries or territories, and with certain designated persons.

If we fail to comply with applicable trade restrictions, we could be subject to penalties or other remedial measures. In addition, our employees may engage in conduct for which we might be held responsible and expose us to reputational harm. Further, internal or governmental investigations could be expensive and disruptive. We and our subsidiaries cannot assure that the policies and procedures that we plan to implement to promote compliance with applicable trade restrictions will be effective in preventing possible violations.

We are subject to taxation in multiple jurisdictions. Tax laws in these jurisdictions are often complex and require us to make subjective determinations that may be scrutinized by tax regulators.

We are subject to many different forms of taxation in each of our countries of operation, including income tax, withholding tax, property tax, VAT and other payroll-related taxes. Tax law and administration is complex, subject to change and varying interpretations and often requires us to make subjective determinations. Relevant tax authorities in such jurisdictions may not agree with the terminations that are made or the positions taken by us with respect to the application of tax law. Such disagreements could result in lengthy legal disputes, an increased overall tax rate applicable to us and, ultimately, in the payment of substantial amounts of tax, interest and penalties, which could have a material adverse effect on our business, results of operations and financial condition.

Additional tax expenses could accrue in relation to previous or subsequent tax assessment periods, which are still subject to a pending tax audit or have not been subject to a tax audit yet. Tax authorities in relevant jurisdictions could revise original tax assessments and substantially increase the tax burden (including interest and penalty payments) of the relevant entities. They may have the authority to review and adjust net operating loss or tax credit carryforwards that were generated prior to these periods if utilized in an open tax year. These open years contain matters that could be subject to differing interpretations of applicable tax laws and regulations as they relate to the amount, character, timing or inclusion of revenue and expenses or the sustainability of income tax credits for a given audit cycle. The realization of any of these risks could have a material adverse effect on our business, results of operations and financial condition.

Our business operations are subject to the regulatory, economic, environmental, and competitive conditions and changes within the Southeast Asia region.

We may be governed by the laws, regulations and government policies in relevant Southeast Asia jurisdictions where we operate or plan to operate, and our business and future growth is dependent on the political, economic, regulatory and social conditions in these countries. There may also be political and social factors influencing government policy-making in the future that will lead to a major shift towards a higher degree of governmental control over renewable energy industry in the relevant jurisdictions. Such a shift may reduce our profitability in the long run and hence have an adverse effect on our financial condition, results of operations and prospects. In addition, competition laws and regulations of certain Southeast Asia countries may limit our growth and subject us to antitrust and merger control investigations. We may be subject to financial or other penalties or prohibited from engaging in certain types of businesses or practices as a result of such investigations. Any material changes in the regulatory, economic, environmental or competitive conditions in the relevant Southeast Asia countries may also have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

Risks Related to Doing Business in Vietnam

The business of TOYO Solar is subject to general legal and political risks for operating a company in Vietnam.

As a company incorporated in Vietnam and having production facilities located in Vietnam, the business of TOYO Solar, TOYO’s operating subsidiary, would be exposed to the legal, political, and economic risks of an emerging market and a single-party political system. While the Vietnam regulatory framework is becoming more sophisticated and transparent together with the development of the economy, it is still not yet as well established compared to other developed jurisdictions such as the U.S., the U.K, or Singapore. Many of the laws and regulations of Vietnam are relatively new and remain untested, or still contain ambiguities or lack specific guiding regulations, which may result in uncertainties and limitations in the interpretation and enforcement of the law. The application of the law may also be affected by the political climate from time to time, or local policy in different geographic locations, and therefore, could be unpredictable.

Vietnam’s strict regulations on foreign exchange control may limit the flexibility of TOYO Solar to remit funding offshore.

Vietnam has strict regulations on foreign exchange control, which may limit the flexibility for remittance of funding from Vietnam to offshore. While Vietnamese laws generally allow a foreign invested enterprise such as TOYO Solar to purchase foreign currency at a licensed bank in Vietnam to remit dividends or other distributions of TOYO Solar offshore, such remittance is subject to a number of requirements, including fulfillment of tax and other financial obligations and satisfying conditions for dividend distribution. Besides, all inward contribution and outward payment relating to the investment in TOYO Solar must be made through a specialized investment account opened at a licensed bank in Vietnam for the purpose of tracking the cash flow and controlling foreign exchange risks. Supporting documents proving the legitimate purpose of the remittance and satisfaction of conditions for such remittance will be requested by the account bank and the request may vary depending on the relevant account bank.

In circumstances where a transaction is “suspicious” and there is reason to believe that it relates to criminal activity, the banks are obliged to suspend the transaction and report it to the State Bank of Vietnam. While the risk of TOYO Solar not being able to freely remit its revenues, dividends and other distributions offshore to SinCo is low under the current foreign exchange regulations, there is no certainty as to whether more stringent policy will be introduced and adopted in the future.

The business of TOYO Solar may be affected by Vietnam regulations and policy on renewable energy.

There is no single consolidated law for investing in renewable power projects in Vietnam. Therefore, investment in the renewable power sector must comply with a number of laws and regulations, including the national power development plan, which may change from time to time. The latest plan was recently issued May 2023 covering the period covering the period 2021-2030 with a vision to 2050.

Currently, Electricity Vietnam (EVN) and its subsidiaries have the monopoly over the transmission and distribution of electricity in Vietnam, and act as the only wholesale purchasers of electricity from generators. Renewable energy generators and EVN must negotiate and conclude their power purchase agreements on the basis of the standard agreement forms provided by law and market information suggests that EVN does not entertain negotiation outside the template. EVN is required to purchase the power generated by renewable energy projects at the feed-in tariff set by law (FiT). However, the previous FiT has expired while regulation on new FiT is still pending, leading to a temporary suspension period of new renewable energy projects in Vietnam.

If TOYO Solar is to conduct solar power projects in Vietnam, it would be subject to the above risks.

TOYO Solar is subject to Vietnam employment regulations which are generally pro-employees.

Vietnam’s regulations on employment provide high protection for employees and in generally, it is quite difficult for the employer to unilaterally terminate employment contracts with existing employees. This may limit TOYO Solar’s flexibility in using and managing its employees. TOYO Solar is also required to contribute social insurance for its employees, failure of which may subject to the company to administrative penalties and there could be criminal liability in case of repeated violation after having been imposed administrative sanction.

Besides, foreign employees are required to obtain work permit or work permit exemption when working in Vietnam, failure of which (if required) may result in monetary fines to the company and forced exit of the foreign employees from Vietnam. Currently, TOYO Solar has a number of Chinese employees who are still in the process of obtaining work permit.

TOYO Solar relies on third-party suppliers for imported component parts and raw materials, and there is a risk that these suppliers may not meet TOYO Solar delivery schedule.

TOYO Solar relies on third-party suppliers for key components and raw materials, including anode and cathode material, polysilicon and silicon wafers. These suppliers may face delivery failures or component shortages due to various factors beyond TOYO Solar’s control, such as price fluctuations and global demand for these materials. Further, TOYO Solar currently imports a portion of the components of its solar cells from China which may expose it to potential risks in cases there are changes in the political relationship between Vietnam and China. The import of materials is also required to follow procedures and regulations on import and export of Vietnam. Besides, if TOYO Solar’s suppliers are unable to provide components and raw materials or experience delays, it could disrupt TOYO Solar’s business, including their ability to meet scheduled product deliveries. In the future, TOYO Solar may import the components of its products from areas outside of China. However, any failure or delay in TOYO Solar finding a replacement supplier of comparable quality may lead to delays or increased costs for production.

Bankruptcy proceedings in Vietnam may be time-consuming and ineffective.

Vietnamese bankruptcy law is generally consistent with the international framework. However, despite the adoption of the law on bankruptcy since 2015, it has not been widely used in practice. Most bankruptcy cases so far suggest that it could be a prolonged and complicated process, where many creditors and judicial parties are involved. In fact, formal bankruptcy process has not been an effective tool for creditors to deal with potential insolvent debtors because Vietnamese courts generally have a high bar of proof in respect of bankruptcy petitions and bankruptcy proceedings can unpredictable and lengthy.

Foreign arbitral awards and/or court judgment may be difficult to enforce in Vietnam.

A foreign arbitration award is enforceable in Vietnam in accordance with the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards to which Vietnam is a party. However, such enforcement will be subject to the recognition and approval by the Vietnamese courts. Although there has been significant increase in the success rate of enforcement petitions in recent years, limited precedents to date indicate that enforcement of foreign arbitral awards can be a difficult and time-consuming process in Vietnam. Vietnamese courts may refuse the enforcement on technical grounds or on grounds that the recognition and enforcement of the foreign judgment in Vietnam is “contrary to the fundamental principles of Vietnamese laws.”. In practice, “the fundamental principles of Vietnamese law” has been construed to require compliance with the substantive laws of Vietnam and the relevant court of Vietnam may review issues de novo.

A foreign court judgment can only be enforced in Vietnam in very limited circumstances. By law, the Vietnamese court shall consider the recognition and enforcement of a foreign court’s judgment (i) on the basis of an international treaty between Vietnam and the relevant court’s country or (ii) on a “reciprocal basis” if no international treaty is available.

There is no international treaty on recognition and enforcement of court judgments between Vietnam and the U.S., the UK or other developed common law jurisdictions. Therefore, enforcement of judgments of the U.S. court can only be conducted on a “reciprocal basis” which will largely depend on the discretion of the Vietnamese court.

Recent new Vietnam regulations on lending and data protection may create difficulties in fund raising and business expansion of TOYO Solar.

The Government of Vietnam has recently issued the first ever consolidated regulation on data protection, which seeks to strengthen rules on the collection, processing, and transfer of personal data. A number of new rules have been introduced, including requirements on conducting and submitting to the authority an impact assessment on the process of personal data, or appointing an internal personnel in charge of personal data protection, which may impact the business operation and data collection or processing process of TOYO Solar. To date, these regulations are still relatively new and the application of each is still unclear in practice.

In 2022 and 2023, the Government and the State Bank of Vietnam have also issued a number of new regulations to tighten control over the permitted use for both onshore and offshore lending, and have imposed more stringent conditions and requirements for private issuance of bonds. This may create more difficulties in fund raising and business expansion of Vietnamese enterprises, including TOYO Solar.

Risks Related to Our Securities

The price of TOYO securities may be volatile, and the value of TOYO securities may decline.

We cannot predict the prices at which our securities will trade. The price of our securities may not bear any relationship to the market price at which our securities are trading or to any other established criteria of the value of our business and prospects, and the market price of our securities may fluctuate substantially. In addition, the trading price of our securities could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our securities as you might be unable to sell these securities at or above the price you purchased. Factors that could cause fluctuations in the trading price of our securities include the following:

•        actual or anticipated fluctuations in our financial condition or results of operations;

•        variance in our financial performance from expectations of securities analysts;

•        changes in our projected operating and financial results;

•        changes in laws or regulations applicable to our business;

•        announcements by us or our competitors of significant business developments, acquisitions or new offerings;

•        sales of our securities by us, our shareholders or our warrant holders, as well as the anticipation of lockup releases;

•        significant breaches of, disruptions to or other incidents involving our information technology systems or those of our business partners;

•        our involvement in litigation;

•        conditions or developments affecting the solar power industry in our major markets;

•        changes in senior management or key personnel;

•        the trading volume of our securities;

•        changes in the anticipated future size and growth rate of our markets;

•        publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•        general economic and market conditions; and

•        other events or factors, including those resulting from war, incidents of terrorism, global pandemics (such as COVID-19), currency fluctuations, natural disasters or responses to these events, including with respect to potential operational disruptions, labor disruptions, increased costs, and impacts to demand related thereto.

These broad market and industry fluctuations may adversely affect the market price of our securities, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our securities are low.

The sale of a significant number of the Ordinary Shares or other equity securities in the public market, or the perception that such sales may occur, could materially and adversely affect the market price of TOYO’s securities. These factors could also materially impair TOYO’s ability to raise capital through equity offerings in the future.

Furthermore, employees, consultants and directors of TOYO Solar are expected to be granted equity awards under the TOYO ESOP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercised, as applicable, for Ordinary Shares. Sales of Ordinary Shares by holders after the vesting of awards or holders of options who have exercised their options under any incentive plan that TOYO may in the future implement could also cause the price of the Ordinary Shares to fall.

Sales of the Registered Securities, or the perception of such sales, by the Selling Securityholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Ordinary Shares to decline.

The sale of the Registered Securities in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could increase the volatility of the market price of the Ordinary Shares or result in a significant decline in the public trading price of the Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of the Registered Securities may cause the market price of our securities to drop significantly, even if our business is doing well.

The securities being registered for resale by the Selling Securityholders will become eligible for resale without contractual restrictions upon the effectiveness of this registration statement, and the market price of the Ordinary Shares could decline. As such, sales of a substantial number of the Ordinary Shares in the public market could occur at any time upon the effectiveness of this registration statement. These sales, or the perception in the market that the holders of a large number of Registered Securities intend to sell such shares, could reduce the market price of the Ordinary Shares.

This prospectus relates to the potential offer and sale from time to time by the Selling Securityholders of up to 817,035 Ordinary Shares, including (i) 500,000 Ordinary Shares issued to NOTAM on August 9, 2024, pursuant to certain PIPE Purchase Agreement dated March 6, 2024, at a purchase price of $100 in total, (ii) 206,957 Ordinary

Shares held by MWH upon the conversion of Working Capital Notes assigned and held by MWH in the total capital amount of $1.89 million on the Closing Date, and (iii) 110,078 Ordinary Shares held by Zenin upon the conversion of Working Capital Notes assigned and held by Zenin in the total capital amount of $1.00 million on the Closing Date.

Subject to the restrictions described in this prospectus under the section titled “Plan of Distribution,” the Selling Securityholders can sell, under this prospectus, up to 817,035Ordinary Shares constituting (on a post-exercise basis) approximately 1.75% of our issued and outstanding Ordinary Shares as of the date of this prospectus (without taking into consideration of the exercise of our outstanding Warrants). Despite a potential decline in the public trading price of the Ordinary Shares, certain Selling Securityholders may still experience a positive rate of return on the securities that they sell pursuant to this prospectus as they have acquired the securities registered hereunder at prices substantially below current market prices, and may therefore have an incentive to sell their securities. For example, based on the closing price of our Ordinary Shares at $3.51 on December 3, 2024, NOTAM may experience a potential profit of up to $1.76 million in total with respect to the PIPE Shares it holds. MWH and Zenin may experience a potential profit on the Ordinary Shares issued upon the conversion of the Working Capital Notes if the price of our Ordinary Shares exceeds $9.09 per share.

Public securityholders who purchased our securities at higher prices than the Selling Securityholders may experience lower rates of return (if any) than the Selling Securityholders, due to differences in purchase price and the potential trading price at which they may be able to sell. Given the substantial number of the Registered Securities for potential resale by the Selling Securityholders pursuant to this prospectus, the sale of the Registered Securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of the Registered Securities, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.

Warrants will become exercisable for Ordinary Shares, which will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

As of the date of this prospectus, TOYO had Warrants to purchase an aggregate of 4,970,007 Ordinary Shares. Each Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of Ordinary Shares. To the extent such Warrants are exercised, additional Ordinary Shares will be issued, which will result in dilution to the then-existing holders of Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of Ordinary Shares.

A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to general market and economic conditions. A substantial amount of our shares are subject to transfer restrictions following the Business Combination. An active trading market for our securities may never develop or, if developed, may not be sustained. In addition, the price of our securities may vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, as TOYO’s Warrants are not listed on Nasdaq and, we have applied to trade the Warrants on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of our securities may be more limited than if we were quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If we do not meet the expectations of equity research analysts, if they do not publish research reports about our business or if they issue unfavorable commentary or downgrade our securities, the price of our securities could decline.

The trading market for our securities will rely in part on the research reports that equity research analysts publish about us and our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of equity research analysts and investors, the price of our securities could decline. Moreover, the price of our securities could decline if one or more equity research analysts downgrade our securities or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.

We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We expect to grant equity awards to key employees under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future, and as a result, your ability to achieve a return on your investment will depend on appreciation in the price of Ordinary Shares.

We do not intend to pay any cash dividends in the foreseeable future, and any determination to pay dividends in the future will be at the discretion of our board of directors. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends from future earnings for the foreseeable future. In addition, our ability to pay dividends is limited by our indebtedness and may be limited by covenants of any future indebtedness we incur. Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from the operating entities, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased the ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment in our ordinary shares.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The combined company does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing Date, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of Ordinary Shares held by non-affiliates exceeds

$700 million as of the last business day of our prior second fiscal quarter, we have been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. We cannot predict if investors will find our securities less attractive if we choose to rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities, and the price of our securities may be more volatile.

We are a foreign private issuer, and as a result, we are not subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, among others, (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year, and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that we disclose the requirements we are not following and describe the home country practices we are following. We intend to rely on this “foreign private issuer exemption” with respect to Nasdaq rules for shareholder meeting quorums and shareholder approval requirements. We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, a majority of our assets are located in the U.S., or our business is administered principally in the U.S. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. A U.S.-listed public company that is not a foreign private issuer will incur significant additional legal, accounting and other expenses that a foreign private issuer will not incur.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our securities.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 20-F. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.”

Our current internal controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could materially and adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of our internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.

During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our securities could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

The growth and expansion of our business places a continuous, significant strain on our operational and financial resources, and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change. The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our information technology systems and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud.

We have identified material weaknesses in our internal control over financial reporting. Following the consummation of the Transactions, in the event of any failure to maintain an effective system of disclosure controls and internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, holders of Ordinary Shares could lose confidence in our financial and other public reporting, which is likely to negatively affect our business and the market price of Ordinary Shares.

Prior to the Closing Date, we had been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

In connection with the audit of our financial statements as of December 31, 2022 and 2023, and for the period from inception in November 2022 to December 31, 2022 and for the year ended December 31, 2023, we have identified material weaknesses in our internal controls over financial reporting, which we have a plan to further address. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to (i) our lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC required to formalize, design, implement and operate key controls over financial reporting processes to address complex U.S. GAAP accounting issues and related disclosures, in accordance with U.S. GAAP and SEC financial reporting requirements, and (ii) our lack of period end financial closing policies and procedures to formalize, design, implement and operate key controls over period end financial closing process for the preparation of financial statements, including disclosures, in accordance with U.S. GAAP and relevant SEC financial reporting requirements.

Furthermore, it is possible that, had our independent registered public accounting firm conducted an audit of our internal control over financial reporting, such firm might have identified additional material weaknesses and deficiencies. We plan to adopt measures to improve our internal controls over financial reporting, including, among others: (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP and SEC reporting requirements, (ii) organizing regular training for our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements, (iii) formulating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, and (iv) establishing period end financial closing policies and procedures for preparation of financial statements. However, the implementation of these measures may not fully address these deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct these deficiencies or failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

We do not intend to make any determinations on whether we or our non-U.S. subsidiaries are controlled foreign corporations for U.S. federal income tax purposes.

We do not intend to make any determinations on whether we or any of our subsidiaries are treated as “controlled foreign corporations” within the meaning of Section 957(a) of the Code (“CFCs”), or whether any U.S. Holder of Ordinary Shares is treated as a “United States shareholder” within the meaning of Section 951(b) of the Code with respect to any such CFC. We do not expect to furnish to any U.S. Holder of Ordinary Shares information that may be necessary to comply with applicable reporting and tax paying obligations with respect to CFCs. The IRS has provided limited guidance regarding the circumstances in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to CFCs. U.S. Holders of Ordinary Shares should consult their tax advisors regarding the potential application of these rules to their particular circumstances.

If we or any of our non-U.S. subsidiaries are characterized as a passive foreign investment company for U.S. federal income tax purposes, U.S. Holders (as defined below) may suffer adverse U.S. federal income tax consequences.

A non-U.S. corporation generally will be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. We do not believe we will be treated as a PFIC for the taxable year that includes the Merger; however, there can be no assurances in this regard or any assurances that we will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the Internal Revenue Service (the “IRS”) will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether we or any of our non-U.S. subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of our income and assets, our market value and the market value of our subsidiaries’ shares and assets. Changes in our composition, the composition of our income or the composition of any of our non-U.S. subsidiaries assets may cause us to be or become a PFIC for the current or subsequent taxable years. Whether we are treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If we are a PFIC for any taxable year, a U.S. Holder of our ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. U.S. Holders of our ordinary shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and the ownership of our ordinary shares.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our securities may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

Our corporate actions that require shareholder approval will be substantially controlled by its controlling shareholder, WWB, who will have significant influence over such matters, and their interests may not be aligned with the interest of other shareholders.

As of the date of this prospectus, Mr. Junsei Ryu, our chief executive officer and chairman of the board of directors, controls 83.1% of our issued and outstanding ordinary shares. For so long as Mr. Junsei Ryu continues to control shares representing a majority of our voting power, it will generally be able to determine the outcome of all corporate actions requiring shareholder approval, and control or exert significant influence on the composition of the board of directors. Junsei Ryu’s interests may not be aligned with the interests of other shareholders of TOYO. We might be prevented from entering into transactions that could be beneficial to us without the consent of Junsei Ryu. This concentration of voting power may also discourage, delay or prevent a change in control of TOYO, which could deprive shareholders of an opportunity to receive a premium for the Ordinary Shares as part of a sale of TOYO and may significantly reduce the price of Ordinary Shares.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited as TOYO is incorporated under the law of the Cayman Islands. TOYO conducts substantially all of its operations, and a majority of its directors and executive officers reside, outside of the United States.

TOYO is an exempted company incorporated under the laws of the Cayman Islands, and following the Transactions, will conduct a portion of its operations through its subsidiary, TOYO Solar, outside the United States. Substantially all of our assets are located outside of the United States, although, in November 2024, we acquired Solar Plus Technology Texas LLC, a Texas limited liability company, with a leased facility located in Texas, which we plan to commence the commercial production of solar module at this facility by the middle of 2025. A majority of our officers and directors reside outside the United States and a portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against us or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands could render you unable to enforce a judgment against our assets or the assets of our directors and officers.

In addition, our corporate affairs are governed by our memorandum and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of register of members of these companies (other than the memorandum and articles of association, the registers of mortgages and charges, and copies of any special resolutions passed by the shareholders of such companies). The Registrar of Companies of the Cayman Islands shall make available the list of the names of the current directors of the Company (and where applicable the current alternate directors of the Company) for inspection by any person upon payment of a fee by such person. Our directors will have discretion under the amended and restated memorandum and articles of association of TOYO to determine whether or not, and under what conditions, our corporate records may be inspected by its shareholders, but we are not obliged to make them available to the shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder to motion or to solicit proxies from other shareholders in connection with a proxy contest. See “Description of Securities — Certain Differences in Corporate Law — Inspection of Books.”

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, its shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers. See “Foreign Private Issuer Status.”

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

We are a “controlled company” within the meaning of the Nasdaq listing rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies. If TOYO relies on these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to such requirements.

Mr. Junsei Ryu, our chief executive officer and chairman of the board of directors, controls approximately 83.1% of the aggregate voting power of our total issued and outstanding share capital, without taking into account of potential source of dilution. As a result, we are a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company.” For so long as TOYO remains a “controlled company,” it may elect not to comply with the following corporate governance requirements:

•        that a majority of the board of directors consists of independent directors;

•        that it has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        that it has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

We expect to exempt from the requirements that a majority of the board of directors consists of independent directors, and that each of the nominating and corporate governance committee and the compensation committee is composed entirely of independent directors. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Cayman Islands economic substance requirements may have an effect on our business and operations.

Pursuant to the International Tax Cooperation (Economic Substance) Act, 2018 of the Cayman Islands (the “ES Act”), that came into force on January 1, 2019, a “relevant entity” conducting a “relevant entity” is required to satisfy the economic substance test set out in the ES Act. A “relevant entity” includes an exempted company incorporated in the Cayman Islands as TOYO. There are nine designated “relevant activities” under the ES Act, and for so long as TOYO is carrying on activities which fall within any of the designated relevant activities, it shall comply with all applicable requirements under the ES Act. If the only business activity that TOYO carries on is to hold equity participation in other entities and only earns dividends and capital gains, then based on the current interpretation of the ES Act, TOYO is a “pure equity holding company” and will therefore only be subject to the minimum substance requirements, which require TOYO to (i) comply with the all applicable requirements under the Cayman Companies Act and (ii) have adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there can be no assurance that TOYO will not be subject to more requirements under the ES Act. Uncertainties over the interpretation and implementation of the ES Act may have an adverse impact on our business and operations.

USE OF PROCEEDS

We will receive proceeds of up to an aggregate of $57,155,080.50 from the exercise of the Warrants if all of the Warrants are exercised for cash. We expect to use the net proceeds from the exercise of Warrants for general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash. The amount of cash we would receive from the exercise of the Warrants will decrease to the extent that Warrants are exercised on a cashless basis.

We will not receive any proceeds from any sale of the securities registered hereby by the Selling Securityholders. With respect to the registration of the securities being offered by the Selling Securityholders, the Selling Securityholders will pay any underwriting discounts and commissions incurred by them in disposing of such securities, and fees and expenses of legal counsel representing the Selling Securityholders. We have borne all other costs, fees and expenses incurred in effecting the registration of the Registered Securities, such as registration and filing fees and fees of our counsel and our independent registered public accountants.

DIVIDEND POLICY

We may declare dividends on the Ordinary Shares from time to time. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as our board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

The distribution of dividends is also be limited by the Cayman Companies Act, which permits the distribution of dividends only out of either profit or share premium account of the company, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is proposed to be paid. Under the amended and restated memorandum and articles of association of TOYO, subject to any rights and restrictions for the time being attached to any shares, the directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of the funds of TOYO lawfully available therefor. TOYO by ordinary resolution may declare dividends, but no dividend shall exceed the amount recommended by the directors of TOYO. See “Description of Securities” and “Tax Considerations” for additional information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

TOYO Co, Ltd (the “Company”) is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The unaudited pro forma combined balance sheet as of June 30, 2024 gives pro forma effect to the Business Combination (as defined below) as if they had been consummated as of that date. The unaudited pro forma combined statements of income for the twelve months ended December 31, 2023 and for the six months ended June 30, 2024 give pro forma effect to the Business Combination as if they had occurred as of the beginning of the earliest period presented. The unaudited pro forma combined balance sheet is presented as of June 30, 2024 and the unaudited pro forma combined statements of income are presented for the year ended December 31, 2023 and for the six months ended June 30, 2024.

This information should be read together with audited financial statements and related notes of the Company and Blue World Acquisition Corporation (“BWAQ”), “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PubCo,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BWAQ” and other financial information included elsewhere in the Company’s Registration Statement on Form F-4 (Registration No. 333-277779) and the Registration Statement on Form F-4 filed pursuant to Rule 462(b) (Registration No. 333-279028) under the Securities Act (together, as amended by a post-effective amendment, the “POS AM”) filed with the SEC on May 1, 2024.

Unless the context otherwise indicated, capitalized terms used herein shall have the same meanings as those defined in shell company report on Form 20-F filed with the SEC on June 8, 2024.

The unaudited pro forma combined balance sheet as of June 30, 2024 has been prepared using the following:

•        the Company’s historical unaudited condensed consolidated balance sheet as of June 30, 2024, as included elsewhere in Form F-1,

•        BWAQ’s historical audited balance sheet as of June 30, 2024, as included elsewhere in Form F-1, and,

The unaudited pro forma combined statements of operations for the twelve months ended December 31, 2023 have been prepared using the following:

•        the Company’s historical audited consolidated statements of income for the year ended December 31, 2023, as included elsewhere in Form F-1,

•        BWAQ’s historical audited statements of income for the year ended June 30, 2023, as included elsewhere in Form F-1, and

•        BWAQ’s historical unaudited condensed statements of income for the six months ended December 31, 2023 and 2022, as filed in Form 10-Q on February 13, 2024.

The unaudited pro forma combined statements of income for the six months ended June 30, 2024 have been prepared using the following:

•        the Company’s historical unaudited condensed consolidated statements of income for the six months ended June 30, 2024, as included elsewhere in Form F-1, and

•        BWAQ’s historical unaudited condensed statements of income for the six months ended December 31, 2023 and 2022, as filed in Form 10-Q on February 13, 2024, and

•        BWAQ’s historical audited statements of income for the year ended June 30, 2024, as included elsewhere in Form F-1.

Description of the Business Combination

On August 10, 2023, BWAQ entered into the Agreement and Plan of Merger (as the same may be amended, restated or supplemented, the “Business Combination Agreement”) with the Company, TOYOone Limited, a Cayman Islands exempted company (“Merger Sub”), TOPTOYO INVESTMENT PTE. LTD., a Singapore private company limited by shares (“SinCo”), Vietnam Sunergy Cell Company Limited, a Vietnamese company (“TOYO Solar,” together with the Company, Merger Sub and SinCo, the “Group Companies,” or each individually, a “Group Company”),

Vietnam Sunergy Joint Stock Company, a Vietnam joint stock company (“VSUN”), Fuji Solar Co., Ltd, a Japanese company (“Fuji Solar’’), WA Global Corporation, a Cayman Islands exempted company (“WAG”), Belta Technology Company Limited, a Cayman Islands exempted company (“Belta”), and BestToYo Technology Company Limited, a Cayman Islands exempted company (“BestToYo”).

Pursuant to the Business Combination Agreement, (a) the Group Companies, VSUN, Fuji Solar, WAG, Belta and BestToYo shall consummate a series of transactions involving the Group Companies, including (A) the Company acquiring one hundred percent (100%) of the issued and paid-up share capital of SinCo from Fuji Solar at an aggregate consideration of SGD1.00 (such transaction, the “Share Exchange”), and (B) SinCo acquiring one hundred percent (100%) of the issued and outstanding shares of capital stock of TOYO Solar from VSUN at an aggregate consideration of no less than $50,000,000 (the “SinCo Acquisition,” and together with the Share Exchange, the “Pre-Merger Reorganization”), as a result of which (i) SinCo shall become a wholly-owned subsidiary of the Company, (ii) TOYO Solar shall become a wholly-owned subsidiary of SinCo, and (iii) immediately prior to the closing of the SinCo Acquisition, WAG, Belta and BestToYo (collectively, the “Sellers”) shall hold an aggregate of 41,000,000 Ordinary Shares, representing all issued and outstanding share capital of the Company, and (b) following the consummation of the Pre-Merger Reorganization, BWAQ shall merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”), as a result of which, among other things, all of the issued and outstanding securities of BWAQ immediately prior to the filing of the plan of merger with respect to the Merger (the “Plan of Merger”) to the Registrar of Companies of the Cayman Islands, or such later time as may be specified in the Plan of Merger (the “Merger Effective Time”) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive substantially equivalent securities of the Company, in each case, upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of the Companies Act (Revised) of the Cayman Islands and other applicable laws. The Merger, the Pre-Merger Reorganization and each of the other transactions contemplated by the Business Combination Agreement or any of the other relevant Transaction Documents (as defined in the Business Combination Agreement) are collectively referred to as “Business Combination.”

The board of directors of BWAQ (the “BWAQ Board”), has unanimously approved (i) the Business Combination Agreement, (ii) each Transaction Document, and (iii) the Business Combination.

Consummation of the Business Combination (the “Merger Closing”) is subject to the satisfaction or waiver by the respective parties of a number of conditions, including, among other things: (i) the approval of the Business Combination Agreement and the Business Combination by BWAQ Shareholders, (ii) the Business Combination Agreement and the Business Combination having been approved by the shareholders of the Company, (iii) POS AM having become effective, (iv) the Company’s application as a foreign private issuer, the Company’s listing applications and listing applicable of the Company’s securities to be issued in connection with the Business Combination having been approved by the Nasdaq Stock Market LLC (“Nasdaq”), subject only to official notice of issuance thereof, (v) all relevant regulatory approvals necessary to consummate the Business Combination having been obtained, (vi) no order, judgment, injunction, decree, writ, stipulation, determination or award having been enacted or promulgated enjoining or prohibiting the Merger Closing, (vii) completion of the Pre-Merger Reorganization, (viii) no Group Company Material Adverse Effect (as defined in the Business Combination Agreement), (ix) the Company having net tangible assets of no less than $5,000,001 upon the Merger Closing, (x) adoption of an equity incentive plan by the Company, and (xi) full execution and delivery of the relevant documents related to the Business Combination Agreement and the Business Combination. Other conditions to BWAQ’s obligations include, among other things, delivery of the Audited Financial Statements (as defined in the Business Combination Agreement) by the Group Companies to BWAQ. Other conditions to the Group Companies’ and the Shareholders’ obligations include, among other things, (i) having Available Closing Cash (as defined in the Business Combination Agreement) at least $29,500,000 immediately prior to or upon the Merger Closing, and (ii) consummation of the conversions pursuant to the Underwriter’s Consent and the Working Capital Loans Conversion Consent (each as defined in the Business Combination Agreement). The Pre-Merger Reorganization has been completed as of the date of shell company report on Form 20-F filed with the SEC on June 8, 2024.

Amendment to PIPE Purchase Agreement

On March 6, 2024, the Company entered into a share purchase agreement (“PIPE Purchase Agreement”) with BWAQ and a certain investor, NOTAM Co., Ltd., a Japanese corporation (the “PIPE Investor” or “NOTAM”), as amended by an amendment on June 26, 2024 (such amendment, separately referred to as “PIPE Amendment”).

Pursuant to the PIPE Purchase Agreement, NOTAM agrees to purchase a total of 600,000 BWAQ Class A Ordinary Shares (the “NOTAM PIPE Shares”), at a purchase price of $10.00 per share, for an aggregate purchase price of $6,000,000. The PIPE Amendment provides that the Company agrees to, conditioned on the PIPE Closing (as defined in the PIPE Purchase Agreement) and the Merger Closing, issue additional Ordinary Shares to NOTAM, on the following terms and conditions:

(i) In the event that, the average closing price of each Ordinary Share (the “Closing Price”) with respect to all trading days in July 2024 is below $10.00 per share (such average Closing Price, the “First Tranche Average Closing Price”), NOTAM may, following the last trading day in July 2024 (the “First Tranche Cut-off Date”), elect to purchase from the Company at a total purchase price of $100 such number of Ordinary Shares (“First NOTAM Tranche Additional Shares”) calculated as below:

Number of First NOTAM Tranche Additional Shares = (6,000,000/First Tranche Average Closing Price - 600,000) x Share Held Ratio X.

Shares Held Ratio X = Number of Remaining Converted Shares held by NOTAM as of the First Tranche Cut-off Date /600,000.

Notwithstanding the foregoing, the maximum number of NOTAM First Tranche Additional Shares that NOTAM is entitled to subscribe for under the PIPE Purchase Agreement shall not exceed 500,000.

“Remaining Converted Shares” means the remaining the Ordinary Share acquired by NOTAM upon the conversion of the NOTAM PIPE Shares upon the Merger Closing purchased pursuant to the PIPE Purchase Agreement, excluding any other Ordinary Shares acquired by NOTAM upon and following the Merger Closing, in the open market, from any other parties, or the Additional Shares, if any.

(ii) In the event that the average Closing Price with respect to all trading days in July 2024 and August 2024 is below $10.00 per share (the “Second Tranche Average Closing Price”), NOTAM may, following the last trading day in August 2024 (the “Second Tranche Cut-off Date”), purchase from the Company at a total purchase price of $100 such number of Ordinary Shares (“Second NOTAM Tranche Additional Shares”) calculated as below:

Number of Second NOTAM Tranche Additional Shares = (6,000,000/Second NOTAM Tranche Average Closing Price - 600,000 - First NOTAM Tranche Additional Shares) x Share Held Ratio Y.

Shares Held Ratio Y = Number of Remaining Converted Shares held by NOTAM as of the Second Tranche Cut-off Date/600,000.

Notwithstanding the foregoing, the maximum number of Second NOTAM Tranche Additional Shares that NOTAM is entitled to subscribe for under the PIPE Purchase Agreement shall equal to 500,000 minus the number of the First NOTAM Tranche Additional Shares.

(iii) In the event that the average Closing Price with respect to all trading days in July 2024 through September 2024 is below $10.00 per share (the “Third Tranche Average Closing Price”), NOTAM may, following the last trading day in September 2024 (the “Third Tranche Cut-off Date” and together with the Frist Tranche Cut-off Date and the Second Tranche Cut-off Date, each a “Cut-off Date”), purchase from the Company at a total purchase price of $100 such number of Ordinary Shares (“Third NOTAM Tranche Additional Shares” and together with the First NOTAM Tranche Additional Shares and the Second Tranche Additional Shares, collectively, the “Additional NOTAM Shares”) calculated as below

Number of Third NOTAM Tranche Additional Shares = (6,000,000/ Third Tranche Average Closing Price - 600,000 - First NOTAM Tranche Additional Shares — Second NOTAM Tranche Additional Shares) x Share Held Ratio Z

Shares Held Ratio Z = Number of Remaining Converted Shares held by NOTAM as of the Third Tranche Cut-off Date/600,000

Notwithstanding the foregoing, the maximum number of Third NOTAM Tranche Additional Shares that NOTAM is entitled to subscribe for under the PIPE Purchase Agreement shall equal to 500,000 minus the sum of number of the First NOTAM Tranche Additional Shares and the Second NOTAM Tranche Additional Shares.

Earnout Equities Vesting Agreement

On June 29, 2024, in consideration of the development and efforts by the relevant parties in completing the Business Combination, the Company, the Sellers, BWAQ and its Sponsor, TOYO Solar and other relevant parties entered into a certain Earnout Equities Vesting Agreement (the “Earnout Equities Vesting Agreement”) to, among the others, release all the founder shares of BWAQ (“Founder Shares”) held by the Sponsor from being subject to potential surrender or cancellation as provided under the Sponsor Support Agreement (as defined below).

On August 10, 2023, the Sponsor entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with BWAQ and the Company, to agree to, among the others, provide certain support for the Business Combination. Pursuant to the Earnout Equities Vesting Agreement, the parties agree that 1,380,000 Founder Shares are deemed vested and released from the Sponsor Earnout Equities (as defined in the Sponsor Support Agreement) and the Sponsor will have the right to covert such 1,380,000 Founder Shares into the right to receive Ordinary Shares at the Merger Closing. Sponsor is also relieved of any of its obligations with respect to either the subscription of additional BWAQ Class A Ordinary Shares or the surrender of additional Sponsor Earnout Equities under the Sponsor Support Agreement.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, BWAQ will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Company’s ultimate shareholders expecting to have a majority of the voting power of the combined company, the Company comprising the ongoing operations of the combined entity, the Company comprising a majority of the governing body of the combined company, and the Company’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of the Company issuing share for the net assets of BWAQ, accompanied by a recapitalization. The net assets of BWAQ will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Company.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon the Merger Closing.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. The Company and BWAQ have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to the Company or Merger Sub, accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

In June 2024, 2,748,865 BWAQ Class A Ordinary Shares were rendered for redemption, respectively. Upon the Merger Closing, 29,715 BWAQ Class A Ordinary Shares held by BWAQ’s Public Shareholders remained unredeemed.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are (i) approximately 41,000,000 Ordinary Shares to be issued to the Sellers, including 13,000,000 Earnout Shares, based on the price of $10.00 per share, (ii) 322,000 Ordinary Shares to be issued to the underwriter to settle the deferred underwriting fees, (iii) 70,000 Ordinary Shares to be issued to three independent directors of BWAQ, (iv) 600,000 Ordinary Shares to be issued to the PIPE Investor, and (v) 347,101 Ordinary Shares to be issued to Fuji Solar and Sponsor, in conversion of promissory notes.

Upon the Merger Closing, BWAQ Public Shareholders, the BWAQ Initial Shareholders including the Sponsor, the PIPE Investor and other BWAQ Initial Shareholders, and the Sellers and Fuji Solar will own approximately 2.1%, 7.8% and 90.1% of the outstanding Ordinary Shares, respectively.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2024

	(A) BWAQ	(B) TOYO Solar	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current Assets
Cash and cash equivalents	$1,492	$41,669,523	$31,690,392	(a)	$53,009,922
	—	—	(31,351,485)	(b)	—
	—	—	5,000,000	(e)	—
	—	—	6,000,000	(i)	—
Restricted cash	—	129,635	—		129,635
Accounts receivable – related parties	—	121,118	—		121,118
Prepayments	—	229,992	—		229,992
Prepayments – related parties	—	27,048,348	—		27,048,348
Inventories	—	27,190,797	—		27,190,797
Other current assets	42,284	169,005	—		211,289
Cash and investment held in Trust Account	31,351,485	—	(31,351,485)	(a)	—
Total Current Assets	31,395,261	96,558,418	(20,012,578)		107,941,101

Non-current Assets
Cash and investment held in Trust Account	338,907	—	(338,907)	(a)	—
Restricted cash, noncurrent	—	2,587,665	—		2,587,665
Deferred offering cost	—	2,576,390	(2,576,390)	(d)	—
Long-term prepaid expenses	—	7,311,709	—		7,311,709
Deposits for property and equipment	—	1,364,798	—		1,364,798
Property and equipment, net	—	130,812,056	—		130,812,056
Right of use assets	—	233,357	—		233,357
Total assets	$31,734,168	$241,444,393	$(22,927,875)		$250,250,686

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Short-term bank borrowings	$—	$34,008,887	$—		$34,008,887
Accounts payable	—	25,018,771	—		25,018,771
Advance from customers	—	4,913,175	—		4,913,175
Advance from customers – a related party	—	9,137,458	—		9,137,458
Due to a related party	—	68,509,793	—		68,604,021
Promissory notes	273,333	—	(273,333)	(j)	—
Promissory notes – related party	2,882,173	—	(2,882,173)	(j)	—
Accrued expenses and other liabilities	860,312	3,771,701	—		4,632,013
Lease liabilities	—	32,901	—		32,901
Class A ordinary shares subject to possible redemption, 2,748,865 shares at redemption value of $11.41 per share as of June 30, 2024	31,351,485	—	(31,351,485)	(b)	—
Total Current Liabilities	35,367,303	145,392,686	(3,115,506)		146,252,998

Lease liabilities, noncurrent	—	228,240	—		228,240
Long-term bank borrowings	—	22,412,628	—		22,412,628
Deferred underwriting discounts and commissions	3,220,000	—	(3,220,000)	(c)	—
Total Liabilities	38,587,303	168,033,554	(6,375,506)		168,893,866

UNAUDITED PRO FORMA COMBINED BALANCE SHEET — (Continued)
AS OF JUNE 30, 2024

	(A) BWAQ	(B) TOYO Solar	Pro Forma Adjustments		Pro Forma Balance Sheet
Commitments and Contingencies
BWAQ Class A Ordinary Shares subject to possible redemption	338,907	—	(338,907)	(f)	—

SHAREHOLDERS’ (DEFICIT) EQUITY
Preference shares	—	—	—		—
Ordinary shares	—	—	4,100	(g)	4,609
	—	—	509	(k)	—
BWAQ Class A Ordinary Shares	116	—	32	(c)	—
	—	—	3	(f)	—
	—	—	96	(g)	—
	—	—	7	(h)	—
	—	—	60	(i)	—
	—	—	35	(j)	—
	—	—	(349)	(k)	—
BWAQ Class B Ordinary Shares	160	—	(160)	(k)	—
Additional paid-in capital	—	50,010,000	3,219,968	(c)	58,560,372
	—	—	(2,576,390)	(d)	—
	—	—	5,000,000	(e)	—
	—	—	338,904	(f)	—
	—	—	(7,196,514)	(g)	—
	—	—	608,993	(h)	—
	—	—	5,999,940	(i)	—
	—	—	3,155,471	(j)	—
Retained earnings	(7,192,318)	29,252,764	7,192,318	(g)	28,643,764
			(609,000)	(h)	—
Accumulated other comprehensive loss	—	(5,851,925)	—		(5,851,925)
Total Shareholders’ (Deficit) Equity	(7,192,042)	73,410,839	15,138,023		81,356,820
Total Liabilities, Mezzanine Equity and Shareholders’ (Deficit) Equity	$31,734,168	$241,444,393	$(22,927,875)		$250,250,686

Unaudited Pro Forma Combined Balance Sheet Adjustments

The pro forma adjustment to the unaudited combined pro forma balance sheet consists of the following:

(A)    Derived from the audited balance sheet of BWAQ as of June 30, 2024.

(B)    Derived from the unaudited condensed consolidated balance sheet of the Company as of June 30, 2024.

a.      Reflects the release of cash from cash and investment held in the Trust Account.

b.      Reflects the redemption of an aggregate of 2,748,865 BWAQ Class A Ordinary Shares of BWAQ in July 2024.

c.      Reflects the settlement of approximately $3.2 million of deferred underwriting commission incurred during the BWAQ IPO due upon the Merger Closing, by issuance of 322,000 ordinary shares of BWAQ at price of $10 per share.

d.      Reflects the deduction of deferred offering cost of $2,576,390, which was incurred by the Company, against additional paid-in capital.

e.      Reflects capital injection of $5,000,000 from Fuji Solar in connection with Pre-Merger Reorganization, and founder transferred 500,000 ordinary shares to Fuji Solar.

f.       Reflects conversion of 29,715 BWAQ Class A Ordinary Shares held by the Public Shareholders into ordinary shares.

g.      Reflects recapitalization of the Company through issuance of BWAQ shares and eliminates BWAQ historical accumulated earnings.

h.      Reflects issuance of 70,000 BWAQ Class A Ordinary Shares to three independent directors at the Merger Closing.

i.       Reflects issuance of 600,000 BWAQ Class A Ordinary Shares to the PIPE Investor

j.       Reflects the issuance of 27,333 Units and 288,214 Units to Fuji Solar and two shareholders of the Sponsor, which were assignees of the promissory notes issued to the Sponsor, to settle working capital loans payable and extension loans payable due Sponsor. Each Unit consists of one BWAQ Class A Ordinary Share, one-half of one redeemable warrant, each whole warrant entitling the holders to purchase one BWAQ Class A Ordinary Share at an exercise price of $11.50 per share, and one right, each one right entitling the holders to exchange for one-tenth of one BWAQ Class A Ordinary Share upon the completion of the Business Combination. Accordingly BWAQ issued 30,066 BWAQ Class A Ordinary Shares and 13,666 BWAQ warrants to Fuji Solar, respectively, and BWAQ issued 317,035 BWAQ Class A Ordinary Shares and 144,106 BWAQ warrants to the two shareholders of the Sponsor, respectively.

k.      Reflects conversion of 3,495,744 BWAQ Class A Ordinary Shares and 1,600,000 BWAQ Class B Ordinary Shares, respectively, to Ordinary Shares upon the Merger Closing.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2023

	(A) BWAQ	(B) the Company	Pro Forma Adjustments		Pro Forma Statement of Income
Account Name
Revenues	$—	$62,377,390	$—		$62,377,390
Cost of revenues	—	45,740,860	—		45,740,860
Gross profit	—	16,636,530	—		16,636,530

Operating expenses
Selling expenses	—	17,573	—		17,573
General and administrative expenses	994,141	4,632,009	773,500	(b)	6,949,650
	—	—	550,000	(c)	—
Total operating expenses	994,141	4,649,582	1,323,500		6,967,223
(Loss) income from operations	(994,141)	11,986,948	(1,323,500)		9,669,307

Other Income
Interest income (expenses), net	8	(3,261,459)	—		(3,261,451)
Other income, net	—	1,163,666	—		1,163,666
Dividend earned on investment held in Trust Account	3,124,523	—	(3,124,523)	(a)	—
Total other income, net	3,124,531	(2,097,793)	(3,124,523)		(2,097,785)
Loss Before Income Taxes	2,130,390	9,889,155	(4,448,023)		7,571,522

Income tax expenses	—	—	—		—
Net loss	$2,130,390	$9,889,155	$(4,448,023)		$7,571,522

Weighted average shares outstanding of redeemable ordinary shares	8,846,896		37,248,848	(d)	46,095,744
Basic and diluted net income per ordinary share	0.24		(0.08)	(d)	0.16

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2024

	(A) BWAQ	(B) TOYO Solar	Pro Forma Adjustments		Pro Forma Statement of Income
Account Name

Revenues	$—	$138,077,995	$—		$138,077,995
Cost of revenues	—	111,431,099	—		111,431,099
Gross profit	—	26,646,896	—		26,646,896

Operating expenses
Selling expenses	—	355,026	—		355,026
General and administrative expenses	1,160,035	3,836,158	771,400	(b)	5,767,593
Total operating expenses	1,160,035	4,191,184	771,400		6,122,619
(Loss) income from operations	(1,160,035)	22,455,712	(771,400)		20,524,277

Other Income
Interest income (expenses), net	1	(1,767,661)	—		(1,767,660)
Other income, net	—	(1,137,603)	—		(1,137,603)
Dividend earned on investment held in Trust Account	846,380	—	(846,380)	(a)	—
Total other income, net	846,381	(2,905,264)	(846,381)		(2,905,263)
(Loss) Income Before Income Taxes	(313,654)	19,550,448	(1,617,780)		17,619,014

Income tax expenses	—	—	—		—
Net (loss) income	$(313,654)	$19,550,448	$(1,617,780)		$17,619,014

Weighted average shares outstanding of redeemable ordinary shares	6,081,335		40,014,409	(d)	46,095,744

Basic and diluted net income per ordinary share	(0.05)		0.43	(d)	0.38

Notes and adjustment to Unaudited Pro Forma Condensed Combined Statement of Operations

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

A.     Unaudited Pro Forma Condensed Combined Statement of Income for the twelve months ended December 31, 2023 was derived from BWAQ’s audited statement of income for the year ended June 30, 2023, condensed unaudited statements of income for the six months ended December 31, 2023 and 2022.

Unaudited Pro Forma Condensed Combined Statement of Income for the six months ended June 30, 2024 was derived from BWAQ’s audited statements of income for the year ended June 30, 2024 and condensed unaudited statements of income for the six months ended December 31, 2023.

B      Unaudited Pro Forma Condensed Combined Statement of Income for the twelve months ended December 31, 2023 was derived from the Company’s audited statements of income for the year ended December 31, 2023.

Unaudited Pro Forma Condensed Combined Statement of Income for the six months ended June 30, 2024 was derived from the Company’s condensed unaudited statements of income for the six months ended June 30, 2024.

(a)     Represents an adjustment to eliminate interest income related to cash and investment held in Trust Account.

(b)    Reflects issuance of 70,000 BWAQ Class A Ordinary Shares to three independent directors at the Merger Closing.

(c)     Reflects estimated professional expenses of $550,000 incurred by BWAQ through the date of Merger Closing.

(d)    The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the initial public offering occurred as of January 1, 2023. In addition, as the Business Combination are being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period. There may be possible changes in shares related to the Sponsor Earnout Equities in connection with Sponsor Support Agreement dated August 10, 2023.

The calculation of weighted average shares outstanding for the twelve months ended December 31, 2023 and for the six months ended June 30, 2024 is set forth in below table:

	For the twelve months ended December 31, 2023	For the six months ended June 30, 2024
The Sellers	41,000,000	41,000,000
Fuji Solar	530,066	530,066
BWAQ’s Public Shareholders	949,715	949,715
The BWAQ Insiders	2,603,363	2,603,363
PIPE Investor	600,000	600,000
Maxim	412,600	412,600
Weighted average shares outstanding of ordinary shares	46,095,744	46,095,744
Less: BWAQ’s Weighted average shares outstanding of ordinary shares	(8,846,896)	(6,081,335)
Adjustment (d)	37,248,848	40,014,409

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus.

Overview

Our mission is to power the world with green and clean energy.

We are an early-stage company incorporated in November 2022 to separate the solar cell and module production businesses from VSUN, a majority-owned subsidiary of Fuji Solar and our affiliate. We are committed to becoming a reliable integrated service solar solutions provider in the United States and globally, integrating the upstream production of wafer and silicon, midstream production of solar cell, downstream production of photovoltaic (PV) modules, and potentially other stages of the solar power supply chain.

We are headquartered in Japan. Currently, we have established two solar cell plants located in Vietnam and Ethiopia. To date, our cell plant in Vietnam has commenced commercial production since the second half of 2023 and achieved its full 2GW annual capacity. By locating our solar cell production in Vietnam, Southeast Asia and incorporating automatic guided vehicles (AGVs) and TOPCon technology in our cell plant, we are well positioned to produce high quality solar cells at a competitive scale and cost. We may plan to further expand the capacity of our facility in Vietnam, and the management is actively observing and analyzing the recent changes and development in relevant regulations and government policies and environmental conditions and evaluating the construction plan and expects to commence the construction when there is more clarity in the relevant regulations and government policies. We have strategically selected a solar cell plant located in Hawassa, Ethiopia, taking advantage of the country’s favorable investment policies, tariff status and ample hydropower supply. The solar cell plant in Ethiopia is expected to commence production and achieve 2GW production capacity by the end of the first quarter of 2025. We aim to fully utilize our annual solar cell production capacity from Vietnam and Ethiopia, as well as collaborations with some OEMs to fulfill additional orders, and supply our solar cells under the “TOYO Solar” brand to our affiliate VSUN and a select group of PV module manufacturers. As of June 30, 2024, We had entered into supply agreements with over 28 third-party solar cell customers and are in active negotiation with several potential customers to supply our solar cells.

In line with the overall strategy of Fuji Solar and its controlling shareholder WWB, we are preparing ourselves for the manufacturing of solar PV modules for sales in the United States, allowing our affiliate VSUN to focus on ex-U.S. PV module markets. Specifically, we have leased a facility located in Texas to accommodate our solar module production with an expected annual capacity of 6.5GW by 2029. We plan to commence the first 1GW production of solar modules by the middle of 2025 at the Texas plant and increase the capacity to 2.5GW by the end of 2025. We intend to manufacture and supply our solar PV modules, initially in collaboration with VSUN, leveraging its certification and brand name, and, after we obtain the requisite certifications, independently manufacture and supply PV modules under “TOYO Solar.” Thereafter, we also plan to construct a solar cell plant in the U.S. and our own wafer slicing plant at a selected location, and continue to be dedicated to becoming a reliable integrated service solar solutions provider in the United States and globally.

Recent Developments

Business Combination

On July 1, 2024, TOYO Co., Ltd, a Cayman Islands exempted company (“TOYO” or the “Company”), consummated the previously announced business combination pursuant to the Agreement and Plan of Merger, dated as of August 10, 2023 (as amended on December 6, 2023, February 6, 2024 and February 29, 2024, the “Business Combination Agreement”), by and among (i) the Company, (ii) Blue World Acquisition Corporation, a Cayman Islands exempted company (“BWAQ”), (iii) Vietnam Sunergy Cell Company Limited, a Vietnamese company and wholly-owned subsidiary of TOYO (“TOYO Solar”), (iv) TOYOone Limited, a Cayman Islands exempted company and wholly-owned subsidiary of TOYO (“Merger Sub”), (v) TOPTOYO INVESTMENT PTE. LTD., a Singapore private company limited by shares (“SinCo,” together with TOYO, Merger Sub and TOYO Solar, the “Group Companies,” or each individually, a “Group Company”), (vi) VSUN, (vii) Fuji Solar Co., Ltd, a Japanese company (“Fuji Solar”), (viii) WA Global Corporation, a Cayman Islands exempted company (“WAG”), (ix) Belta Technology Company Limited, a Cayman Islands exempted company (“Belta”), and (x) BestToYo Technology Company Limited, a Cayman Islands exempted company (“BestToYo”).

Pursuant to the Business Combination Agreement, (a) the Group Companies, VSUN, Fuji Solar, WAG, Belta and BestToYo shall consummate a series of transactions involving the Group Companies, including (A) TOYO acquiring one hundred percent (100%) of the issued and paid-up share capital of SinCo from Fuji Solar at an aggregate consideration of SGD1.00 (such transaction, the “Share Exchange”), and (B) SinCo acquiring one hundred percent (100%) of the issued and outstanding shares of capital stock of TOYO Solar from VSUN at an aggregate consideration of no less than $50,000,000 (the “SinCo Acquisition,” and together with the Share Exchange, the “Pre-Merger Reorganization”), as a result of which (i) SinCo shall become a wholly-owned subsidiary of TOYO, (ii) TOYO Solar shall become a wholly-owned subsidiary of SinCo; and (iii) immediately prior to the closing of the SinCo Acquisition, WAG, Belta and BestToYo (collectively, the “Sellers”) shall hold an aggregate of 41,000,000 ordinary shares, at par value of $0.0001 per share (“Ordinary Shares”), representing all issued and outstanding share capital of TOYO, and (b) following the consummation of the Pre-Merger Reorganization, BWAQ shall merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”), as a result of which, among other things, all of the issued and outstanding securities of BWAQ immediately prior to the filing of the plan of merger with respect to the Merger (the “Plan of Merger”) to the Registrar of Companies of the Cayman Islands, or such later time as may be specified in the Plan of Merger (the “Merger Effective Time”) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive substantially equivalent securities of the Company, in each case, upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of the Companies Act (Revised) of the Cayman Islands and other applicable laws. The Merger, the Pre-Merger Reorganization and each of the other transactions contemplated by the Business Combination Agreement or any of the other relevant Transaction Documents (as defined in the Business Combination Agreement) are collectively referred to as “Business Combination.”

On February 23, 2024, the Company issued 41,000,000 Ordinary Shares to the Sellers on a pro rata basis. Among the 41,000,000 ordinary shares, an aggregate of 13,000,000 Ordinary Shares were deposited with an escrow agent in a segregated escrow account pursuant to an escrow agreement effective upon the closing of Business Combination and will be released from the escrow account and delivered to the Sellers as following:

a.      Following the closing of Business Combination, if the net profit of TOYO for the fiscal year ending December 31, 2024 as shown on the audited financial statements of TOYO for the fiscal year ending December 31, 2024 (such net profit, the “2024 Audited Net Profit”) is no less than $41,000,000, the 13,000,000 Ordinary Shares shall immediately become vested in full and be released from the escrow account to the Sellers, pro rata; and

b.      If the 2024 Audited Net Profit is less than $41,000,000, then (X) the portion of the Ordinary Shares in number equal to (i) the quotient of (a) the 2024 Audited Net Profit divided by (b) $41,000,000, multiplied by (ii) 13,000,000 Ordinary Shares, rounded up to the nearest whole number, shall become immediately vested and be released from the escrow account to the existing shareholders, pro rata, and (Y) the remaining portion of the 13,000,000 Ordinary Shares shall be surrendered or otherwise delivered by the Sellers to TOYO, pro rata, for no consideration or nominal consideration and cancelled by TOYO.

The Business Combination was consummated on July 1, 2024. The Business Combination was approved at the extraordinary general meeting of BWAQ’s shareholders held on May 28, 2024 (the “Extraordinary General Meeting”). BWAQ’s shareholders also voted to approve all other proposals presented at the Extraordinary General Meeting. As a result of the Business Combination, TOYO Solar became a wholly-owned subsidiary of the Company, and BWAQ merged with and into Merger Sub with Merger Sub continuing as the surviving company and a wholly owned subsidiary of the Company. On July 2, 2024, the Ordinary Shares of TOYO commenced trading on the Nasdaq Stock Market (“Nasdaq”) under the symbol “TOYO.”

Warrants

At the Merger Effective Time, (a) each of BWAQ’s units, each consisting of (i) one Class A ordinary share of BWAQ, par value $0.0001 per share (“BWAQ Class A Ordinary Share”), (ii) one-half of one BWAQ warrant of which one whole warrant entitling the holder thereof to purchase one BWAQ Class A Ordinary Share at a purchase price of $11.50 per share (“BWAQ Warrant”), and (iii) one right of BWAQ, each convertible into one-tenth of one BWAQ Class A Ordinary Share (“BWAQ Right”) outstanding immediately prior to the Merger Effective Time (to the extent not already separated) was separated into one BWAQ Class A Ordinary Share and one-half of one BWAQ Warrant of which one whole warrant entitling the holder thereof to purchase one BWAQ Class A Ordinary Share at a purchase price of $11.50 per share, and one right of BWAQ (the “Unit Separation”); (b) immediately following the Unit Separation, (i) each issued and outstanding BWAQ Warrant was converted into one warrant of the Company (“Warrant”) to purchase one Ordinary Share, (ii) each outstanding BWAQ Right outstanding was cancelled in exchange for one-tenth of one BWAQ Class A Ordinary Share, (iii) each BWAQ Class B ordinary share, par value US$0.0001 per share (“BWAQ Class B Ordinary Share”) issued and outstanding immediately prior to the Merger Effective Time, automatically converted into one BWAQ Class A Ordinary Share, and (iv) each BWAQ Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time, was cancelled in exchange for the right to receive one newly issued Ordinary Share.

Earnout Equities Vesting Agreement

On June 29, 2024, in consideration of the development and efforts by the relevant parties in completing the Business Combination, TOYO, the Sellers, BWAQ, the sponsor of BWAQ (the “Sponsor”), TOYO Solar and other relevant parties entered into a certain Earnout Equities Vesting Agreement (the “Earnout Equities Vesting Agreement”) to, among the others, release all the founder shares of BWAQ (“Founder Shares”) held by the Sponsor from being subject to potential surrender or cancellation as provided under the Sponsor Support Agreement, which was entered into among the Sponsor, BWAQ and TOYO on August 10, 2023 BWAQ. Pursuant to the Earnout Equities Vesting Agreement, the parties agree that 1,380,000 Founder Shares are deemed vested and released from the Sponsor Earnout Equities (as defined in the Sponsor Support Agreement) and the Sponsor will have the right to covert such 1,380,000 Founder Shares into the right to receive Ordinary Shares at the closing of the Business Combination. The Sponsor is also relieved of any of its obligations with respect to either the subscription of additional BWAQ Class A Ordinary Shares or the surrender of additional Sponsor Earnout Equities under the Sponsor Support Agreement. On July 1, 2024, such 1,380,000 Founder Shares were converted into 1,380,000 Ordinary Shares upon the consummation of the Business Combination.

PIPE Purchase Agreement

On March 6, 2024, the Company entered into the PIPE Purchase Agreement (as amended on June 26, 2024, the “PIPE Purchase Agreement”), with BWAQ and NOTAM Co., Ltd., a Japanese corporation (“NOTAM”). Pursuant to the PIPE Purchase Agreement, NOTAM purchased a total of 600,000 BWAQ Class A Ordinary Share (the “NOTAM PIPE Shares”), at a purchase price of $10.00 per share, for an aggregate purchase price of $6,000,000. The PIPE Purchase Agreement also provides that the Company agrees to issue additional Ordinary Shares to NOTAM after the consummation of the Business Combination, subject to certain terms and conditions therein. On July 1, 2024, the Company issued 600,000 Ordinary Shares to NOTAM in exchange for the 600,000 NOTAM PIPE Shares. On August 9, 2024, upon the receipt of the notice of purchase from NOTAM dated August 5, 2024, the Company issued additionally 500,000 Ordinary Shares to NOTAM pursuant to the PIPE Purchase Agreement.

Supply Arrangements

Long-Term Agreement with VSUN

On November 13, 2024, SinCo entered into a certain long-term agreement (the “Long-Term Agreement”) with VSUN, pursuant to which SinCo agrees to use its reasonable best efforts to fulfill purchase orders for solar cells from VSUN. The purchase price for each purchase order placed by VSUN will be the lowest price that SinCo sells products of the same technological specification to any third party within fifteen (15) days prior to such purchase order and with an intended delivery period of ten (10) days. VSUN agrees to make an advanced deposit of $30 million for purchase orders (the “Advanced Deposit”) upon the request of SinCo within six months from October 3, 2024, the effective date of the Long-Term Agreement (the “Deposit Call Period”).

In addition, SinCo agrees that, for a period of twelve (12) months commencing from the second month after the inception date of commercial production at SinCo’s manufacturing base in Ethiopia (the “Ethiopia Manufacturing Base”), SinCo will grant VSUN an option (the “Pre-Lock Up Right”) to purchase no less than 50% of SinCo’s total feasible solar cell production at the Ethiopia Manufacturing Base if VSUN places purchase orders ninety (90) days in advance of scheduled ready-to-ship dates.

SinCo further agrees to send a production availability notice (the “PAN”) to VSUN if SinCo intends to enter into any obligations with other parties that may affect the production allocations with respect to VSUN’s Pre-Lock Up Right. Within fifteen (15) days upon the receipt of a PAN, VSUN has the right to elect to place a purchase order under the Pre-Lock Up Right. If TOPTOYO does not receive a purchase order within fifteen (15) days after VSUN’s receipt of a PAN, both SinCo and VSUN agree that the remaining Pre-Lock Up Right will be reduced to the maximum available capacity at the Ethiopia Manufacturing Base after giving effect to such PAN. VSUN must make the final payment before the delivery of each purchase order and may request SinCo to deduct the payment for each purchase order against the remaining balance of the Advanced Deposit for such amount by no more than 10% of the purchase price of each purchase order from the end of the Deposit Call Period.

Master Supply Agreements

In November 2024, SinCo and TOYO America LLC, a Delaware limited liability company (“TOYO America” and together with the Company, SinCo and the Company’s subsidiaries, “TOYO Group”), entered into a master supply agreement with two subsidiaries of a solar module manufacturer (collectively, the “Buyer”) dated November 18, 2024, respectively (collectively, the “Master Supply Agreements”).

The Buyer is a prominent solar module manufacturer with solar module manufacturing units in India and manufacturing facility in Texas. The terms and conditions of these two Master Supply Agreements are substantially the same. Pursuant to the Master Supply Agreements, TOYO Group agrees to sell a total of 999 MW of N-TYPE cells against purchase orders placed by the Buyer from time to time during the term of the Master Supply Agreements, as applicable, for a total purchase price of $137.86 million. There will be additional associated purchase orders expected by the Buyer which would result in aggregated transaction value of approximately $150 million. TOYO Group agrees to issue a written confirmation of its receipt of each purchase order from the Buyer within three (3) days. If TOYO Group fails to issue such confirmation within three (3) days, it is deemed that TOYO Group has accepted such purchase order. The Buyer has the right to withdraw any purchase order prior to TOYO Group’s acceptance or deemed acceptance. Both TOYO Group and the Buyer should use their commercially reasonable efforts to coordinate logistical related matters for the delivery of cells pursuant to delivery schedules for each purchase order.

Global Expansion of Production Capacity

Solar Module Plan in Texas, U.S.

On November 25, 2024, TOYO Solar LLC (“TOYO Solar US”), a Delaware limited liability company and wholly-owned subsidiary of TOYO, entered into that certain Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”) with Solar Plus Technology, Inc., a Delaware corporation (“Seller”) and SG GREEN DEVELOPMENT PTE. LTD., an entity organized under the laws of Singapore (“SG Green”).

Pursuant to the Membership Interest Purchase Agreement, Seller agrees to sell to TOYO Solar US all of the issued and outstanding membership interests held by Seller in Solar Plus Technology Texas LLC, a Texas limited liability company (“Solar Plus LLC”), and, in exchange, TOYO Solar US agrees to issue to Seller 24.99 Class B units of TOYO Solar US. As a result, TOYO Solar US became the sole member of Solar Plus LLC and has two members, (i) TOYO Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“TOYO Holdings US”), holding 75.01% of the membership interests of TOYO Solar US, with $19.96 million as a capital contribution to be made by TOYO Holdings US within one year of the signing, and (ii) Seller holding the remaining 24.99% of the membership interests of TOYO Solar US, with 100% of the membership interests of Solar Plus LLC valued at $6.65 million as a capital contribution to be made within one year of the signing. The Class B units of TOYO Solar US will be issued pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Solar Plus LLC has completed the phase 1 construction of a solar module plant at a leased facility with 567,140 square feet located in the Houston metropolitan area, Texas (the “Texas Facility”). The Texas Facility is expected to commence its first 1.0GW of commercial production by the middle of 2025 and to increase the production capacity to 2.5GW by the end of 2025, in anticipation of a strong order pipeline from U.S. customers.

This acquisition aligns with TOYO’s mission to expand its footprint in the U.S. to be closer to the majority of its clients, meet the demand for American-made solar panels, and contribute to the growing demand for secure, sustainable energy solutions as demands on the grid continue to rise.

Solar Cell Plan in Hawassa, Ethiopia

In October 2024, TOYO established a cell manufacturing facility with an expected annual capacity of 2GW at a leased facility strategically located in Hawassa, Ethiopia, taking advantage of the country’s favorable investment policies, tariff status, and ample hydropower supply. The project represents an estimated investment of $60 million and will be financed using internal resources and pre-payments from operating activities.

This facility with approximately 31,500 square meters of space is expected to commence production at the end of the first quarter of 2025 and will modified to meet the needs of a modern, automated cell production. Once complete, TOYO estimates the new facility will create up to 880 jobs, including manufacturing and engineering. Ethiopia is exempt from tariffs for bifacial solar cells under Section 201 of the Trade Act of 1974 of the U.S.

Key Factors Affecting Our Results of Operations

We believe that our performance and future success will depend on several factors, including those key factors discussed below and other factors in the section of this prospectus titled “Risk Factors.”

Our ability to retain VSUN as customer for our solar cells and obtain new customers

We expect to fully utilize our production capacity at our cell plants in Vietnam with achieved 2GW production capacity and in Ethiopia with expected 2GW production capacity by the end of first quarter of 2025, as well as collaborations with some OEMs to fulfill additional orders. Our ability to retain VSUN as a solar cell customer and to obtain new solar cell customers will affect our short-term profitability and financial prospects. As of the date of this prospectus, we have signed supply contracts with 43 third-party customers, and are in active negotiation with several potential customers to supply our solar cells. We derived revenue from sales of solar cells to these customers since the second half of 2023. For the six months ended June 30, 2024, we derived 81% of our revenue from VSUN. Almost entirely our revenues was from the sales to VSUN, our affiliate, during the year ended December 31, 2023. For risks if we do not obtain new customers or diversify our customer base as soon as we expect or lose VSUN as our customer, see “Risk Factors — Risks Related to TOYO’s Business and Industry — We derived revenue from sales of solar cells since the second half of 2023, substantially of which was from sales of solar cells to VSUN, our affiliate, during the six months ended June 30, 2024 and the year ended December 31, 2023, with whom we do not enter into long-term contracts. If we do not diversify our customer base in the near future, or if we lose VSUN as our customer, our business may be materially adversely affected.”

Our ability to acquire new customers for our solar PV module products

We expect that our mid-term revenue generation will primarily depend on our ability to capture the solar PV module market in the United States. Specifically, it depends on our ability to acquire new customers for our solar PV module products, both through leveraging our relationship and collaboration with VSUN, who has existing presence and market recognition in the United States, and through independent marketing efforts.

Our ability to control material, transportation and manufacturing costs

We expect that our profitability will significantly depend on our ability to control costs of sales, mainly comprised of cost of product sold, which is affected by fluctuations in prices of raw materials, including but not limited to polysilicon, silicon wafers, labor costs and costs associated with the transportation of raw materials. As we expand our production outside of Vietnam with a new cell plant in Ethiopia and a new solar module plant in Texas, U.S., we will also incur significant capital expenditure to fund the expansion of our sales and manufacturing facilities, including the construction of new solar module plants.

Our ability to extend our production capacity and integrate additional stages of the solar product supply chain

Our ability to become a reliable supplier of solar cell and module products at a competitive price will depend on our ability to extend our production capacity and achieve vertical integration. Specifically, we may plan to integrate the upstream production of wafer and silicon, midstream production of solar cell, and downstream production of PV modules. To that end, we have strategically selected a solar cell plant located in Hawassa, Ethiopia with an expected annual capacity of 2GW and have leased a facility located in Texas to accommodate our solar module production with an expected annual capacity of 6.5GW by 2029. We may plan to further expand the annual capacity of our cell plant in Vietnam up to 6GW in the future and establish a solar cell plant in the U.S. and a wafer slicing plant at a selected location, and whether we are successful in our future endeavor in constructing these plants will affect our ability to extend our production capacity. Additionally, executing capacity expansion also depends on our ability to secure necessary approvals, permits and adequate funding.

Our ability to price solar cell products competitively, which depends primarily on our ability to enhance conversion efficiency of solar cells

The price of our solar cells, which are our main products in the near-term, is determined by their electricity generation capacity, measured in watts. Our ability to offer competitive prices is dependent on our ability to optimize the conversion efficiency of our solar cells, utilizing effective manufacturing technologies. We are dedicated to ongoing research and development efforts to boost conversion efficiency while reducing production costs. We aim to expand our research and development team by specifically targeting top engineering talents with a background in solar energy.

Current supply-demand disparity in the United States and regulatory environment

Our ability to profit also depends on the market in United States as well as the regulatory environment for the solar industry. The U.S. market is a significant focus for us as it is one of the largest solar PV markets globally and continues to grow, and local suppliers in the United States only account for approximately 15% of the total solar module demand in 2022, according to CIC, indicating a significant supply-demand disparity. Our business and operations will also be affected by regulatory initiatives in the United States and elsewhere. For example, the U.S. Customs and Border Protection has banned the import of any products related to Xinjiang Uygur Autonomous Region of China in terms of UFLPA and a number of Chinese PV manufacturers have been included in the ban list. As a result of this regulatory development, manufacturers from Southeast Asia, particularly Malaysia, Vietnam, and Thailand, have emerged as the primary sources of PV panel and cell imports for the United States.

Impact of Macroeconomic Factors and COVID-19 Recovery

Recently, the COVID-19 pandemic and conflict between Russia and Ukraine have caused supply chain disruptions and challenges for many companies. For example, following the launch of a military action in Ukraine by Russia, commodity prices, including the price of oil, gas, nickel, copper and aluminum, increased. Such impacts may also be exacerbated by recent developments in the Israel-Hamas conflict. Our result of operations have not been materially impacted by either COVID-19-related supply chain constraints or the Russia-Ukraine conflict or the Israel-Hamas conflict for a number of reasons: (i) as Vietnam emerged from the pandemic in 2022, re-opened its economy and removed most of its COVID-related restrictions, the pandemic did not have a significant impact on our business or results of operations for the period since our inception in November 2022 until December 31, 2022 and the year ended December 31, 2023, (ii) we have implemented COVID-19 prevention measures and ensure that all of our employees are fully vaccinated, (iii) we utilize AGVs in our solar cell plant, which have reduced our reliance on manpower and the risk of production stoppages and delay, (iv) we recruit employees for our Vietnam solar cell plant primarily from Vietnam, minimizing the impact of global supply chain, if any, on our labor supply, and (iv) in obtaining polysilicon — raw materials for our solar cells — we only partner with suppliers that are pre-approved by the United States and comply with the necessary standards and regulations.

Components of Operating Results

Revenues

We commenced sales of solar cells to customers in October 2023. We recognize revenue generated from sales of solar cells at a point in time following the transfer of control of the solar cells to the customers, which typically occurs upon shipment or delivery depending on the terms of the underlying contracts. The contracts with customers may contain provisions that require us to make liquidated damage payments to the customer if we fail to ship or deliver solar cells before scheduled dates. We recognize these liquidated damages as a reduction of revenue. For the six months ended June 30, 2024 and for the year ended December 31, 2023, we did not incur such liquidation damages.

Cost of revenues

The cost of revenues primarily consists of cost of materials, direct labor cost and manufacturing overheads, which were attributable to the solar cells sold in the relevant periods.

Selling and marketing expenses

Selling and marketing expenses primarily consist of freight and handling expenses, distribution commission expenses, entertainment expenses, and employee salary and welfare expenses.

General and administrative expenses

General and administrative expenses primarily consist of employee salary and welfare expenses, amortization of usage of infrastructure expenses and other expenses related to administrative functions. Over the next several years, we anticipate an increase in our general and administrative expenses. This is primarily due to the expansion of our workforce as our new solar cell plant commences operation. Additionally, we expect to incur higher costs related to accounting, auditing, legal, regulatory compliance, director and officer insurance, as well as investor relations, public relations, and other expenses associated with being a publicly traded company.

Interest expenses, net

Interest expenses, net consists of interest expenses incurred on borrowings from both third parties and a related party, partially offset by interest income generated on bank deposits.

Income Tax Expenses

To date, we have not recognized significant income tax expense or reserves for uncertain tax positions. We follow the asset and liability method for accounting for income taxes, which involves the recognition of deferred tax assets and liabilities based on the differences between financial statement carrying amounts and tax bases of assets and liabilities. The realization of our deferred tax assets depends on generating future taxable income, the timing and amount of which are uncertain. We continuously evaluate the recoverability of our deferred tax assets and establish valuation allowances if necessary.

Results of Operations

For the Six Months Ended June 30, 2024

The following table sets forth a summary of our results of operations for the six months ended June 30, 2024 and 2023, both in dollar amounts and as percentages of total revenue. This information should be read together with our audited consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Six Months Ended June 30,
	2024	2023
Revenues	$138,077,995	$—
Cost of revenues	(111,431,099)	—
Gross profit	26,646,896	—

Operating expenses
Selling and marketing expenses	(355,026)	—
General and administrative expenses	(3,836,158)	(1,756,468)
Total operating expenses	(4,191,184)	(1,756,468)

Income (loss) from operations	22,455,712	(1,756,468)

Other expenses, net
Interest expenses, net	(1,767,661)	(165,644)
Other expenses, net	(1,137,603)	(148)
Total other expenses, net	(2,905,264)	(165,792)

Income (loss) before income taxes	19,550,448	(1,922,260)

Income tax expenses	—	—
Net income (loss)	$19,550,448	$(1,922,260)

Revenues.    We commenced commercial production and sales since the second half of 2023, coinciding with the introduction of our brand “TOYO Solar” to the market. For the six months ended June 30, 2024, we generated revenues of approximately $138.1 million from sales of solar cells, among which approximately $112.3 million was derived from sales to related parties, and approximately $25.8 million was to third parties.

We have a limited history of commercial production and sales, so the revenue generated from third parties accounted for a relatively small proportion. We anticipate a significant uptick in revenue from third-party customers once we successfully navigate and complete the pilot production phase.

Cost of revenues.    We incurred cost of revenue of approximately $111.4 million for the six months ended June 30, 2024, among which approximately $84.4 million was incurred for sales to related parties, and approximately $27.0 million was incurred for sales to third parties.

We anticipate the cost of revenues incurred for sales to third parties to increase with our successful navigation and completion of the pilot production phase.

Gross profit.    As a result of the foregoing, we recorded a gross profit of approximately $26.6 million, and gross profit margin of 19.3% for the six months ended June 30, 2024.

Selling and marketing expenses.    We incurred selling and marketing expenses of approximately $0.4 million for the six months ended June 30, 2024, among which approximately $0.1 million was incurred for freight and handling expenses, approximately $0.1 million was incurred for distribution commission expenses, $28,946 was related to entertainment expenses, and $5,720 was incurred as compensation expenses for salespersons.

Our selling and marketing expenses accounted for 8.5% of total operating expense in the first half of 2024. We expect sales and marketing expense to increase in the future, which is in line with increase of revenues.

General and administrative expenses.    Our general and administrative expenses increased from approximately $1.8 million for the six months ended June 30, 2023 to approximately $3.8 million for the six months ended June 30, 2024. The increase was primarily attributable to an increase of audit and consulting expenses of approximately $1.7 million which was incurred for our business combined with BWAQ, an increase of approximately $0.2 million in rental expenses because we entered into more short-term lease arrangements for staff dormitories, and an increase of approximately $0.2 million in depreciation and amortization expenses because we purchased more office equipment in the second half of 2023.

Interest expenses, net.    Our interest expenses, net increased from approximately $0.2 million for the six months ended June 30, 2023 to approximately $1.8 million for the six months ended June 30, 2024. The increase was primarily due to increase in borrowings from third party financial institution and a related party.

Net income (loss).    As a result of the foregoing, we reported a net income of approximately $19.6 million and a net loss of approximately $1.9 million for the six months ended June 30, 2024 and 2023, respectively.

For the Year Ended December 31, 2023 and for the period from the inception to December 31, 2022

We are an early-stage company incorporated in November 2022. Accordingly, our financial statements and results of operations for the period from our inception to December 31, 2022 reflect only approximately one-and-a-half months of operation, during which our activities were limited. Similarly, our financial statements and results of operations for the year ended December 31, 2023 reflect twelve months of operation. For that reason, there is limited comparability of our results of operations for the period from our inception to December 31, 2022 and for the year ended December 31, 2023.

This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any particular period are not necessarily indicative of our future trends.

The following table summarizes our results of operations for the period from inception to December 31, 2022 and for the year ended December 31, 2023:

	For the Period from Inception to December 31, 2022	For the Year Ended December 31, 2023
Revenues	$—	$62,377,390
Revenues from a related party	—	61,504,724
Revenues from third parties	—	872,666
Cost of revenues	—	(45,740,860)
Cost of revenues – a related party	—	(35,923,151)
Cost of revenues – third parties	—	(9,823,709)
Gross profit	—	16,636,530

Operating expenses:
Selling and marketing expenses	—	(17,573)
General and administrative expenses	(187,422)	(4,632,009)
Total operating expenses	(187,422)	(4,649,582)
Income (loss) from operations	(187,422)	11,986,948

Other income/(expenses), net:
Interest income/(expenses), net	583	(3,261,459)
Other income/(expenses), net	—	1,163,666
Total other income/(expenses), net	583	(2,097,793)

Income (loss) before income taxes	(186,839)	9,889,155
Income tax expenses	—	—
Net income (loss)	(186,839)	9,889,155

Period from Inception to December 31, 2022

General and Administrative Expenses.    We incurred general and administrative expenses of $187,422 for the period from inception to December 31, 2022. As we just started to build our management team to manage the operations, the general and administrative expenses are expected to increase as our operation expand.

Interest Income, Net.    We recorded interest income of $583 for the period from inception to December 31, 2022. We strategically allocate a substantial portion of our cash reserves towards future plant construction, allowing us to generate interest income from these reserves.

Net loss.    As a result of the foregoing, we incurred a net loss of approximately $0.2 million for the period from inception to December 31, 2022. From our inception on November 8, 2022 to December 31, 2022, our cell plant was still under construction, and we had not yet commenced production, resulting in no revenue generated during this period. Consequently, we incurred a loss at the end of 2022.

Year Ended December 31, 2023

Revenue We recorded revenue of approximately $62.4 million for the year ended December 31, 2023, primarily generated from sales of solar cells. Of this amount, revenues generated from related parties amounted to $61.5 million and revenues generated from other third-party customers amounted to $0.9 million. During the year ended December 31, 2023, we achieved the completion of phase 1 construction for a cell plant in Vietnam, designed with an annual capacity of 3GW. The commercial production and sales only commenced from the second half of 2023, coinciding with the introduction of our brand “TOYO Solar” to the market. We were in pilot production phase while most of our third-party customers were in the trial purchase stage, so the revenue generated from them accounted for a relatively small proportion. We anticipate a significant uptick in revenue from third-party customers once we successfully navigate and complete the pilot production phase. Our revenue growth is dependent on (i) our ability to maintain and expand our market share, (ii) total market growth and (iii) our ability to develop and introduce new products driving performance enhancements and cost efficiencies throughout the solar power plant.

Cost of Revenues We incurred cost of revenue of approximately $45.7 million for the year ended December 31, 2023, primarily attributable to the sales of solar cells. Of this amount, cost of revenue from related parties amounted to $45.7 million and cost of revenue from other third-party customers amounted to $9.8 million. Cost of revenue consists primarily of purchased material components, shipping and other logistics costs, applicable tariffs, standard product warranty costs and direct labor cost. Silicon prices, transportation costs and labor costs all impact our cost of sales in countries where our suppliers conduct manufacturing activities. Our ability to reduce our cost of revenues depends on our cooperation with raw material suppliers to reduce silicon prices, as well as with our machinery suppliers to drive more cost-effective production processes. Most of our cost of sales are directly affected by sales volume. Direct labor costs represent expenses of personnel directly related to project execution such as supply chain, logistics, quality, tooling, operations and customer satisfaction.

Gross Profit As a result of the foregoing, we recorded a gross profit of approximately $16.6 million for the year ended December 31, 2023. Gross profit is primarily affected by our revenue and cost of revenues.

Selling and Marketing Expenses We incurred selling and marketing expenses of approximately $0.02 million for the year ended December 31, 2023, primarily attributable to the sales of solar cells. As we commenced commercial operations in the second half of 2023, we incurred selling and marketing expenses, including advertising and promotion expenses and sales staff compensation expenses, which represent 0.4% of total operating expense in 2023. In order to expand our customers to increase our revenues, we expect sales and marketing expense to increase in the future.

General and Administrative Expenses.    The general and administrative expenses for the year ended December 31, 2023 were approximately $4.6 million, which was primarily consisted of employee salary and welfare expenses, amortization of usage of infrastructure expenses and other expenses related to administrative functions. Our general and administrative expenses accounted for 99.6% of total operating expenses. We have expanded our management organization and expect to continue growing our management headcount to support our planned growth. After the consummation of the Transactions, we expect to incur on an ongoing basis certain new costs related to the requirements of being a publicly-traded company, including insurance, accounting, tax, legal and other professional services costs, which could be material.

Interest Expenses, Net.    We incurred interest expenses of approximately $3.3 million for the year ended December 31, 2023, which was primarily consisted of interest expenses incurred on loans we borrowed from a related party, partially offset by interest income from deposits in banks. For the year ended December 31, 2023, we borrowed loans of approximately $93.6 million from VSUN as working capital and payment for property and equipment. Each loan is matured in one year from borrowing. The interest rate of borrowings was 9.5% before August 2023, and reduced to 8% for August 2023 and further reduced to 7% since September 2023.

Net Income.    As a result of the foregoing, we recorded a net income of approximately $9.9 million for the year ended December 31, 2023.

Liquidity, Capital Resources and Going Concern

To date, we have financed our operating and investing activities primarily through cash generated from operating activities, capital contribution from VSUN, and borrowings from a related party and a bank. As of June 30, 2024 and December 31, 2023, the Company had working capital deficits of approximately $48.8 million and $86.4 million, respectively. This condition raised substantial doubt about the Company’s ability to continue as a going concern.

The Company’s liquidity is based on its ability to generate cash from operating activities and obtain financing from investors to fund its general operations and capital expansion needs. The Company’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtain financing from outside sources.

As of August 19, 2024, the Company launched six production lines and had cash of approximately $23.0 million, which is placed with financial institutions and is unrestricted as to withdrawal or use. In addition, the Company expected to raise funds from banks and related parties to support its operating activities. On April 26, 2023, the Company entered into a three-year bank credit facility with Joint Stock Commercial Bank for Investment and Development of Vietnam (“BIDV”), under which the Company can draw-down up to $90 million by April 25, 2026. As of August 19, 2024, the Company has drawn down approximately $22.4 million from BIDV and had unused credit facility of approximately $67.6 million. On January 31, 2024, the Company entered into a revolving bank credit facility with BIDV, under which the Company can draw-down up to $100 million by January 30, 2025. The Company expected to renew the revolving bank credit facility with BIDV upon maturity. Each loan is repayable in five months from its borrowing. As of August 19, 2024, the Company has drawn down approximately $37.0 million from BIDV and has unused credit facility of approximately $63.0 million.

The Company believes that the current cash and anticipated cash flows from operating and financing activities will be sufficient to meet its anticipated working capital requirements and commitments for at least the next 12 months after the issuance of the Company’s accompanying unaudited condensed consolidated financial statements. Management believes that it is probable that the above plans can be effectively implemented, and it is probable that such plans will mitigate the conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern. The Company has prepared the unaudited condensed consolidated financial statements on a going concern basis. If the Company encounters unforeseen circumstances that place constraints on its capital resources, management will be required to take various measures to conserve liquidity. Management cannot provide any assurance that the Company will raise additional capital if needed.

To fulfill our investment and capital obligations for the construction of the solar cell plant and to support business development initiatives, we will necessitate additional capital. The extent of our future funding requirements will be contingent upon various factors, including:

•        The progress and timeline of the construction of the new solar cell plant will have implications for our operations and resource allocation;

•        As we expand our production capacity, there will be considerations related to workforce management and associated costs;

•        Market demand and growth potential for solar cell products will influence our business prospects and long-term viability;

•        The competitive landscape and pricing dynamics in the solar industry will affect our market positioning and financial performance;

•        The conversion efficiency of TOPCon technology will be a key factor in determining the effectiveness and competitiveness of our solar cells;

•        Fluctuations in raw material costs may impact our production costs and overall financial performance;

•        The availability of skilled labor and industry expertise will impact our ability to execute projects and meet operational objectives;

•        Changes in government policies and incentives for renewable energy will shape the regulatory and business environment in which we operate;

•        Our ability to secure partnerships and strategic alliances will contribute to our growth strategies and potential expansion opportunities.

•        Operating as a public company entails compliance obligations, additional administrative expenses, and potential impact on our financial resources.

Further, because of the numerous risks and uncertainties associated with our path to continued profitability, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our business development. There can be no assurance that our future cashflows from operating activities or financing activities including equity financing will be sufficient to support our ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If we are unable to generate sufficient revenue or events or circumstances occur such that we do not meet our strategic plans, we will be required to reduce certain discretionary spending, or be unable to fund capital expenditures, which would have a material adverse effect on our financial position, results of operations, cash flows, and ability to achieve its intended business objectives. We had commenced operations in the second half of 2023, and we need to implement our business plan to obtain the necessary operational liquidity on a sustainable basis. Failure to successfully implement the plans will have a material adverse effect on our business, results of operations and financial position, and may materially and adversely affect our ability to continue as a going concern.

Cash Flows

The following table shows a summary of our cash flows:

	For the Six Months Ended June 30,		For the Year Ended December 31,	For the Period from Inception on November 8 to December 31,
	2024	2023	2023	2022
		($ in thousands)
Net cash provided by (used in) operating activities	$21,799	$(1,861)	$(12,529)	$(5,589)
Net cash used in investing activities	(16,593)	(84,151)	(114,240)	(244)
Net cash provided by financing activities	21,492	86,541	146,150	7,639
Effect of exchange rates on cash	(1,308)	(1,549)	(2,449)	259
Net increase (decrease) in cash	25,390	(1,020)	16,932	2,065
Cash, beginning of year/period	18,997	2,065	2,065	—
Cash, end of year/period	$44,387	$1,045	$18,997	$2,065

Operating Activities

For the six months ended June 30, 2024 and 2023

Net cash provided by operating activities in the six months ended June 30, 2024 was approximately $21.8 million, primarily due to a net income of approximately $19.6 million, adjusted for non-cash depreciation and amortization expenses of approximately $11.7 million and inventory write-down of approximately $4.0 million, and for changes in operating assets and liabilities which primarily included (i) an increase of approximately $3.9 million in prepayments to a related party because we increased purchase of raw materials to meet sales orders, (ii) a decrease of inventories of approximately $7.2 million as a result of improvement in our restock level, (iii) an increase of approximately $4.5 million in advance from third party customers which placed increasing sales orders with us, (iv) a decrease of approximately $18.7 million in advance from a related party as we just delivered solar cells in June 2024 to the related party, (v) a decrease of approximately $0.6 million due to related parties as we repaid operating expenses to related parties which paid expenses on behalf of us in the year of 2023, and (vi) a decrease of approximately $1.4 million of accrued expenses and other liabilities because we improved our payment process.

Net cash used in operating activities in the six months ended June 30, 2023 was approximately $1.9 million, primarily due to a net loss of approximately $1.9 million with (i) changes in operating assets and liabilities that negatively affected cash flow which primarily included accounts payable of approximately $0.8 million and other current assets of approximately $0.2 million, and (ii) changes in operating assets and liabilities that positively affected cash flow which primarily included due to a related party of approximately $1.2 million and accrued expenses and other liabilities of approximately $0.2 million.

For the years ended December 31, 2023 and for the period from inception on November 8, 2022 to December 31, 2022

Net cash used in operating activities in the year ended December 31, 2023 was $12.5 million, primarily due to a net income of $9.9 million with (i) changes in operating assets and liabilities that negatively affected cash flow which primarily included prepayments to a related party of $24.8 million and inventories of $40.7 million, and (ii) changes in operating assets and liabilities that positively affected cash flow which primarily included due to a related party contract liabilities of $29.3 million and accrued expenses and other liabilities of $5.4 million.

Net cash used in operating activities in the period since inception on November 8, 2022 to December 31, 2022 was $5.6 million, primarily due to a net loss of $0.2 million with (i) changes in operating assets and liabilities that negatively affected cash flow which primarily included long-term prepaid expenses of $8.0 million, and (ii) changes in operating assets and liabilities that positively affected cash flow which primarily included due to related parties of $1.7 million and accounts payable of $0.8 million.

Investing Activities

For the six months ended June 30, 2024 and 2023

Net cash used in investing activities in the six months ended June 30, 2024 was approximately $16.6 million, primarily attributable to purchase of property and equipment of approximately $16.6 million.

Net cash used in investing activities in the six months ended June 30, 2023 was approximately $84.2 million, primarily attributable to payments to third parties for purchase of property and equipment of approximately $79.6 million.

For the years ended December 31, 2023 and for the period from inception on November 8, 2022 to December 31, 2022

Net cash used in investing activities in the year ended December 31, 2023 was $114.2 million, which was primarily attributable to payments to third party for purchase and construction of property and equipment of $114.1 million.

Net cash used in investing activities in the period since inception on November 8, 2022 to December 31, 2022 was $0.2 million which represented purchase of property and equipment.

Financing Activities

For the six months ended June 30, 2024 and 2023

Net cash provided by financing activities in the six months ended June 30, 2024 was approximately $21.5 million, which was primarily due to borrowings from a bank, including short-term and long-term, of approximately $46.0 million and borrowings from a related party of approximately $5.0 million, partially offset by a repayment of borrowings of approximately $28.0 million to a related party, and payment of offering cost of approximately $1.6 million.

Net cash provided by financing activities in the six months ended June 30, 2023 was approximately $86.5 million, which was primarily due to capital injection from shareholders of approximately $42.4 million and borrowings from a related party of approximately $44.8 million.

Net cash provided by financing activities in the year ended December 31, 2023 was $146.2 million, which was primarily due to capital injection from shareholders of $42.4 million and borrowings from a related party of $93.6 million.

For the years ended December 31, 2023 and for the period from inception on November 8, 2022 to December 31, 2022

Net cash provided by financing activities in the period since inception on November 8, 2022 to December 31, 2022 was $7.6 million which represented capital injection from shareholders.

Entry into a Bank Credit Facility

On April 26, 2023, we entered into a three-year bank credit facility with BIDV, under which we can draw-down up to $90,000,000 by April 25, 2026. The interest rate for this credit facility was 9.5% per annum, subject to vary every six months. The interest rate was reduced to 8% in August 2023, and further decreased to 6.5% in March 2024. As of June 30, 2024, the credit facility was collateralized by all of our property and equipment, and equity interest of $50 million owned by our shareholders. As of June 30, 2024, we have drawn down approximately $22.4 million (VND 570.5 billion) from BIDV and have unused credit facility of approximately $67.6 million. For the six months ended June 30, 2024, we recognized interest expenses of $532,514, among which $73,479 was capitalized in property and equipment. For the year ended December 31, 2023, the Company recognized interest expenses of $212,064, among which $90,526 was capitalized in property and equipment.

On January 31, 2024, we entered into a one-year bank credit facility with BIDV, under which we can draw-down up to $100,000,000 by January 30, 2025. Each loan is repayable in five months. As of June 30, 2024, we have drawn down approximately $34.7 million (VND 865.7 billion) from BIDV and have unused credit facility of approximately $65.3 million. For the six months ended June 30, 2024, we recognized and fully paid the interest expenses of $324,736.

Related Party Borrowing

For the six months ended June 30, 2024 and 2023

For the six months ended June 30, 2023, we borrowed loans of an aggregate of approximately $42.2 million (VND 1.1 trillion) from VSUN as working capital and payment for plant, property and equipment. Each loan is matured in one year from borrowing, bearing interest rate of 9.5% per annum and payable on a monthly basis.

The interest rate was reduced to 8% and 7%, respectively, in August 2023 and September 2023, and further decreased to 3% in March 2024. For the six months ended June 30, 2024 and 2023, the Company recognized interest expenses of approximately $1.0 million and $0.2 million, respectively.

For the six months ended June 30, 2024, we repaid principal of approximately $28.0 million (VND 0.7 trillion) and interest of approximately $0.6 million (VND 15.8 billion) to VSUN.

For the year ended December 31, 2023

During the period from January 1, 2023 through December 31, 2023, we borrowed loans of an aggregate of approximately $93.6 million (VND 2.2 trillion) from VSUN as working capital and payment for property and equipment. Each loan is matured in one year from borrowing, bearing interest rate of borrowings were 9.5% before August 2023, and reduced to 8% for August 2023 and further reduced to 7% since September 2023.

Capital Expenditures

We incur capital expenditures primarily for the purchase of property and equipment. For the six months ended June 30, 2024 and 2023, we purchased property and equipment of approximately $16.6 million and $84.2 million, respectively. Our capital expenditures were $0.2 million and $114.2 million for the period since inception on November 8, 2022 to December 31, 2022 and for the year ended December 31, 2022 and 2023, respectively. We will continue to make capital expenditures to meet the expected growth of its business.

Contractual Obligations

The following table sets forth our contractual obligations as of June 30, 2024, respectively:

June 30, 2024
For the six months ending December 31, 2024	13,832
For the year ending December 31, 2025	6,490
Total lease payments	20,322

Off-Balance Sheet Arrangements

Since the date of our inception, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Estimates

Our financial statements have been prepared in accordance with generally accepted accounting principles generally accepted in the United States (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, we review these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause us to revise our estimates. We base our estimates on past experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

The descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our financial statements and other disclosures included in this prospectus. We believe that the following accounting policies including (i) revenue recognition, (ii) inventories, (iii) property and equipment, net, and (iv) impairment of long-lived assets are deemed “critical”, as they require management’s highest degree of judgment, estimates and assumptions.

We believe that the following critical accounting estimates involve the most significant judgments used in the preparation of our financial statements.

Inventories

Inventories are stated at the lower of cost or net realizable value. The net realizable value is the estimated selling price in the ordinary course of business. less estimated costs of completion and the estimated costs necessary to make the sale. Cost of inventories is determined using the monthly weighted average cost method. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value due to damaged and slow-moving goods, which is dependent upon factors such as historical and forecasted consumer demand, and specific customer requirements. We take ownership, risks and rewards of the products. Write downs are recorded in cost of revenues in the statements of operations and comprehensive income. For the six months ended June 30, 2024 and 2023, we provided inventory provision of $4,008,858 and $nil, respectively, to the account of “cost of revenues” in the unaudited condensed consolidated statements of operations and comprehensive income (loss). For the year ended December 31, 2023 and for the period from inception on November 8, 2022 to December 31, 2022, we did not provide inventory write downs.

Property and equipment, net

Property and equipment primarily consist of building, machinery, office equipment, vehicles and construction in progress. Building, machinery, office equipment, vehicles are stated at cost less accumulated depreciation less any provision required for impairment in value. Depreciation is computed using the straight-line method with nil residual value rate based on the estimated useful lives. The estimation of useful lives of property and equipment involves assessing the period over which the assets are expected to provide economic benefits, factoring in the wear and tear from production processes, technological advancements, and potential obsolescence specific to the solar industry. The useful lives of our property and equipment in different categories are as follows:

Building	25 years
Machinery	2 – 6 years
Office equipment	2 – 5 years
Vehicle	5 – 6 years

The construction in progress was not depreciated until completion of construction and ready for use.

Costs of repairs and maintenance are expensed as incurred and asset improvements are capitalized.

Impairment of long-lived assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or that the useful life is shorter than we had originally estimated. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset.

We primarily consider the following factors when evaluating impairment:

•        significant underperformance relative to projected operating results;

•        significant changes in the overall business strategy;

•        significant adverse changes in legal or business environment; and

•        significant competition, unfavorable industry trends, or economic outlook.

When these events occur, we evaluate the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, we recognize an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment of long-lived assets was recognized for the six months ended June 30, 2024 and 2023, and for the year ended December 31, 2023 and for the period from our inception on November 8, 2022 through December 31, 2022.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in “Note 2. Summary of Significant Accounting Policies” to our audited condensed financial statements included elsewhere in this prospectus.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to “opt out” of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (b) the last day of its fiscal year following the fifth anniversary of the completion of the Transactions; (c) the date on which we have, during the preceding three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of its ordinary shares that are held by non-affiliates is at least $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, it will not be entitled to the exemptions provided in the JOBS Act discussed above.

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk

Assets that potentially subject us to significant concentration of credit risk primarily consist of cash, accounts receivable and amounts due from related parties. As of June 30, 2024, we held cash and restricted cash of approximately $44.4 million, substantially all of which were deposited in financial institutions located in Vietnam and are not insured. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. To limit exposure to credit risk relating to deposits, we primarily place cash deposits with large financial institutions in Vietnam which we believe are of high credit quality and we also continually monitor their credit worthiness.

Foreign Currency Risk

As of June 30, 2024, December 31, 2022 and 2023, respectively, substantially all of our operating activities and our assets and liabilities are denominated in VND, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the State Bank of Vietnam (“SBV”) or other authorized financial institutions at exchange rates quoted by SBV. Approval of foreign currency payments by the SBV or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of VND is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the Vietnam Foreign Exchange Trading System market.

Concentration risk

We have a concentration of our revenues with specific customers and accounts payable with specific vendors.

For the six months ended June 30, 2024, one related party customer accounted for 81% of total revenues. For the six months ended June 30, 2024, two third party customers accounted for 47% and 43% of revenues generated from third parties, respectively. For the year ended December 31, 2023, one related party customer accounted for 99% of our total revenues. For the year ended December 31, 2023, one third party customer accounted for 86% of revenues generated from third parties.

As of June 30, 2024, three suppliers from third parties accounted for 18%, 16%, and 14% of accounts payable, respectively. As of December 31, 2023, four third-party suppliers accounted for 30%, 15%, 12% and 11% of accounts payable, respectively.

For the six months ended June 30, 2024, one related party supplier accounted for 100% of total purchases of inventories from a related party. For the six months ended June 30, 2024, two third party suppliers accounted for 55% and 16% of purchases of inventories from third parties, respectively. For the six months ended June 30, 2024, one related party supplier and one third party supplier accounted for 50% and 27% of total purchases of inventories, respectively. For the six months ended June 30, 2023, the Company did not commence operations and did not purchase from suppliers.

For the year ended December 31, 2023, one related party supplier accounted for 100% of total purchases of inventories from a related party. For the year ended December 31, 2023, three third party suppliers accounted for 42%, 13% and 10% of purchases of inventories from third parties, respectively. For the year ended December 31, 2023, two third party suppliers accounted for 58% and 13% of purchases of property and equipment, respectively. For the year ended December 31, 2023, one related party supplier and one third party supplier accounted for 64.5% and 14.8% of total purchases of inventories, respectively.

Internal Control Over Financial Reporting

Prior to the consummation of the Transactions, we are a private company preparing separate financials statements only. We have limited accounting and financial reporting personnel and other resources with which to address our internal controls and procedures required for public companies. Becoming a U.S. public company,

TOYO Co., Ltd will operate in an increasingly demanding regulatory environment, which requires us to comply with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Nasdaq regulations, SEC rules and regulations, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls in accordance with the Sarbanes-Oxley Act are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.

We identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses relate to (i) our lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP accounting standards and financial reporting requirements set forth by the SEC to address complex U.S. GAAP accounting issues and to prepare and review our financial statements, including disclosure notes, in accordance with U.S. GAAP and SEC financial reporting requirements, and (ii) our lack of period end financial closing policies and procedures for preparation of financial statements, including disclosure notes, which are in compliance with U.S. GAAP and relevant SEC financial reporting requirements.

We are in the process of designing and implementing measures to improve our internal control over financial reporting to remediate the material weaknesses, including by implementing new information technology and systems for the preparation of the financial statements, implementing additional review procedures within our accounting and finance department, hiring additional staff and engaging external accounting experts to support improving our accounting processes and procedures and supplement our internal resources in our computation processes. While we are designing and implementing measures to remediate the material weaknesses, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. These measures may not remediate the deficiencies in internal control or prevent additional material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations.

We anticipate that the process of building our accounting and financial functions and infrastructure will result in substantial costs, including significant additional professional fees and internal costs. Any disruptions or difficulties in implementing or using such a system could adversely affect our controls and harm our business. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management’s attention.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements as part of the consolidated group. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed, investors could lose confidence in our reported financial information and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

CORPORATE HISTORY AND STRUCTURE

TOYO Co., Ltd (“TOYO”) was incorporated as an exempted company under the laws of Cayman Islands on May 16, 2023, for the purpose of effectuating the Business Combination.

Vietnam Sunergy Cell Company Limited (“TOYO Solar”) was incorporated on November 8, 2022 as a limited liability company established under the laws of the Socialist Republic of Vietnam (“Vietnam”) and a solely owned subsidiary of VSUN. TOYO Solar was an early-stage company incorporated to separate the solar cell and module production businesses from VSUN, its affiliate and a majority-owned subsidiary of Fuji Solar. TOYO Solar is committed to becoming a reliable integrated service solar solutions provider in the United States and globally, integrating the upstream production of wafer and silicon, midstream production of solar cell, downstream production of photovoltaic (PV) modules, and potentially other stages of the solar power supply chain.

On April 26, 2023, TOPTOYO INVESTMENT PTE. LTD. (“SinCo”), was incorporated as a Singapore private company limited by shares and a wholly owned subsidiary of Fuji Solar for the of effectuating the Business Combination.

In connection with the Business Combination, as a result of the Pre-Merger Reorganization, SinCo has become a wholly owned subsidiary of TOYO, and TOYO Solar has become a direct wholly-owned subsidiary of SinCo. TOYO has been the consolidating entity for purposes of TOYO Solar’s financial statements since the consummation of the Pre-Merger Reorganization. As of the date of this prospectus, SinCo has no operations as a holding company. TOYO conducted its business substantially through TOYO Solar.

In July 2024, the Business Combination was completed, upon which “TOYO Co., Ltd”, an exempted company under the laws of Cayman Islands, became the ultimate corporate parent of our group, and the Ordinary Shares were listed on the Nasdaq under the symbol “TOYO.”

To facility the operations and business development plan, TOYO has established the following subsidiaries:

(1)    Yuyou (Shanghai) New Energy Technology Co., Ltd. (“TOYO China”) was incorporated on November 20, 2023 in China, as a wholly owned subsidiary of TOYO Solar. TOYO China’s principal business is sales of solar cells and solar modules and related businesses. As of the date of this prospectus, TOYO China has not engaged in any substantial business operations.

(2)    TOYO Holdings LLC (“TOYO Holdings US”) was formed on June 25, 2024 in Delaware, as a wholly owned subsidiary of SinCo. TOYO Holdings US is a holding company. As of the date of this prospectus, TOYO Holdings US has not engaged in any substantial business operations.

(3)    TOYO America LLC (“TOYO America”) was formed on August 26, 2024 in Delaware, as a wholly owned subsidiary of TOYO Holdings US. TOYO America is expected to become a solar panel manufacturer. As of the date of this prospectus, TOYO America has not engaged in any substantial business operations.

(4)    TOYO Solar LLC (“TOYO Solar US”) was formed on August 26, 2024 in Delaware, as a wholly owned subsidiary of TOYO Holdings US. TOYO Solar US is expected to become a trading company to sell solar panel in the U.S. As of the date of this prospectus, TOYO Solar US has not engaged in any substantial business operations.

(5)    TOYO SOLAR (SINGAPORE) PTD. LTD (“TOYO SOLAR SGP”) was incorporated on August 14, 2024 in Singapore, as a wholly owned subsidiary of SinCo. TOYO SOLAR SGP is established to facilitate the sale of the solar panel. As of the date of this prospectus, TOYO SOLAR SGP has not engaged in any substantial business operations.

(6)    TOYO SOLAR MANUFACTURING ONE MEMBER PRIVATE LIMITED COMPANY (“TOYO SOLAR PLC”) was incorporated on October 8, 2024 in Ethiopia, as a wholly owned subsidiary of SinCo. As of the date of this prospectus, TOYO SOLAR PLC has not engaged in any substantial business operations.

On November 25, 2024, Solar Plus Technology Texas LLC, a Texas limited liability company (“Solar Plus LLC”) became a wholly owned subsidiary of TOYO Solar US pursuant to the Membership Interest Purchase Agreement, and TOYO Holdings US, holding 75.01% of the membership interests of TOYO Solar US. As of the date of this prospectus, Solar Plus LLC has completed the phase 1 construction of a solar module plant at the Texas Facility and expects to commence its first 1.0GW of commercial production of solar module by the middle of 2025.

Our registered office is at the office Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, and our principal executive office is 5F, Tennoz First Tower, 2-2-4, Higashi-Shinagawa, Shinagawa-ku, Tokyo, Japan 140-0002. The Company’s principal website address is https://www.toyo-solar.com/#. We do not incorporate the information contained on, or accessible through, our websites into this prospectus, and you should not consider it a part of this prospectus.

The following charts summarize our corporate legal structure and identify our subsidiaries as of the date of this prospectus.

MARKET OPPORTUNITIES

The information presented in this section has been derived from an industry report (the “CIC Report”) commissioned by TOYO Solar and issued by CIC, an independent research firm to provide information regarding the industry and market position of TOYO Solar in Southeast Asia and the United States. The CIC Report was issued in September 2023 prior to the consummation of the Pre-Merger Reorganization. As a result and following the consummation of the Pre-Merger Reorganization, TOYO Solar became a wholly owned subsidiary of TOYO.

Overview of Global Market Trends for Renewable Energy

With its clean, secure, independent and controllable characteristics, renewable energy is increasingly playing a dominant role in driving the global transition to low-carbon energy. According to the International Energy Agency (IEA), under its Announced Pledges Scenario (APS), which assumes governments will meet their ambitious targets, including achieving net-zero emissions and ensuring energy access, renewables are projected to contribute 50.7% of the total energy supply by 2050. Furthermore, the IEA’s Net Zero Emissions by 2050 Scenario (NZE) presents a roadmap for eliminating carbon dioxide emissions in the energy sector by 2050, with renewables expected to account for 70.1% of the total energy supply in the same time frame. The following diagrams illustrate the historical and projected global energy supply structure (in terms of renewable vs non-renewable energy) under APS and NZE, respectively, up to the year of 2050.

Source: IEA, CIC Report

Overview of Global Market Trends for Solar Energy

Solar energy is a rapidly growing and attractive source of renewable energy that offers many economic and environmental advantages, according to CIC. Based on a forecast made by IEA in June 2023, solar power is expected to account for two-thirds of the renewable electricity net capacity additions worldwide in 2023 and is expected to keep growing in 2024. The growing use of battery energy storage has also further increased demand for solar energy by providing utilities with greater flexibility to store solar-generated power and dispatch it as needed, according to CIC.

The cost of generating electricity from PV solar power systems has decreased significantly, making it competitive with or cheaper than traditional forms of energy production. For instance, the cost of solar generation has decreased approximately 90% over the last decade, according to CIC. According to CIC, the improvements in the levelized costs of energy (LCOE) for utility scale solar PV are mainly due to technological improvements and greater economies of scale. Further, according to a report published by Lazard in April 2023, the solar electricity competes with both natural gas and wind, and costs much less than traditional technologies such as coal and nuclear. The following diagram compares the LCOE among various forms of energy production in April 2023, excluding the impact of subsidies. LCOE measures the average lifetime cost of electricity generation for a power plant, and is derived by dividing the discounted lifetime costs by the discounted total amount of actual energy produced.

Comparison of Levelized Cost of Energy, Excluding Subsidies

Source: Lazard (April 2023), CIC Report

The cost reduction of solar electricity has enabled the development of solar systems in areas without financial incentives, promoting widespread adoption. Advancements in energy storage technology have further improved the potential of solar energy as a substitute for traditional energy sources, according to CIC. Additionally, solar energy has significant environmental benefits, including zero greenhouse gas emissions and minimal water usage. As a result, solar markets worldwide are expanding and evolving.

Overview of Supply Chain of Solar Power

The decrease in the LCOE for solar power can be attributed to several factors, including the increased maturity of the solar industry’s supply chain, ongoing technological advancements, and economies of scale achieved at each stage of the supply chain.

The solar power supply chain, as illustrated in the diagram below, consists of (i) production of polycrystalline silicon materials, (ii) pulling and slicing of monocrystalline ingots and wafers, (iii) production of solar cells, (iv) encapsulation of solar modules, and (vi) and provision of services for solar PV application systems.

Source: U.S. Department of Energy

Polysilicon Production

The process of polysilicon production involves converting polycrystalline silicon material into ingots or monocrystalline silicon rods through casting or melting. These ingots or rods are then sliced into wafers using wire saws.

As of the end of 2022, the annual manufacturing production for PV-grade polysilicon reached 0.9 million metric tonnes, which can meet the demand for approximately 370GW of crystalline silicon wafers, according to CIC. China dominated the global market for polysilicon production, accounting for approximately 87.4% of the market in 2022, while Europe, Southeast Asia and the United States held the remaining market share, according to CIC. The global polysilicon production is expected to increase from 0.9 million metric tonnes in 2022 to a projected 3.3 million metric tonnes by 2027, indicating substantial growth in the coming years. The following diagram illustrates the historical and projected polysilicon production by region:

Polysilicon Production by Region, 2018 – 2027E

Source: CIC Report

Notes: SEA = Southeast Asia; ROW = Rest of the World

The diagram below illustrates the historical and projected annual average cost of polysilicon. According to CIC, the cost of polysilicon has experienced a significant growth since 2020, rising from $9.7/kg in 2019 to $35.5/kg in 2022. The cost increase is mainly driven by supply disruptions due to COVID-19 restrictions limiting polysilicon production capacity in China, the largest global supplier, and strong ongoing demand growth in the solar PV industry with increasing PV installations globally. According to CIC, the cost is expected to decrease from $35.5/kg in 2022 to $15.5/kg by 2023, and further to $7.2/kg by 2027. This anticipated decrease in cost is primarily driven by a significant increase in polysilicon supply in China and a corresponding decline in the comprehensive energy cost associated with polysilicon production, which encompasses the expenses incurred in the utilization of natural gas, coal, electricity, steam, water, and other resources during the production.

Annual Average Cost of Polysilicon, 2018 – 2027E

Source: CIC Report

Note: Annual average cost refers to annul average selling price or annal average spot price

Notably, the improvements in manufacturing techniques, such as the implementation of fluidized bed reactors and upgraded metallurgical-grade silicon (UMG-Si) production, are expected to contribute significantly to this expected reduction in energy costs. These advancements allow for greater efficiency in polysilicon production and subsequently lead to cost savings.

Wafer Production

The production of silicon wafers involves the conversion of polycrystalline silicon into ingots or monocrystalline silicon rods, which are subsequently sliced into wafers. The global wafer production is expected to increase from 368.0GW in 2022 to a projected 1,137.3GW by 2027, indicating substantial growth in the coming years. The historical and projected wafer production by region is further illustrated by the diagram below:

Wafer Production by Region, 2018 – 2027E

Source: CIC Report

Notes: SEA = Southeast Asia; ROW = Rest of the World

The United States currently lacks wafer production capacity; however, once construction is completed, the volume of production is estimated to reach 48.6GW by 2027. In Southeast Asia, wafer production is relatively limited, contributing only 2.1% to the overall wafer production in 2022. Nevertheless, manufacturers in Southeast Asia are anticipated to accelerate their growth, with volume projected to reach 29.1GW in 2027, as suggested by CIC. Comparatively, Europe accounted for a relatively small proportion of global wafer production, totaling 1.4GW in 2022, but this is expected to grow significantly to 22.8GW by 2027. Meanwhile, China has perpetuated its dominance in global wafer production, representing a substantial market share of 97.0% in 2022.

The shifts in wafer production methods and technologies have substantially reduced manufacturing costs of silicon wafers. The use of diamond wire saws since 2015 has led to reduced silicon consumption. From 2010 to 2022, the average polysilicon usage per watt of finished wafer decreased by 58.2% according to CIC. The shift to monocrystalline wafer production and the wide adoption of larger wafer sizes (182mm and above) since 2020 have also led to reduced cost of silicon wafers, according to CIC. The shift to monocrystalline wafer production has facilitated cost-effective manufacturing of high-efficiency cells, contributing to a reduction in the per-watt cost of solar PV modules. According to CIC, the proportion of monocrystalline wafer in the overall production rapidly increased from less than 45.0% in 2018 to 97.5% in 2022, as illustrated in the diagram below. Also, by directly increasing the size of wafers, the equipment and labor costs of the various sectors of the solar PV industry value chain can be diluted, directly reducing the manufacturing costs of solar cells and modules, which in turn will lower the LCOE of solar power. According to CIC, the proportion of large size wafers (182mm and above) in the overall production rapidly increased from less than 1.0% in 2018 to 82.8% in 2022, and is expected to continue increasing rapidly to 98.6% in 2027.

Proportion of Monocrystalline Wafers and Large-size Wafers (182mm and Above) in Global Wafer Production, 2018 – 2027E

Source: CIC Report

Solar Cell Production

Solar cells are crucial in the conversion of sunlight into electricity. Their production involves intricate processes that demand technical expertise and substantial investments. The manufacturing steps for solar cells vary based on the cell architecture and encompass a range of activities such as pre-check and pretreatment, texturing, acid cleaning, diffusion, etching and edge isolation, post-etching washing, anti-reflective coating deposition, contact printing and drying, as well as testing and cell sorting. Rigorous inspections and electrical testing are conducted to ensure the quality of cells, with automation playing a significant role in streamlining the manufacturing industry. The following diagram illustrates the historical and projected solar cell production by region:

Solar Cell Production by Region, 2018 – 2027E

Source: CIC Report

Notes: SEA = Southeast Asia; ROW = Rest of the World

According to CIC, the United States currently lacks crystalline silicon solar cell production but is anticipated to produce 32.4GW of solar cells by 2027. Manufacturers in Southeast Asia accounted for 7.5% of global solar cell production in 2022, and their production is projected to increase substantially from 26.5GW in 2022 to an estimated 108.6GW by 2027. In terms of Europe, its production capacity remains limited, representing only 0.3% of total cell production in 2022. However, it is expected to grow to 2.0% in 2027, with an estimated solar cell capacity of 22.1GW. China has played a significant role in solar cell production, boasting a dominant market share of 89.5% in 2022. The volume of solar cell production in China has witnessed substantial growth, rising from 87.2GW in 2018 to 318.0GW in 2022, representing a CAGR of 38.2%, and is further expected to reach 857.1GW by 2027, representing a CAGR of 21.9% from 2022 to 2027.

Solar Cell Technology

Crystalline silicon solar cells are categorized into either P-type cells or N-type cells.

•        P-Type Cells.    P-type cells with Passivated Emitter and Rear Cell (PERC) technology have gained significant traction and are widely adopted by the industry. In 2022, PERC solar cells achieved a conversion efficiency of 23.2% for mass production, according to CIC.

•        N-Type Cells.    N-type cells are projected to become the mainstream technology in the solar cell industry. N-type cells offer several advantages, including high efficiency levels, resistance to degradation, and low temperature coefficients, according to CIC. These features not only enhance solar energy generation but also contribute to cost reduction, making N-type cells a promising avenue for future advancements in solar cell technology.

The representative features of the type P-type cells and N-type cells are summarized as follows:

Type	Cell Technology	Features
P-Type	Passivated Emitter and Rear Cell (“PERC”)

The addition of a dielectric passivation layer on the backside of the cell, along with the use of localized metal contacts, effectively reduces electron recombination on the rear surface and enhances light reflection. This unique design enables the cell to generate electricity from both sides, a feature known as double-sided power generation.

N-type	Tunnel Oxide Passivated Contact (“TOPCon”)

A thin layer of tunnel oxide and a highly doped polycrystalline silicon layer are prepared on the backside of the cell, forming a passivating contact structure. This structure can inhibit minority carrier recombination, thereby enhancing the open-circuit voltage and short-circuit current of the cell. TOPCon and PERC technologies share multiple manufacturing processes, and it is expected that TOPCon will be the preferred technology for upgrading and retrofitting PERC production lines.

Passivated Emitter Rear Totally-diffused (“PERT”)

Similar to the P-type PERC cell structure, the main difference lies in the use of an N-type substrate instead of a P-type substrate, resulting in a cell capable of generating electricity from both sides.

Heterojunction Technology (“HJT”)

The combination of thin-film and high-quality silicon cell technologies has led to the development of an efficient cell technology. Heterojunction cells offer wider bandgap and greater potential for improving cell efficiency compared to homojunction cells, making them a potential mainstream technology in the future.

Interdigitated Back Contact (“IBC”)

The front and back electrodes of the cell are arranged in a cross-shaped pattern, known as a back-contact cell structure. This design eliminates front-side busbars, maximizing the utilization of incident light. However, this technology involves complex manufacturing processes and high production costs, currently offering lower cost-effectiveness compared to other cell technologies.

The advancement of solar cell technology is centered around enhancing light absorption and optimizing the efficiency of converting solar energy into electricity, all while minimizing energy losses. By focusing on the development of N-type cells and leveraging their inherent strengths, researchers and manufacturers can pave the way for improved solar energy generation, increased efficiency, and greater cost-effectiveness, thus driving meaningful progress in the field of solar cell technology, according to CIC.

In particular, the advancements in N-type TOPCon cell technology are driving considerable developments in the solar industry, with increased manufacturing capacity, improvements in efficiency, and cost advantages, as discussed in more details below. These trends are expected to reshape the landscape of solar cell production, contributing to enhanced performance and cost-effectiveness in the field of solar energy generation.

According to CIC, manufacturers produced around 19.9GW TOPCon cells, capturing a substantial 5.6% market share of total module production in 2022. Leading TOPCon cell manufacturers achieved an approximate efficiency of 25% in 2022 and anticipate even further enhancements through the utilization of surface engineering (SE) techniques, with a potential efficiency increase of 0.2% to 0.3%, according to CIC. These efficiency and yield advancements are projected to play a pivotal role in reducing the cost of solar cells and improving the LCOE for solar power generation. Consequently, the TOPCon technology is expected to witness substantial growth and holds significant potential for advancements in the solar industry, according to CIC and as illustrated in the diagram below:

Solar Cell Market Share by Technology, 2018 – 2027E

Source: CIC Report

Notes: TOPCon = Tunnel Oxide Passivated Contact; HJT = Heterojunction Technology; PERC = Passivated Emitter and Rear Cell; IBC = Interdigitated Back Contact

Furthermore, considering the rapid expansion of TOPCon capacity and its anticipated timeline for online deployment, TOPCon cell production is expected to reach 134.8GW in 2023, accounting for 28.7% of the total module production, according to CIC. By 2024, TOPCon cell production is projected to surpass that of PERC technology, leading to a faster transition away from PERC products due to various factors like TOPCon’s efficiency and cost advantages, according to CIC.

Solar Module

Solar modules, which consist of interconnected solar cells, are critical components in solar power systems and have a significant impact on the cost of solar energy generation. Over the years, there have been considerable advancements in solar module technology, resulting in increased efficiency and improved performance, according to CIC.

Between 2010 and 2016, the annual efficiency of solar modules saw an average increase of approximately 0.3% to 0.4%, while from 2017 to 2020, this rate accelerated to about 0.5% to 1% per year, signifying a significant shift in the pace of technological advancement. These advancements have been achieved through improvements in optical, electrical, and structural aspects of solar module technology, according to CIC.

Optical optimization techniques aim to minimize light reflection and enhance light absorption through optimization of materials and solder ribbons. Electrical optimization focuses on reducing resistance losses by employing current distribution and interconnection methods such as half-cell design and multi-busbar configurations. Structural optimization involves layout changes and breakthroughs like bifacial modules and large wafer technology.

During the assembly process, solar cells are connected into strings, creating an array that is then encapsulated between glass or back sheet layers. Modules typically feature junction boxes with diodes and extruded aluminum frames. Additionally, there are alternative options available, such as frameless and glass-glass modules, which may incorporate bifacial cells.

Solar module production integrates these advancements and options to continuously enhance the power generation capacity of modules, ultimately driving down energy costs. In 2022, the global solar PV module production capacity reached an impressive 523.6 GW, with crystalline silicon technology accounting for 98.1% of this capacity and thin-film manufacturing making up the remaining 1.9%, according to CIC. The following diagram illustrates the historical and projected solar module production by region:

Solar Module Production by Region, 2018 – 2027E

Source: CIC Report

Notes: SEA = Southeast Asia; ROW = Rest of the World

According to CIC, among the 38 countries with module assembly facilities, China accounted for approximately 85.3% of the total production. Southeast Asian manufacturers contributed 7.2% to the global production volume. It is worth noting that a significant portion of the manufacturing capacity in these 38 countries was established by Chinese companies with a focus on exporting to the United States. Meanwhile, the United States and Europe had limited module production capabilities, representing only 1.5% and 1.6% of the total production in 2022, respectively. Their production primarily aimed to meet domestic market demands, often facing limitations in PV cell and wafer manufacturing capacity.

The volume of global solar module production is expected to reach 1,072.4GW by 2027, representing a CAGR of 25.9% from 2022. This growth will be primarily driven by technological advancements and increased manufacturing capacity. By 2027, the United States and Southeast Asia are projected to account for 6.3% and 9.1% of the global module production, respectively.

Solar Installation

Improvements throughout the PV supply chain have significantly reduced unit costs of power generation and created up solar PV’s dominant position in the era of green energy, according to CIC. Global solar capacity installations have been growing significantly in recent years. According to CIC, solar capacity installations reached 130GW in 2020, followed by 170GW in 2021 and 230GW in 2022, with year-on-year growth rates of 30.8% and 35.3% respectively. It is projected that solar capacity installations in 2023 will increase by 52.2% compared to 2022, reaching 350GW globally.

The United States is the second-largest market in terms of annual and cumulative installations, according to CIC. Solar capacity annual installations in the United States are expected to reach 36.0GW in 2023, according to CIC. The total installed U.S. solar fleet is expected to grow three times larger than it is today, from 140.6GW at the end of 2022 to more than 450.0GW by 2027, according to CIC.

Our Opportunity

Over the past decade, China has emerged as a dominant player in the solar PV manufacturing landscape, particularly in the production of wafers, cells, and modules. China’s global share of polysilicon production capacity has nearly tripled during this period, reflecting its significant role and influence in the global solar PV industry, holding a share of over 80% in all manufacturing stages. However, intense competition and excess capacity in the industry have compelled Chinese companies to adopt a low-price strategy. Furthermore, the United States has launched anti-dumping and countervailing duty investigations against Chinese solar companies since November 2011. The subsequent U.S.-China trade war, decoupling efforts, and concerns over the origin of products from Xinjiang Uygur Autonomous Region of China have affected Chinese solar companies’ exports to the U.S. market.

The implementation of the Uyghur Forced Labor Prevention Act (UFLPA) by the U.S. Customs and Border Protection has significantly impacted solar panel imports to the United States. According to the UFLPA, goods produced in the Xinjiang Uyghur Autonomous Region of China or by certain entities are presumed prohibited, unless compliance conditions are met to demonstrate the absence of forced labor. However, compliance challenges and uncertainties, such as traceability issues, have affected solar panel imports, potentially causing delays.

In addition to the UFLPA, the Commerce Department initiated anticircumvention inquiries of the Solar 1 Orders on April 1, 2022. These inquiries cover merchandise from countries including Vietnam, Malaysia, Thailand, and Cambodia. Preliminary determinations, issued on December 1, 2022, found that certain PV solar cells and modules produced in these countries using parts from China circumvented the Solar 1 Orders, subjecting them to antidumping and countervailing duty (AD/CVD) liabilities. The Commerce Department announced its final determinations on the circumvention inquiries of solar cells and modules from China on August 18, 2023. The department found that certain Chinese producers were shipping their solar products through Cambodia, Malaysia, Thailand, and/or Vietnam for minor processing to avoid paying AD/CVD. However, on June 6, 2022, President Biden issued an emergency declaration that delayed cash deposit or duty payment obligations until the expiration of the order on June 6, 2024, or termination of the emergency declaration. Importers and exporters who comply with certification procedures can avoid these additional duties.

Further, in April 2021, the Biden administration announced a commitment to cut U.S. greenhouse gas emissions by 50% by 2030, necessitating the addition of 50GW of new solar power generation capacity annually. However, the United States had module production capacities of approximately 9.0GW in 2022, according to CIC. The AD/CVD policy, coupled with China’s dominance in the global solar market, has resulted in supply shortages in the U.S. solar market, which heavily relies on imports, according to CIC. To address this shortage, the U.S. government exempted Cambodia, Malaysia, Thailand, and Vietnam from the AD/CVD in September 2022.

However, on April 24, 2024, the American Alliance for Solar Manufacturing Trade Committee filed AD and CVD petitions on imports of CSPV cells from Cambodia, Malaysia, Thailand, and Vietnam. The AD petition alleges that imports of CSPV cells from the targeted countries are being sold in the United States at less than fair value. The CVD petition alleges that the governments of the targeted countries are providing countervailable subsidies with respect to the manufacture, production, and export of CSPV cells. The Commerce Department will determine whether imports of CSPV cells from the targeted countries were dumped in the United States, and establish the ADs that will be imposed. It will also determine whether the governments of the targeted countries subsidized exports of CSPV cells to the United States. The ITC will determine whether imports of the subject merchandise are materially injuring, or threaten to materially injure, the domestic industry. In November 2024, the Commerce Department made preliminary AD/CVD determinations and, among the others, assigned a preliminary AD rate of 271.73% for solar cells and modules from Vietnam involved in circumvention of U.S. duties. It is estimated that the Commerce Department will make final AD/CVD determinations around April 2025. See “Risk Factors — We may face risks associated with the current and future manufacturing, marketing, distribution and sale of our products internationally and the construction and operation of our overseas manufacturing facilities. If we are unable to effectively manage these risks, our business and operations abroad may be adversely affected and our ability to maintain, develop and expand our business abroad may be restricted.”

At the backdrop of the above regulatory developments, upon commissioning of its 3GW TOPCon solar cell production capacity, TOYO Solar is positioned to become one of the few suppliers that are capable to provide TOPCon solar cell outside of China. With the second phase of the project, adding another 3GW solar cell capacity and totaling up to 6GW, TOYO Solar will further expand its scale advantage and establish a strong position in the market. Currently, the management is actively observing and analyzing the recent changes and development in relevant regulations and government policies and environmental conditions and evaluating the construction plan and expects to commence the construction when there is more clarity in the relevant regulations and government policies. Additionally, TOYO Solar plans to achieve vertical integration by establishing module and wafer slicing plants. We have strategically selected a solar cell plant located in Hawassa, Ethiopia with an expected annual capacity of 2GW taking advantage of the country’s favorable investment policies, tariff status and ample hydropower supply. We have leased a facility located in Texas to accommodate our solar module production with an expected annual capacity of 6.5GW by 2029. We may plan to further expand the annual capacity of our cell plant in Vietnam up to 6GW in the future and construct a solar cell plant in the U.S. and our own wafer slicing plant at a selected location, pending the management’s analysis and evaluation of regulatory developments, construction cost and customer demands. This strategic global supply chain system ensures supply stability, reduced policy risk, and cost-effective production in Southeast Asia.

Competitive Landscape

The U.S. market is a significant focus for us as it is one of the largest solar PV markets globally and continues to grow. However, despite the notable increase in demand, with PV panel imports rising from 5GW in 2018 to 38GW in 2023, according to Bloomberg NEF, domestic production in the United States has not been able to keep up with the expanding demand. Local suppliers only accounted for approximately 15% of the total solar module demand in 2022, revealing a significant supply-demand disparity. This situation has been intensified by the lack of wafer production capacity in 2014 and cell production capacity in 2020. Consequently, there has been no domestic PV cell production since 2021, and solar module production was limited to around 5.0GW in 2022, highlighting the constraints faced by local manufacturers, according to CIC.

In Europe, local suppliers also face challenges in exporting their products due to insufficient local capacity, according to CIC. Although there is some capacity available in 2022, such as 16.1GW of module production capacity, 2.8GW of solar cell production capacity, and 2.4GW of wafer production capacity, these figures only represent 3.1% of the global module production capacity and less than 1% of the global solar cell and wafer production capacities, according to CIC. This falls short of meeting the demand both domestically and in other regions.

Trade policies and tariffs imposed on Chinese PV manufacturers impact their exports to the U.S. market to a certain extent. Tariffs imposed are traced back to polysilicon, with China’s polysilicon production capacity accounting for more than 90% of the world. Therefore, in the short term it will make Chinese module products lose part of the price advantage. At the same time, U.S. Customs and Border Protection has banned the import of any products related to Xinjiang Uygur Autonomous Region of China in terms of UFLPA and a number of Chinese PV manufacturers have been included in the ban list.

Manufacturers from Southeast Asia, particularly Malaysia, Vietnam, and Thailand, have emerged as the primary sources of PV panel and cell imports for the United States. These Southeast Asia suppliers offer competitive pricing, ample manufacturing capabilities, and the capacity to meet the growing demand for solar cells and solar modules in the U.S. market. Consequently, they have become the most viable option in the current competitive landscape. The following table illustrates TOYO Solar and its competitors from Southeast Asia:

TOPCon Cell Production Capacity Outside of China, GW, 2023E

Location	Company	Headquarters	Production capacity	Time of roll-off, as of August 18, 2023
Thailand	Trina Solar Co., Ltd	China	2.0	Before April 2023
Vietnam	TOYO Solar	Japan	3.0	August 2023
Thailand	Canadian Solar Inc.	China	8.0	Not Rolled Off
Vietnam	Jinko Solar	China	8.0	Not Rolled Off
India	Adani Green Energy Ltd	India	2.0	Not Rolled Off
India	Waaree Energies Ltd	India	4.0	Not Rolled Off

Source: CIC Report

BUSINESS

Unless the context otherwise requires, all references in this section to “TOYO” refer to TOYO Co., Ltd. All references to “TOYO Solar” refer to Vietnam Sunergy Cell Company Limited. All references to the “Company,” our “Company,” “we,” “us” or “our” refer to TOYO Solar prior to the consummation of the Pre-Merger Reorganization, and collectively to TOYO and its subsidiaries, including TOYO Solar, following the consummation of the Pre-Merger Reorganization. All references to “Fuji Solar” refer to Fuji Solar Co., Ltd. All references to “VSUN” refer to Vietnam Sunergy Joint Stock Company and its direct and indirect subsidiaries. All references to “WWB” refer WWB Corporation. All references to “Abalance” refer to Abalance Corporation.

Overview

Our mission is to power the world with green and clean energy.

We are an early-stage company incorporated in November 2022 to separate the solar cell and module production businesses from VSUN, our affiliate and a majority-owned subsidiary of Fuji Solar. We are committed to becoming a reliable integrated service solar solutions provider in the United States and globally, integrating the upstream production of wafer and silicon, midstream production of solar cell, downstream production of photovoltaic (PV) modules, and potentially other stages of the solar power supply chain.

We are headquartered in Japan. Currently, we have established two solar cell plants located in Vietnam and Ethiopia. To date, our cell plant in Vietnam has commenced commercial production since the second half of 2023 and achieved its full 2GW annual capacity. By locating our solar cell production in Vietnam, Southeast Asia and incorporating automatic guided vehicles (AGVs) and TOPCon technology in our cell plant, we are well positioned to produce high quality solar cells at a competitive scale and cost. We may plan to further expand the capacity of our facility in Vietnam, and the management is actively observing and analyzing the recent changes and development in relevant regulations and government policies and environmental conditions and evaluating the construction plan, as well as construction costs and customer demands, and expects to commence the construction when there is more clarity in the relevant regulations and government policies. We have strategically selected a solar cell plant located in Hawassa, Ethiopia taking advantage of the country’s favorable investment policies, tariff status and ample hydropower supply. The solar cell plant in Ethiopia is expected to commence production and achieve 2GW production capacity by the end of the first quarter of 2025. We aim to fully utilize our annual solar cell production capacity from Vietnam and Ethiopia, as well as collaborations with some OEMs to fulfill additional orders, and supply our solar cells under the “TOYO Solar” brand to our affiliate VSUN and a select group of PV module manufacturers. We have entered into supply agreements with certain solar cell customers.

In line with the overall strategy of Fuji Solar and its controlling shareholder, WWB, we are preparing ourselves for the manufacturing of solar PV modules for sales in the United States, allowing our affiliate VSUN to focus on ex-U.S. PV module markets. Specifically, we have leased a facility located in Texas to accommodate our solar module production with an expected annual capacity of 6.5GW by 2029. We plan to commence the first 1GW production of solar modules by the middle of 2025 at the Texas plant and increase the capacity to 2.5GW by the end of 2025. We intend to manufacture and supply our solar PV modules, initially in collaboration with VSUN, leveraging its certification and brand name, and, after we obtain the requisite certifications, independently manufacture and supply PV modules under “TOYO Solar.” Thereafter, we may plan to construct a solar cell plant in the U.S. and our own wafer slicing plant at a selected location, pending the management’s analysis and evaluation of regulatory developments, construction costs and customer demands, and continue to be dedicated to becoming a reliable integrated service solar solutions provider in the United States and globally.

We derive competitive edge from our relationship with Fuji Solar, WWB, Abalance and VSUN. Fuji Solar, our affiliate, is a majority-owned subsidiary of WWB, a Japanese company that develops photo voltaic systems and sells construction equipment and related parts. WWB is a subsidiary of Abalance, a public company listed on the Tokyo Stock Exchange that has extensive experience and expertise in the investment, development, construction and operation of solar energy projects globally. VSUN, our affiliate and a majority-owned subsidiary of Fuji Solar, is a specialized PV modules producer with an established presence and brand recognition in regions including the United States, Europe and Asia. Since the third quarter of 2019, VSUN has been listed by Bloomberg New Energy Finance (NEF) as one of Tier 1 PV module manufacturers. VSUN’s solar modules are recognized as the core assets of efficient and reliable PV power stations, which would be beneficial for solar market players who utilize VSUN’s solar modules to obtain financing from such banks and financial institutions. We believe that, by leveraging VSUN’s successful experience and market insights, as well as its strong presence and reputation in the solar industry, we are able to quickly obtain access to the U.S. market with minimal upfront marketing and brand promotion, and build “TOYO Solar” as a trusted PV module supplier brand in the United States and even globally.

We inherited corporate culture from Fuji Solar, WWB and Abalance, which we believe will enable us to strive for and sustain operational excellence. This Japanese-style corporate culture values discipline and a down-to-earth attitude, aligns corporate growth and personal career goals, and encourages employees to be self-driven. Further, we intend to implement the Japanese-style management system that was proven to be effective by Fuji Solar, WWB, Abalance and VSUN, which is centered around the manufacturing sites and intended to resolve issues arising from the sites in the most efficient and effective manner. We believe sharing the same corporate culture and management style with Fuji Solar, WWB, Abalance and VSUN and leveraging their successful experience will enable us to quickly grow as an independent entity and achieve our operational objectives.

Following the consummation of the Transactions, we are expected to become the first Japanese solar cell company listed in the United States, uniquely positioned to combine the U.S. capital markets, Japanese products, brands and management team, as well as Southeast Asia’s manufacturing resources, to enhance its competitiveness in the solar industry and become a reliable supplier of quality solar cells and PV modules to the global solar energy community.

Our Market Opportunity

Solar energy is a rapidly growing and attractive source of renewable energy that offers many economic and environmental advantages, according to CIC. Due to the continuous progress of PV power generation technology, the levelized cost of energy (LCOE) of utility-scaled solar PV power generation continues to decrease, which is lower than that of coal power generation, stimulating the rapid growth of the global PV power generation market. Based on the forecast of International Energy Agency (IEA) in 2022, solar power is expected to account for two-thirds of the renewable electricity net capacity additions worldwide in 2023 and is expected to keep growing in 2024.

The solar energy market in the United States is one of the largest solar PV markets globally and continues to grow. However, despite the notable increase in demand, with PV panel imports rising from 5GW in 2018 to 38GW in 2023, according to Bloomberg NEF, domestic production in the United States has not been able to keep up with the expanding demand. Local suppliers only account for approximately 15% of the total solar module demand, indicating a significant supply-demand disparity. This situation has been intensified by the lack of wafer production capacity in 2014 and cell production capacity in 2020. Consequently, there has been no domestic PV cell production since 2021, and solar module production has been limited to around 5GW in 2022, highlighting the constraints faced by local manufacturers, according to CIC.

Manufacturers from Southeast Asia, particularly Malaysia, Vietnam, and Thailand, have emerged as the primary sources of PV panel and cell imports for the United States. These Southeast Asia suppliers not only offer competitive pricing, ample manufacturing capabilities, and the capacity to meet the growing demand for solar cells and solar modules in the U.S. market, but they also benefit from the U.S. government’s exemption of Cambodia, Malaysia, Thailand, and Vietnam from antidumping and countervailing duties (AD/CVD). Consequently, approximately 80% of U.S. solar modules are sourced from the exempted countries in 2022, according to National Renewable Energy Laboratory (NREL).

We believe that focusing on the U.S. market will in long run provide abundant opportunities for growth, with the projected cumulative installed capacity of the U.S. solar market reaching over 450GW by 2027, according to CIC. By proactively addressing supply shortages and aligning with clean energy goals through the planned local module plant in the United States, we believe we are capable of navigating the challenges faced by other solar companies and enhancing our market presence. With an unwavering commitment to quality, innovation, and customer satisfaction, we believe we will establish “TOYO Solar” as a recognized global solar solutions provider that can drive sustainable growth.

Our Strengths

We believe that the following strengths contribute to our success and differentiate us from our competitors:

Quality production at competitive scale and cost

Our cell plant in Vietnam has commenced commercial production since the second half of 2023 and achieved its full 2GW annual capacity. We have strategically selected a solar cell plant located in Hawassa, Ethiopia and a solar module plant in Texas, U.S. By locating our cell production in Southeast Asia and incorporating AGVs and TOPCon technology in our cell manufacture, we are well positioned to produce high-quality solar cells at a competitive scale and cost. We expect AGVs to significantly reduce human labor requirement at our plant. Further, advancements in TOPCon technology are driving considerable developments in the solar industry, with increased manufacturing capacity, improvements in efficiency and cost advantages, according to CIC. As a result, the TOPCon technology is expected to witness substantial growth, creating an increasing demand for TOPCon cells. We are one of the largest TOPCon solar cell manufacturers in the Southeast Asia in terms of annual production capacity, which differentiates us from our competitors from Southeast Asia who are also exploring the U.S. market. We may plan to further increase our solar cell production capacity in Vietnam and the U.S. and build our own wafer slicing plant to provide a reliable integrated service solar solutions. Currently, the management is actively observing and analyzing the recent changes and development in relevant regulations and government policies and environmental conditions and evaluating the construction plan, as well as construction costs and customer demands, and expects to commence the construction when there is more clarity in the relevant regulations and government policies.

Unique access to the U.S. market supported by collaboration with VSUN

We believe that a collaboration with VSUN, our affiliate and strategic partner, will allow us unique access to the U.S. market, which is one of the largest solar PV markets globally and continues to grow. VSUN is a majority-owned subsidiary of Fuji Solar, our affiliate, and a well-established PV module producer in the United States and Southeast Asia as evidenced by its inclusion in Bloomberg NEF’s Tier 1 Solar Market List since 2019. In line with the overall strategy of Fuji Solar and its controlling shareholder, WWB, we are preparing ourselves for the manufacturing of solar PV modules for sales in the United States, allowing VSUN to focus on ex-U.S. PV module markets. Specifically, we have leased a facility located in Texas to accommodate our solar module production with an expected annual capacity of 6.5GW by 2029. We may plan to further increase our solar cell production capacity in Vietnam and the U.S. and build our own wafer slicing plant to provide a reliable integrated service solar solutions, pending the management’s analysis and evaluation of regulatory developments, construction costs and customer demands. We intend to manufacture and supply our solar PV modules, initially in collaboration with VSUN, leveraging its certification and brand name, and, after we obtain the requisite certifications, independently manufacture and supply PV modules independently under the “TOYO Solar” brand. See “— Existing and Future Arrangements with VSUN” below for more details. This collaboration model allows us to leverage VSUN’s experience, market insights, strong presence and reputation in the industry, and to bypass the upfront marketing and brand promotion efforts and smoothly transition from a solar cell supplier to a PV module supplier in the United States and even globally.

Efficiency-driven Japanese style management system

We are in the process of implementing a Japanese-style management system, which has been proven effective by Fuji Solar, WWB, Abalance, and VSUN. This system is characterized by three key principles:

•        Factory-Centric Approach.    The management system is centered around the manufacturing sites, ensuring that decisions are made close to where the actual work is being done. This proximity allows for real-time adjustments and improvements, enhancing overall operational efficiency.

•        Rapid Problem-Solving.    The Japanese-style management system is designed to quickly identify and resolve issues that arise on the manufacturing floor. By empowering employees at all levels to contribute to problem-solving, the system ensures that issues are addressed promptly, minimizing disruptions and maintaining productivity.

•        Focus on Quality and Customer Service.    The system places a strong emphasis on production quality and customer service. Rigorous manufacturing standards are upheld to ensure the highest quality of products. Similarly, stringent customer service standards are maintained to ensure customer satisfaction and loyalty.

We believe that sharing the same corporate culture and management style with Fuji Solar, WWB, Abalance, and VSUN, and leveraging their successful experience, will enable us to quickly grow as an independent entity and achieve our operational objectives.

Dedicated management team and a culture of excellence

We have a dedicated and experienced management team with an average of 20 years in the solar industry, which is currently undergoing rapid development and technological advancements. This is further complicated by the tense trade relations between China and the United States, presenting a stringent test for our management. Our leadership has proven success in various aspects of the solar industry, including:

•        Market Understanding.    Our management team has a deep understanding of market trends and consumer needs, enabling us to position our products effectively against competitors.

•        Production Expertise.    With hands-on experience in manufacturing, our leadership knows how to optimize production processes, ensuring high-quality products while minimizing costs.

•        Cost Control.    Our management has a track record of effective cost management, which is crucial in a competitive and rapidly evolving industry.

•        Technological Acumen.    Given the fast-paced technological advancements in the solar industry, our management’s expertise in staying ahead of the curve is invaluable.

We inherited corporate culture from Fuji Solar, WWB and Abalance that values discipline and a down-to-earth attitude. This culture aligns corporate growth with personal career goals and encourages employees to be self-driven. We believe that this unique Japanese-style corporate culture, combined with our management’s extensive expertise, will enable us to strive for and sustain operational excellence, setting us apart from our competitors.

Our Strategies

We intend to achieve our mission and drive the growth of our business by pursuing the following strategies:

•        Continue to focus on the U.S. market and strive to achieve a leadership position.    We intend to continue to focus on the U.S. market which, according to CIC, is one of the largest solar PV markets globally and continues to grow. We also intend to continue the construction of our cell plant in Vietnam and Ethiopia and our module plant in Texas, U.S. to achieve full production, as well as collaborations with some OEMs to fulfill additional orders, in order to capture the unmet market in the United States and strive to achieve a leadership position in the U.S. market.

•        Enhance operational efficiency through vertical integration.    We intend to enhance our operational efficiency by integrating the upstream production of wafer and silicon, midstream production of solar cell, and downstream production of PV modules. Specifically, in addition to the cell plants in Vietnam and Ethiopia for the midstream production, we have leased a facility located in Texas to accommodate our solar module production with an expected annual capacity of 6.5GW by 2029 for the downstream production and intend to build a wafer slicing plant for the upstream production. We believe this integration, once achieved, would further streamline process, reduce costs and improve efficiency for our production.

•        Extend our global footprint.    While our focus remains on the U.S. market, we intend to continuously explore opportunities globally and further penetrate markets outside of the United States, especially in Europe, the Middle East, Southeast Asia, and Africa. We believe that a global operation will help us diversify our revenue sources, capture the growth potential in emerging growth markets and manage risks associated with a particular market.

•        Continue to invest in our technology capabilities.    We are committed to continually enhancing our technological capabilities by increasing our investment in research and development. We aim to expand our research and development team by specifically targeting top engineering talents with a background in solar energy. We believe that recruiting engineers with specialized knowledge in solar technologies will accelerate our research and development efforts, enabling us to stay ahead of industry trends and maintain a competitive edge. This focus on attracting solar energy experts will not only bolster our existing team but also infuse our projects with cutting-edge ideas and solutions, thereby contributing to our long-term success.

Customers and Sales

Demand and Production Capacity

Solar Cell Production by Technology, 2018-2027E

Source: CIC Report

Notes: TOPCon = Tunnel Oxide Passivated Contact; HJT = Heterojunction Technology; PERC = Passivated Emitter and Rear Cell; IBC = Interdigitated Back Contact

For solar cell products, TOPCon technology is poised to replace older generation technologies in the solar cell market. This shift not only involves replacing existing capacities but also coincides with a growing market demand for solar cells, thereby creating a huge demand for TOPCon cells, the type of solar cells we manufacture. According to CIC, TOPCon module productions are projected to capture a market share of approximately 30% in 2023. This share is expected to further increase to around 60% in 2024, and is estimated to reach approximately 80% by 2026. We believe that with our 3GW TOPCon cell production capacity, which is expected to increase to 6GW following completion of phase 2 of solar plant construction, we are well-positioned to meet this substantial demand. Currently, the management is actively observing and analyzing the recent changes and development in relevant regulations and government policies and environmental conditions and evaluating the construction plan and expects to commence the construction when there is more clarity in the relevant regulations and government policies. We are in the process of negotiating long-term contracts with external customers, aligning with our production capabilities.

Customer Segmentation and Sales Strategy

For our solar cell business line, we primarily target large, standalone PV module manufacturers who lack their own solar cell production and aim to penetrate the U.S. market, known for its high margins yet complex and rapidly changing policies and regulations. The PV manufacturing industry’s nature requires these module plants to place orders well in advance, leading to a robust, stable, and highly predictable demand for solar cells. Our sales approach focuses on securing long-term contracts with a select group of solar PV manufacturers, with a view to securing continuous demand for our solar cells for the next one to two years.

For our solar module plant in Texas, U.S., we intend to target large strategic customers in the U.S. market, which offers high margins but also demands compliance with strict brand and certification standards. Our strategy in securing these customers may include, among other things, demonstrating successful project implementations, obtaining endorsements from major financial institutions, and positioning ourselves as a preferred supplier to well-established companies. Initially, we will leverage the VSUN brand to enter the U.S. market, capitalizing on VSUN’s decade of success and its strong customer base. We aim to acquire all required certifications and establish “TOYO Solar” as an independent brand in the U.S. as swiftly as possible. Once this is achieved, VSUN will focus its module capacity on emerging markets such as Europe, Southeast Asia, and South America. We plan to accommodate 2.5GW of solar module manufacturing capacity at our solar module plant in Texas and may further expand it to 6.5GW by 2029. The factory construction of Phase 1 of the facility has been completed, and a portion of the required equipment will arrive by early 2025. The facility’s first 1GW production is expected to commence by the middle of 2025, and the production capacity is expected to be increased to 2.5GW by the end of 2025. If demand surpasses our capacity, VSUN will stand ready to provide OEM services to fulfill additional customer needs.

Pricing Strategy

Our pricing strategy varies depending on the type of customer:

•        Utility-scaled.    Strategic customers are approached through direct sales by top management, and pricing is determined based on production costs. Other utility customers are priced based on lead times.

•        Commercial and Industrial.    These customers are valuable for demonstration purposes and are approached through direct sales. Prices for this segment are slightly higher compared to utility-scaled customers.

•        Residential.    Sales for residential customers are generally conducted through distributors, with prices higher than those for commercial and industrial customers.

We are committed to delivering reliable and high-quality solar module products from our U.S. plant. With a local supply chain and the support of our reputable brand, we are dedicated to building long-term partnerships and meeting the evolving demands of the markets in the United States and globally. See “Certain Relationships and Related Person Transactions — Other Related Party Transactions — Sales of Solar Cells to VSUN” for specific pricing method for sales of solar cells to VSUN, our affiliate.

Existing and Future Arrangements with VSUN

•        Loan received from VSUN.    For the six months ended June 30, 2024, we did not borrow loans from VSUN. For the year ended December 31, 2023, we borrowed loans of approximately $93.6 million (VND 2.2 trillion) from VSUN as working capital and payment for property and equipment, respectively. Each loan is matured in one year from borrowing. The interest rate of borrowings were 9.5% before August 2023, and reduced to 8% for August 2023, and reduced to 7% since September 2023 and further reduced to 3% since March 2024. For the six months ended June 30, 2024 and the year ended December 31, 2023, we accrued interest expenses of approximately $1.0 million and $3.2 million on the borrowings, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations –– Liquidity, Capital Resources and Going Concern –– Related Party Borrowing” for further details.

•        Supply of solar cells to VSUN.    For the six months ended June 30, 2024 and the year ended December 31, 2023, we derived revenue from sales of solar cells to VSUN in an amount of approximately $111.7 million and $61.5 million, respectively. We have entered into two framework agreements with VSUN in August and November 2023, respectively. Under each framework agreement, if our delivery is overdue, we will be responsible for a daily penalty as a percentage of the overdue solar cell products, up to 5% of the total value under the relevant purchase order; VSUN shall have the right to terminate the Framework Agreement if our delivery is overdue for more than 10 days or if we violate applicable laws and regulations; and the price of the purchase will be determined on an order-by-order basis. Under the framework agreement entered into in November 2023, VSUN agrees to purchase solar cells from us and make a prepayment in the amount of $15 million, to be deducted from the monthly purchase orders. See “Certain Relationship and Related Person Transactions” for further details.

•        Purchase of raw materials from VSUN’s subsidiary.    For the six months ended June 30, 2024 and the year ended December 31, 2023, we purchased raw materials from VSUN’s subsidiary in an amount of approximately $63.1 million and $49.6 million, which accounted for approximately 50.0% and 64.5% of our total purchase of inventories, and made approximately $27.6 million and $24.8 million in prepayment, respectively. We do not have a long-term or framework agreement with VSUN’s subsidiary and place orders on a per-transaction basis. Based on our customary form of sales contract with VSUN’s subsidiary, in the event of payment delay, we will incur a daily penalty of 0.5% of the outstanding payment, with the cumulative penalty capping at 20% of the total contract value. If VSUN’s subsidiary delivers goods overdue, it will be liable for a daily penalty as a percentage of the overdue, up to 20% of the total value of the relevant contract. See “Certain Relationship and Related Person Transactions” for further details.

•        Bank Credit Facility guaranteed by VSUN.    We have entered into a three-year bank credit facility with Joint Stock Commercial Bank for Investment and Development of Vietnam (“BIDV”), under which we can draw-down up to $90 million by April 25, 2026. The interest rate for this credit facility was 9.5% per annum, subject to vary every six months. The interest rate was reduced to 8% since August 2023. As of December 31, 2023, the credit facility was collateralized by all of our property, equipment, and equity interest of $50 million owned by VSUN. As of August 19, 2024, the Company has drawn down approximately $22.4 million from BIDV and had unused credit facility of approximately $67.6 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations –– Liquidity, Capital Resources and Going Concern –– Entry into a Bank Credit Facility” for further details.

•        Collaboration with VSUN in manufacturing and supply of solar modules.    Before we obtain the requisite certifications to independently manufacture and supply solar PV modules, we intend to manufacture and supply our solar PV modules in collaboration with VSUN, leveraging the latter’s certification and brand name.

•        Non-compete arrangement with VSUN.    We are in the process of negotiating a non-compete arrangement with VSUN, under which our affiliate VSUN will focus on ex-U.S. PV module markets.

Our Constructed and Pipeline Manufacturing Plants

We are committed to taking advantage of the historical opportunity of the solar industry chain formation in Southeast Asia and quickly establishing our presence in the solar cell industry chain, becoming a recognized solar cell manufacturer in Southeast Asia. In the future, we may plan to expand into the upstream and downstream sectors of the industry and transition into a global integrated top-tier solar manufacturer.

A Solar Cell Plant in Vietnam

Our factory is located in Cam Khe Industrial Park, Phu Tho Province, Vietnam, covering a land area of 84,697 square meters and a building area of 68,124 square meters. The factory houses two cell production lines, an R&D center and an office building. The location of our plant is about 3 kilometers from Phu Tho Railway Station, 60 kilometers from Noi Bai International Airport and 190 kilometers from Haiphong Port, making it very convenient for us to deliver products to customers.

This solar cell plant has commenced commercial production since the second half of 2023 and has reached its full 2GW production capacity. At the present stage, the PV supply chain in Vietnam and Southeast Asia is more mature and cheaper, so we chose to build our solar cell production base in Vietnam.

Land Lease Agreement for the Solar Cell Plant in Phu Tho Province, Vietnam

On November 8, 2022, we entered into a Sublease Contract for Land with Infrastructure (the “Land Lease Agreement”) in Cam Khe Industrial Park, Phu Tho Province, with DUC ANH Construction Joint Stock Company (“DUC ANH”), pursuant to which we lease the land with certain infrastructure on the land for the construction of the solar cell plant which, after completion, will house two cell production lines, an R&D center and an office building. The term of the lease agreement is until October 30, 2067, renewable pursuant to the approval of relevant authority of Vietnam and within the three months after the end of the lease term. The land is free of charge for the first five years and will be charged of rental fee of approximately $33,300 per annum. Upon termination of the Land Lease Agreement, our interest in relevant land will revert to DUC ANH.

A New Solar Cell Plan in Ethiopia

We established a solar cell plant at a leased facility strategically located in Hawassa, Ethiopia, taking advantage of the country’s favorable investment policies, tariff status, and ample hydropower supply. This solar cell plant represents an estimated investment of $60 million and will be financed using internal resources and pre-payments from operating activities. This solar cell plant is expected to commence production and achieve a total annual capacity of 2GW by the end of the first quarter of 2025 . Once complete, we estimates this new facility will create up to 880 jobs, including manufacturing and engineering.

The solar cell plant is built at a leased facility with 31,500 square meters in Hawassa and will be modified to meet the needs of a modern, automated cell production. The term of the lease is 10 years, renewable for five additional terms, each of 5 years, by the notice of TOYO. The total rent during the lease term is approximately $7.32 million, payable monthly,

A New Module Plant in the United States

We have established a solar module plant at a leased facility located in Houston metropolitan area, Texas. We plan to accommodate 2.5GW of solar module manufacturing capacity at this facility and may further expand it to 6.5GW by 2029. The factory construction of Phase 1 of the facility has been completed, and a portion of the required equipment will arrive by early 2025. The facility’s first 1GW production is expected to commence by the middle of 2025, and the production capacity is expected to be increased to 2.5GW by the end of 2025. This strategic move is aimed at better serving the U.S. market by positioning the manufacturing closer to customers. We believe a local presence will enable us to be more responsive to customer demand and be quicker to adjust to production and delivery schedules. This proximity to the market can enhance relationships with customers and provide a competitive edge in terms of lead times and shipping costs.

Solar Plus LLC has completed the phase 1 construction of a solar module plant in Texas with 567,140 square feet located in the Houston metropolitan area, Texas. The lease term for this facility is from April 1, 2024 to August 31, 2034. The total rent during the lease term is approximately $46.68 million payable monthly, with a security deposit in the total amount of $4 million paid by a letter of credit.

Potential Expansion Plans

We are committed to becoming a reliable integrated service solar solutions provider in the United States and globally, integrating the upstream production of wafer and silicon, midstream production of solar cell, downstream production of PV modules, and potentially other stages of the solar power supply chain.

We may plan to further expand the annual capacity at our solar cell plant in Vietnam up to 6GW in the future, in addition to its existing 2GW full production capacity. We plan to build a cell plant in the United States to produce high quality solar cells with an expected 2GW annual capacity to provide internal and direct support for the downstream production of our PV module plant with the benefit with lower cost of raw materials and better cater the U.S. market with shorter delivery times and lower shipping costs. Additionally, located in the United States, this solar cell plant could mitigate the uncertainties and potential policy risks with respect to any ongoing and future investigations by the U.S. government over solar products imported outside the United States.

In addition to the U.S. expansion, we are also planning to build a new 2GW wafer-slicing capacity at a selected location. This plant is intended to be vertically integrated into the upstream supply chain, ensuring a stable supply of essential materials and optimizing the overall cost structure. By controlling more stages of the production process, we can achieve greater efficiency, quality control, and cost savings. The wafer slicing plant will play a vital role in supporting our global operations and enhancing our competitive position in the market. The timing of this plant’s development will also depend on market conditions and the company’s strategic objectives.

Currently, these expansion plans are pending as the management is actively observing and analyzing the recent changes and development in relevant regulations and government policies and environmental conditions and evaluating the construction plan, as well as construction costs and customer demands, and expects to commence the construction when there is more clarity in the relevant regulations and government policies.

Manufacturing

Automatic Guided Vehicle

Our Vietnam cell plant incorporates state-of-the-art, computer-controlled and wheel-based AGVs.

Typical AGVs Used in Our Solar Cell Production

AGVs utilize navigation and sensor technology to travel between locations and offer the following key benefits:

•        Increased Productivity.    AGVs are able to operate 24/7 and in conditions that humans cannot effectively work, which ultimately increases productivity.

•        Enhanced Consistency and Reliability.    AGVs are consistent in their function and have relatively consistent costs, compared to manual labor, and are affordable to maintain.

•        Increased Facility Maintenance.    AGVs offer advantages such as reduced wear and tear on factory floors due to their optimized travel paths. Their electric operation also supports a cleaner and more sustainable manufacturing environment.

•        Increased Flexibility.    AGVs provide operational flexibility, easily integrating into existing systems and adapting to new production layouts or routes as needed. This adaptability is vital for meeting the evolving demands of a fast-paced industry like solar cell manufacturing.

•        Reduced Utility Costs.    We expect that adding AGVs to our workforce will reduce our utility costs, because AGVs can operate in temperatures higher or lower than humans find comfortable and in low-light environments.

•        Increased Workplace Safety.    Using AGVs increases workplace safety as AGVs operate in a controlled manner, reducing human errors and the risk of accidents. Our AGVs are also equipped with advanced safety features like collision avoidance systems. Increasing workplace safety lowers a number of costs including insurance rates, and time lost due to industry or structural repair.

By incorporating AGVs into our cell plant, we expect our production to require significantly less human labor as compared to traditional plants with a similar production capacity.

TOPCon Technology

Our plant has adopted the latest Tunnel Oxide Passivated Contact (TOPCon) solar cell technology. Compared to the widely-adopted Passivated Emitter and Rear Contact (PERC) solar cells, TOPCon solar cells are expected to provide improvements to conversion efficiency, temperature coefficient, and bifacial performance, as evidenced by data and research results published by key industry players.

•        Higher Conversion Efficiency.    In 2022, Jinko Solar reported 26.4% efficiency for its high-efficiency N-type TOPCon monocrystalline silicon cell, while Trina Solar reported only 24.5% efficiency for its 210 mm P-type PERC solar cell.

•        Superior Temperature Coefficient.    TOPCon cells have demonstrated superior temperature coefficients, enabling excellent power generation even at high temperatures. For example, the Tiger Neo N-Type TOPCon module exhibits a temperature coefficient of -0.30% per °C, surpassing the typical P-Type modules.

•        Improved Bifacial Performance.    TOPCon technology improves the bifacial factor, which indicates the module’s ability to generate electricity from both the front and rear sides. For example, the Tiger Neo N-Type TOPCon module demonstrates an increased bifacial factor of 85% compared to the original PERC module’s 70%, resulting in a power gain of approximately 2.03%.

TOPCon merely adds an extra layer of processes to already existing and well-mature PERC manufacturing processes and production lines. This compatibility means that TOPCon solar cells can be upgraded from existing PERC production lines with a small increase in cost.

The key difference between TOPCon solar cells and PERC solar cells lies in the inclusion of an ultra-thin tunnel oxide layer and a phosphorous-doped polycrystalline silicon layer in TOPCon cells, which enhance efficiency by reducing recombination. Despite the advantages over PERC solar cells, TOPCon is beset by its own challenges, such as cost and silver (Ag) consumption. TOPCon solar cells require a larger amount of silver for production compared to PERC solar cells, potentially leading to higher manufacturing costs. However, ongoing developments aim to reduce the required amount of silver while maintaining or improving efficiencies, which could reduce production costs in the future.

While TOPCon technology currently represents a small portion of the PV market, it represents solar cell technology’s fastest-growing frontier. Since 2019, manufacturers have begun reserving spaces in new production lines for upgrading into TOPCon. This has given TOPCon the prospects of fast industrialization. Major manufacturers and major market movers like Trina Solar, Canadian Solar, LONGi and Jinko are now embracing TOPCon and scaling their production lines.

Process of Production

The above illustrative diagram presents our standard production process of TOPCon solar cells, which include the following key steps:

•        Chemical Texturing.    The wafer surface is chemically-textured using potassium hydroxide (KOH) to remove saw damage from the cutting process of the c-Si wafer.

•        Emitter Formation.    The diffusion method is used to form the emitter on the front side of the cell using boron tribromide (BBr3) gas. The backside emitter is then removed using a nitric acid and hydrofluoric acid (HF/HNO3) solution, and an ultra-thin oxide layer is created through wet chemical dipping.

•        N+ Poly-Si Layer Growth.    A phosphorous-doped amorphous silicon (n-a-Si:H) layer is grown through plasma-enhanced chemical vapor deposition (PECVD) to create the n+ Poly-Si layer. This layer is then transformed into the n+ Poly-Si layer through annealing at 900ºC.

•        Passivation and Coating.    The solar cell undergoes further cleaning, and passivation and coating layers are applied using PECVD.

•        Metallization.    The Ag/Al contacts are applied through screen printing, and metallization is achieved using a quick-firing method with a maximum temperature of 760ºC.

Raw Materials

Our procurement of raw materials for N-type TOPCon solar cell production is carefully executed to ensure quality and compliance with strict U.S. importing policies. We procure both polysilicon and silicon wafers from third-party suppliers. In obtaining polysilicon, we only partner with suppliers that are pre-approved by the United States and comply with the necessary standards and regulations. To strengthen our supply chain and gain greater control over the production process, we may plan to establish our own 2GW wafer slicing plant. See “— Our Constructed and Pipeline Manufacturing Plants” above for more details regarding our construction plan. We believe having a proprietary wafer slicing plant will enable us to produce our own silicon wafers, reducing dependence on external suppliers and ensuring quality.

By focusing on quality raw materials, establishing in-house production capabilities, and strategically locating manufacturing facilities, we aim to optimize our operations and provide high-quality solar cells and modules to customers in Southeast Asia and the U.S. market.

Research and Development

We are implementing a two-fold research and development (“R&D”) strategy to ensure that we apply the latest technologies to production in the shortest time and strengthen our ability to innovate.

•        Cooperative R&D with equipment manufacturers.    We closely monitor technical developments of the photovoltaic industry. Equipment manufacturers are playing a crucial role in applying cutting-edge technologies from laboratories to new generation production equipment and achieve mass production. We maintain close communication with major equipment manufacturers through which we aim to keep up with the latest technology, provide feedback and improvement suggestions to issues identified during the production process, which we believe would enhance the efficiency of our production. We also propose improvement plans to equipment suppliers for problems found in the production process. Through continuous communication with equipment manufacturers, we keep iterating current equipment to lower costs and increasing production efficiency.

•        Independent R&D to boost innovation.    We are aiming to independently research innovative technologies such as HJT and IBC (both as defined below) and establish our own intellectual property rights. We strive to transform intellectual property rights into commercial results ahead of competitors and apply them to next-generation production equipment.

Intellectual Property

We rely on the production know-how, instead of patent protection, in maintaining our competitive position. As of the date of this prospectus, we have no patents or pending patent applications. In the future, we may seek to protect our intellectual property and proprietary knowledge by applying for patents for them. However, we cannot assure you that we will be successful in obtaining patents in the relevant jurisdictions in a timely manner or at all. Furthermore, as of the date of this prospectus, we have not entered into a contractual arrangement with employees regarding trade secret protections to protect our proprietary rights. As we execute our business strategies in expanding our international operations, effective intellectual property, copyright, trademark, and trade secret protection may be unavailable or limited in foreign countries. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Further, companies in the communications and technology industries own large numbers of patents, copyrights, and trademarks and frequently threaten litigation, or file suit based on allegations of infringement or other violations of intellectual property rights. While we currently are not subject to allegations that we have infringed the intellectual property rights of third parties, we may be subject to such allegations in the future. See “Risk Factors — Risks Related to TOYO’s Business and Industry — Our lack of sufficient patent protection may undermine our competitive position and subject us to intellectual property disputes with third parties, both of which may have a material adverse effect on our business, results of operations and financial condition.”

The solar energy and renewable energy sectors are highly competitive and continually evolving as participants in these sectors strive to distinguish themselves within their markets and compete with the larger electric power industry. We are primarily focused on the U.S. market, which is not only one of the largest solar PV markets in the world but is also expected to continue to grow and relies significantly on imports from overseas and increasingly from Southeast Asia. Our primary sources of competition are solar cell manufacturers in Southeast Asia, including Trina Solar Co., Ltd, Canadian Solar Inc., Jinko Solar, Adani Green Energy Ltd and Waaree Energies Ltd, as well as solar PV module manufactures. See “Market Opportunities — Competitive Landscape” for additional information.

We also expect to compete with future entrants into the PV solar industry and existing market participants that offer new or differentiated technological solutions.

Employees

We had 667, 814 and 8 full-time employees as of June 30, 2024, December 31, 2023 and December 31, 2022, respectively. Almost all full-time employees as of December 31, 2023 are located in Vietnam. The following table sets forth the number of our employees categorized by function as of June 30, 2024:

	Number	% of Total Employees
Function:
Manufacturing	429	64.3
Technology and development	150	22.5
Operation	37	5.5
Purchasing, warehousing and logistics	32	4.8
General and administration	14	2.1
Sales	5	0.7
Total Number of Employees	667	100

Our success depends on our ability to attract, retain and motivate qualified personnel. We believe we offer our employees competitive compensation packages and comprehensive training programs that encourage talent development. None of our employees are subject to a collective bargaining agreement. We believe that we maintain a good working relationship with our employees, and we have not experienced any material disputes with our employees in our history.

Facilities

Our corporate headquarters is located in Shinagawa-ku, Tokyo, Japan. In addition, we leased approximately 134,213 square meters of space under operating leases for the construction of our solar cell plant in Phu Tho Province, Vietnam, and the lease term is until October 30, 2067. We lease all of our facilities and do not own any real property. We leased approximately 31,500 square meters of space for our solar cell plant in Hawassa, Ethiopia, and the lease term is until October 6, 2034. We also leased approximately 567,140 square feet of space for our solar module production in the Houston metropolitan area, Texas, and the lease term is until to August 31, 2034. We expect to add facilities as we grow our employee base and expand geographically. We believe that our facilities are sufficient to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate expansion of our operations. See “— Our Constructed and Pipeline Manufacturing Plants” above for more information regarding our existing cell plant.

Legal Proceedings

We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. From time to time, we may become involved in litigation or other legal proceedings. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Regulatory, Environmental, Health and Safety Matters

We are currently or, in the future, may be subject to various federal, state, local, and international laws and regulations, as well as oversight and regulation in accordance with national and local ordinances relating to building codes, safety, and other matters. The impact of these laws and requirements may increase our overall costs and may delay, prevent, or increase the cost of manufacturing in solar energy market. As we are preparing ourselves for the manufacturing of solar PV modules for sales in the United States, we may also be subject to the application of U.S. trade laws and trade laws of other countries. Such tariffs and policies, or any other U.S. or global trade remedies or other trade barriers that apply to us given our global operations, may directly or indirectly affect our business, financial condition, and results of operations. In addition, as a company incorporated in Vietnam and having production facilities located in Vietnam, our businesses would also be exposed to the legal, political, and economic risks of an emerging market and a single-party political system. For more details, see “Risk Factors — Risks Related to Doing Business in Vietnam.”

We are also subject to the application of various anti-bribery laws, some of which prohibit improper payments to government and non-government persons and entities, and others (for example, the U.S. Foreign Corrupt Practices Act) that extend their application to activities outside their country of origin. While our focus remains on the U.S. market, we intend to continuously explore opportunities globally and further penetrate markets outside of the United States, especially in Europe, the Middle East, Southeast Asia, and Africa. If we do expand our operations into these regions, we may compete against companies for contracts in these regions, where norms can differ from U.S. standards, and not all competitors are subject to compliance with the same anti-bribery laws. For more details, see “Risk Factors — Risks Related to Regulations Applicable to TOYO — We may be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, and similar laws, and noncompliance with such laws can subject us to administrative, civil, and criminal penalties, collateral consequences, remedial measures, and legal expenses, all of which could adversely affect our brand and reputation and our business, financial condition, results of operations, cash flows and prospects.”

In addition, we are currently or, in the future may be, subject to various federal, state, local, and international laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water; the use, management, and disposal of hazardous materials and wastes; occupational health and safety; and the cleanup of contaminated sites. Our operations include the use, handling, storage, transportation, generation, and disposal of hazardous materials and wastes. Therefore, we could incur substantial costs, including cleanup costs, fines, and civil or criminal sanctions and costs arising from third-party property damage or personal injury claims as a result of violations of, or liabilities under, environmental and occupational health and safety laws and regulations or non-compliance with environmental permits required for our operations. We believe we are currently in substantial compliance with applicable environmental and occupational health and safety requirements and do not expect to incur material expenditures for environmental and occupational health and safety controls in the foreseeable future. However, future developments such as the implementation of new, more stringent laws and regulations, more aggressive enforcement policies, or the discovery of unknown environmental conditions may require expenditures that could have a material adverse effect on our business, financial condition, or results of operations. For more details, see “Risk Factors — Risks Related to Regulations Applicable to TOYO — We are subject to various environmental, health and safety laws and regulations that could impose substantial costs on us and cause delays in expanding our production facilities.”

From time to time, we may also be subject to government policies or laws intended to protect human rights. For example, in late 2021 the U.S. President signed the Uyghur Forced Labor Prevention Act, which bans the import of goods from China’s Xinjiang region into the United States due to concerns about forced labor practices in the region, which provides approximately half of the world’s polysilicon supply. While we do not have operations in China and only partner with suppliers that are pre-approved by the United States and comply with the necessary standards and regulations, which mitigates the potential supply chain disruptions and human rights risks associated with such import ban, the implementation of similar restrictions or trade embargoes on the purchase of certain materials or equipment necessary to sustain our manufacturing operations may require expenditures and process changes to ensure our supply chain remains free of such materials, which could have a material adverse effect on our business, financial condition, or results of operations. We are committed to protecting human rights, enforcing fair labor practices, and addressing the potential risks of forced labor across our own operations and the operations of our suppliers.

MANAGEMENT

The following table sets forth certain information relating to our executive officers and directors as of the date of this prospectus. Our board of directors is comprised of seven directors.

Name	Age	Position
Junsei Ryu	53	Chief Executive Officer and Director
Liang “Simon” Shi	46	President
Taewoo Chung	49	Chief Financial Officer and Director
Aihua Wang	70	Chief Technology Officer and Director
Alfred “Trey” Hickey	61	Director
Anders Karlsson	59	Director
Hiroyuki Tahara	71	Director
June Han	48	Director

Mr. Junsei Ryu has served as the representative of TOYO Solar since November 2022 and is currently our Director. Mr. Ryu has served as our Chief Executive Officer and Chairman of Board of Directors since July 2024. Mr. Ryu has nearly 20 years of experience in the solar solution industry. Since November 2011, Mr. Ryu has been the director of Abalance Corporation, which is now a public company listed on the Tokyo Stock Exchange that has extensive experience and expertise in the investment, development, construction and operation of solar energy projects globally. In addition, Mr. Ryu has been the director, representative or joint representative of a number of affiliates of Abalance Corporation since their inception, including WWB Corporation, VSUN, Fuji Solar, VALORS Corporation and Birdy Fuel Cells LLC which engage in the green energy business, and Japan Photocatalyst Center Corporation which engages in manufacturing photocatalyst coating. Mr. Ryu received his Bachelor’s degree in Economics from Nagoya City University in March 1998, and a Master’s degree in International Management from Waseda University in March 2003.

Mr. Liang “Simon” Shi has served as the President since October 2024. Mr. Shi has over 15 years’ experience in investment management leadership. Since January 2017, Mr. Shi has served as a Partner at Zenin, an investment fund focusing on growth capital investments in emerging sectors in China, where he oversees the fund’s daily business operations. Zenin provides extensive strategic and operational assistance to its highly selective investment portfolio of companies. From July 2021 to July 2024, Mr. Shi served as the Chief Executive Officer and Chairman of the Board of Directors of BWAQ. From March 2007 to December 2016, Mr. Shi served as the China President at Barron Partners Fund, where he was in charge of managing the fund’s investment portfolio in Asia and completed over 50 investments for the fund. From February 2006 to February 2007, Mr. Shi worked as a senior consultant at IBM Global Services (formerly PWC consulting). Mr. Shi received his Bachelor’s degree in Finance from Shanghai Jiaotong University in 2001. We believe Mr. Shi qualifies as our executive director and Chairman of the board because of his asset management experience and past successful investments.

Mr. Taewoo Chung joined us as the Chief Financial Officer on March 1, 2024 and has served as the Director since July 2024. Mr. Chung has over twenty years’ experience within the financial industry, encompassing roles in investment banking and equity sales. He joined Abalance as an executive officer responsible for finance matter in January 2024. From August 2017 to December 2023, Mr. Chung was the managing partner in Golden Equator Group, a Singaporean holding group of businesses focusing on finance, where he was primarily engaged in fund raising and financing advise. From June 2016 to July 2017, Mr. Chung established Powergene Assets Pte. Ltd., with its principal activity as portfolio management and corporate finance advisory services. From May 2007 to May 2016, Mr. Chung served in Nomura Group with his last position as the vice president of asset finance department at Nomura Securities Co., Ltd, where he primarily advised equity & debt financing for domestic and overseas clients on different type of structured transaction related to solar and wind power projects, such as Softbank Energy, Canadian Solar, Sun Edison, Looop, Hanwha, Shinhan BNP Paribas Asset, KB Asset. He served as a director on the board of directors at Nomura-Rifa Asset Management Co., Ltd, a subsidiary of the Nomura Group, responsible for overlooking financial management, from May 2010 to April 2014. Mr. Chung obtained his bachelor’s degrees in economics and molecular & cell biology from the University of California, Berkeley in 1999.

Dr. Aihua Wang, Ph.D. joined TOYO as the Chief Technology Officer in January 2024 and has served as the Director of TOYO since July 2024. Prior to joining us, Dr. Wang served as the head of research and vice president at China Sunergy, a manufacturer of high-efficiency solar photovoltaic modules in Nanjing, China, from 2007 to 2015, and vice chief engineer at CEEG (Nanjing) PV-Tech Co., Ltd, from 2004 to 2007. Focusing on high efficiency PERL cells and associated technologies, Dr. Wang served successively as a professional officer at the Centre for Photovoltaic Devices and Systems in the University of New South Wales from 1991 to 1995, project scientist from 1995 to 2000, and senior research fellow from 2000 to 2015 at the Photovoltaics Special Research Centre of the University of New South Wales. Dr. Wang received a Ph.D. in Electrical Engineering from University of New South Wales in 1993 and a Bachelor of Engineering in Microelectronics from Nanjing Institute of Technology in 1978.

Mr. Alfred “Trey” Hickey has served on the board of directors since July 2024. Mr. Hickey has more than 20 years of experience at leading tourism companies specializing in the cruise industry. Mr. Hickey served as the independent director of BWAQ from February 2022 to July 2024. Since 2020, Mr. Hickey has served as the Managing Partner at Global Distribution Solutions Pte. Ltd., the parent company of Discover River Cruises, a boutique river cruise company operating in Europe’s Danube and Rhine Rivers. From February 2000 to June 2020, Mr. Hickey served as the Senior Vice President at Princess Cruises, Cunard Line, Seabourn Cruises and Carnival Corporation & plc. Mr. Hickey also served as Carnival Corp’s Chief Representative Officer in China, President of Carnival Corp Japan, and served on the board of Carnival Corp Taiwan. Mr. Hickey also served on the board of the Pacific Asia Travel Association and the Cruise Line International Association, Asia. Mr. Hickey received a Bachelor’s degree in Economics from University of Rhode Island in 1988, and a Bachelor’s degree in Asian Studies from Seinan Gakuin University in Fukuoka, Japan, in 1988.

Dr. Anders Karlsson, Ph.D. has served on the board of directors since July 2024. Dr. Karlsson has 30 years of academic experience in academia, government and industry related to science, technology and innovation policy, and more than ten years of experience related to renewable energy, sustainability and corporate governance policies. Dr. Karlsson joined Elsevier in 2012 as Vice President, Global Strategic Networks in charge of the Asia Pacific Region. Before Elsevier, Dr. Karlsson was the Counselor for Science and Innovation at the Embassy of Sweden in Tokyo, Japan for five years. Dr. Karlsson is the Japan chapter chair of the International Association of Scientific, Technical and Medical Publishers and a steering committee member of the International Network for Government Science Advice Asia Chapter. From March 2023, Dr. Karlsson is also a member of the board of the non-profit Swedish Foundation for the Internationalization of Higher Education and Research. Dr. Karlsson has been a member of Elsevier’s sustainability board and contributed to several of Elsevier’s analytical reports, including on Sustainability Research. Dr. Karlsson has been professor in Quantum Photonics at the KTH Royal Institute of Technology, Stockholm, Sweden. His work leading a consortium on quantum information technology was awarded the EU René Descartes Research Prize in 2004. Dr. Karlsson has been Visiting Scientist at NTT Basic Research Labs, Stanford University, École Polytechnique Paris, Zhejiang University and Senior Advisor at Osaka University. Dr. Karlsson received a Ph.D. in Electrical Engineering and a Master degree of Science in Engineering Physics, both from KTH Royal Institute of Technology.

Mr. Hiroyuki Tahara has served on the board of directors since July 2024. In July 2003, Mr. Tahara founded the Core Competence Corporation, a boutique mergers and acquisitions firm and has served as its President and Chief Executive Officer since then. Prior to that, Mr. Tahara worked in investment banking for more than 25 years, primarily in mergers and acquisitions area. From February 1998 to June 2003, Mr. Tahara served at the Nikko Securities Co., Ltd primarily handling the mergers and acquisitions matters. From April 1975 to January 1998, Mr. Tahara served at Yamaichi Securities Co., Ltd. with a focus on mergers and acquisitions field. Mr. Tahara obtained his Bachelor’s degree in Law from Sophia University in March 1975.

Ms. June Han has served on the board of directors since July 2024. Ms. Han has extensive experience in providing legal advisory service to renewable energy companies, manufacturing companies and other public companies. From February 2020 to May 2023, Ms. Han served as senior corporate counsel at Renesas Electronics Corporation, a Japanese semiconductor manufacturer headquartered in Tokyo, where she was mainly responsible for providing legal advice on joint venture, acquisitions, financing and manufacturing arrangements. She served as senior legal counsel at Trina Solar Japan Energy Co., Ltd., a company specializing in the development, engineering and operation of solar plants in Japan, from August 2017 to January 2020, where she was primarily responsible for the strategic and transactional matters related to utility-scale renewable energy business in Japan, including greenfield development, brown field origination etc. Prior to that, she worked successively at Skadden, Arps, Slate, Meagher & Flom LLP, Morrison & Foerster LLP, and Hogan Lovells LLP as associate from March 2013 to July 2017, with her focus on structured finance, U.S. capital market, infrastructure and energy. Ms. Han received her Juris Doctor from New York Law School in December 2012, Master of Business Administration from Hitotsubashi University in May 2003, and a Bachelor’s degree in Mass Communication Studies from University of California, Los Angeles in March 1999.

Board of Directors

Our board of directors consists of seven directors, including three independent directors. A director is not required to hold any shares in our company by way of qualification. Subject to the Nasdaq rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration. The directors may from time to time at their discretion exercise all the powers of the Company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party. None of the Company’s non-executive directors has a service contract with the Company that provides for benefits upon termination of service.

Duties of Directors

Under the laws of the Cayman Islands, directors have fiduciary duties to the company, including a duty of loyalty, a duty to act honestly and a duty to act in good faith with a view to the company’s best interests. The Company’s directors must also exercise their powers only for a proper purpose. The Company’s directors also have a duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with the Company’s memorandum and articles of association, as amended and restated from time to time. A shareholder has the right to seek damages if a duty owed by the directors is breached.

The functions and powers of the Company’s board of directors include, among others:

•        convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of officers; and

•        exercising the borrowing powers of our company and mortgaging the property of our company.

Terms of Directors and Executive Officers

The board of directors may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting, or the Company may by ordinary resolution, appoint any person to be a director. In addition, our board of directors may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person as a director either to fill a casual vacancy on our board or as an addition to the existing board. Unless otherwise determined by our company in general meeting, we shall have up to seven (7) directors The office of director shall be vacated, if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to our company; (iv) is removed from office pursuant to any other provision of our articles of association; or (v) without the consent of the other directors, is absent from meetings of directors for a continuous period of six months; or (vi) is prohibited by the law of the Cayman Islands from acting as a director.

Our officers are elected by and serve at the discretion of our board of directors.

Committees of the Board of Directors

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of these committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of Hiroyuki Tahara, Alfred “Trey” Hickey and Anders Karlsson. Hiroyuki Tahara is the chairperson of our audit committee. Each of Hiroyuki Tahara, Alfred “Trey” Hickey and Anders Karlsson satisfies the independence requirements under Rule 5605(c)(2) of the Nasdaq Stock Market Rules and meets the criteria for independence set forth in Rule 10A-3 of the Exchange Act, as well as the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC.

Our audit committee will oversee our company’s accounting and financial reporting processes and the audits of our financial statements. The audit committee will be responsible for, among other things:

•        selecting the independent auditor;

•        pre-approving audit and non-audit services permitted to be performed by the independent auditor;

•        annually reviewing the independent auditor’s report describing the auditing firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors and all relationships between the independent auditor and TOYO;

•        reviewing responsibilities, budget and staffing of our internal audit function;

•        reviewing with the independent auditor any audit problems or difficulties and management’s response;

•        reviewing and, if material, approving all related party transactions on an ongoing basis;

•        reviewing and discussing the annual audited financial statements with management and the independent auditor;

•        reviewing and discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations;

•        reviewing analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments;

•        discussing with management and the independent auditors earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies;

•        reviewing with management and the independent auditors the effect of significant regulatory or accounting initiatives or developments, as well as off-balance sheet structures, on our financial statements;

•        discussing policies with respect to risk assessment and risk management with management and internal auditors;

•        timely reviewing reports from the independent auditor regarding all critical accounting policies and practices to be used by TOYO, all alternative treatments of financial information within U.S. GAAP that have been discussed with management and all other material written communications between the independent auditor and management;

•        establishing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•        such other matters that are specifically delegated to our audit committee by our board of directors from time to time; and

•        meeting separately, periodically, with management, internal auditors and the independent auditor.

Compensation Committee

Our compensation committee consists of Junsei Ryu, Alfred “Trey” Hickey and Hiroyuki Tahara. Junsei Ryu is the chairperson of the compensation committee. Each of Alfred “Trey” Hickey and Hiroyuki Tahara satisfies the independence requirements under Rule 5605(a)(2) of the Nasdaq Stock Market Rules.

Our compensation committee will be responsible for, among other things:

•        overseeing and assessing our overall compensation practices and objectives;

•        reviewing and approving, or recommending to the board of directors, corporate goals and objectives relevant to the Company’s executive officers’ compensation;

•        reviewing and approving, or recommending to the board of directors, the Company’s executive officers’ employment or post-employment agreement or arrangement with the Company;

•        reviewing and recommending to the board of directors the form and amount of the Company’s director compensation.

•        administering the Company’s equity-based compensation plans in accordance with the terms thereof; and

•        such other matters that are specifically delegated to the compensation committee by the Company’s board of directors from time to time.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Junsei Ryu, Alfred “Trey” Hickey and June Han. Junsei Ryu is the chairperson of the nominating and corporate governance committee. Sheldon Trainor- Each of Alfred “Trey” Hickey and June Han satisfies the independence requirements under Rule 5605(a)(2) of the Nasdaq Stock Market Rules.

Our nominating and corporate governance committee will be responsible for, among other things:

•        selecting and recommending to our board of directors nominees for election by the shareholders or appointment by the board;

•        considering questions of independence and possible conflicts of interest of members of our board of directors and executive officers;

•        reviewing and recommending to our board of directors concerning the size, structure, composition and functioning of the board of directors and its committees; and

•        evaluating developments in corporate governance and shareholder engagement, reviewing our governance documents, disclosures and other actions related thereto, and recommending to our board of directors, as conditions dictate, proposed amendments to the governance documents.

Code of Business Conduct and Ethics

Our board of directors adopted a code of business conduct and ethics that applies to our directors, officers and employees in March 2024, which was effective in July 2024. We have posted a copy of our code of business conduct and ethics on our website at investors.toyo-solar.com.

Compensation of Directors and Executive Officers

The aggregate compensation paid to the directors and executive officers in cash and benefits in kind was $280,000 for the year ended December 31, 2023. For awards granted to TOYO’s executive officers and directors, see the section entitled “— Share Incentive Plans — Share Incentive Plan.” We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to TOYO’s executive officers and sole director, prior to the consummation of the Business Combination, or to our executive officers and directors, following the consummation of the Business Combination.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, for certain acts of the executive officer, such as continued failure by the executive officer to satisfactorily perform his/her duties, or the executive officer’s conviction or entry of a guilty or nolo contendere plea of any felony or any misdemeanor involving moral turpitude. We may also terminate an executive officer’s employment without cause upon three-month advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by our company and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to our company all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all rights, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) engage in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting the executive officer’s name to be used in connection with the activities of, any other business or organization which competes, directly or indirectly, with us; (ii) solicit from any customer doing business with us during the term; or (iii) otherwise interfere with the business or accounts of us.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Share Incentive Plans

We have adopted a share incentive plan (the “TOYO ESOP”), under which we may grant share incentive awards to eligible service providers in order to attract, retain and motivate the talent for which we compete. The material terms of the TOYO ESOP are summarized below.

Eligibility and Administration.    The employees, consultants and directors of TOYO or any parent, subsidiary or Related Entity (as defined in the TOYO ESOP) of TOYO will be eligible to receive awards under the TOYO ESOP. The TOYO ESOP is administered by a committee of one or more members of the TOYO board to whom the TOYO’s board shall delegate the authority to grant or amend awards to service providers other than any of such committee members, subject to certain limitations that may be imposed under applicable law and stock exchange rules.

Limitation on Awards and Shares Available.    The number of Ordinary Shares initially be approved for issuance under the TOYO ESOP (the “Share Limit”) is 4,440,500 shares. Subject to the authorized share capital as provided in the memorandum of association and articles of association of TOYO then in effect, the Share Limit will be increased automatically on January 1st of each calendar year during the term of the TOYO ESOP commencing on January 1st 2025 (each, an “Evergreen Date”), by an amount equal to one percent (1%) of the total number of outstanding shares of TOYO on the end of the calendar year immediately preceding the applicable Evergreen Date. The shares that TOYO issues under the TOYO ESOP may be newly issued shares, treasury shares or shares purchased on the open market. If an award is terminated, forfeited, expires or lapses for any reason, any shares subject to such award may be used again for new grants under the TOYO ESOP.

Awards.    The TOYO ESOP provides for the grant of options, restricted shares and restricted share units. Each award under the TOYO ESOP will be set forth in a notice of grant, which will detail the terms and conditions of awards, including, among others, the term of the award, the vesting schedule, and the provisions that are applicable in the event that the grantee’s employment or service terminates.

Transfer Restrictions.    Unless otherwise expressly provided in the TOYO ESOP, by applicable laws and by the notice of grant, an award is non-transferable and will not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance, or charge.

Plan Amendment and Termination.    With the approval of the board of directors, the committee may amend or terminate the TOYO ESOP at any time; however, no termination or amendment may adversely affect in any material way an award outstanding under the TOYO ESOP without the consent of the affected participant.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Ordinary Shares as of the date of the prospectus:

•        each person known by us to be the beneficial owner of more than 5% of Ordinary Shares;

•        each of our directors and executive officers; and

•        all our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security.

The percentage of our Ordinary Shares beneficially owned is computed on the basis of 46,095,743 Ordinary Shares issued and outstanding as of the date of the prospectus, and does not include (i) the 4,970,007 Ordinary Shares issuable upon the exercise of the Warrants in cash outstanding as of the date of the prospectus and (ii) up to 500,000 Ordinary Shares that we may issue to NOTAM pursuant to the PIPE Purchase Agreement.

Name and Address of Beneficial Owner(1)	Number of Ordinary Shares Beneficially Owned	Percentage of Outstanding Ordinary Shares
Officers and Directors
Junsei Ryu(2)(3)	38,699,822	83.1%
Taewoo Chung	—	—
Aihua Wang	—	—
Alfred “Trey” Hickey	30,000	*
Anders Karlsson	—	—
Hiroyuki Tahara	—	—
June Han	—	—
All officers and directors as a group (7 individuals)		*
5% Holders
Junsei Ryu(2)(3)	38,699,822	83.1%

____________

*        Less than 1% of the total number of outstanding Ordinary Shares

(1)      Unless otherwise noted, the business address of each of the following is 5F, Tennoz First Tower, 2-2-4, Higashi-Shinagawa, Shinagawa-ku, Tokyo, Japan 140-0002.

(2)      The business address for WWB is Tennozu First Tower F5, 2-2-4, Higashishinagawa, Shinagawa-ku, Tokyo 140-0002. The business address for Fuji Solar is Tennoz First Tower, 2-2-4, Higashi-Shinagawa, Shinagawa-ku, Tokyo, Japan 140-0002. The registered address for WAG is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands. The registered address for BestToYo is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands.

(3)      Represents (i) 25,420,000 Ordinary Shares directly held by WAG, and (ii) 13,279,822 Ordinary Shares directly held by BestToYo. As of the date of this prospectus, Mr. Ryu serves as the sole director of BestToYo and the sole director of WAG, deemed to have voting, dispositive or investment powers over BestToYo and WAG, respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2023 to which we have been a participant in which the amount involved exceeded or will exceed US$120,000, and in which any of our then directors, executive officers or holders of more than 5% of any class of our voting securities at the time of such transaction, or any members of their immediate family, had or will have a direct or indirect material interest.

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management — Share Incentive Plan.”

Other Related Party Transactions

Sales of Solar Cells to VSUN

TOYO Solar has entered into two framework agreements with VSUN in August and November 2023, respectively. Under each framework agreement, if TOYO Solar’s delivery is overdue, TOYO Solar will be responsible for a daily penalty as a percentage of the overdue solar cell products, up to 5% of the total value under the relevant purchase order; VSUN shall have the right to terminate the Framework Agreement if TOYO Solar’s delivery is overdue for more than 10 days or if TOYO Solar violates applicable laws and regulations; and the price of the purchase will be determined on an order-by-order basis. Under the framework agreement entered into in November 2023, VSUN agrees to purchase solar cells from TOYO Solar and make a prepayment in the amount of $15 million, to be deducted from the monthly purchase orders.

For the six months ended June 30, 2024, TOYO derived revenue from sales of solar cells to VSUN in an amount of approximately $111.7 million. For the year ended December 31, 2023, TOYO derived revenue from sales of solar cells to VSUN in an amount of approximately $61.5 million.

Through its operating subsidiary, TOYO Solar, TOYO is committed to building a diversified customer base, and intends to manufacture and supply its solar cells under the “TOYO Solar” brand to its affiliate VSUN and a select group of PV module manufactures. In dealings with VSUN, TOYO operates primarily under a contract manufacturing model, fulfilling specific orders placed by VSUN. This arrangement minimizes TOYO’s exposure to broader market risks while still subjecting it to the typical risks associated with contract manufacturing. Notably, factors such as VSUN’s production capacity, utilization rates, raw material costs, and product quality directly influence the financial outcomes of these transactions, bearing implications for TOYO’s revenue streams.

The pricing strategy for these related-party transactions is meticulously structured around the cost-plus method, which involves the following procedural steps:

Step 1: Calculation of TOYO’s cost base for producing solar cells.

Step 2: Establishment of a mark-up rate to be applied to the cost base.

Step 3: Determination of the transfer prices for the solar cell products, calculated as the cost base multiplied by the sum of 1 plus the mark-up rate.

The pricing approach outlined above is informed by an analysis conducted by an independent research entity commissioned by TOYO Solar, TOYO’s operating subsidiary. The analysis was aimed at establishing a robust pricing policy for transactions between TOYO Solar, as the seller of solar cells, and VSUN, as the buyer of solar cells. The recommendations from the independent research entity’s report also endorsed the utilization of the cost-plus method for determining the transfer prices for the solar cell products.

Purchase of Raw Materials from VSUN’s Subsidiaries

TOYO Solar does not have a long-term or framework agreement with VSUN’s subsidiary and places orders on a per-transaction basis. Based on TOYO Solar’s customary form of sales contract with VSUN’s subsidiary, in the event of payment delay, TOYO Solar will incur a daily penalty of 0.5% of the outstanding payment, with the cumulative penalty capping at 20% of the total contract value. If VSUN’s subsidiary delivers goods overdue, it will be liable for a daily penalty as a percentage of the overdue, up to 20% of the total value of the relevant contract.

For the six months ended June 30, 2024 and the year ended December 31, 2023, we purchased raw materials from VSUN’s subsidiary in an amount of approximately $63.1 million and $49.6 million, which accounted for approximately 50.0% and 64.5% of our total purchase of inventories, and made approximately $27.6 million and $24.8 million in prepayment, respectively.

Other transactions with VSUN and its Subsidiary

	For the Six Months Ended June 30,		For the Year Ended December 31, 2023	For the Period from Inception on November 8 to December 31, 2022
	2024	2023
Sales to related parties
VSUN China	$341,417	$—	$—	$—
VSun Bac Ninh	251,293	—	—	—
VSun USA	19,530	—	—	—
	$612,240	$—	$—	$—
Purchase of raw materials from a related party
VSUN China	$63,085,633	$—	$49,601,203	$—
	$63,085,633	$—	$49,601,203	$—
Purchase of machinery from a related party
VSUN China	$—	$—	$126,272	$—
	$—	$—	$126,272	$—
Payment of operating expenses by related parties on behalf of the Company
VSUN China	$—	$991,395	$—	$26,996
VSUN		75,292	104,113	61,069
	$—	$1,066,687	$104,113	$88,065
Repayment of operating expenses to related parties paid on behalf of the Company
VSUN	$148,000	$—	$—	$—
	$148,000	$—	$—	$—
Prepayments of inventories to a related party
VSUN China	$27,582,554	$120,422	$24,845,082	$—
	$27,582,554	$120,422	$24,845,082	$—
Prepayments of equipment to a related party
VSUN China	$—	$4,512,810	$—	$—
	$—	$4,512,810	$—	$—
Repayments of equipment to a related party
VSUN	$1,548,578	$—	$—	$—
	$1,548,578	$—	$—	$—

	For the Six Months Ended June 30,		For the Year Ended December 31, 2023	For the Period from Inception on November 8 to December 31, 2022
	2024	2023
Payment of long-term prepaid expenses by a related party on behalf of the Company
VSUN	$—	$—	$—	$1,596,943
	$—	$—	$—	$1,596,943
Borrowings from a related party
VSUN	$—	$44,774,119	$93,571,624	$—
	$—	$44,774,119	$93,571,624	$—
Repayment of borrowings to a related party
VSUN	$27,992,018	$—	$—	$—
	$27,992,018	$—	$—	$—
Accrual of interest expenses on borrowings from a related party
VSUN	$1,005,286	$167,481	$3,163,557	$—
	$1,005,286	$167,481	$3,163,557	$—
Repayment of interest expenses on borrowings from a related party
VSUN	$631,388	$—	$—	$—
	$631,388	$—	$—	$—

For the year ended December 31, 2023, the Company borrowed loans of approximately $93.6 million (VND 2.2 trillion) from VSUN as working capital and payment for property and equipment. Each loan is matured in one year from borrowing. The interest rate of borrowings were 9.5% before August 2023, and reduced to 8% for August 2023 and further reduced to 7% since September 2023. For the year ended December 31, 2023, the Company accrued interest expenses of $3,163,557 on the borrowings. Interest expenses are payable on demand.

In connection with the Pre-Merger Reorganization, TOYO issued a $45 million unsecured promissory note to SinCo, and SinCo issued a $45 million unsecured promissory note to VSUN, each in February 2024. Each note bears an interest rate of 3.5% per annum and was subsequently settled in full in March 2024 by TOYO and SinCo, respectively. As a result, such unsecured promissory notes are no longer outstanding.

Transactions with Fuji Solar

For the six months ended June 30, 2024 and 2023, Fuji Solar did not pay offering costs in connection with the Transactions, and the Company did not repay the offering costs to Fuji Solar. For the year ended December 31, 2023, Fuji Solar paid, on behalf of TOYO, offering costs in connection with the Transactions in a total amount of approximately $1.2 million, approximately $1.1 million of which has been repaid by TOYO to Fuji Solar during the same period.

DESCRIPTION OF SECURITIES

The Ordinary Shares are listed on Nasdaq and are registered under Section 12(b) of the Exchange Act. Setting forth below is a description of the rights of the holders of Ordinary Shares and Warrants.

Description of Ordinary Shares

General

Holders of Ordinary Shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders. Except as disclosed otherwise in this prospectus, none of the holders of Ordinary Shares have different voting rights from the other holders.

Dividends

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of Our board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, Our overall financial condition, available distributable reserves and any other factors deemed relevant by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits or share premium account, provided that in no circumstances may a dividend be paid if this would result in us being unable to pay its debts as they fall due in the ordinary course of its business.

Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, we are a holding company and depends on the receipt of dividends and other distributions from its subsidiaries to pay dividends on Ordinary Shares. When making recommendations on the timing, amount and form of future dividends, if any, our board of directors will consider, among other things:

•        our results of operations and cash flow;

•        our expected financial performance and working capital needs;

•        our future prospects;

•        our capital expenditures and other investment plans

•        other investment and growth plans;

•        dividend yields of comparable companies globally;

•        restrictions on payment of dividend that may be imposed on us by financing arrangements; and

•        the general economic and business conditions and other factors deemed relevant by our board of directors and statutory restrictions on the payment of dividends.

Liquidation

On the winding up of TOYO, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

General Meetings of Shareholders

As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings. We, however, are required hold an annual shareholders’ meeting during each fiscal year, as required by the Nasdaq listing standards, unless we otherwise choose to exempt from such requirement. At least seven (7) calendar days’

notice shall be given for any general meeting. Our board of directors or the chairman of the board may call general meetings, and must convene an extraordinary general meeting upon the requisition of shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all the issued and outstanding shares that as at the date of the deposit carry the right to vote at our general meetings. One or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third (1/3) of all votes attaching to all shares in issue and entitled to vote at such general meeting present in person or by proxy and entitled to vote will be a quorum for all purposes.

Transfers of Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of ordinary shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•        a fee of such maximum sum as the Nasdaq Global Market may determine to be payable, or such lesser

•        sum as our board of directors may from time to time require is paid to us in respect thereof.

The registration of transfers may, after compliance with any notice required of the Nasdaq Global Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided always that the registration of transfers shall not be suspended nor the register closed for more than thirty (30) calendar days in any calendar year.

If our directors refuse to register a transfer, they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares. Any Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption and Repurchase of Shares

Subject to the provisions of the Cayman Companies Act, we may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or us. The redemption of such shares will be effected in such manner and upon such other terms as our directors determine before the issue of the shares. We may also purchase its own shares (including any redeemable shares) on such terms and in such manner and terms have been approved by our board or by our shareholders by an ordinary resolution, or are otherwise authorised by our amended and restated memorandum and articles of association.

Warrants

Each Warrant entitles its holder to purchase one Ordinary Share at $11.50 per share, subject to certain adjustments. The Warrants will become exercisable on July 31, 2024, 30 days after the date of the Warrant Assumption Agreement, and will terminate on the earlier to occur of (i) five years from the date of the Warrant Assumption Agreement and (ii) 5:00 p.m., New York City time on the Redemption Date (as defined in the Warrant Assumption Agreement).

If our management has elected to force all holders of the Warrants to exercise the Warrants on a cashless basis in the event of redemption pursuant to the Warrant Assumption Agreement, such holders would pay the exercise price by surrendering its Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the “fair market value” (defined below) and the exercise price of the Warrants by (y) the fair market value. The term “fair market value” is defined as the average reported last sale price of the Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of the Warrants pursuant to the Warrant Assumption Agreement.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is modelled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (i) a special resolution (usually a majority of not less than two thirds of the voting shares voted at a general meeting or a unanimous written resolution of all of the shareholders entitled to vote at a general meeting of the relevant company) of the shareholders of each company; and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that holds issued shares that together represent at least 90% of the votes at a general meeting of its subsidiary) and its subsidiary company where the parent and subsidiary company are both incorporated under the Cayman Companies Act.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in paragraph (iii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, by way of schemes of arrangement, which will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by (i) 75% in value of the members or class of members or (ii) a majority in number representing 75% in value of the creditors or class of creditors, in each case depending on the circumstances, as are present at a meeting called for such purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;

•        the shareholders have been fairly represented at the meeting in question;

•        the arrangement is such as a businessman would reasonably approve; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders Suits

Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•        the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Special Considerations for Exempted Companies

We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company(other than an exempted company holding a license to carry on business in the Cayman Islands) does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue shares with no par value;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that we shall indemnify each existing or former secretary, director (including alternate director), and other officer of TOYO (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of TOYO’s business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning TOYO or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, We intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in the amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of us or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders.

Such provisions could be applied to delay or prevent a change in control of us or make removal of management more difficult. This may cause the price of Ordinary Shares to fall.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of us.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our amended and restated memorandum and articles of association provides that shareholders may approve corporate matters by way of a written resolution signed by or on behalf of all shareholders who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling extraordinary general meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association permits our shareholders together holding one-third (1/3) of all votes attaching to all the issued and outstanding shares that as at the date of the deposit carry the right to vote at our general meetings to requisition a general meeting. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings. We, however, are required to hold an annual shareholders’ meeting during each fiscal year, as required by the Nasdaq listing standards, unless otherwise exempted.

Matters Requiring Shareholder Approval

A special resolution, requiring not less than a two-thirds vote (or a unanimous written resolution), is required to:

•        amend the Company’s amended and restated memorandum and articles of association;

•        register the Company by way of continuation in a jurisdiction outside the Cayman Islands;

•        merge or consolidate the Company by way of a Cayman Islands statutory merger or consolidation;

•        reduce our share capital or any capital redemption reserve in any manner authorized by law; or

•        change our name;

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our amended and restated memorandum and articles of association does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either a business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under our amended and restated memorandum and articles of association, if we are wound up, the liquidator of the Company may distribute the assets with the sanction of a special resolution of the shareholders and any other sanction required by law.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under our amended and restated memorandum and articles of association, if our share capital is divided into different classes (and as otherwise determined by the directors in accordance with our amended and restated memorandum and articles of association), the variation in the relative rights as between the difference classes may be fixed and determined by the directors or by an ordinary resolution of the shareholders.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended by a special resolution of the shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (other than our memorandum and articles of association, as amended and restated from time to time, and its register of mortgages and charges).

Changes in Capital

We may from time to time by ordinary resolution:

•        increase the share capital by new shares of such amount as it thinks expedient;

•        consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•        subdivide its shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•        cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the share so canceled.

Enforceability of Civil Liability under Cayman Islands Law

We have been advised by Harney Westwood & Riegels that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Cayman Islands Grand Court will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America, or the “Foreign Court”, of a debt or definite sum of money against TOYO (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against TOYO, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due.

The Cayman Islands courts are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

TOYO has certain duties under the Data Protection Act (Revised) of the Cayman Islands (the “DPL”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in TOYO you will provide us with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”). In the following discussion, the “company” refers to TOYO and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

TOYO will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. TOYO will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which TOYO is subject. TOYO will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, TOYO will be characterized as a “data controller” for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.

TOYO may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

•        where this is necessary for the performance of our rights and obligations under any purchase agreements;

•        where this is necessary for compliance with a legal and regulatory obligation to which TOYO is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

•        where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should TOYO wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), TOYO will contact you.

Why TOYO May Transfer Your Personal Data

In certain circumstances TOYO may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

TOYO anticipates disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures TOYO Takes

Any transfer of personal data by TOYO or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.

TOYO and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

TOYO shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

SELLING SECURITYHOLDER

This prospectus relates to, among other things, the registration and resale by the Selling Securityholders of up to 817,035 Ordinary Shares, including (i) 500,000 PIPE Shares issued to NOTAM, (ii) 206,957 Notes Shares held by MWH, and (iii) 110,078 Notes Shares held by Zenin. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of the persons named in the table below.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering securities for resale to the public and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

The securities owned by the persons named below do not have voting rights different from the securities owned by other holders. Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

The securities owned by the persons named below do not have voting rights different from the securities owned by other holders.

Name of Selling Securityholder	Number of Ordinary Shares Beneficially Owned Prior to This Offering		Number of Ordinary Shares to be Offered Pursuant to This Prospectus	Number of Ordinary Shares Beneficially Owned Prior to This Offering(1)
	Number	Percentage(1)		Number	Percentage(1)(2)
NOTAM Co., Ltd.(3)	500,000	1.07%	500,000	0	0
MWH (HONGKONG) CO., LIMITED(4)	206,957	*	206,957	0	0
Zenin Investments Limited(5)	110,078	*	110,078	0	0
Total	817,035	1.75%	817,035	0	0

____________

*        Less than 1% of the total number of outstanding Ordinary Shares

(1)      The percentage of beneficial ownership is calculated based on 46,595,743 Ordinary Shares issued and outstanding the date of this prospectus, excluding 4,970,007 Ordinary Shares issuable upon the exercise of Warrants.

(2)      Assumes the sale of all Registered Securities offered in this prospectus.

(3)      NOTAM Co., Ltd. is a Japanese corporation with the address at 2-25-22-204, Kohinata, Bunkyo-ku, Tokyo, Japan.

(4)      MWH (HONGKONG) CO., LIMITED is a Hong Kong company limited by shares, with the address at No.1 Qianjiang South Road, Linhai, Zhejiang, China 317000.

(5)      Zenin Investments Limited is a Hong Kong company limited by shares, with the address at 607, No.1 Lane 8 Wuning Road, Shanghai, China 200060.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 4,970,007 Ordinary Shares issuable upon the exercise of the Warrants. Pursuant to the terms of the Warrants, Ordinary Shares will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise the Warrant, we will, within the time allotted by the agreement governing the warrants, issue instructions to our transfer agent to issue Ordinary Shares to the holder. If, at the time the Warrants are exercised, this registration statement is effective and the prospectus included herein is current, the Ordinary Shares issued upon the exercise of the Warrants will be issued free of a restrictive legend. We could potentially receive up to an aggregate of $57,155,081 from the exercise of the Warrants, assuming the exercise in full of all of these warrants for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. Based on the closing price of our Ordinary Shares at $3.51 on December 3, 2024, which is less than the exercise price of $11.50 per share pursuant to the terms of the Warrants, we believe holders of the Warrants will be unlikely to exercise their Warrants, and we are unlikely to receive proceeds from the exercise of Warrants.

We are also registering the resale, from time to time, by the Selling Securityholders, or their permitted transferees, of up to 817,035 Ordinary Shares. The aggregate proceeds to the Selling Securityholders from the sale of such securities will be the purchase price of the securities less any discounts and commissions. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Registered Securities to be made directly or through agents. We will not receive any of the proceeds from the sale of the securities registered hereby by the Selling Securityholders.

Upon effectiveness of the registration statement of which this prospectus forms a part, the securities covered by this prospectus that are beneficially owned by the Selling Securityholders may be offered and sold from time to time by the Selling Securityholders. Notwithstanding the foregoing, Selling Securityholders subject to our insider trading policy, and any members of their immediate families, are subject to our regular pre-clearance procedures for trading of our securities.

Securityholders may also be subject to the restrictions on transfer of shares of Rule 144 of the Securities Act if such Selling Securityholder is deemed an “affiliate” of us. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, us and may include the executive officers, directors and significant shareholders of us.

The term “Selling Securityholders” includes pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of the Selling Securityholders named in this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

The Registered Securities offered by the Selling Securityholders under this prospectus may be sold from time to time to purchasers:

•        directly by the Selling Securityholders;

•        to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the Registered Securities;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        through the writing of options (including the issuance by the Selling Securityholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•        through an exchange distribution in accordance with the rules of the applicable exchange;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        through one or more underwritten offerings on a firm commitment or best efforts basis;

•        through the settlement of short sales,

•        any other method permitted pursuant to applicable law; and

•        a combination of any such methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Registered Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker-dealer or agent regarding the sale of the Registered Securities by the Selling Securityholders.

The Registered Securities may be sold in one or more transactions at:

•        fixed prices;

•        prevailing market prices at the time of sale;

•        prices related to such prevailing market prices;

•        varying prices determined at the time of sale; or

•        negotiated prices.

These sales may be effected in one or more transactions:

on any securities exchange or quotation service on which the Registered Securities may be listed or quoted at the time of sale, including Nasdaq;

•        in the over-the-counter market;

•        in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•        any other method permitted by applicable law; or

•        through any combination of the foregoing.

In connection with the sales of our securities, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions that, in turn, may:

•        engage in short sales of the securities in the course of hedging their positions;

•        sell the securities short and deliver the securities to close out short positions;

•        loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell the securities;

•        enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the securities, which the broker-dealer or other financial institution may resell; or

•        enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Selling Securityholder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

At the time a particular offering of the Registered Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of Registered Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of the Registered Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

There can be no assurance that the Selling Securityholders will sell any or all of the Registered Securities under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the Registered Securities by other means not described in this prospectus. In addition, any Registered Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Registered Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Registered Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Securityholders and any other persons participating in the sale of the Registered Securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Registered Securities by the Selling Securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Registered Securities to engage in market-making activities with respect to the particular Registered Securities being distributed. This may affect the marketability of the Registered Securities and the ability of any person or entity to engage in market-making activities with respect to the Registered Securities.

With respect to those Registered Securities being registered pursuant to the PIPE Purchase Agreement, we and NOTAM have agreed to indemnify or hold harmless each other and certain related persons against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may also indemnify any broker or underwriter that participates in transactions involving the sale of the Registered Securities against certain liabilities, including liabilities arising under the Securities Act.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds.”

EXPENSES RELATED TO THE OFFERING

The following table sets forth all expenses to be paid by us in connection with the issuance and distribution of Ordinary Shares being registered by this registration statement, excluding the Commitment Fee, the underwriting discounts and commission and the Selling Securityholder’s expenses reimbursable by us under the Purchase Agreement. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

We will bear all costs, expenses and fees in connection with the registration of the securities. Selling Securityholder, however, will bear all brokers and underwriting commissions and discounts, if any, attributable to their sale of the securities.

	Amount
SEC registration fee	$9,190
FINRA filing fee	—
Accounting fees and expenses	2,000
Legal fees and expenses	100,000
Financial printing and miscellaneous expenses	20,000
Miscellaneous costs	20,000
Total	151,190	*

____________

*        Estimates not presently known

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations generally applicable to the acquisition, ownership, and disposition of Ordinary Shares by a “U.S. Holder.” This discussion applies only to Ordinary Shares that are held by a U.S. Holder as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not describe all U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of such U.S. Holder’s particular circumstances, nor does it address any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code, the Medicare contribution tax on net investment income, or any tax consequences that may be relevant to U.S. Holders that are subject to special tax rules, including, without limitation:

•        banks or other financial institutions;

•        insurance companies;

•        mutual funds;

•        pension or retirement plans;

•        S corporations;

•        broker or dealers in securities or currencies;

•        traders in securities that elect mark-to-market treatment;

•        regulated investment companies;

•        real estate investment trusts;

•        trusts or estates;

•        tax-exempt organizations (including private foundations);

•        persons that hold Ordinary Shares as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive sale,” or other integrated transaction for U.S. federal income tax purposes;

•        persons that have a functional currency other than the U.S. dollar;

•        certain U.S. expatriates or former long-term residents of the United States;

•        persons owning (directly, indirectly, or constructively) 5% (by vote or value) or more of our shares;

•        persons that acquired Ordinary Shares pursuant to an exercise of employee stock options or otherwise as compensation;

•        partnerships or other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes and investors in such entities;

•        “controlled foreign corporations” within the meaning of Section 957(a) of the Code;

•        “passive foreign investment companies” within the meaning of Section 1297(a) of the Code; and

•        corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Ordinary Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and the partner. Partnerships holding Ordinary Shares should consult their tax advisors regarding the tax consequences in their particular circumstances.

This discussion is based on the Code, the U.S. Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions, all as currently in effect and all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences described herein. Furthermore, there can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge the tax considerations described herein and that a court will not sustain such challenge.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Ordinary Shares, that is, for U.S. federal income tax purposes:

•        an individual who is a U.S. citizen or resident of the United States;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF ORDINARY SHARES IN THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Ordinary Shares

Subject to the PFIC rules discussed below under “–– Passive Foreign Investment Company Rules,” distributions on Ordinary Shares generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the applicable U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of the Ordinary Shares and will be treated as described below under “— Sale or Other Taxable Disposition of Ordinary Shares.” The amount of any such distributions will include any amounts required to be withheld by us (or another applicable withholding agent) in respect of any non-U.S. taxes. Any such amount treated as a dividend will be treated as foreign-source dividend income. Any such dividends received by a corporate U.S. Holder generally will not qualify for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. With respect to non-corporate U.S. Holders, any such dividends generally will be taxed at currently preferential long-term capital gains rates only if (i) Ordinary Shares are readily tradable on an established securities market in the United States or we are eligible for benefits under an applicable tax treaty with the United States, (ii) we are not treated as a PFIC with respect to the applicable U.S. Holder at the time the dividend was paid or in the preceding year, and (iii) certain holding period and other requirements are met. Any such dividends paid in a currency other than the U.S. dollar generally will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of actual or constructive receipt.

As noted above and subject to applicable limitations, taxing jurisdictions other than the United States may withhold taxes from distributions on Ordinary Shares, and a U.S. Holder may be eligible for a reduced rate of withholding to the extent there is an applicable tax treaty between the applicable taxing jurisdiction and the United States and/or may be eligible for a foreign tax credit against the U.S. Holder’s U.S. federal income tax liability. Recently issued U.S. Treasury regulations, which apply to foreign taxes paid or accrued in taxable years beginning on or after December 28, 2021, may in some circumstances prohibit a U.S. Holder from claiming a foreign tax credit with respect to certain foreign taxes that are not creditable under applicable tax treaties. In lieu of claiming a foreign tax credit, a U.S. Holder may, at such U.S. Holder’s election, deduct foreign taxes in computing such U.S. Holder’s taxable income, subject to generally applicable limitations under U.S. tax law. An election to deduct foreign taxes in lieu of claiming a foreign tax credit applies to all foreign taxes paid or accrued in the taxable year in which such election is made. The foreign tax credit rules are complex and U.S. Holders should consult their tax advisers regarding the application of such rules, including the creditability of foreign taxes, in their particular circumstances.

Sale or Other Taxable Disposition of Ordinary Shares

Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” upon any sale or other taxable disposition of Ordinary Shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of cash and (B) the fair market value of any other property received in such sale or disposition and (ii) the U.S. Holder’s adjusted tax basis in the Ordinary Shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gain recognized by non-corporate U.S. Holders generally will be taxed at currently preferential long-term capital gains rates. The deductibility of capital losses is subject to limitations. For foreign tax credit purposes, any such gain or loss generally will be treated as U.S. source gain or loss.

If the consideration received by a U.S. Holder upon a sale or other taxable disposition of Ordinary Shares is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of such sale or disposition. A U.S. Holder may have foreign currency gain or loss to the extent of the difference, if any, between (i) the U.S. dollar value of such payment on the date of such sale or disposition and (ii) the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of settlement.

U.S. Holders should consult their tax advisors regarding the tax consequences of a sale or other taxable disposition of Ordinary Shares, including the creditability of foreign taxes imposed on such sale or disposition by a taxing jurisdiction other than the United States, in their particular circumstances.

Passive Foreign Investment Company Rules

The U.S. federal income tax treatment of U.S. Holders could be materially different from that described above if we are treated as a PFIC for U.S. federal income tax purposes. In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are, and cryptocurrency balances are likely, passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

Based on the Company’s analysis of its income, assets, activities, and market capitalization, the Company believes that it was not a PFIC for its taxable year ended December 31, 2022. However, the Company’s PFIC status for any taxable year is a factual annual determination that can be made only after the end of that year and will depend on the composition of the Company’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of the Ordinary Shares from time to time, which could be volatile). In addition, the risk of the Company being a PFIC for any taxable year will increase if its market capitalization declines substantially during that year. Furthermore, whether and to which extent the Company’s income and assets, including goodwill, will be characterized as active or passive will depend on various factors that are subject to uncertainty, including the Company’s future business plan and the application of laws that are subject to varying interpretation. For example, there is no authority that directly addresses the proper treatment of certain items of the Company’s income, such as income from cryptocurrency self-mining, hash rate sharing, or hosting for purposes of the PFIC rules and, although the Company currently treats these items of income as active, such treatment is uncertain. Moreover, certain of the Company’s business activities generate passive income and, although the amount of such income is currently small, the Company’s risk of being a PFIC will increase if the proportion of the Company’s revenue earned from such business activities increases in future taxable years. Accordingly, there can be no assurances that the Company will not be a PFIC for its current or any future taxable year, and the Company’s U.S. counsel expresses no opinion with respect to the Company’s PFIC status for any taxable year.

Although PFIC status is generally determined annually, if we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder in its Ordinary Shares and the U.S. Holder did not make either a mark-to-market election or a qualifying electing fund (“QEF”) election or, which are referred to collectively as the “PFIC Elections” for purposes of this discussion, for the first taxable year in which we are treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, or the U.S. Holder does not otherwise make a purging election, as described below, the U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other taxable disposition of its Ordinary Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to the U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by the U.S. Holder in respect of its Ordinary Shares during the three preceding taxable years of the U.S. Holder or, if shorter, the U.S. Holder’s holding period in its Ordinary Shares).

Under these rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period in its Ordinary Shares;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, and to any period in the U.S. Holder’s holding period before the first day of the first taxable year in which we are treated as a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in the U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections

If we are treated as a PFIC and Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to its Ordinary Shares for the first taxable year in which the U.S. Holder holds (or is deemed to hold) the Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted tax basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq (on which Ordinary Shares are currently listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. As such, such election generally will not apply to any of our non-U.S. subsidiaries, unless the shares in such subsidiaries are themselves “marketable stock.” As such, U.S. Holders may continue to be subject to the adverse PFIC tax consequences discussed above with respect to any lower-tier PFICs, as discussed below, notwithstanding their mark-to-market election with respect to Ordinary Shares.

If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Ordinary Shares in their particular circumstances.

The tax consequences that would apply if we were a PFIC and a U.S. Holder made a valid QEF election would also be different from the adverse PFIC tax consequences described above. In order to comply with the requirements of a QEF election, however, a U.S. Holder generally must receive a PFIC Annual Information Statement from us. If we are determined to be a PFIC for any taxable year, we do not currently intend to provide the information necessary for U.S. Holders to make or maintain a QEF election. As such, U.S. Holders should assume that a QEF election will not be available with respect to Ordinary Shares.

If we are treated as a PFIC and a U.S. Holder failed or was unable to timely make a PFIC Election for prior periods, the U.S. Holder might seek to make a purging election to rid its Ordinary Shares of the PFIC taint. Under the purging election, the U.S. Holder will be deemed to have sold its Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new adjusted tax basis and holding period in the Ordinary Shares solely for purposes of the PFIC rules.

Related PFIC Rules

If we are treated as a PFIC and, at any time, has a non-U.S. subsidiary that is treated as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or sell or otherwise dispose of all or part of our interest in, such lower-tier PFIC, or the U.S. Holder otherwise was deemed to have sold or otherwise disposed of an interest in such lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the lower-tier PFIC rules in their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year may have to file an IRS Form 8621 (whether or not a QEF election or a mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS and could result in penalties.

THE PFIC RULES ARE VERY COMPLEX AND U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF SUCH RULES IN THEIR PARTICULAR CIRCUMSTANCES.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their tax advisors regarding the information reporting requirements and the application of the backup withholding rules in their particular circumstances.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND NON-INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF ORDINARY SHARES, INCLUDING THE IMPACT OF ANY POTENTIAL CHANGE IN LAW, IN THEIR PARTICULAR CIRCUMSTANCES.

Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Ordinary Shares, nor will gains derived from the disposal of the Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of our securities or on an instrument of transfer in respect of our securities.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

LEGAL MATTERS

TOYO is being represented by Robinson & Cole LLP with respect to certain legal matters as to United States federal securities and New York State law and by Harney Westwood & Riegels with respect to certain Cayman Islands law matter.

EXPERTS

The consolidated financial statements of Toyo Co., Ltd as of December 31, 2023 and 2022, for the year ended December 31, 2023 and for the period from November 8, 2022 (inception) to December 31, 2022 included in this prospectus have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, as set forth in their report thereon, which contains an explanatory paragraph relating to substantial doubt about the ability of Toyo Co., Ltd. to continue as a going concern as described in Note 3 to the financial statements, appearing elsewhere in this prospectus. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements for Blue World Acquisition Corporation as of June 30, 2024 and 2023, and for the year ended June 30, 2024 and 2023, appearing in this prospectus have been audited by Marcum Asia CPAs LLP (formerly known as Marcum Bernstein & Pinchuk LLP), an independent registered public accounting firm, as set forth in their report thereon. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITY

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•        political and economic stability;

•        an effective judicial system;

•        tax neutrality;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to those of the United States; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our amended and restated memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

A majority of our directors are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Cayman Islands

We have been advised by Harney Westwood & Riegels that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Cayman Islands Grand Court will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America, or the “Foreign Court”, of a debt or definite sum of money against TOYO (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against TOYO, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The Cayman Islands courts are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Singapore

SinCo is incorporated under the laws of the Republic of Singapore, and certain of its officers and directors are residents outside the United States. There is no treaty between the U.S. and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the U.S. based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. In making a determination as to enforceability of a foreign judgment, the Singapore courts need to be satisfied that the foreign judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in Singapore unless procured by fraud, or if the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or if the enforcement thereof would be contrary to the public policy of Singapore, or if the judgment would conflict with earlier judgments from Singapore or earlier foreign judgments recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws.

Civil liability provisions of the federal and state securities law of the U.S. permit the award of punitive damages against SinCo and its directors and officers. The Singapore courts do not allow the enforcement of foreign judgments which amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the U.S. awarding such punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such determination has yet to be conclusively made by a Singapore court in a reported decision.

Vietnam

Vietnam is a party to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “New York Convention”), and a few bilateral treaties relating to the recognition and enforcement of foreign judgments but not to any other multinational treaty in this regard. Foreign arbitral awards can be enforceable in Vietnam under the New York Convention after being recognized by Vietnamese courts in accordance with statutory procedures. However, in principle, Vietnam’s Civil Procedure Code provides that a civil judgment or decision of a foreign court is enforceable in Vietnam only if there is a treaty in this regard between Vietnam and such foreign country (including international treaties) or on a reciprocal basis. Vietnam’s Civil Procedure Code also sets out several grounds for Vietnamese courts to refuse the recognition and enforcement of foreign judgments and decisions or foreign arbitral awards. Therefore, it may be difficult to enforce in Vietnam any judgment or decision issued by a U.S. court against TOYO Solar or its directors and officers who are citizens of Vietnam.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Ordinary Shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Ordinary Shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INDEX TO FINANCIAL STATEMENTS

TOYO CO., LTD.

Page
Unaudited Condensed Consolidated Financial Statements
Unaudited Condensed Balance Sheet as of June 30, 2024 and December 31, 2023	F-2
Unaudited Condensed Statement of Operations and Comprehensive Income for the Six Months Ended June 30, 2024 and 2023	F-3
Unaudited Condensed Statement of Changes in Shareholders’ Equity for the Six Months Ended June 30, 2024 and 2023	F-4
Unaudited Condensed Statement of Cash Flows for the Six Months Ended June 30, 2024 and 2023	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-21
Balance Sheet as of December 31, 2023 and 2022	F-22
Statement of Operations and Comprehensive Income for the year ended December 31, 2023 and for the Period from its inception on November 8, 2022 through December 31, 2022	F-23
Statement of Changes in Shareholders’ Equity for the year ended December 31, 2023 and for the Period from its inception on November 8, 2022 through December 31, 2022	F-24
Statement of Cash Flows for the year ended December 31, 2023 and for the Period from its inception on November 8, 2022 through December 31, 2022	F-25
Notes to Consolidated Financial Statements	F-27

BLUE WORLD ACQUISITION CORPORATION

TOYO Co., Ltd.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	June 30, 2024	December 31, 2023
	(unaudited)
ASSETS
Current Assets
Cash	$41,669,523	$18,035,405
Restricted cash	129,635	82,195
Accounts receivable – a related party	121,118	—
Prepayments	229,992	149,304
Prepayments – a related party	27,048,348	24,400,798
Inventories, net	27,190,797	39,999,992
Other current assets	169,005	85,702
Total Current Assets	96,558,418	82,753,396

Non-current Assets
Restricted cash, non-current	2,587,665	879,893
Deferred offering costs	2,576,390	2,084,810
Long-term prepaid expenses	7,311,709	7,757,193
Deposits for property and equipment	1,364,798	1,466,878
Property and equipment, net	130,812,056	142,781,558
Right of use assets	233,357	537,032
Other non-current assets	—	22,250
Total Non-current Assets	144,885,975	155,529,614
Total Assets	$241,444,393	$238,283,010

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term bank borrowings	$34,008,887	$—
Accounts payable	25,018,771	37,221,124
Contract liabilities	4,913,175	530,817
Contract liabilities – a related party	9,137,458	28,815,934
Due to related parties	68,509,793	96,867,739
Other payable and accrued expenses	3,771,701	5,606,763
Lease liabilities, current	32,901	151,260
Total Current Liabilities	145,392,686	169,193,637

Lease liabilities, non-current	228,240	372,725
Long-term bank borrowings	22,412,628	11,819,527
Total Non-current Liabilities	22,640,868	12,192,252
Total Liabilities	168,033,554	181,385,889

Commitments and Contingencies (Note 14)

Shareholders’ Equity
Ordinary shares (par value $0.0001 per share, 500,000,000 shares authorized, 41,000,000 and 41,000,000 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively)*	4,100	4,100
Additional paid-in capital	50,005,900	49,995,900
Retained earnings	29,252,764	9,702,316
Accumulated other comprehensive loss	(5,851,925)	(2,805,195)
Total Shareholders’ Equity	73,410,839	56,897,121
Total Liabilities and Shareholders’ Equity	$241,444,393	$238,283,010

____________

*        The share information is presented on a retroactive basis to reflect the reorganization effected on February 27, 2024 (Note 1).

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TOYO Co., Ltd.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	For the Six Months Ended June 30,
	2024	2023
Revenues from related parties	$112,287,775	$—
Revenues from third parties	25,790,220	—
Revenues	138,077,995	—

Cost of revenues – related parties	(84,435,258)	—
Cost of revenues – third parties	(26,995,841)	—
Cost of revenues	(111,431,099)	—
Gross profit	26,646,896	—

Operating expenses
Selling and marketing expenses	(355,026)	—
General and administrative expenses	(3,836,158)	(1,756,468)
Total operating expenses	(4,191,184)	(1,756,468)

Income (loss) from operations	22,455,712	(1,756,468)

Other expenses, net
Interest expenses, net	(1,767,661)	(165,644)
Other expenses, net	(1,137,603)	(148)
Total other expenses, net	(2,905,264)	(165,792)

Income (loss) before income taxes	19,550,448	(1,922,260)

Income tax expenses	—	—
Net income (loss)	$19,550,448	$(1,922,260)

Other comprehensive loss
Foreign currency translation adjustment	(3,046,730)	(1,632,089)
Comprehensive income (loss)	$16,503,718	$(3,554,349)

Weighted average number of ordinary share outstanding – basic and diluted*	41,000,000	41,000,000
Earnings (loss) per share – basic and diluted*	$0.48	$(0.05)

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization effected on February 27, 2024 (Note 1).

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TOYO Co., Ltd.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ EQUITY
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Ordinary shares		Additional paid-in capital	Retained Earnings (Accumulated deficit)	Accumulated other comprehensive income (loss)	shareholders’ equity
	Number of shares*	Amount
Balance as of December 31, 2022	41,000,000	$4,100	$7,635,319	$(186,839)	$395,658	$7,848,238
Capital injection from shareholders	—	—	42,360,581	—	—	42,360,581
Net loss	—	—	—	(1,922,260)	—	(1,922,260)
Foreign currency translation adjustments	—	—	—	—	(1,632,089)	(1,632,089)
Balance as of June 30, 2023	41,000,000	$4,100	$50,000,000	$(2,109,099)	$(1,236,431)	$46,654,470

Balance as of December 31, 2023	41,000,000	$4,100	$49,995,900	$9,702,316	$(2,805,195)	$56,897,121
Capital injection from shareholders	—	—	10,000	—	—	10,000
Net income	—	—	—	19,550,448	—	19,550,448
Foreign currency translation adjustments	—	—	—	—	(3,046,730)	(3,046,730)
Balance as of June 30, 2024	41,000,000	$4,100	$50,005,900	$29,252,764	$(5,851,925)	$73,410,839

____________

*        The share information is presented on a retroactive basis to reflect the reorganization effected on February 27, 2024 (Note 1).

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TOYO Co., Ltd.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Currency expressed in United States Dollars (“US$”)

	For the Six Months Ended June 30,
	2024	2023
Net cash provided by (used in) operating activities	$21,798,732	$(1,860,902)

Cash flows from investing activities:
Purchase of property and equipment	(16,592,618)	(79,638,281)
Purchase of property and equipment from a related party	—	(4,512,810)
Net cash used in investing activities	(16,592,618)	(84,151,091)

Cash flows from financing activities:
Capital injection from shareholders	10,000	42,360,581
Proceeds from short-term bank borrowings	34,680,563	—
Proceeds from long-term bank borrowings	11,363,413	—
Proceeds from borrowings from a related party	5,000,000	44,774,119
Repayment of borrowings to a related party	(27,992,018)	—
Payments of offering costs	(1,569,634)	(593,335)
Net cash provided by financing activities	21,492,324	86,541,365

Effect of exchange rate changes on cash	(1,309,108)	(1,549,580)

Net increase (decrease) in cash	25,389,330	(1,020,208)
Cash and restricted cash at beginning of period	18,997,493	2,065,448
Cash and restricted cash at end of period	$44,386,823	$1,045,240

Supplemental cash flow information
Cash paid for interest expense to a bank	$1,059,748	$—
Cash paid for interest expense to a related party	$631,388	$—
Cash paid for income tax	$—	$—

Supplemental cash flow information for non-cash operating, investing and financing activities:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$—	$472,163
Purchase of property, plant and equipment financed by accounts payable	$23,024,401	$14,749,735
Payment of offering cost financed by other payable	$700,000	$—

Reconciliation of cash and restricted cash to the consolidated balance sheets

	June 30, 2024	December 31, 2023
Cash	$41,669,523	$18,035,405
Restricted cash	129,635	82,195
Restricted cash, non-current	2,587,665	879,893
	$44,386,823	$18,997,493

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TOYO Co., Ltd.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

1. ORGANIZATION AND BUSINESS DESCRIPTION

TOYO Co., Ltd. (“TOYO”) was incorporated on May 16, 2023, under the laws of the Cayman Islands as an exempted company with limited liability. The Company commenced operations on November 8, 2022, through its a wholly owned subsidiary Vietnam Sunergy Cell Company Limited (“TOYO Solar”), which is a limited liability company established under the laws of the Socialist Republic of Vietnam (“Vietnam”). TOYO and its subsidiaries (the “Company”) are primarily engaged in design, manufacture and sales of solar cells and solar modules and related businesses.

The accompanying consolidated financial statements reflect the activities of TOYO and each of the following entities:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Parent company:
TOYO	May 16, 2023	Cayman Islands	Parent	Investment holding
Wholly owned subsidiaries of TOYO
TOPTOYO Investment Pte. Ltd. (“TOYO SinCo”)	April 26, 2023	Singapore	100	Investment holding
TOYO Solar	November 8, 2022	Vietnam	100	Design, manufacture and sales of solar cells and solar modules and related businesses
TOYO China Co., Ltd. (“TOYO China”)	November 20, 2023	China	100	Sales of solar cells and solar modules and related businesses

Reorganization

On February 27, 2024, TOYO completed the reorganization of entities under common control of its then existing shareholders, who collectively owned 100% of the equity interests of TOYO Solar prior to the reorganization. TOYO and TOYO SinCo were established as holding companies of TOYO Solar, and all of these entities are under common control which results in the consolidation of TOYO Solar, which have been accounted for as a reorganization of entities under common control at carrying value.

On February 23, 2024, the Company issued 41,000,000 ordinary shares, at par value of $0.0001 per share (the “Ordinary Shares”), to all existing shareholders on a pro rata basis.

The Company believed that it was appropriate to reflect the reorganization on a retroactive basis as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. The Company has retroactively adjusted all share and per share data for all periods presented. The unaudited condensed consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first year presented in the unaudited condensed consolidated financial statements.

Business Combination with a SPAC

On August 10, 2023, TOYO entered into the Agreement and Plan of Merger (as amended on December 6, 2023, February 6, 2024 and February 29, 2024, the “Business Combination Agreement”) with Blue World Acquisition Corporation, a Cayman Islands exempted company (“BWAQ”), TOYOone Limited, a Cayman Islands exempted company (“Merger Sub”), TOYO SinCo, and TOYO Solar (together with TOYO, Merger Sub and TOYO SinCo, the “Group Companies”, or each individually, a “Group Company”), VSun Joint Venture Stock Company (“VSun JV”), and Fuji Solar Co., Ltd, a Japanese company (“Fuji Solar”), WA Global Corporation, a Cayman Islands exempted

TOYO Co., Ltd.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

1. ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

company (“WAG”), Belta Technology Company Limited, a Cayman Islands exempted company (“Belta”), and BestToYo Technology Company Limited, a Cayman Islands exempted company (“BestToYo” and together with WAG and Belta, collectively, the “Sellers”).

Pursuant to the Business Combination Agreement, (a) the Group Companies, VSun JV, Fuji Solar, WAG, Belta and BestToYo shall consummate a series of transactions involving the Group Companies, including (A) TOYO (“PubCo”) acquiring one hundred percent (100%) of the issued and paid-up share capital of SinCo from Fuji Solar in exchange for one (1) Ordinary Shares (and such transaction, the “Share Exchange”), and (B) SinCo acquiring one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company from VSun JV at an aggregate consideration of no less than $50,000,000 (the “SinCo Acquisition,” and together with the Share Exchange, the “Pre-Merger Reorganization”), as a result of which (i) SinCo shall become a wholly-owned subsidiary of PubCo, (ii) the Company shall become a wholly-owned subsidiary of SinCo; and (iii) immediately prior to the closing of the SinCo Acquisition, the Sellers shall hold an aggregate of 41,000,000 Ordinary Shares, representing all issued and outstanding share capital of PubCo, and (b) following the consummation of the Pre-Merger Reorganization, BWAQ shall merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”), as a result of which, among other things, all of the issued and outstanding securities of BWAQ immediately prior to the filing of the plan of merger with respect to the Merger (the “Plan of Merger”) to the Registrar of Companies of the Cayman Islands, or such later time as may be specified in the Plan of Merger (the “Merger Effective Time”) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive substantially equivalent securities of PubCo, in each case, upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of the Companies Act (Revised) of the Cayman Islands and other applicable laws. The Merger, the Pre-Merger Reorganization and each of the other transactions contemplated by the Business Combination Agreement or any of the other relevant Transaction Documents (as defined in the Business Combination Agreement) are collectively referred to as “Transactions.”

Among the 41,000,000 Ordinary Shares, an aggregate of 13,000,000 shares held by the Sellers were deposited with an escrow agent in a segregated escrow account pursuant to an escrow agreement effective upon the closing of Transactions and will be released from the escrow account and delivered to Sellers as following:

a.      Following the closing of Transactions, if the net profit of PubCo for the fiscal year ending December 31, 2024 as shown on the audited financial statements of PubCo for the fiscal year ending December 31, 2024 (such net profit, the “2024 Audited Net Profit”) is no less than $41,000,000, the 13,000,000 Ordinary Shares shall immediately become vested in full and be released from the escrow account to the Sellers, pro rata; and

b.      If the 2024 Audited Net Profit is less than $41,000,000, then (X) the portion of the ordinary shares in number equal to (i) the quotient of (a) the 2024 Audited Net Profit divided by (b) $41,000,000, multiplied by (ii) 13,000,000 ordinary shares, rounded up to the nearest whole number, shall become immediately vested and be released from the escrow account to the Sellers, pro rata, and (Y) the remaining portion of the 13,000,000 ordinary shares shall be surrendered or otherwise delivered by the Sellers to PubCo, pro rata, for no consideration or nominal consideration and cancelled by PubCo.

The Transactions was consummated on July 1, 2024. Following the consummation of the Transactions, the ordinary shares of TOYO commenced trading on the Nasdaq Stock Market on July 2, 2024, under the symbol “TOYO.”

TOYO Co., Ltd.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Security and Exchange Commission and accounting principles generally accepted in the United States of America (’‘U.S. GAAP’’) for interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2023.

In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair presentation of financial results for the interim periods presented. The Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Company’s consolidated financial statements for the year ended December 31, 2023. The results of income for the six months ended June 30, 2024 are not necessarily indicative of the results for the full year.

Foreign currency translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing on the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates on the date of the balance sheet.

The reporting currency of the Company is U.S. dollars (“$”) and the accompanying unaudited condensed consolidated financial statements have been expressed in $.

In general, assets and liabilities of the Company whose functional currency is not the $, are translated into $, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of the Company is recorded as a separate component of accumulated other comprehensive income within the statement of shareholders’ equity.

Translation of amounts from VND into $ has been made at the following exchange rates for the respective periods:
	June 30, 2024	December 31, 2023
VND exchange rate for balance sheet items, except for equity accounts	25,455	24,270
	For the Six Months Ended June 30,
	2024	2023
VND exchange rate for items in the statement of operations and comprehensive income, and statement of cash flows	24,962	23,527

No representation is made that the VND amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

Inventories, net

Inventories are stated at the lower of cost or net realizable value. Cost of inventories is determined using the moving weighted average cost method. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value due to damaged and slow-moving goods, which is dependent upon factors such as historical and forecasted consumer demand, and specific customer requirements. The Company takes ownership, risks and rewards

TOYO Co., Ltd.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

of the products. Write downs are recorded in cost of revenues in the unaudited condensed consolidated statements of operations and comprehensive income. For the six months ended June 30, 2024 and 2023, the Company provided inventory provision of $4,008,858 and $nil, respectively, to the account of “cost of revenues” in the unaudited condensed consolidated statements of operations and comprehensive income (loss).

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) since its setup. In accordance with ASC 606, revenue is recognized when the control of the promised goods or services is transferred to the customers, and the performance obligations under the contract have been satisfied, in an amount that reflects the consideration expected to be entitled to in exchange for those goods or services (excluding sales taxes collected on behalf of government authorities). The Company’s revenue contracts generally do not include a right of return in relation to the delivered products or services.

The Company determines revenue recognition through the following steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company primarily generated revenues from sales of solar cells.

The Company officially commenced sales of solar cells to customers in the second half of 2023. The Company recognizes revenue generated from sales of solar cells at a point in time following the transfer of control of the solar cells to the customers, which typically occurs upon shipment or delivery depending on the terms of the underlying contracts. The contracts with customers may contain provisions that require the Company to make liquidated damage payments to the customer if the Company fails to ship or deliver solar cells before scheduled dates. The Company recognizes these liquidated damages as a reduction of revenue. For the six months ended June 30, 2024 and 2023, the Company did not incur such liquidation damages.

Sales agreements typically contain the assurance-type customary product warranties if defects in solar cells exceeds 0.4% of delivered quantity. The assurance-type product warranties are subject to ASC 450, Contingencies. As of June 30, 2024 and December 31, 2023, the Company did not accrue warranty liabilities.

Contract liabilities

Contract liabilities are recognized if the Company receives consideration prior to satisfying the performance obligations, which include customer advances and deferred revenue under service arrangements. As of June 30, 2024, the Company had contract liabilities of $4,913,175 and $9,137,458 from third party customers and related party customers, respectively, which were expected to be recognized as revenues in the six months ending December 31, 2024. As of December 31, 2023, the Company had contract liabilities of $530,817 and $28,815,934 from related party customers, respectively, which were recognized as revenues in the six months ended June 30, 2024.

Income taxes

The Company accounts for income taxes in accordance with the U.S. GAAP for income taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

TOYO Co., Ltd.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is more likely than not these items will be utilized against taxable income in the future. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. As of June 30, 2024, income tax returns for the tax years ended December 31, 2023 and 2022 remain open for statutory examination.

Recently issued accounting standards

The Jumpstart Our Business Startups Act (“JOBS Act”) provides that an emerging growth company (“EGC”) as defined therein can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company qualifies as an EGC as of June 30, 2024 and has elected to apply the extended transition period.

In December 2023, the FASB issued ASU 2023-09, which is an update to Topic 740, Income Taxes. The amendments in this update related to the rate reconciliation and income taxes paid disclosures improve the transparency of income tax disclosures by requiring (1) adding disclosures of pretax income (or loss) and income tax expense (or benefit) to be consistent with U.S. Securities and Exchange Commission (SEC) Regulation S-X 210.4-08(h), Rules of General Application — General Notes to Financial Statements: Income Tax Expense, and (2) removing disclosures that no longer are considered cost beneficial or relevant. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this Update should be applied on a prospective basis. Retrospective application is permitted. The Company does not expect the adoption of ASU 2023-09 would have a significant impact on the Company’s consolidated balance sheets, consolidated statements of operations and comprehensive income (loss) and consolidated statements of cash flows.

In November 2023, the FASB issued ASU 2023-07. The amendments improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The purpose of the amendments is to enable investors to better understand an entity’s overall performance and assess potential future cash flows. The ASU applies to all public entities that are required to report segment information in accordance with ASC 280. The Company does not expect the adoption of ASU 2023-07 would have a significant impact on the Company’s consolidated balance sheets, consolidated statements of operations and comprehensive income (loss) and consolidated statements of cash flows.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material impact on its the financial position, statements of operations and cash flows.

TOYO Co., Ltd.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Significant risks and uncertainties

1) Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of June 30, 2024 and December 31, 2023, the Company held cash and restricted cash of $44,386,823 and $18,997,493, respectively. All of cash and restricted cash were deposited in financial institutions located in Vietnam and are not insured. To limit exposure to credit risk relating to deposits, the Company primarily place cash deposits with large financial institutions in Vietnam which management believes are of high credit quality and the Company also continually monitors their credit worthiness.

2) Foreign currency risk

As of June 30, 2024 and December 31, 2023, substantially all of the Company’s purchase and operating expenses activities and the Company’s assets and liabilities are denominated in VND, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the State Bank of Vietnam (“SBV”) or other authorized financial institutions at exchange rates quoted by SBV. Approval of foreign currency payments by the SBV or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of VND is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the Vietnam Foreign Exchange Trading System market.

3) Concentration risk

The Company commenced sales to customers since the second half of 2023. The Company has a concentration of its revenues with specific customers and accounts payable with specific vendors.

For the six months ended June 30, 2024, one related party customer accounted for 81% of total revenues. For the six months ended June 30, 2024, two third party customers accounted for 47% and 43% of revenues generated from third parties, respectively.

As of June 30, 2024, three suppliers from third parties accounted for 18%, 16%, and 14% of accounts payable, respectively. As of December 31, 2023, four suppliers from third parties accounted for 30%, 15%, 12% and 11% of accounts payable, respectively.

For the six months ended June 30, 2024, one related party supplier accounted for 100% of total purchases of inventories from a related party. For the six months ended June 30, 2024, two third party suppliers accounted for 55% and 16% of purchases of inventories from third parties, respectively. For the six months ended June 30, 2024, one related party supplier and one third party supplier accounted for 50% and 27% of total purchases of inventories, respectively. For the six months ended June 30, 2023, the Company did not commence operations and did not purchase from suppliers.

For the six months ended June 30, 2024, two third party suppliers accounted for 20% and 17% of purchases of property and equipment, respectively. For the six months ended June 30, 2023, four third party suppliers accounted for 35%, 17%, 16% and 13% of purchases of property and equipment, respectively.

TOYO Co., Ltd.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

3. LIQUIDITY CONDITION AND GOING CONCERN

As of June 30, 2024 and December 31, 2023, the Company had working capital deficits of approximately $48.8 million and $86.4 million, respectively. This condition raised substantial doubt about the Company’s ability to continue as a going concern.

The Company’s liquidity is based on its ability to generate cash from operating activities and obtain financing from investors to fund its general operations and capital expansion needs. The Company’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtain financing from outside sources.

As of August 19, 2024, the Company launched six production lines and had cash of approximately $23.0 million, which is placed with financial institutions and is unrestricted as to withdrawal or use. In addition, the Company expected to raise funds from banks and related parties to support its operating activities. On April 26, 2023, the Company entered into a three-year bank credit facility with Joint Stock Commercial Bank for Investment and Development of Vietnam (“BIDV”), under which the Company can draw-down up to $90 million by April 25, 2026. As of August 19, 2024, the Company has drawn down approximately $22.4 million from BIDV and had unused credit facility of approximately $67.6 million. On January 31, 2024, the Company entered into a revolving bank credit facility with BIDV, under which the Company can draw-down up to $100 million by January 30, 2025. The Company expected to renew the revolving bank credit facility with BIDV upon maturity. Each loan is repayable in five months from its borrowing. As of August 19, 2024, the Company has drawn down approximately $37.0 million from BIDV and has unused credit facility of approximately $63.0 million.

The Company believes that the current cash and anticipated cash flows from operating and financing activities will be sufficient to meet its anticipated working capital requirements and commitments for at least the next 12 months after the issuance of the Company’s accompanying unaudited condensed consolidated financial statements. Management believes that it is probable that the above plans can be effectively implemented, and it is probable that such plans will mitigate the conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern. The Company has prepared the unaudited condensed consolidated financial statements on a going concern basis. If the Company encounters unforeseen circumstances that place constraints on its capital resources, management will be required to take various measures to conserve liquidity. Management cannot provide any assurance that the Company will raise additional capital if needed.

4. INVENTORIES, NET

Inventories, net consisted of the following:

	June 30, 2024	December 31, 2023
	(unaudited)
Raw materials	$10,501,330	$24,695,737
Finished goods	20,620,684	15,296,147
Goods in transit	—	8,108
	31,122,014	39,999,992
Less: inventory write-down	(3,931,217)	—
Total inventories, net	$27,190,797	$39,999,992

For the six months ended June 30, 2024, the Company provided inventory write-down of $4,008,858 against finished goods, because the carrying amount of certain finished goods were below sales price. For the six months ended June 30, 2023, the Company did not provide inventory write-down because the Company did not commence operations until second half of 2023.

TOYO Co., Ltd.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	June 30, 2024	December 31, 2023
	(unaudited)
Construction in progress	$7,238,320	$44,139,576
Machinery	111,831,332	84,976,059
Building	18,208,030	14,996,749
Office equipment	7,035,476	847,144
Vehicle	364,217	382,000
	144,677,375	145,341,528
Less: accumulated depreciation	(13,865,319)	(2,559,970)
	$130,812,056	$142,781,558

Depreciation expense was $11,650,157 and $10,273 for the six months ended June 30, 2024 and 2023, respectively.

The Company commenced its operations since November 2022. For the six months ended June 30, 2024 and 2023, the Company incurred costs in designing plants, construction of plants, installation of machinery in the plants, which were incremental costs to construct a plant. As of June 30, 2024 and December 31, 2023, all of the property and equipment were collateralized for the long-term borrowings from BIDV.

As of June 30, 2024, the Company has drawn down loans of approximately $22.4 million from BIDV and had unused line of credit of approximately $67.6 million. As of December 31, 2023, the Company has drawn down loans of approximately $11.8 million from BIDV and had unused line of credit of approximately $78.2 million.

6. LONG-TERM PREPAID EXPENSES

In November 2022, the Company entered into an agreement with a third party. The agreement conveys the Company the right to use a piece of designated land (“land use rights”) and the right to use certain public infrastructures within the industrial zones, for a period of 45 years maturing in October 2067. Pursuant to the agreement, the third party charged a total fee of $1.4 million for the land use rights, which was accounted for as an operating lease right-of-use asset (Note 6), and a total fee of $8.2 million for the public infrastructures, respectively. As of December 31, 2023, the Company fully paid the service fees.

Because these public infrastructures were shared among all lessees in the industrial zone, the Company has no rights to obtain substantially all of the economic benefits from these public infrastructure. The Company recorded the total public infrastructure service fee as long-term prepaid expenses, and amortized the long-term prepaid expenses over 45 years in straight-line method.

Long-term prepaid expenses was comprised of the following:

	June 30, 2024	December 31, 2023
	(unaudited)
Prepaid expenses for public infrastructure	$7,592,929	$7,963,659
Less: accumulated amortization	(281,220)	(206,466)
	$7,311,709	$7,757,193

For the six months ended June 30, 2024 and 2023, the amortization expenses for long-term prepaid expenses is $86,032 and $91,536, respectively.

TOYO Co., Ltd.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

7. OPERATING LEASE

In November 2022, the Company leased land use rights in Vietnam under non-cancelable operating leases, with lease term of 45 years. The land is free of charge for the first five years and will be charged of rental fee of approximately $32,300 per annum. The Company constructed plants for manufacturing cells on the land use rights. For the six months ended June 30, 2023, the Company entered into certain staff dormitory lease agreements with third party lessors, all with a lease term of 3 years. For the six months ended June 30, 2024, the Company terminated certain long-term staff dormitory lease agreements with third party lessors.

The table below presents the operating lease related assets and liabilities recorded on the consolidated balance sheets.

	June 30, 2024	December 31, 2023
	(unaudited)
Right of use assets	$233,357	$537,032

Operating lease liabilities, current	32,901	151,260
Operating lease liabilities, noncurrent	228,240	372,725
Total operating lease liabilities	$261,141	$523,985

Other information about the Company’s leases is as follows:

	For the Six Months Ended June 30,
	2024	2023
Weighted average remaining lease term (years)	40.1	32.9
Weighted average discount rate	11%	11%

For the six months ended June 30, 2024, operating lease expenses were $183,889, among which $149,785 was incurred for short-term lease. For the six months ended June 30, 2023, operating lease expenses were $76,427, among which $20,085 was incurred for short-term lease.

The following is a schedule, by years, of maturities of lease liabilities as of June 30, 2024:

June 30, 2024
For the year ending December 31, 2024	18,912
For the year ending December 31, 2025	35,764
For the year ending December 31, 2026	—
For the year ending December 31, 2027	33,180
For the year ending December 31, 2028	33,180
Thereafter	1,260,839
Total lease payments	1,381,875
Less: Imputed interest	(1,120,734)
Present value of operating lease liabilities	$261,141

8. LINE OF CREDIT

On April 26, 2023, the Company entered into a three-year bank credit facility with BIDV, under which the Company can draw-down up to $90,000,000 by April 25, 2026. The interest rate for this credit facility was 9.5% per annum, subject to vary every six months. The interest rate was reduced to 8% since August 2023, and further reduced to 6.5% since March 2024. As of June 30, 2024, the credit facility was collateralized by all of the Company’s property and equipment (Note 5) and equity interest of $50 million owned by VSun JV.

TOYO Co., Ltd.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

8. LINE OF CREDIT (cont.)

As of June 30, 2024, the Company has drawn down loans of approximately $22.4 million from BIDV and had unused line of credit of approximately $67.6 million. Each loan is repayable upon maturity of the bank credit facility. As of December 31, 2023, the Company has drawn down loans of approximately $11.8 million from BIDV and had unused line of credit of approximately $78.2 million.

For the six months ended June 30, 2024, the Company recognized interest expenses of $532,514, among which $73,479 was capitalized in property and equipment. For the six months ended June 30, 2023, the Company did not recognize interest expenses because the Company did not drawn down loans from BIDV as of June 30, 2023.

On January 31, 2024, the Company entered into a one-year revolving bank credit facility with BIDV, under which the Company can draw-down up to $100,000,000 by January 30, 2025. Each loan is repayable in five months. As of June 30, 2024, the Company has drawn down approximately $34.7 million from BIDV and has unused credit facility of approximately $65.3 million. (Note 9)

9. SHORT-TERM BORROWINGS

In connection with the revolving bank credit facility the Company entered into with BIDV in January 2024 (Note 8), the Company has drawn down loans of approximately $34.7 million for working capital purpose for the six months ended June 30, 2024. The borrowings bore interest rate ranging between 3.6% and 4% per annum.

For the six months ended June 30, 2024, the Company recognized and fully paid interest expenses of $324,736.

10. INCOME TAXES

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain.

Singapore

TOYO SinCo is subject to corporate income tax for its business operation in Singapore. Tax on corporate income is imposed at a flat rate of 17%.

China

TOYO China is subject to PRC Corporate Income Tax (“CIT”) on the taxable income in accordance with the relevant PRC income tax laws. Effective from January 1, 2008, the PRC’s statutory, Enterprise Income Tax (“EIT”) rate is 25%.

Vietnam

TOYO Solar is subject to Vietnam Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant Vietnam income tax laws. The Vietnam’s statutory, Enterprise Income Tax (“EIT”) rate is 20%.

Qualified as a High and New Technology Enterprise, the Company received the preferential tax treatments since its inception, and is exempt from income taxes for the first two years since the year ended December 31, 2023 when Company generated taxable income through year 2024. The Company is entitled to a preferential income tax rate of 10% for four years ended December 31, 2025 through 2028.

For the six month ended June 30, 2024 and 2023, the Company did not incur any current or deferred income tax expenses.

TOYO Co., Ltd.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

10. INCOME TAXES (cont.)

Uncertain tax positions

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. For the six months ended June 30, 2024 and 2023, the Company had no unrecognized tax benefits. The Company does not believe that its uncertain tax position will materially change over the next twelve months.

11. RELATED PARTY TRANSACTIONS AND BALANCES

1) Nature of relationships with related parties

The table below sets forth the major related parties and their relationships with the Company, with which the Company entered into transactions for the six months ended June 30, 2024 and 2023, or recorded balances as of June 30, 2024 and December 31, 2023.

Name	Relationship with the Company
Fuji Solar Co., Ltd. (“Fuji Solar”)	Controlled by the controlling shareholder of the Company
VSun JV	Controlled by Fuji Solar
Vietnam Sunergy (Bac Ninh) Company Limited (“VSun Bac Ninh”)	Wholly owned by VSun JV
VSun Solar USA Inc. (“VSun USA”)	Wholly owned by VSun JV
VSun China Co., Ltd. (“VSun China”)	Wholly owned by VSun JV

2) Transactions with related parties

	For the Six Months Ended June 30,
	2024	2023
Sales to a related party
VSun JV	$111,675,535	$—
VSun China	341,417	—
VSun Bac Ninh	251,293	—
VSun USA	19,530	—
	$112,287,775	$—
Purchase of raw materials from a related party
VSun China	$63,085,633	$—
	$63,085,633	$—
Payment of operating expenses by related parties on behalf of the Company
VSun JV	$—	$75,292
VSun China	—	991,395
	$—	$1,066,687
Repayment of operating expenses to related parties paid on behalf of the Company
VSun JV(a)	$148,000	$—
Prepayments of raw materials to a related party
VSun China(b)	$27,582,554	$120,422

TOYO Co., Ltd.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

11. RELATED PARTY TRANSACTIONS AND BALANCES (cont.)

	For the Six Months Ended June 30,
	2024	2023
Prepayments of equipment to a related party
VSun China	$—	$4,512,810
Repayments of equipment to a related party
VSun JV	$1,548,578	$—
Borrowings from a related party(c)
VSun JV	$—	$44,774,119
Repayment of borrowings to a related party(c)
VSun JV	$27,992,018	$—
Accrual of interest expenses on borrowings from a related party(c)
VSun JV	$1,005,286	$167,481
Repayment of interest expenses on borrowings from a related party(c)
VSun JV	$631,388	—

____________

(a)      For the six months ended June 30, 2024, the Company repaid operating expenses of $148,000 to VSUN JV which paid operating expenses on behalf of the Company in the year of 2023.

(b)      For the six months ended June 30, 2024, the Company also made prepayments of $27,582,554 to VSUN China for raw materials, all which were expected to be delivered to the Company in the second half of 2024.

For the six months ended June 30, 2023, the Company also made prepayments of $120,422 to VSUN China for raw materials, all which were delivered to the Company in the second half of 2023.

(c)      For the six months ended June 30, 2023, the Company borrowed loans of approximately $44.8 million (VND 1.1 trillion) from VSun JV as working capital and payment for property and equipment. Each loan is matured in one year from borrowing. The interest rate of borrowings were 9.5% before August 2023, and reduced to 8% and 7%, respectively, in August 2023 and September 2023, and further reduced to 3% in March 2024.

For the six months ended June 30, 2024, the Company repaid to VSun JV loan principal of approximately $28.0 million (VND 0.7 trillion) and interest of approximately $0.6 million (VND 15.8 billion).

For the six months ended June 30, 2024 and 2023, the Company accrued interest expenses of $1,005,286 and $167,481 on the borrowings. Interest expenses are payable on demand.

3) Balances with related parties

Accounts receivable — a related party

Related party	Nature of balance	June 30, 2024	December 31, 2023
VSun China	Sales to the related party	$121,118	$—

Prepayments — a related party

Related party	Nature of balance	June 30, 2024	December 31, 2023
VSun China	Prepayments for raw materials	$27,048,348	$24,400,798

TOYO Co., Ltd.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

11. RELATED PARTY TRANSACTIONS AND BALANCES (cont.)

Contract liabilities — a related party

Related party	Nature of balance	June 30, 2024	December 31, 2023
VSun JV	Advance for solar cells	$9,137,458	$28,815,934

Due to related parties

Related party	Nature of balance	June 30, 2024	December 31, 2023
VSun JV	Borrowings	$65,170,359	$91,898,361
VSun JV	Interest payable	3,329,004	3,106,985
VSun JV(a)	Payment of public infrastructure services on behalf of the Company	—	1,592,732
VSun JV	Payment of other operating expenses on behalf of the Company	10,430	163,159
VSun China	Payment of other operating expenses on behalf of the Company	—	26,925
Fuji Solar	Payment of offering costs on behalf of the Company	—	79,577
		$68,509,793	$96,867,739

____________

(a)      Pursuant to the agreement of using public infrastructure (Note 6), the Company was obliged to pay public infrastructure service fees of approximately $8.2 million (VND 193.3billion). As of June 30, 2024 and December 31, 2023, the Company had payables of $nil and $1.6 million, respectively, due to VSun JV.

12. EQUITY

Ordinary shares

TOYO’s authorized share capital is 500,000,000 ordinary shares of par value of US$0.0001 per share.

On February 23, 2024, the Company issued 41,000,000 shares of ordinary shares, at par value of $0.0001 per share, to all existing shareholders on a pro rata basis.

The issuance was considered as being part of the reorganization of the Company and was retroactively applied as if the transaction occurred at the beginning of the period presented. No cash or other consideration was paid for the issuance of 41,000,000 ordinary shares. All the existing shareholders and directors of the Company consider this share issuance was part of the Company’s reorganization to result in 41,000,000 ordinary shares issued and outstanding prior to completion of this offering.

As of June 30, 2024 and December 31, 2023, the Company had 41,000,000 ordinary shares issued and outstanding.

Capital injection from shareholders

For the six months ended June 30, 2024 and 2023, VSUN JV made capital injection of $10,000 and $42,360,581 to the Company, respectively. The Company recorded the capital injection in the account of additional paid-in capital.

TOYO Co., Ltd.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

13. EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted earnings (loss) per share for the six months ended June 30, 2024 and 2023:

	For the Six Months Ended June 30,
	2024	2023
Net income (loss)	$19,550,448	$(1,922,260)
Weighted average number of ordinary share outstanding – basic and diluted	41,000,000	41,000,000
Earnings (loss) per share – basic and diluted	$0.48	$(0.05)

14. COMMITMENTS AND CONTINGENCIES

Capital commitments

As of June 30, 2024, the Company entered into certain construction agreements with vendors to build its plant in Vietnam. Future minimum capital payment under non-cancellable agreements are as follows:

Minimum capital payments
For the six months ending December 31, 2024	$13,831,707
For the twelve months ending December 31, 2025	6,489,771
$20,321,478

15. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that these unaudited condensed financial statements were issued. Except as discussed below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Closing of Business Combination

On July 1, 2024, TOYO completed the Transactions between TOYO, TOYO Solar, and BWAQ. The listed company following the Transactions is TOYO. The ordinary shares of TOYO commenced trading on the Nasdaq on July 2, 2024, under the ticker symbol “TOYO.”

Earnout Equities Vesting Agreement

On June 29, 2024, in consideration of the development and efforts by the relevant parties in completing the Business Combination, TOYO, the Sellers, BWAQ, the sponsor of BWAQ (the “Sponsor”), TOYO Solar and other relevant parties entered into a certain Earnout Equities Vesting Agreement (the “Earnout Equities Vesting Agreement”) to, among the others, release all the founder shares of BWAQ (“Founder Shares”) held by the Sponsor from being subject to potential surrender or cancellation as provided under the Sponsor Support Agreement, which was entered into among the Sponsor, BWAQ and TOYO on August 10, 2023. Pursuant to the Earnout Equities Vesting Agreement, the parties agree that 1,380,000 Founder Shares are deemed vested and released from the Sponsor Earnout Equities (as defined in the Sponsor Support Agreement) and the Sponsor will have the right to covert such 1,380,000 Founder Shares into the right to receive Ordinary Shares at the closing of the Transactions. The Sponsor is also relieved of any of its obligations with respect to either the subscription of additional BWAQ Class A Ordinary Shares or the surrender of additional Sponsor Earnout Equities under the Sponsor Support Agreement. On July 1, 2024, such 1,380,000 Founder Shares were converted into 1,380,000 Ordinary Shares upon the consummation of the Transactions.

TOYO Co., Ltd.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

15. SUBSEQUENT EVENTS (cont.)

PIPE Purchase Agreement

On March 6, 2024, TOYO entered into the PIPE Purchase Agreement (as amended on June 26, 2024, the “PIPE Purchase Agreement”), with BWAQ and NOTAM Co., Ltd., a Japanese corporation (the “PIPE Investor” or “NOTAM”). Pursuant to the PIPE Purchase Agreement, NOTAM purchased a total of 600,000 BWAQ Class A Ordinary Shares (the “NOTAM PIPE Shares”), at a purchase price of $10.00 per share, for an aggregate purchase price of $6,000,000. The PIPE Purchase Agreement also provides that TOYO agrees to issue additional Ordinary Shares to NOTAM after the consummation of the Business Combination, subject to certain terms and conditions therein. On July 1, 2024, the Company issued 600,000 ordinary shares to NOTAM in exchange for the 600,000 NOTAM PIPE Shares. On August 9, 2024, upon the receipt of the notice of purchase from NOTAM dated August 5, 2024, TOYO issued additionally 500,000 Ordinary Shares to NOTAM pursuant to the PIPE Purchase Agreement.

Borrowings and repayment of borrowings

For the period from July 1, 2024 through the date of this report, the Company drew down approximately $2.3 million from the revolving bank credit facility and repaid borrowings of approximately $12.7 million underlying the revolving bank credit facility.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Toyo Co., Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Toyo Co., Ltd (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2023 and for the period from its inception on November 8, 2022 through December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the year ended December 31, 2023 and for the period from its inception on November 8, 2022 through December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3 the Company has a significant working capital deficiency, has incurred significant cash outflow from operating activities and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

We have served as the Company’s auditor since 2022.

New York, NY
April 30, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001
Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com

TOYO Co., Ltd.
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollar)

	December 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash	$18,035,405	$2,065,448
Restricted cash	82,195	—
Prepayments	149,304	—
Prepayments – a related party	24,400,798	—
Inventories	39,999,992	—
Other current assets	85,702	—
Total Current Assets	82,753,396	2,065,448

Non-current Assets
Restricted cash, non-current	879,893	—
Deferred offering costs	2,084,810	—
Long-term prepaid expenses	7,757,193	8,148,020
Deposits for property and equipment	1,466,878	—
Property and equipment, net	142,781,558	516,410
Right of use assets	537,032	194,929
Other non-current assets	22,250	—
Total Non-current Assets	155,529,614	8,859,359
Total Assets	$238,283,010	$10,924,807

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$37,221,124	$1,084,407
Contract liabilities	530,817	—
Contract liabilities – related parties	28,815,934	—
Due to related parties	96,867,739	1,725,862
Other payable and accrued expenses	5,606,763	67,582
Lease liabilities, current	151,260	—
Total Current Liabilities	169,193,637	2,877,851

Lease liabilities, non-current	372,725	198,718
Long-term bank borrowings	11,819,527	—
Total Non-current Liabilities	12,192,252	198,718
Total Liabilities	181,385,889	3,076,569

Commitments and Contingencies (Note 13)

Shareholders’ Equity
Ordinary shares (par value $0.0001 per share, 500,000,000 shares authorized, 41,000,000 and 41,000,000 shares issued and outstanding as of December 31, 2023 and 2022, respectively)*	4,100	4,100
Additional paid-in capital	49,995,900	7,635,319
Retained earnings (accumulated deficit)	9,702,316	(186,839)
Accumulated other comprehensive (loss) income	(2,805,195)	395,658
Total Shareholders’ Equity	56,897,121	7,848,238
Total Liabilities and Shareholders’ Equity	$238,283,010	$10,924,807

____________

*        The share information is presented on a retroactive basis to reflect the reorganization effected on February 27, 2024 (Note 1).

The accompanying notes are an integral part of the consolidated financial statements.

TOYO Co., Ltd.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Expressed in U.S. dollar)

	For the Year Ended December 31, 2023	For the Period from its inception on November 8, 2022 through December 31, 2022
Revenues from a related party	$61,504,724	$—
Revenues from third parties	872,666	—
Revenues	62,377,390	—

Cost of revenues – a related party	(35,923,151)	—
Cost of revenues – third parties	(9,823,709)	—
Cost of revenues	(45,740,860)	—
Gross profit	16,636,530	—

Operating expenses
Selling and marketing expenses	(17,573)	—
General and administrative expenses	(4,632,009)	(187,422)
Total operating expenses	(4,649,582)	(187,422)

Income (loss) from operations	11,986,948	(187,422)

Other (expenses) income, net
Interest expenses, net	(3,261,459)	583
Other income, net	1,163,666	—
Total other (expenses) income, net	(2,097,793)	583

Income (loss) before income taxes	9,889,155	(186,839)

Income tax expenses	—	—
Net income (loss)	$9,889,155	$(186,839)

Other comprehensive (loss) income
Foreign currency translation adjustment	(3,200,853)	395,658
Comprehensive income	$6,688,302	$208,819

Weighted average number of ordinary share outstanding – basic and diluted*	41,000,000	41,000,000
Earnings (loss) per share – basic and diluted*	$0.24	$(0.00)

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization effected on February 27, 2024 (Note 1).

The accompanying notes are an integral part of the financial statements.

TOYO Co., Ltd.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Expressed in U.S. dollar)

	Ordinary shares		Additional paid-in capital	Retained Earnings (Accumulated deficit)	Accumulated other comprehensive income (loss)	Total shareholders’ equity
	Number of shares*	Amount
Balance as of its inception on November 8, 2022	41,000,000	$4,100	$(4,100)	$—	$—	$—
Capital injection from shareholders	—	—	7,639,419	—	—	7,639,419
Net loss	—	—	—	(186,839)	—	(186,839)
Foreign currency translation adjustments	—	—	—	—	395,658	395,658
Balance as of December 31, 2022	41,000,000	$4,100	$7,635,319	$(186,839)	$395,658	$7,848,238
Capital injection from shareholders	—	—	42,360,581	—	—	42,360,581
Net income	—	—	—	9,889,155	—	9,889,155
Foreign currency translation adjustments	—	—	—	—	(3,200,853)	(3,200,853)
Balance as of December 31, 2023	41,000,000	$4,100	$49,995,900	$9,702,316	$(2,805,195)	$56,897,121

____________

*        The share information is presented on a retroactive basis to reflect the reorganization effected on February 27, 2024 (Note 1).

The accompanying notes are an integral part of the consolidated financial statements.

TOYO Co., Ltd.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollar)

	For the Year Ended December 31, 2023	For the Period from its inception on November 8, 2022 through December 31, 2022
Cash flows from operating activities:
Net income (loss)	$9,889,155	$(186,839)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation of property and equipment	2,607,276	16
Loss from disposal of property and equipment	13,511	—
Amortization of right of use assets	114,614	1,060
Amortization of long-term prepaid expenses	180,192	29,573
Changes in operating assets and liabilities:
Prepayments	(152,023)	—
Prepayments – a related party	(24,845,082)	—
Inventories	(40,728,301)	—
Other current assets	(87,263)	—
Long-term prepaid expenses	—	(7,984,714)
Other non-current assets	(22,655)	—
Accounts payable	2,079,725	798,471
Contract liabilities	540,481	—
Contract liabilities – a related party	29,340,608	—
Due to related parties	3,267,670	1,685,008
Other payable and accrued expenses	5,404,730	65,983
Lease liabilities	(131,655)	2,639
Net cash used in operating activities	(12,529,017)	(5,588,803)

Cash flows from investing activities:
Purchase of property and equipment	(114,113,439)	(243,937)
Purchase of property and equipment from a related party	(126,272)	—
Net cash used in investing activities	(114,239,711)	(243,937)

Cash flows from financing activities:
Capital injection from shareholders	42,360,581	7,639,419
Proceeds from bank borrowings	12,034,734	—
Proceeds from borrowings from a related party	93,571,624	—
Payments of offering costs	(1,817,310)	—
Net cash provided by financing activities	146,149,629	7,639,419

Effect of exchange rate changes on cash	(2,448,856)	258,769

Net increase in cash	16,932,045	2,065,448
Cash and restricted cash at beginning of year	2,065,448	—
Cash and restricted cash at end of year	$18,997,493	$2,065,448

TOYO Co., Ltd.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(Expressed in U.S. dollar)

	For the Year Ended December 31, 2023	For the Period from its inception on November 8, 2022 through December 31, 2022
Supplemental cash flow information
Cash paid for interest expense	$—	$—
Cash paid for income tax	$—	$—

Noncash investing and financing activities
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$473,014	$186,950
Change in payables related to purchase of property and equipment	$34,743,940	$—
Payment of offering costs by a related party	$81,025	$—
Accrual of offering costs	$892,976	$—

Reconciliation of cash and restricted cash to the consolidated balance sheets
Cash	$18,035,405	$2,065,448
Restricted cash	82,195	—
Restricted cash, non-current	879,893	—
	$18,997,493	$2,065,448

The accompanying notes are an integral part of the consolidated financial statements.

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND BUSINESS DESCRIPTION

TOYO Co., Ltd. (“TOYO”) was incorporated on May 16, 2023, under the laws of the Cayman Islands as an exempted company with limited liability. The Company commenced operations on November 8, 2022, through its a wholly owned subsidiary Vietnam Sunergy Cell Company Limited (“TOYO Solar”), which is a limited liability company established under the laws of the Socialist Republic of Vietnam (“Vietnam”). TOYO and its subsidiaries (the “Company”) are primarily engaged in design, manufacture and sales of solar cells and solar modules and related businesses.

The accompanying consolidated financial statements reflect the activities of TOYO and each of the following entities:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Parent company:
TOYO	May 16, 2023	Cayman Islands	Parent	Investment holding
Wholly owned subsidiaries of TOYO
TOPTOYO Investment Pte. Ltd. (“TOYO SinCo”)	April 26, 2023	Singapore	100	Investment holding
TOYO Solar	November 8, 2022	Vietnam	100	Design, manufacture and sales of solar cells and solar modules and related businesses

Reorganization

On February 27, 2024, TOYO completed the reorganization of entities under common control of its then existing shareholders, who collectively owned 100% of the equity interests of TOYO Solar prior to the reorganization. TOYO and TOYO SinCo were established as holding companies of TOYO Solar, and all of these entities are under common control which results in the consolidation of TOYO Solar, which have been accounted for as a reorganization of entities under common control at carrying value.

The Company believed that it was appropriate to reflect the reorganization on a retroactive basis as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. The Company has retroactively adjusted all share and per share data for all periods presented. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first year presented in the consolidated financial statements.

Business Combination with a SPAC

On August 10, 2023, Blue World Acquisition Corporation, a Cayman Islands exempted company (“BWAQ”) entered into the Agreement and Plan of Merger (the “Business Combination Agreement”) with TOYO, TOYOone Limited, a Cayman Islands exempted company (“Merger Sub”), TOYO SinCo, and TOYO Solar (together with TOYO, Merger Sub and TOYO SinCo, the “Group Companies”, or each individually, a “Group Company”), VSun Joint Venture Stock Company (“VSun JV”), and Fuji Solar Co., Ltd, a Japanese company (“Fuji Solar”, together with VSun JV, the “Shareholders”, or individually, a “Shareholder”).

Pursuant to the Business Combination Agreement, (a) the Group Companies, VSun JV and Fuji Solar shall consummate a series of transactions involving the Group Companies, including (A) PubCo acquiring one hundred percent (100%) of the issued and paid-up share capital of SinCo from Fuji Solar in exchange for one (1) ordinary share of PubCo, par value $0.0001 per share (such ordinary share, “PubCo Ordinary Share” and such transaction, the “Share Exchange”), and (B) SinCo acquiring one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company from VSun JV at an aggregate consideration of no less than $50,000,000 (the “SinCo

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

Acquisition,” and together with the Share Exchange, the “Pre-Merger Reorganization”), as a result of which (i) SinCo shall become a wholly-owned subsidiary of PubCo, (ii) the Company shall become a wholly-owned subsidiary of SinCo; and (iii) immediately prior to the closing of the SinCo Acquisition, Fuji Solar (the “Seller”) shall hold an aggregate of 41,000,000 PubCo Ordinary Shares, representing all issued and outstanding share capital of PubCo, and (b) following the consummation of the Pre-Merger Reorganization, BWAQ shall merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”), as a result of which, among other things, all of the issued and outstanding securities of BWAQ immediately prior to the filing of the plan of merger with respect to the Merger (the “Plan of Merger”) to the Registrar of Companies of the Cayman Islands, or such later time as may be specified in the Plan of Merger (the “Merger Effective Time”) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive substantially equivalent securities of PubCo, in each case, upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of the Companies Act (Revised) of the Cayman Islands and other applicable laws. The Merger, the Pre-Merger Reorganization and each of the other transactions contemplated by the Business Combination Agreement or any of the other relevant Transaction Documents (as defined in the Business Combination Agreement) are collectively referred to as “Transactions.”

On March 26, 2024, the Transactions were announced effective by the Securities and Exchange Commission. The Merger continues to progress and is expected to be completed after the extraordinary general meeting of its shareholders, subject to the satisfaction of all other closing conditions. As of the date of this report, the extraordinary general meeting of its shareholders was not scheduled.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and regulations of the Securities Exchange Commission (the “SEC”).

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on past experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Estimates are used when accounting for items and matters including, but not limited to, determinations of the useful lives and valuation of long-lived assets, and incremental borrowing rate used in measurement of operating lease right-of-use assets and lease liabilities.

Foreign currency translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing on the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates on the date of the balance sheet.

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The reporting currency of the Company is U.S. dollars (“$”) and the accompanying consolidated financial statements have been expressed in $.

In general, assets and liabilities of the Company whose functional currency is not the $, are translated into $, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of the Company is recorded as a separate component of accumulated other comprehensive income within the statement of shareholders’ equity.

Translation of amounts from VND into $ has been made at the following exchange rates for the respective periods:
	December 31, 2023	December 31, 2022
VND exchange rate for balance sheet items, except for equity accounts	24,270	23,633
	For the Year Ended December 31, 2023	For the Period from its inception on November 8, 2022 through December 31, 2022
VND exchange rate for items in the statement of operations and comprehensive income, and statement of cash flows	23,836	23,633

No representation is made that the VND amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

Fair value of financial instruments

The Company’s financial instruments are accounted for at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels of the fair value hierarchy are described below:
Level 1	—	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	—

inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	—	inputs to the valuation methodology are unobservable and significant to the fair value.

The Company’s financial instruments approximate their fair values because of the short-term nature of these instruments.

Cash

Cash primarily consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdraw and use.

Allowance for credit losses

On January 1, 2023, the Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), using the modified retrospective transition method. ASU 2016-13 replaces the existing incurred loss impairment model

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

with an expected loss methodology, which will result in more timely recognition of credit losses. Upon adoption, the Company changed the impairment model to utilize a forward-looking current expected credit losses (CECL) model in place of the incurred loss methodology for financial instruments measured at amortized cost and receivables resulting from the application of ASC 606, including contract assets. As of December 31, 2022, the Company had no accounts receivable or other receivable, and the adoption of the guidance had no impact on the consolidated balance sheets or consolidated statements of operations and comprehensive income.

The management maintains an allowance for credit losses and records the allowance for credit losses as an offset to accounts receivable and the estimated credit losses charged to the allowance is classified as “General and administrative expenses” in the consolidated statements of income and comprehensive income. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the balances, credit quality of the Company’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of December 31, 2023 and 2022, the Company had no accounts receivable or other receivable, and accordingly the Company did not provide expected credit losses.

Prepayments and prepayments to a related party

The prepayments represented advance payments for raw materials for the cell production. The Company initially recognizes prepayments when cash is advanced to suppliers. Subsequently, the Company derecognizes and reclassifies prepayments to inventories when control over the assets is transferred to and obtained by the Company.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost of inventories is determined using the monthly weighted average cost method. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value due to damaged and slow-moving goods, which is dependent upon factors such as historical and forecasted consumer demand, and specific customer requirements. The Company takes ownership, risks and rewards of the products. Write downs are recorded in cost of revenues in the statements of operations and comprehensive income. As of December 31, 2023 and 2022, the Company did not provide inventory write downs.

Deferred offering costs

In the event of offering of equity securities, incremental costs that otherwise would not have been incurred, including legal expenses incurred for preparation of the registration statements, financial advisor fees, registration fees and others, are deferred and capitalized in the balance sheet as deferred offering costs which will be later deducted against additional paid-in capital upon completion of offering of equity securities.

Restricted cash, current and non-current

As of December 31, 2023, the restricted cash represented bank deposits pledged for a bank borrowing. The current restricted cash was restricted from withdrawal for a period less than 12 months from the date of deposit. The non-current restricted cash was restricted from withdrawal for a period of 3 years from the date of deposit.

Deposits for property and equipment

The deposits for property and equipment represented advance payments for construction of plants and for machinery to be installed in the plants. The Company initially recognizes deposits for property and equipment when cash is advanced to suppliers. Subsequently, the Company derecognizes and reclassifies deposits for property and equipment to property and equipment when control over these construction services and machinery is transferred to and obtained by the Company.

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and equipment, net

Property and equipment primarily consist of building, machinery, office equipment, vehicles and construction in progress. Building, machinery, office equipment and vehicles are stated at cost less accumulated depreciation less any provision required for impairment in value. Depreciation is computed using the straight-line method with nil residual value rate based on the estimated useful lives. The useful lives of property and equipment as follows:
Building	25 years
Machinery	2 – 6 years
Office equipment	2 – 5 years
Vehicle	5 – 6 years

The construction in progress was not depreciated until completion of construction and ready for use.

Costs of repairs and maintenance are expensed as incurred and asset improvements are capitalized.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment of long-lived assets was recognized for the year ended December 31, 2023 and for the period from its inception on November 8, 2022 through December 31, 2022.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) since its setup. In accordance with ASC 606, revenue is recognized when the control of the promised goods or services is transferred to the customers, and the performance obligations under the contract have been satisfied, in an amount that reflects the consideration expected to be entitled to in exchange for those goods or services (excluding sales taxes collected on behalf of government authorities). The Company’s revenue contracts generally do not include a right of return in relation to the delivered products or services.

The Company determines revenue recognition through the following steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company primarily generated revenues from sales of solar cells.

The Company officially commenced sales of solar cells to customers in the second half of 2023. The Company recognizes revenue generated from sales of solar cells at a point in time following the transfer of control of the solar cells to the customers, which typically occurs upon shipment or delivery depending on the terms of the underlying contracts. The contracts with customers may contain provisions that require the Company to make liquidated damage payments to the customer if the Company fails to ship or deliver solar cells before scheduled dates. The Company recognizes these liquidated damages as a reduction of revenue. For the year ended December 31, 2023, the Company did not incur such liquidation damages.

Sales agreements typically contain the assurance-type customary product warranties if defects in solar cells exceeds 0.4% of delivered quantity. The assurance-type product warranties are subject to ASC 450, Contingencies. As of December 31, 2023, the Company did not accrue warranty liabilities.

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contract liabilities

Contract liabilities are recognized if the Company receives consideration prior to satisfying the performance obligations, which include customer advances and deferred revenue under service arrangements. As of December 31, 2023 and 2022, the Company had contract liabilities of $530,817 and $nil from third party customers, respectively. As of December 31, 2023 and 2022, the Company had contract liabilities of $28,815,934 and $nil from a related party customer, respectively.

Cost of revenues

Cost of revenues primarily consist of cost of materials, employee salary and welfare expenses, and overheads which were attributable to the solar cells sold in the relevant periods.

General and administrative expenses

General and administrative expenses primarily consist of employee salary and welfare expenses, amortization of usage of infrastructure expenses and other expenses related to administrative functions.

Income taxes

The Company accounts for income taxes in accordance with the U.S. GAAP for income taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is more likely than not these items will be utilized against taxable income in the future. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. As of December 31, 2023, income tax returns for the tax year ended December 31, 2023 and 2022 remain open for statutory examination.

Earnings (loss) per Share

In accordance with ASC 260, Earnings Per Share, basic earnings (loss) per share is computed by dividing net income (loss) attributable to the holders of ordinary shares by the weighted average number of ordinary shares outstanding during period presented. Diluted income (loss) per share is calculated by dividing net income (loss) attributable to the holders of ordinary shares as adjusted for the effect of dilutive ordinary share equivalents, if any, by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period. However, ordinary share equivalents are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive.

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Operating leases

The Company adopted the ASU 2016-02, Leases (Topic 842) on its inception on November 8, 2022.

The Company leases its land use rights, which are classified as operating leases in accordance with Topic 842. Operating leases are required to record in the balance sheet as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. The Company has elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date, and (3) initial direct costs for any expired or existing leases as of the adoption date. The Company elected the short-term lease exemption as the lease terms are 12 months or less.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate on a collateralized basis for a similar term as the underlying lease.

The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. There was no impairment for right-of-use lease assets as of December 31, 2023 and 2022.

Related party transactions

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence. Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions.

Comprehensive income

A Comprehensive income includes net income (loss) and other comprehensive income arising from foreign currency adjustments. Comprehensive income is reported in the statements of operations and comprehensive income.

Commitments and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC 450, Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major clients in financial statements for details on the Company’s business segments. The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the Chief Executive Officer, who reviews results when making decisions about allocating resources and assessing performance of the Company. Based on the management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280. The Company’s assets are substantially all located in the Vietnam and substantially all of the Company’s revenues and expenses are derived in the Vietnam. Therefore, no geographical segments are presented.

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently issued accounting standards

The Jumpstart Our Business Startups Act (“JOBS Act”) provides that an emerging growth company (“EGC”) as defined therein can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company qualifies as an EGC as of December 31, 2023 and has elected to apply the extended transition period.

In December 2023, the FASB issued ASU 2023-09, which is an update to Topic 740, Income Taxes. The amendments in this update related to the rate reconciliation and income taxes paid disclosures improve the transparency of income tax disclosures by requiring (1) adding disclosures of pretax income (or loss) and income tax expense (or benefit) to be consistent with U.S. Securities and Exchange Commission (SEC) Regulation S-X 210.4-08(h), Rules of General Application — General Notes to Financial Statements: Income Tax Expense, and (2) removing disclosures that no longer are considered cost beneficial or relevant. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this Update should be applied on a prospective basis. Retrospective application is permitted. The Company does not expect the adoption of ASU 2023-09 would have a significant impact on the Company’s consolidated balance sheets, consolidated statements of operations and comprehensive income (loss) and consolidated statements of cash flows.

In November 2023, the FASB issued ASU 2023-07. The amendments improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The purpose of the amendments is to enable investors to better understand an entity’s overall performance and assess potential future cash flows. The ASU applies to all public entities that are required to report segment information in accordance with ASC 280.

Recently issued accounting standards

In March 2023, the FASB issued new accounting guidance, ASU 2023-01, for leasehold improvements associated with common control leases, which is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been made available for issuance. The new guidance introduced two issues: terms and conditions to be considered with leases between related parties under common control and accounting for leasehold improvements. The goals for the new issues are to reduce the cost associated with implementing and applying Topic 842 and to promote diversity in practice by entities within the scope when applying lease accounting requirements. The Company does not expect the adoption of ASU 2023-01 would have a significant impact on the Company’s consolidated balance sheets, consolidated statements of operations and comprehensive income (loss) and consolidated statements of cash flows.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material impact on its the financial position, statements of operations and cash flows.

Significant risks and uncertainties

1)      Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of December 31, 2023 and 2022, the Company held cash and restricted cash of $18,997,493 and $2,065,448, respectively. All of cash and restricted cash were deposited in financial institutions located in Vietnam and are not insured. To limit exposure to credit risk relating to deposits, the Company primarily place cash deposits with large financial institutions in Vietnam which management believes are of high credit quality and the Company also continually monitors their credit worthiness.

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

2)      Foreign currency risk

As of December 31, 2023 and 2022, substantially all of the Company’s purchase and operating expenses activities and the Company’s assets and liabilities are denominated in VND, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the State Bank of Vietnam (“SBV”) or other authorized financial institutions at exchange rates quoted by SBV. Approval of foreign currency payments by the SBV or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of VND is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the Vietnam Foreign Exchange Trading System market.

3)      Concentration risk

The Company commenced sales to customers since the second half of 2023. The Company has a concentration of its revenues with specific customers and accounts payable with specific vendors.

For the year ended December 31, 2023, one related party customer accounted for 99% of total revenues. For the year ended December 31, 2023, one third party customer accounted for 86% of revenues generated from third parties.

As of December 31, 2023, four suppliers from third parties accounted for 30%, 15%, 12% and 11% of accounts payable, respectively.

For the year ended December 31, 2023, one related party supplier accounted for 100% of total purchases of inventories from a related party. For the year ended December 31, 2023, three third party suppliers accounted for 42%, 13% and 10% of purchases of inventories from third parties, respectively. For the year ended December 31, 2023, one related party supplier and one third party supplier accounted for 64.5% and 14.8% of total purchases of inventories, respectively.

For the year ended December 31, 2023, two third party suppliers accounted for 58% and 13% of purchases of property and equipment, respectively.

3.      LIQUIDITY CONDITION AND GOING CONCERN

As of December 31, 2023, the Company had cash of $18,035,405 and working capital deficits of $86,440,241. For the year ended December 31, 2023 and for the period from its inception on November 8, 2022 through December 31, 2022, the Company reported cash outflows of $12,529,017 and $5,588,803 from operating activities. These conditions raised substantial doubt about the Company’s ability to continue as a going concern.

The Company’s liquidity is based on its ability to generate cash from operating activities and obtain financing from investors to fund its general operations and capital expansion needs. The Company’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtain financing from outside sources.

As of April 30, 2024, the Company launched six production lines and had cash of approximately $22.5 million, which is placed with financial institutions and is unrestricted as to withdrawal or use. In addition, the Company expected to raise funds from banks and its parent company to support its operating activities. On April 26, 2023, the Company entered into a three-year bank credit facility with Joint Stock Commercial Bank for Investment and Development of Vietnam (“BIDV”), under which the Company can draw-down up to $90,000,000 by April 25, 2026. As of the date of this report, the Company has drawn down approximately $15.2 million (VND 385.0 billion) from BIDV and had unused credit facility of approximately $74.8 million. On January 31, 2024, the Company entered into a one-year bank credit facility with BIDV, under which the Company can draw-down up to $100,000,000 by January 30, 2025. Each loan is repayable in five months from its borrowing. As of the date of this proxy statement/prospectus, the Company has drawn down approximately $24.7 million (VND 626.4 billion) from BIDV and has unused credit facility of approximately $75.3 million.

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      LIQUIDITY CONDITION AND GOING CONCERN (cont.)

There can be no assurance that the Company future cashflows from operating activities or financing activities including equity financing will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If the Company is unable to raise sufficient financing or events or circumstances occur such that the Company does not meet its strategic plans, the Company will be required to reduce certain discretionary spending, or be unable to fund capital expenditures, which would have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives. As of the date of this report, the Company has commenced manufacture and sales of solar cell products for three months, and the Company needs to raise additional capital to finance its future operations. Accordingly, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these consolidated financial statements are issued.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

4.      INVENTORIES

Inventories consisted of the following:

	December 31, 2023	December 31, 2022
Raw materials	$24,695,737	$—
Finished goods	15,296,147	—
Goods in transit	8,108	—
	$39,999,992	$—

5.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	December 31, 2023	December 31, 2022
Construction in progress	$44,139,576	$516,072
Machinery	84,976,059	—
Building	14,996,749	—
Office equipment	847,144	355
Vehicle	382,000	—
	145,341,528	516,427
Less: accumulated depreciation	(2,559,970)	(17)
	$142,781,558	$516,410

Depreciation expense was $2,607,276 and $16 for the year ended December 31, 2023 and for the period from its inception on November 8, 2022 through December 31, 2023.

The Company commenced its operations since November 2022. For the year ended December 31, 2023, the Company incurred costs in designing plants, construction of plants, installation of machinery in the plants, which were incremental costs to construct a plant. As of December 31, 2023, all of the property and equipment were collateralized for the borrowings from BIDV.

As of December 31, 2023, the Company has drawn down loans of approximately $11.8 million from BIDV and had unused line of credit of approximately $78.2 million.

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.      LONG-TERM PREPAID EXPENSES

In November 2022, the Company entered into an agreement with a third party. The agreement conveys the Company the right to use a piece of designated land (“land use rights”) and the right to use certain public infrastructures within the industrial zones, for a period of 45 years maturing in October 2067. Pursuant to the agreement, the third party charged a total fee of $1.4 million for the land use rights, which was accounted for as an operating lease right-of-use asset (Note 7), and a total fee of $8.2 million for the public infrastructures, respectively.

For the public infrastructures service fees, the Company is obliged to make 85% of total payments or $7.0 million, upon acquisition the land use rights, and make the remaining 15% of total payments or $1.2 million, upon obtain the certificate of land use rights. As of December 31, 2022, the Company has made payments of $7.2 million for the public infrastructure based on the contract terms, among which $1.6 million was paid by a related party on behalf of the Company (Note 10). For the year ended December 31, 2023, the Company paid the remaining service fees of $0.8 million. As of December 31, 2023, the Company fully paid the service fees.

Because these public infrastructures were shared among all lessees in the industrial zone, the Company has no rights to obtain substantially all of the economic benefits from these public infrastructure. The Company recorded the total public infrastructure service fee as long-term prepaid expenses, and amortized the long-term prepaid expenses over 45 years in straight-line method.

Long-term prepaid expenses was comprised of the following:

	December 31, 2023	December 31, 2022
Prepaid expenses for public infrastructure	$7,963,659	$8,178,310
Less: accumulated amortization	(206,466)	(30,290)
	$7,757,193	$8,148,020

For the years ended December 31, 2023 and for the period from its inception on November 8, 2022 through December 31, 2022, the amortization expenses for long-term prepaid expenses is $180,192 and $29,573, respectively.

7.      OPERATING LEASE

In November 2022, the Company leased land use rights in Vietnam under non-cancelable operating leases, with lease term of 45 years. The land is free of charge for the first five years and will be charged of rental fee of approximately $33,300 per annum. The Company constructed plants for manufacturing cells on the land use rights. For the year ended December 31, 2023, the Company entered into certain staff dormitory lease agreements with third party lessors, all with a lease term of 3 years.

The table below presents the operating lease related assets and liabilities recorded on the consolidated balance sheets.

	December 31, 2023	December 31, 2022
Right of use assets	$537,032	$194,929
Operating lease liabilities, current	151,260	—
Operating lease liabilities, noncurrent	372,725	198,718
Total operating lease liabilities	$523,985	$198,718

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.      OPERATING LEASE (cont.)

Other information about the Company’s leases is as follows:

	For the Year Ended December 31, 2023	For the Period from its Inception on November 8, 2022 through December 31, 2022
Operating cash flows used in operating leases	$173,267	$—
Weighted average remaining lease term (years)	32.4	44.9
Weighted average discount rate	10%	11%

For the year ended December 31, 2023, operating lease expenses were $357,300, among which $216,177 was incurred for short-term lease. For the period from its inception on November 8, 2022 through December 31, 2022, operating lease expenses were $3,700, all of which was incurred for long-term lease.

The following is a schedule, by years, of maturities of lease liabilities as of December 31, 2023:

December 31, 2023
For the year ending December 31, 2024	168,109
For the year ending December 31, 2025	166,049
For the year ending December 31, 2026	—
For the year ending December 31, 2027	33,180
For the year ending December 31, 2028	33,180
Thereafter	1,260,839
Total lease payments	1,661,357
Less: Imputed interest	(1,137,372)
Present value of operating lease liabilities	$523,985

8.      LINE OF CREDIT

On April 26, 2023, the Company entered into a three-year bank credit facility with BIDV, under which the Company can draw-down up to $90,000,000 by April 25, 2026. The interest rate for this credit facility was 9.5% per annum, subject to vary every six months. The interest rate was reduced to 8% since August 2023. As of December 31, 2023, the credit facility was collateralized by all of the Company’s property and equipment (Note 5) and equity interest of $50 million owned by VSun JV.

As of December 31, 2023, the Company has drawn down loans of approximately $11.8 million from BIDV and had unused line of credit of approximately $78.2 million. For the year ended December 31, 2023, the Company recognized interest expenses of $212,064, among which $90,526 was capitalized in property and equipment.

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.      INCOME TAXES

Cayman Islands

Under the current laws of the Cayman Islands, TOYO is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Singapore

TOYO SinCo is subject to corporate income tax for its business operation in Singapore. Tax on corporate income is imposed at a flat rate of 17%.

Vietnam

TOYO Solar is subject to Vietnam Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant Vietnam income tax laws. The Vietnam’s statutory, Enterprise Income Tax (“EIT”) rate is 20%.

Qualified as a High and New Technology Enterprise, the Company received the preferential tax treatments since its inception, and is exempt from income taxes for the years ended December 31, 2022 and 2023. The Company is entitled to a preferential income tax rate of 10% for the years ended December 31, 2024 through 2027.

For the year ended December 31, 2023 and for the period from its inception on November 8, 2022 through December 31, 2022, the Company did not incur any current or deferred income tax expenses.

The reconciliation of income tax expenses computed at the statutory tax rate applicable to income tax expenses is as follows:

	For the Year Ended December 31, 2023	For the Period from its inception on November 8, 2022 through December 31, 2022
Net income (loss) before tax	$9,889,155	$(186,839)
Provision for income taxes at Vietnam statutory income tax rate (20%)	1,997,831	(37,368)
Effect of non-deductible expenses(a)	99,413	29,844
Effect of preferential income taxes	(2,077,244)	7,524
Effective income tax expenses	$—	$—

____________

(a)      For the year ended December 31, 2023, the effect of non-deductible expenses of $99,413 arose from other non-deductible expenses. For the period from its inception on November 8, 2022 through December 31, 2022, the effect of non-deductible expenses of $29,844 was comprised of non-deductible payroll expenses of $19,824 and other non-deductible expenses of $10,020, respectively. For the year ended December 31, 2023 and for the period from its inception on November 8, 2022 through December 31, 2022, the tax saving as the result of the favorable tax rate amounted to $2,077,244 and $nil, respectively, and per share effect of the favorable tax rate were $0.05 and $nil.

Uncertain tax positions

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. For the year ended December 31, 2023 and for the period from its inception on November 8, 2022 through December 31, 2022, the Company had no unrecognized tax benefits. The Company does not believe that its uncertain tax position will materially change over the next twelve months.

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.    RELATED PARTY TRANSACTIONS AND BALANCES

1) Nature of relationships with related parties

The table below sets forth the major related parties and their relationships with the Company, with which the Company entered into transactions for the year ended December 31, 2023 and for the period from its inception on November 8, 2022 through December 31, 2022, or recorded balances as of December 31, 2023 and December 31, 2022.

Name	Relationship with the Company
Fuji Solar Co., Ltd. (“Fuji Solar”)	Controlled by the controlling shareholder of the Company
VSun JV	Controlled by Fuji Solar
VSun China Co., Ltd. (“VSun China”)	Wholly owned by VSun JV

2) Transactions with related parties

	For the Year Ended December 31, 2023	For the Period from its inception on November 8, 2022 through December 31, 2022
Sales to a related party
VSun JV	$61,504,724	$—
	$61,504,724	$—
Purchase of raw materials from a related party
VSun China	$49,601,203	$—
	$49,601,203	$—
Purchase of machinery from a related party
VSun China	$126,272	$—
	$126,272	$—
Payment of operating expenses by related parties on behalf of the Company
VSun JV	$104,113	$61,069
VSun China(a)	—	26,996
	$104,113	$88,065
Payment of offering cost by a related party on behalf of the Company
Fuji Solar(b)	$1,179,129	$—
Repayment of offering cost paid by a related party on behalf of the Company
Fuji Solar(b)	$1,098,104	$—
Prepayments of raw materials to a related party
VSun China(c)	$24,845,082	$—
Payment of long-term prepaid expenses by a related party on behalf of the Company
VSun JV	$—	$1,596,943
Borrowings from a related party(d)
VSun JV	$93,571,624	$—
Accrual of interest expenses on borrowings from a related party(d)
VSun JV	$3,163,557	$—

____________

(a)      For the year ended December 31, 2023 and for the period from its inception on November 8, 2022 through December 31, 2022, the operating expenses paid by VSun China on behalf of the Company represented the payroll expenses made to certain Chinese staff who worked for the Company.

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.    RELATED PARTY TRANSACTIONS AND BALANCES (cont.)

(b)      For the year ended December 31, 2023, Fuji Solar paid offering cost of $1,179,129 on behalf of the Company. In the same year, the Company repaid offering cost of $1,098,104 to Fuji Solar.

(c)      For the year ended December 31, 2023, the Company also made prepayments of $24,845,082 to VSUN China for raw materials, all which were expected to be delivered to the Company in the first half of 2024.

(d)      For the year ended December 31, 2023, the Company borrowed loans of approximately $93.6 million (VND 2.2 trillion) from VSun JV as working capital and payment for property and equipment. Each loan is matured in one year from borrowing. The interest rate of borrowings were 9.5% before August 2023, and reduced to 8% for August 2023 and further reduced to 7% since September 2023. For the year ended December 31, 2023, the Company accrued interest expenses of $3,163,557 on the borrowings. Interest expenses are payable on demand.

3) Balances with related parties

Prepayments — a related party

Related party	Nature of balance	December 31, 2023	December 31, 2022
VSun China	Prepayments for raw materials	$24,400,798	$—

Contract liabilities — a related party

Related party	Nature of balance	December 31, 2023	December 31, 2022
VSun JV	Advance for solar cells	$28,815,934	$—

Due to related parties

Related party	Nature of balance	December 31, 2023	December 31, 2022
VSun JV	Borrowings	$91,898,361	$—
VSun JV	Interest payable	3,106,985	—
VSun JV(a)	Payment of public infrastructure services on behalf of the Company	1,592,732	1,635,662
VSun JV	Payment of other operating expenses on behalf of the Company	163,159	62,550
VSun China	Payment of other operating expenses on behalf of the Company	26,925	27,650
Fuji Solar	Payment of offering costs on behalf of the Company	79,577	—
		$96,867,739	$1,725,862

____________

(a)      Pursuant to the agreement of using public infrastructure (Note 6), the Company was obliged to pay public infrastructure service fees of approximately $8.2 million (VND 193.3billion). In November 2022, VSun JV paid $1.6 million on behalf of the Company. As of December 31, 2023 and 2022, the Company had payables of $1.6 million and $1.6 million, respectively, due to VSun JV.

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    EQUITY

Ordinary shares

TOYO’s authorized share capital is 500,000,000 ordinary shares of par value of US$0.0001 per share.

On February 23, 2024, the Company issued 41,000,000 shares of ordinary shares, at par value of $0.0001 per share, to all existing shareholders on a pro rata basis. The issuance was considered as being part of the reorganization of the Company and was retroactively applied as if the transaction occurred at the beginning of the period presented. No cash or other consideration was paid for the issuance of 41,000,000 ordinary shares. All the existing shareholders and directors of the Company consider this share issuance was part of the Company’s reorganization to result in 41,000,000 ordinary shares issued and outstanding prior to completion of this offering.

As of December 31, 2023 and 2022, the Company had 41,000,000 ordinary shares issued and outstanding.

Capital injection from shareholders

For the year ended December 31, 2023 and for the period from its inception on November 8, 2022 through December 31, 2022, VSUN JV made capital injection of $42,360,581 and $7,639,419 to the Company, respectively. The Company recorded the capital injection in the account of additional paid-in capital.

12.    EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted earnings (loss) per share for the fiscal years ended December 31, 2023 and 2022:

	For the Year Ended December 31, 2023	For the Period from its inception on November 8, 2022 through December 31, 2022
Net income (loss)	$9,889,155	$(186,839)
Weighted average number of ordinary share outstanding – basic and diluted	41,000,000	41,000,000
Earnings (loss) per share – basic and diluted	$0.24	$(0.00)

13.    COMMITMENTS AND CONTINGENCIES

Capital commitments

As of December 31, 2023, the Company entered into certain construction agreements with vendors to build its plant in Vietnam. Future minimum capital payment under non-cancellable agreements are as follows:

Twelve months ending December 31,	Minimum capital payments
2024	$112,956,097
2025	296,046
$113,252,143

TOYO Co., Ltd.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.    SUBSEQUENT EVENTS

On January 31, 2024, the Company entered into a one-year bank credit facility with BIDV, under which the Company can draw-down up to $100,000,000 by January 30, 2025. The bank credit facility was collateralized with the Company’s machinery. Each loan is repayable in five months. As of the date of this proxy statement/prospectus, the Company has drawn down approximately $24.7 million (VND 626.4 billion) from BIDV and has unused credit facility of approximately $75.3 million.

On February 27, 2024, TOYO completed the reorganization of entities under common control of its then existing shareholders, who collectively owned 100% of the equity interests of TOYO Solar prior to the reorganization. For details, please see Note 1.

On March 26, 2024, the merger transaction with BWAQ (Note 1) was announced effective by the Securities and Exchange Commission. The merger continues to progress and is expected to be completed after the extraordinary general meeting of its shareholders, subject to the satisfaction of all other closing conditions. As of the date of this report, the extraordinary general meeting of its shareholders was not scheduled.

The Company evaluated subsequent events through April 30, 2024, the date on which the consolidated financial statements were issued, except for those items mentioned above, the Company did not identify any subsequent events that require recognition and disclosure in the consolidated financial statements.

15.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) of which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of TOYO Solar, the Company’s Vietnam subsidiary exceed 25% of the consolidated net assets of the Company.

Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted. The Company’s investment in subsidiary is stated at cost plus equity in undistributed earnings of subsidiaries.

Investment in subsidiaries on the Condensed Balance Sheets, is comprised of the parent company’s net investment in its subsidiaries under the equity method of accounting. As the reorganization was not completed until February 27, 2024, financial statements of the parent company are not required until February 27, 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Blue World Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Blue World Acquisition Corporation (the “Company”) as of June 30, 2024 and 2023, the related statements of operations, change in shareholders’ deficit and cash flows for each of the two years in the period ended June 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2021.

New York, NY
December 4, 2024

Firm ID#: 5395

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001
Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com

BLUE WORLD ACQUISITION CORPORATION
BALANCE SHEETS

	June 30, 2024	June 30, 2023
Assets
Current assets:
Cash	$1,492	$746
Prepaid expenses	42,284	35,862
Cash and investment held in Trust Account	31,351,485	29,305,913
Total Current Assets	31,395,261	29,342,521

Cash and investment held in Trust Account	338,907	40,880,648
Cash held in Escrow Account	—	500,000
Total Assets	$31,734,168	$70,723,169

Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$860,312	$229,933
Due to related parties	—	63,504
Promissory notes	273,333	—
Promissory notes – related parties	2,882,173	1,872,085
Class A ordinary shares subject to possible redemption, 2,748,865 shares and 2,749,465 shares at redemption value of $11.41 and $10.65 per share as of June 30, 2024 and 2023, respectively	31,351,485	29,305,913
Total Current Liabilities	35,367,303	31,471,435
Deferred underwriting discounts and commissions	3,220,000	3,220,000
Total Liabilities	38,587,303	34,691,435

Commitments and Contingencies (Note 8)

Class A ordinary shares subject to possible redemption, 29,715 shares and 3,837,766 shares at redemption value of $11.41 and $10.65 per share as of June 30, 2024 and 2023, respectively	338,907	40,880,648

Shareholders’ Deficit:
Preference shares, $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value, 470,000,000 shares authorized, 1,164,480 shares and 464,480 shares issued and outstanding (excluding 2,778,580 shares and 6,587,231 shares subject to possible redemption as of June 30, 2024 and 2023, respectively)	116	46
Class B ordinary shares, $0.0001 par value, 20,000,000 shares authorized, 1,600,000 shares and 2,300,000 shares issued and outstanding as of June 30, 2024 and 2023, respectively	160	230
Additional paid-in capital	—	—
Accumulated deficit	(7,192,318)	(4,849,190)
Total Shareholders’ Deficit	(7,192,042)	(4,848,914)
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$31,734,168	$70,723,169

The accompanying notes are an integral part of these financial statements.

BLUE WORLD ACQUISITION CORPORATION
STATEMENTS OF OPERATIONS

	For the Year Ended June 30, 2024	For the Year Ended June 30, 2023
Formation and operating costs	$1,683,137	$987,771
Loss from operations	(1,683,137)	(987,771)

Other income:
Interest and dividend earned on investment held in Trust Account	2,006,662	3,169,667
Interest income	8	9
Total other income	2,006,670	3,169,676

Net income	$323,533	$2,181,905

Basic and diluted weighted average redeemable Class A ordinary shares outstanding	3,688,063	8,771,667
Basic and diluted net income per redeemable Class A ordinary shares	$0.05	$0.19
Basic and diluted weighted average non-redeemable Class A and Class B ordinary shares outstanding	2,764,480	2,764,480
Basic and diluted net income per non-redeemable Class A and Class B ordinary share	$0.05	$0.19

The accompanying notes are an integral part of these financial statements.

BLUE WORLD ACQUISITION CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of June 30,2022	464,480	$46	2,300,000	$230	$—	$(2,492,780)	$(2,492,504)
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(4,538,315)	(4,538,315)
Net loss	—	—	—	—	—	2,181,905	2,181,905
Balance as of June 30, 2023	464,480	46	2,300,000	230	—	(4,849,190)	(4,848,914)
Conversion of Class B ordinary shares into Class A ordinary shares	700,000	70	(700,000)	(70)	—	—	—
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(2,666,661)	(2,666,661)
Net income	—	—	—	—	—	323,533	323,533
Balance as of June 30, 2024	1,164,480	$116	1,600,000	$160	$—	$(7,192,318)	$(7,192,042)

The accompanying notes are an integral part of these financial statements.

BLUE WORLD ACQUISITION CORPORATION
STATEMENTS OF CASH FLOWS

	For the Year Ended June 30, 2024	For the Year Ended June 30, 2023
Cash Flows from Operating Activities:
Net income	$323,533	$2,181,905
Adjustments to reconcile net loss to net cash used in operating activities:
Interest and dividend earned on investment held in Trust Account	(2,006,662)	(3,169,667)
Changes in operating assets and liabilities:
Prepaid expenses	(6,422)	(1,916)
Accounts payable and accrued expenses	630,380	167,199
Due to related parties	(63,504)	43,504
Net Cash Used in Operating Activities	(1,122,675)	(778,975)

Cash Flows from Investing Activities:
Purchases of investment held in Trust Account	(660,000)	(1,368,648)
Withdrawals of investment held in Trust Account	41,162,830	27,406,155
Net Cash Provided by Investing Activities	40,502,830	26,037,507

Cash Flows from Financing Activities:
Redemption of Class A ordinary shares	(41,162,830)	(27,406,155)
Proceeds from issuance of promissory notes	273,333	—
Proceeds from issuance of promissory notes to related party	1,010,088	1,872,085
Withdrawals from Escrow Account	500,000	—
Net Cash Used in Financing Activities	(39,379,409)	(25,534,070)

Net Change in Cash	746	(275,538)
Cash, beginning of year	746	276,284
Cash, end of year	$1,492	$746

Supplemental Disclosure of Cash Flow Information:
Remeasurement of Class A ordinary shares subject to possible redemption	$2,666,661	$4,538,315

The accompanying notes are an integral part of these financial statements.

BLUE WORLD ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN

Blue World Acquisition Corporation (the “Company”) is a blank check exempted company incorporated on July 19, 2021, under the laws of the Cayman Islands for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (“Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and is subject to all risks associated with emerging growth companies (See Note 2). The Company’s efforts to identify a prospective target business will primarily in the marine leisure, cruise, marine infrastructure and engineering, general hospitality, travel and tourism, marine services, logistics and supply chain, offshore energy solutions and related industry segments. The Company is not limited to a particular region for purposes of consummating an initial Business Combination, however, the Company may focus on targets that, regardless of geographic location of operations or corporate offices, have viable synergies with the Asia Pacific and the U.S. markets for the above industry segments, either physically or virtually. The Company will not undertake its initial Business Combination with any entity that conducts a majority of its business or is headquartered in China (including Hong Kong and Macau).

As of June 30, 2024, the Company had not commenced any operations. For the period from July 19, 2021 (inception) through June 30, 2024, the Company’s efforts have been limited to organizational activities as well as activities related to its initial public offering (the “Initial Public Offering”) as described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of dividend/interest income from the proceeds derived from the Initial Public Offering. The Company has selected June 30 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering became effective on January 31, 2022. On February 2, 2022, the Company consummated the Initial Public Offering of 9,200,000 units (including 1,200,000 units issued upon the full exercise of the over-allotment option, the “Public Units”). Each Public Unit consists of one Class A ordinary share, $0.0001 par value per share (the “Class A Ordinary Shares”), one-half of one redeemable warrant (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, and one right (the “Public Rights”), each one Public Right entitling the holder thereof to exchange for one-tenth of one Class A Ordinary Share upon the completion of the Company’s initial Business Combination. The Public Units were sold at an offering price of $10.00 per Public Unit, generating gross proceeds of $92,000,000 on February 2, 2022.

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 424,480 units (the “Private Units”) including 378,480 Private Units to the Company’s sponsor, Blue World Holdings Limited (the “Sponsor”), and 46,000 Private Units to Maxim Group LLC (or its designees) (“Maxim”), the representative of the several underwriters (the “Representative”), respectively. Each Private Unit consists of one Class A Ordinary Share, one-half of one redeemable warrant (the “Private Warrants”), each whole Private Warrant entitling the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, and one right (the “Private Rights”), each one Private Right entitling the holder thereof to exchange for one-tenth of one Class A Ordinary Share upon the completion of the Company’s initial Business Combination. The Private Units were sold at a purchase price of $10.00 per Private Unit, generating gross proceeds to the Company of $4,244,800. The Private Units are identical to the Public Units sold in the Initial Public Offering, except that the holders of the Private Units have agreed not to transfer, assign or sell any of the Private Units and the underlying securities (except to certain permitted transferees) until the completion of the Company’s initial Business Combination.

The Company also issued 40,000 shares of Class A Ordinary Shares (the “Representative Shares”) to Maxim as part of representative compensation. The Representative Shares are identical to the Class A Ordinary Shares sold as part of the Public Units, except that Maxim has agreed not to transfer, assign or sell any such Representative Shares until the completion of the Company’s initial Business Combination. In addition, Maxim has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within the prescribed time period. The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

of 180 days immediately following the date of the effectiveness of the registration statement pursuant to FINRA Rule 5110 (e)(1). Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their officers, partners, registered persons or affiliates.

Transaction costs amounted to $5,919,648, consisting of $1,840,000 of underwriting discounts and commissions, $3,220,000 of deferred underwriting commissions, $551,390 of other offering costs and $308,258 fair value of the Representative Shares issued to Maxim.

Following the closing of the Initial Public Offering and the issuance and the sale of Private Units on February 2, 2022, $92,920,000 ($10.10 per Public Unit) from the net proceeds of the sale of the Public Units in the Initial Public Offering and the sale of Private Units was placed in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company, LLC as a trustee (the “Trustee”) and invested the proceeds in U.S. government treasury bills, bonds or notes having a maturity of 185 days or less, or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and that invest solely in United States government treasuries, so that we are not deemed to be an investment company under the Investment Company Act. The proceeds held in the Trust Account will not be released until the earlier of: (1) the completion of the Company’s initial Business Combination within the required time period and (2) its redemption of 100% of the outstanding public shares if the Company has not completed a Business Combination in the required time period. Therefore, unless and until the Company’s initial Business Combination is consummated, the proceeds held in the Trust Account will not be available for the Company’s use for any expenses related to the Initial Public Offering or expenses which the Company may incur related to the investigation and selection of a target business and the negotiation of an agreement in connection with its initial Business Combination.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of an initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of its initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares, subject to certain limitations. The amount in the Trust Account is initially anticipated to be $10.10 per public share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). The ordinary shares subject to redemption is being recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s founders and Maxim (the “Initial Shareholders”) have agreed (a) to vote their Founder Shares (as defined below), the Class A Ordinary Shares included in the Private Units (the “Private Shares”), the Representative Shares and any Class A Ordinary Shares included in the Public Units (the “Public Shares”) purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose, or vote in favor of, an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would stop the public

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

shareholders from redeeming or selling their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares into the right to receive cash from the Trust Account in connection with any such vote; (c) not to redeem any Founder Shares, Private Share, and Representative Shares (as well as any Public Shares purchased during or after the Initial Public Offering) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or sell any shares in a tender offer in connection with a Business Combination) or a vote to amend the provisions of the Amended and Restated Memorandum and Articles of Association relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares, Private Shares, and Representative Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the initial shareholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company initially had until February 2, 2023 to consummate its initial Business Combination. Upon the notice of the Sponsor, the Company extended the period of time to consummate a Business Combination for additional three months till May 2, 2023 and deposited $920,000 into the Trust Account in connection with this extension sourced from the loans provided by the Sponsor as evidenced by the Sponsor Extension Note (as defined below). If the Company anticipated that it may not be able to consummate the initial Business Combination by May 2, 2023, the Company may, but is not obligated to, further extend the period of time to consummate a Business Combination another two times by an additional three months each time by depositing $920,000 into the Trust Account for each extension and may have until November 2, 2023 to consummate its initial Business Combination.

On May 2, 2023, the Company held a an extraordinary general meeting (the “May 2023 Meeting”) at which the shareholders approved the adoption of the second amended and restated memorandum and articles of association of the Company, which provided that the Company had until May 2, 2023 to complete a Business Combination, and may elect to extend the period to consummate a Business Combination up to nine times, each by an additional one-month extension, for a total of up to nine months to February 2, 2024 by depositing $0.0295 per public share into the Trust Account for each monthly extension.

On June 30, 2023, the Company held an extraordinary general meeting (the “June 2023 Meeting”), where the shareholders of the Company approved the adoption of the third amended and restated memorandum and articles of association, which provides that the Company has until July 2, 2023 to complete a Business Combination, and may elect to extend the period to consummate a Business Combination up to nine times, each by an additional monthly extension, for a total of up to nine months to April 2, 2024, by depositing $60,000 each month to the Trust Account.

On March 26, 2024, the Company held an extraordinary general meeting in lieu of an annual general meeting of shareholders of the Company (the “March 2024 Meeting”). At the March 2024 Meeting, the shareholders of the Company approved, among other things, the adoption of the fourth amended and restated memorandum and articles of association of the Company, which provides that the Company has until April 2, 2024 to complete a business combination, and may elect to extend the period to consummate a business combination up to seven times, each by an additional one month, for a total of up to seven months, to November 2, 2024, by depositing $60,000 each month into the Trust Account.

From January 2023 to June 2024, a total of $2,028,648 had been deposited in the Trust Account for extension of the Company’s timeline to complete a Business Combination (the “Extension Fee”), which have enabled the Company to extend the period of time it has to consummate its initial Business Combination up to July 2, 2024. The Company has issued seventeen unsecured promissory notes for the payment of Extension Fees in the total amount of $2,028,648, among which eleven were issued to the Sponsor for the total principal amount of $1,728,648 (collectively, the “Sponsor Extension Notes”), one was issued to Zenin Investments Limited (“ZENIN”), the Sponsor’s designees, for a total principal amount of $60,000 (the “ZENIN Extension Note”), and five were issued to Fuji Solar (as defined below) for the total principal amount of $240,000 (the “Fuji Extension Notes”, together with Sponsor Extension Notes and ZENIN Extension Notes, collectively, the “Extension Notes”).

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of less up to $50,000 of interest to pay dissolution expenses and taxes payable), which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Cayman Island law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor have its independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Redemptions

On May 2, 2023, the Company held the May 2023 Meeting at which the Company’s shareholders approved the adoption of the Second Amended and Restated Memorandum and Articles of Association of the Company, which provides that the Company has until May 2, 2023 to complete an initial Business Combination, and may elect to extend the period to consummate an initial Business Combination up to nine times, each by an additional one-month extension, for a total of up to nine months to February 2, 2024 by depositing $0.0295 per public share into the Trust Account for each monthly extension. In connection with the May 2023 Meeting, 2,612,769 Class A Ordinary Shares were rendered for redemption, and approximately $27.4 million was released from the Trust Account to pay such redeeming shareholders in May 2023.

On June 30, 2023, the Company held the June 2023 Meeting at which the Company’s shareholders approved the adoption of the Third Amended and Restated Memorandum and Articles of Association of the Company, which provides that the Company has until July 2, 2023 to complete a business combination, and may elect to extend the period to consummate a Business Combination up to nine times, each by an additional one-month extension, for a total of up to nine months to April 2, 2024, by depositing $60,000 each month to the Trust Account. As a result of June 30 Meeting, upon the shareholders’ approval, on June 30, 2023, the Company and the Trustee entered into the amendment to the Trust Agreement. In connection with the June 2023 Meeting, 2,749,465 Class A Ordinary Shares were rendered for redemption, and approximately $29.3 million was released from the Trust Account to pay such redeeming shareholders in July 2023.

On March 26, 2024, the Company held the March 2024 Meeting at which the Company’s shareholders approved the adoption of the fourth amended and restated memorandum and articles of association of the Company, which provides that the Company has until April 2, 2024 to complete a business combination, and may elect to extend the period to consummate a business combination up to seven times, each by an additional one month, for a total of up

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

to seven months, to November 2, 2024, by depositing $60,000 each month into the Trust Account. As a result of March 2024 Meeting, upon the shareholders’ approval, on March 26, 2024, the Company and the Trustee entered into the amendment to the Trust Agreement. In connection with the March 2024 Meeting, 1,059,186 Class A Ordinary Shares were rendered for redemption, and approximately $11.9 million was released from the Trust Account to pay such redeeming shareholders in April 2024.

On May 28, 2024, the Company held the May 2024 Meeting at which, 2,748,865 Class A Ordinary Shares were rendered for redemption and approximately $31.4 million was released from the Trust Account to pay such redeeming shareholders in July 2024.

Merger Agreement

On August 10, 2023, the Company entered into an Agreement and Plan of Merger (as the same may be amended, restated or supplemented, the “Merger Agreement”) with TOYO Co., Ltd, a Cayman Islands exempted company (“PubCo”), TOYOone Limited, a Cayman Islands exempted company (“Merger Sub”), TOPTOYO INVESTMENT PTE. LTD., a Singapore private company limited by shares (“SinCo”), Vietnam Sunergy Cell Company Limited, a Vietnamese company, (the “Company”, together with PubCo, Merger Sub and SinCo, the “Group Companies”, or each individually, a “Group Company”), Vietnam Sunergy Joint Stock Company, a Vietnam joint stock company (“VSUN”), and Fuji Solar Co., Ltd, a Japanese company (“Fuji Solar”, together with VSUN, the “Shareholders”, or individually, a “Shareholder”).

Pursuant to the Merger Agreement, (a) the Group Companies, VSUN and Fuji Solar shall consummate a series of transactions involving the Group Companies, including (A) PubCo acquiring one hundred percent (100%) of the issued and paid-up share capital of SinCo from Fuji Solar in exchange for one (1) ordinary share of PubCo, par value US$0.0001 per share (the “PubCo Ordinary Shares” and such transaction, the “Share Exchange”), and (B) SinCo acquiring one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company from VSUN at an aggregate consideration of no less than US$50,000,000 (the “SinCo Acquisition,” and together with the Share Exchange, the “Pre-Merger Reorganization”), as a result of which (i) SinCo shall become a wholly-owned subsidiary of PubCo, (ii) the Company shall become a wholly-owned subsidiary of SinCo; and (iii) immediately prior to the closing of the SinCo Acquisition, Fuji Solar (the “Seller”) shall hold an aggregate of 41,000,000 PubCo Ordinary Shares, representing all issued and outstanding share capital of PubCo, and (b) following the consummation of the Pre-Merger Reorganization, the Company shall merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”), as a result of which, among other things, all of the issued and outstanding securities of the Company immediately prior to the filing of the plan of merger with respect to the Merger (the “Plan of Merger”) to the Registrar of Companies of the Cayman Islands, or such later time as may be specified in the Plan of Merger (the “Merger Effective Time”) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive substantially equivalent securities of PubCo, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of the Companies Act (Revised) of the Cayman Islands and other applicable laws.

Amendment No. 1 to the Merger Agreement

On December 6, 2023, the Company entered into an amendment (the “First Amendment to the Merger Agreement”) to the Agreement and Plan of Merger, dated as of August 10, 2023 (as the same may be amended, restated or supplemented, the “Merger Agreement”) with TOYO Co., Ltd, a Cayman Islands exempted company (“PubCo”), TOYOone Limited, a Cayman Islands exempted company (“Merger Sub”), TOPTOYO INVESTMENT PTE. LTD., a Singapore private company limited by shares (“SinCo”), Vietnam Sunergy Cell Company Limited, a Vietnamese company, (“TOYO Solar”, together with PubCo, Merger Sub and SinCo, the “Group Companies”, or each individually, a “Group Company”), Vietnam Sunergy Joint Stock Company, a Vietnam joint stock company (“VSUN”), and Fuji Solar (Fuji Solar together with VSUN, the “Shareholders”, or individually, a “Shareholder”).

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

Pursuant to the First Amendment to the Merger Agreement:

•        PubCo will acquire one hundred percent (100%) of the issued and paid-up share capital of SinCo from Fuji Solar at an aggregate consideration of SGD1.00;

•        Fuji Solar agrees to deposit into the Trust Account of the Company (i) the total amount of the fund for the Company’s extension from December 2, 2023 to January 2, 2024, and (ii) the one-half (1/2) amount of the fund for the extension from January 2, 2024 to February 2, 2024, respectively, to be evidenced by unsecured promissory notes of the Company, the amount of which shall be fully repaid in cash at the Merger Closing (as defined in the Merger Agreement) or converted into the SPAC Units (as defined in the Merger Agreement) at US$10 per unit immediately prior to the Merger Closing at the discretion of Fuji Solar; and

•        The Group Companies agree to advance (i) one-third (1/3) of the expenses payable to a valuation firm selected by the special committee of the board of directors of the Company for the valuation of the Group Companies in connection with Transactions (as defined in the Merger Agreement) (the “Valuation Firm Expenses”) and (ii) one-third (1/3) of the expenses for a proxy solicitor mutually agreed by the Company, the Sponsor (as defined below) and the Shareholders for soliciting approval of the Transactions by shareholders of the Company (the “Proxy Solicitor Expenses”), provided that (x) the aggregate amount of Valuation Firm Expenses and Proxy Solicitor Expenses the Group Companies will be responsible for pursuant to this sentence shall not exceed $200,000, and (y) the Group Companies’ payment for its portion of the Valuation Firm Expenses and Proxy Solicitor Expenses shall be evidenced by one or more promissory notes of the Company issued to the Group Companies’ designee, each of which shall be fully repaid in cash at the Merger Closing or converted into SPAC Units at US$10 per unit immediately prior to the Merger Closing at the discretion of the holder of such promissory note.

Amendment No. 2 to the Merger Agreement

On February 6, 2024, to reflect that Fuji Solar agreed to provide additional funding support in connection with the Extension of the Company, the Company entered into the second amendment (the “Second Amendment to the Merger Agreement”) to the Merger Agreement with the Group Companies and the Shareholders, pursuant to which Fuji Solar agrees to additionally deposit into the Trust Account of the total amount of the fund for the Company’s extension from February 2, 2024 to March 2, 2024. Fuji Solar has further agrees to be responsible for the total amount of the funds for the extension of the Company’s term from March 2, 2024 to April 2, 2024 if the Merger Closing has not occurred by March 1, 2024 due to (x) the gross negligence or willful misconduct of any of the Group Companies or the Shareholders, or (y) the termination of the Merger Agreement by the TOYO Solar. Such total amount of funds Fuji Solar shall be responsible for shall be evidenced by the Fuji Extension Notes, the amount of which shall be fully repaid in cash at the Merger Closing or converted into the SPAC Units at US$10 per unit immediately prior to the Merger Closing at the discretion of Fuji Solar.

Amendment No. 3 to the Merger Agreement

On February 29, 2024, the Company entered into an Amendment No. 3 to the Agreement and Plan of Merger, dated as of August 10, 2023, as amended on December 6, 2023 and February 6, 2024 (as the same may be amended, restated or supplemented, the “Merger Agreement”) with PubCo, Merger Sub, SinCo, TOYO Solar, together with PubCo, Merger Sub and SinCo, the “Group Companies”, or each individually, a “Group Company”), VSUN, Fuji Solar, WAG, Belta, and BestToYo.

The Amendment to the Merger Agreement was entered into to reflect the restructuring of PubCo. Fuji Solar, as the sole shareholder of PubCo, transferred all of the ordinary shares of PubCo (“PubCo Ordinary Shares”) held by Fuji Solar to WAG and Belta, and Belta then further transferred a certain number of PubCo Ordinary Shares to BestToYo, each at a transfer price of US$0.0001 per share (collectively, the “PubCo Shareholder Transfer”), as a result of which WAG holds 6,200 PubCo Ordinary Shares, Belta holds 2,450 PubCo Ordinary Shares, and BestToYo holds 1,350 PubCo Ordinary Shares, respectively, immediately following the PubCo Shareholder Transfer.

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

Each of WAG, Belta and BestToYo is a newly incorporated holding company wholly owned and controlled by the beneficial owners of Fuji Solar. The beneficial owners of Fuji Solar established WAG, Belta and BestToYo to reflect their indirect beneficial ownerships in PubCo through the equity interests of these three separate entities in PubCo. As of result of the PubCo Shareholder Transfer, WAG, Belta and BestToYo became the only three shareholders of PubCo. Immediately prior to the Merger Closing (as defined below) and consistent with the Merger Agreement, WAG, Belta and BestToYo will collectively hold 41,000,000 PubCo Ordinary Shares, with WAG holding 25,420,000 PubCo Ordinary Shares, Belta holding 10,045,000 PubCo Ordinary Shares and BestToYo holding 5,535,000 PubCo Ordinary Shares, respectively (such transactions, the “PubCo Pre-Closing Restructuring”). The parties to the Amendment to the Merger Agreement also entered into a Joinder Agreement (the “Joinder Agreement”) in connection with the PubCo Pre-Closing Restructuring.

Pursuant to the Amendment to the Merger Agreement, (a) the Group Companies, VSUN, Fuji Solar, WAG, Belta and BestToYo shall consummate a series of transactions involving the Group Companies, including (A) PubCo acquiring one hundred percent (100%) of the issued and paid-up share capital of SinCo from Fuji Solar at an aggregate consideration of SGD1.00 (such transaction, the “Share Exchange”), and (B) SinCo acquiring one hundred percent (100%) of the issued and outstanding shares of capital stock of TOYO Solar from VSUN at an aggregate consideration of no less than US$50,000,000 (the “SinCo Acquisition,” and together with the Share Exchange, the “Pre-Merger Reorganization”), as a result of which (i) SinCo shall become a wholly-owned subsidiary of PubCo, (ii) TOYO Solar shall become a wholly-owned subsidiary of SinCo; and (iii) WAG, Belta and BestToYo (collectively, the “Sellers”) shall become the only shareholders of PubCo, and (b) following the consummation of the Pre-Merger Reorganization, the Company shall merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”), as a result of which, among other things, all of the issued and outstanding securities of the Company immediately prior to the filing of the plan of merger with respect to the Merger (the “Plan of Merger”) to the Registrar of Companies of the Cayman Islands, or such later time as may be specified in the Plan of Merger (the “Merger Effective Time”) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive substantially equivalent securities of PubCo, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of the Companies Act (Revised) of the Cayman Islands and other applicable laws. The Merger, the Pre-Merger Reorganization and each of the other transactions contemplated by the Merger Agreement or any of the other relevant transactional documents are collectively referred to as “Transactions.” The Amendment to the Merger Agreement and the Pre-Closing Restructuring will have no substantive effect on the Merger, the Plan of Merger or the Merger Closing.

As a result of the Amendment to the Merger Agreement and the Joinder Agreement, each of WAG, Belta and BestToYo became a Shareholder (as defined in the Merger Agreement) and a Seller, and is subject to representations, warranties and covenants under the Merger Agreement that are substantially equivalent to those made by Fuji Solar under the Merger Agreement prior to the Amendment to the Merger Agreement. There are no changes to the conditions to consummate the Transactions as a result of the Amendment to the Merger Agreement.

Pursuant to the Amendment to the Merger Agreement, at or prior to the closing of the Merger (the “Merger Closing”), an aggregate of 13,000,000 PubCo Ordinary Shares held by the Sellers (the “Earnout Shares”), consisting of 8,060,000 PubCo Ordinary Shares held by WAG, 3,185,000 PubCo Ordinary Shares held by Belta and 1,755,000 PubCo Ordinary Shares held by BestToYo, respectively, will be deposited with an escrow agent in a segregated escrow account (the “Earnout Escrow Account”) pursuant to an escrow agreement effective upon the Merger Closing and will be released from the Earnout Escrow Account and delivered to the Sellers as following:

a.      Following the Merger, if the net profit of PubCo for the fiscal year ending December 31, 2024 as shown on the audited financial statements of PubCo for the fiscal year ending December 31, 2024 (such net profit, the “2024 Audited Net Profit”) is no less than US$41,000,000, the Earnout Shares shall immediately become vested in full and be released from the Earnout Escrow Account to the Sellers, pro rata; and

b.      If the 2024 Audited Net Profit is less than US$41,000,000, then (X) the portion of the Earnout Shares in number equal to (i) the quotient of (a) the 2024 Audited Net Profit divided by (b) US$41,000,000, multiplied by (ii) 13,000,000 PubCo Ordinary Shares, rounded up to the nearest whole number, shall

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

become immediately vested and be released from the Earnout Escrow Account to the Sellers, pro rata, and (Y) the remaining portion of the Earnout Shares shall be surrendered or otherwise delivered by the Sellers to PubCo, pro rata, for no consideration or nominal consideration and cancelled by PubCo.

On July 1, 2024 (the “Closing Date”), the Company consummated the previously announced business combination pursuant to the Agreement and Plan of Merger, dated as of August 10, 2023 (as amended on December 6, 2023, February 6, 2024 and February 29, 2024, the “Business Combination Agreement”).

PIPE Agreement

On March 6, 2024, the Company entered into a share purchase agreement (the “PIPE Purchase Agreement”) with PubCo and a certain investor, NOTAM Co., Ltd., a Japanese corporation (“NOTAM”), in connection with the Transactions. Pursuant to the PIPE Purchase Agreement, NOTAM agrees to purchase a total of 600,000 Class A Ordinary Shares of the Company (the “PIPE Shares”), at a purchase price of $10.00 per share, for an aggregate purchase price of $6,000,000 (the “PIPE Purchase Price”). Upon the written notice of the Company, at least three (3) business days prior to the reasonably expected closing date of the Transactions provided in such notice, NOTAM will deliver or cause to be delivered the PIPE Purchase Price into an escrow account with Continental Stock Transfer & Trust Company, as the escrow agent (the “Escrow Agent”).

The closing of the sale of the PIPE Shares (the “PIPE Closing”) will be held on the same date and immediately prior to the closing of the Transactions. At the PIPE Closing, the Company will issue and deliver to NOTAM the PIPE Shares against the release of the PIPE Purchase Price by the Escrow Agent to the Company. If the closing of the Transactions does not occur or if the PIPE Shares are not converted into Converted PIPE Shares (as defined below) within thirty (30) days after the PIPE Purchase Price is delivered to the Escrow Agent, the Escrow Agent will automatically return to NOTAM the PIPE Purchase Price.

Pursuant to the Merger Agreement, each ordinary share of the Company, including the PIPE Shares, issued and outstanding immediately prior to the Merger Effective will automatically be converted into the right to receive one (1) PubCo Ordinary Shares (“Converted PIPE Shares”). NOTAM is entitled to make up to two (2) demands that PubCo register such Converted PIPE Shares, if and only if the Converted PIPE Shares are not registered on a registration statement on Form F-4 containing a prospectus/proxy statement relating to the Transactions to be filed by PubCo with the SEC. In addition, NOTAM has certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Transactions. PubCo will bear the expenses incurred in connection with the filing of any such registration statements.

Amendment to the PIPE Agreement

On June 26, 2024, the Company, PubCo and NOTAM entered into an amendment to amend the PIPE Purchase Agreement dated March 6, 2024 to potentially issue additional ordinary shares of PubCo (the “PubCo Ordinary Shares”) after the Merger Closing (as defined below) to NOTAM subject to the conditions set forth therein.

Pursuant to the PIPE Purchase Agreement, NOTAM agrees to purchase a total of 600,000 Class A ordinary shares, par value $0.0001 per share, of the Company (the “NOTAM PIPE Shares”), at a purchase price of $10.00 per share, for an aggregate purchase price of $6,000,000. The Amendment to the PIPE Purchase Agreement provides that PubCo agrees to, conditioned on the completion of the PIPE Closing and the closing of the Business Combination (the “Merger Closing”), issue additional PubCo Ordinary Shares to NOTAM, on the following terms and conditions:

(i)     In the event that, the average closing price of each PubCo Ordinary Share (the “Closing Price”) with respect to all trading days in July 2024 is below $10.00 per share (such average Closing Price, the “First Tranche Average Closing Price”), NOTAM may, following the last trading day in July 2024 (the “First Tranche Cut-off Date”), elect to purchase from PubCo at a total purchase price of $100 such number of PubCo Ordinary Shares (“First NOTAM Tranche Additional Shares”) calculated as below:

Number of First NOTAM Tranche Additional Shares = (6,000,000/First Tranche Average Closing Price - 600,000) x Share Held Ratio X.

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

Shares Held Ratio X = Number of Remaining Converted Shares held by NOTAM as of the First Tranche Cut-off Date/600,000.

Notwithstanding the foregoing, the maximum number of NOTAM First Tranche Additional Shares that NOTAM is entitled to subscribe for under the PIPE Purchase Agreement shall not exceed 500,000.

“Remaining Converted Shares” means the remaining the PubCo Ordinary Share acquired by NOTAM upon the conversion of the NOTAM PIPE Shares upon the Merger Closing purchased pursuant to the PIPE Purchase Agreement, excluding any other PubCo Ordinary Shares acquired by NOTAM upon and following the Merger Closing, in the open market, from any other parties, or the Additional Shares, if any.

(ii)    In the event that the average Closing Price with respect to all trading days in July 2024 and August 2024 is below $10.00 per share (the “Second Tranche Average Closing Price”), NOTAM may, following the last trading day in August 2024 (the “Second Tranche Cut-off Date”), purchase from PubCo at a total purchase price of $100 such number of PubCo Ordinary Shares (“Second NOTAM Tranche Additional Shares”) calculated as below:

Number of Second NOTAM Tranche Additional Shares = (6,000,000/Second NOTAM Tranche Average Closing Price - 600,000 - First NOTAM Tranche Additional Shares) x Share Held Ratio Y.

Shares Held Ratio Y = Number of Remaining Converted Shares held by NOTAM as of the Second Tranche Cut-off Date/600,000.

Notwithstanding the foregoing, the maximum number of Second NOTAM Tranche Additional Shares that NOTAM is entitled to subscribe for under the PIPE Purchase Agreement shall equal to 500,000 minus the number of the First NOTAM Tranche Additional Shares.

(iii)   In the event that the average Closing Price with respect to all trading days in July 2024 through September 2024 is below $10.00 per share (the “Third Tranche Average Closing Price”), NOTAM may, following the last trading day in September 2024 (the “Third Tranche Cut-off Date” and together with the Frist Tranche Cut-off Date and the Second Tranche Cut-off Date, each a “Cut-off Date”), purchase from PubCo at a total purchase price of $100 such number of PubCo Ordinary Shares (“Third NOTAM Tranche Additional Shares” and together with the First NOTAM Tranche Additional Shares and the Second Tranche Additional Shares, collectively, the “Additional NOTAM Shares”) calculated as below:

Number of Third NOTAM Tranche Additional Shares = (6,000,000/Third Tranche Average Closing Price - 600,000 - First NOTAM Tranche Additional Shares – Second NOTAM Tranche Additional Shares) x Share Held Ratio Z

Shares Held Ratio Z = Number of Remaining Converted Shares held by NOTAM as of the Third Tranche Cut-off Date/600,000

Notwithstanding the foregoing, the maximum number of Third NOTAM Tranche Additional Shares that NOTAM is entitled to subscribe for under the PIPE Purchase Agreement shall equal to 500,000 minus the sum of number of the First NOTAM Tranche Additional Shares and the Second NOTAM Tranche Additional Shares.

On July 1, 2024, PubCo issued 600,000 PubCo Ordinary Shares to NOTAM in exchange for the 600,000 NOTAM PIPE Shares. On August 9, 2024, upon the receipt of the notice of purchase from NOTAM dated August 5, 2024, PubCo issued additionally 500,000 PubCo Ordinary Shares to NOTAM pursuant to the PIPE Purchase Agreement at a total purchase price of $100.

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

Liquidity

As of June 30, 2024, the Company had cash of $1,492 and a working deficit of $3,972,042. The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. On July 1, 2024, the Company consummated the previously announced business combination pursuant to the Merger Agreement, dated as of August 10, 2023 (as amended on December 6, 2023, February 6, 2024 and February 29, 2024, the “Business Combination Agreement”). Concurrently on July 1, 2024, the PubCo completed $6,000,000 PIPE financing as discussed above as part of the consummation of the Business Combination. The Company believes that the completion of the PIPE financings through PubCo will be sufficient to meet our anticipated cash needs for the next 12 months from the date of this annual report as the Company did not incur any additional cost after the completion of the Business Combination.

Risks and Uncertainties

As a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

•        Basis of presentation

These accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

•        Emerging growth company status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

•        Use of estimates

In preparing these financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results may differ from these estimates.

•        Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $1,492 and $746 in cash as of June 30, 2024 and 2023, respectively. The Company did not have any cash equivalents as of June 30, 2024 and 2023.

•        Cash and investment held in Trust Account

On January 26, 2024, the Company entered into an amendment to the Investment Management Trust Agreement, dated January 31, 2022, as further amended on May 2, 2023 and June 30, 2023 (the “Amendment to the Trust Agreement”), by and between the Company and the Trustee. Pursuant to the Amendment to the Trust Agreement, the Company may instruct the Trustee to (i) hold the funds in the Trust Account uninvested, (ii) hold funds in an interest-bearing bank demand deposit account, or (iii) invest in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations.

On January 26, 2024, in order to mitigate the risks of the Company being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), the Company instructed the Trustee to liquidate the U.S. government treasury obligations and money market funds held in the Trust Account by January 31, 2024, the expiry of the 24-month anniversary of the effective date of the Company’s Initial Public Offering Registration Statement, and to hold all funds in the Trust Account in cash in an interest-bearing bank demand deposit account until the earlier of consummation of the Company’s initial Business Combination or liquidation of the Company.

As of June 30, 2024, the assets held in the Trust Account include $31,690,392 of cash in an interest-bearing bank demand deposit account.

As of June 30, 2023, the assets held in the Trust Account include $70,186,561 of investments held in money market funds, which are invested in U.S. Treasury securities and characterized as Level 1 investments within the fair value hierarchy under ASC 820 (as defined below).

For the years ended June 30, 2024 and 2023, interest and dividend earned and held in the Trust Account amounted to $2,006,662 and $3,169,667, respectively.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Cash held in Escrow Account

The Company has entered into a certain escrow agreement with Continental Stock Transfer & Trust Company who acts as the escrow agent pursuant to which the Company agreed to deposit the aggregated amount of $1,000,000 ($500,000 payable upon the closing of Initial Public Offering and $500,000 payable one business day prior to the entry of a definitive agreement in connection with an initial Business Combination) into the escrow account until the earlier of (i) one year of the closing of an initial Business Combination; (ii) one year of the Company’s liquidation or windup in accordance with the Company’s Amended and Restated Memorandum and Articles of Association; and (iii) such date as may be approved by the Company’s shareholders in accordance with the amended and restated memorandum and articles of association (such arrangement is referred as “indemnity escrow”). The escrow fund will be released by the escrow agent under joint instruction by the Company and its claim manager Andros Risk Services LLC, who would act pursuant to the claim coverage guidelines provided thereof, which, among others, include indemnification for (i) loss from any claims first made against the Company’s directors, officers and risk manager for a Wrongful Act (as defined in escrow agreement) during the period from the effectiveness of the Company’s registration statement on January 31, 2022 until the earlier of (A) the closing of an initial Business Combination and (B) the Company’s liquidation or windup (the “Coverage Period”), loss or inquiry costs from any investigations of or Inquiry (as defined in escrow agreement) received by the Company’s directors, officers and risk manager during the Coverage Period; (ii) loss of the Company, the Sponsor, or the Company’s successor to indemnify its directors officers and risk manager for item (i) above; (iii) loss from any Securities Claim (as defined in the escrow agreement) first made against the Company during the Coverage Period for a wrongful act and its costs, charges, or expenses in seeking dismissal of any Derivative Suit (as defined in escrow agreement), subject to certain conditions, and other certain coverage guidelines against the Company; and (iv) any costs incurred by the Company in connection with Security Holder Demand Investigation (as defined in the as defined in the escrow agreement) for a wrongful act and Books and Records Demand (as defined in the indemnity escrow) first received by the Company during the Coverage Period.

At the June 2023 Meeting, among the other proposals, the shareholders of the Company also approved the release of the funds held in the Escrow Account pursuant to the D&O Reserve Fund Escrow Agreement, dated January 31, 2022 (the “D&O Indemnity Escrow Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as escrow agent, on July 2, 2023 or such a later date immediately following the purchase of an alternative D&O insurance. Upon the approval, the Company secured an alternative D&O insurance, effective on July 1, 2023. On July 4, 2023, a total of $500,000 funds held in the Escrow Account was released to the Company, a portion of which was used to purchase the alternative D&O insurance.

As of June 30, 2024 and 2023, the Company had $0 and $500,000, respectively, in cash held in the Escrow Account.

•        Net income per ordinary share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The Company has two classes of shares, which are referred to as redeemable shares and non-redeemable shares. Earnings and losses are shared pro rata between the two classes of shares. In order to determine the net loss attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income allocable to both the redeemable ordinary shares and non-redeemable ordinary shares and the undistributed income is calculated using the total net income less any dividends paid. The Company then allocated the undistributed income

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable ordinary shares. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:

	For the Year Ended June 30, 2024		For the Year Ended June 30, 2023
	Redeemable Class A Ordinary Shares	Non- Redeemable Class A and Class B Ordinary Shares	Redeemable Class A Ordinary Shares	Non- Redeemable Class A and Class B Ordinary Shares
Basic and diluted net income per share:
Numerators:
Allocation of net income	$184,921	$138,612	$1,659,042	$552,863
Denominators:
Weighted-average shares outstanding	3,688,063	2,764,480	8,771,667	2,764,480
Basic and diluted net income per share	$0.05	$0.05	$0.19	$0.19

•        Class A ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 2,778,580 and 6,587,231 Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets as of June 30, 2024 and 2023, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of Class A Ordinary Shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A Ordinary Shares are affected by charges against additional paid in capital and accumulated deficit.

As of June 30, 2024 and 2023, the amount of Class A Ordinary Shares reflected on the balance sheet are reconciled in the following table:

Class A ordinary shares subject to possible redemption, June 30, 2022	$93,054,401
Less:
Redemptions of Class A ordinary shares	(27,406,155)
Plus:
Re-measurement adjustment on redeemable ordinary shares	4,538,315
Class A ordinary shares subject to possible redemption, June 30, 2023	70,186,561
Less:
Redemptions of Class A ordinary shares	(41,162,830)
Plus:
Re-measurement adjustment on redeemable ordinary shares	2,666,661
Class A ordinary shares subject to possible redemption, June 30, 2024	$31,690,392

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. The Company determined that upon further review of the warrant agreements, the Company concluded that its warrants qualify for equity accounting treatment.

•        Convertible Promissory Note

The Company accounts for its convertible promissory notes as debt (liability) on the balance sheet based on an assessment of the embedded conversion feature (see Note 6 — Related Party Transactions) and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). The assessment considers the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity.

•        Income taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

The Company’s tax provision is zero for the years ended June 30, 2024 and 2023.

The Company is considered to be an exempted Cayman Islands company, and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of June 30, 2024 and 2023, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

•        Fair value of financial instrument

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

—	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
—

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

—

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

•        Recent accounting pronouncements

In August 2020, the FASB issued a new standard (ASU 2020-06) to reduce the complexity of accounting for convertible debt and other equity-linked instruments. For certain convertible debt instruments with a cash conversion feature, the changes are a trade-off between simplifications in the accounting model (no separation of an “equity” component to impute a market interest rate, and simpler analysis of embedded equity features) and a potentially adverse impact to diluted earnings per share by requiring the use of the if-converted method. The new standard will also impact other financial instruments commonly issued by both public and private companies. For example, the separation model for beneficial conversion features is eliminated simplifying the analysis for issuers of convertible debt and convertible preferred stock. Also, certain specific requirements to achieve equity classification and/or qualify for the derivative scope exception for contracts indexed to an entity’s own equity are removed, enabling more freestanding instruments and embedded features to avoid mark-to-market accounting. The new standard is effective for companies that are SEC filers (except for smaller reporting companies) for fiscal years beginning after December 15, 2021 and interim periods within that year, and two years later for other companies. Companies can early adopt the standard at the start of a fiscal year beginning after December 15, 2020. The standard can either be adopted on a modified retrospective or a full retrospective basis. The adoption of ASU 2020-06 on July 1, 2022 did not have a material effect on the Company’s financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosures of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for the fiscal year beginning after December 15, 2024. Early adoption is permitted. The Company does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

•        Revision to previously issued financial statements

The Company’s management concluded that the previously issued balance sheet as of June 30, 2023, as included in the annual report on Form 10-K filed on September 28, 2023, with the Securities and Exchange Commission, contained immaterial misstatements. The adjustment involves reclassifying 1) cash and investment held in Trust Account from non-current assets to current assets and ii) Class A ordinary shares subject to possible redemption from temporary equity to current liabilities.

The impact of these adjustments detailed in the below table:

As of June 30, 2023	Previously Reported	Reclassification Adjustments	As Revised
Current assets:
Cash and investment held in Trust Account	$—	$29,305,913	$29,305,913

Non-current assets:
Cash and investment held in Trust Account	$70,186,561	$(29,305,913)	$40,880,648

Current liabilities:
Ordinary Shares Subject to Possible Redemption	$—	$29,305,913	$29,305,913

Ordinary Shares Subject to Possible Redemption:
Ordinary Shares Subject to Possible Redemption	$70,186,561	$(29,305,913)	$40,880,648

NOTE 3 — INITIAL PUBLIC OFFERING

On February 2, 2022, the Company consummated the Initial Public Offering of 9,200,000 Public Units (including 1,200,000 Public Units issued upon the full exercise of the over-allotment option). Each Public Unit consists of one Class A Ordinary Share, one-half of one redeemable Public Warrants, each whole Public Warrant entitling the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, and one Public Right, each one Public Right entitling the holder thereof to exchange for one-tenth of one Class A Ordinary Share upon the completion of the Company’s initial Business Combination. The Public Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $92,000,000 on February 2, 2022.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 424,480 Private Units, including 378,480 Private Units to the Sponsor, and 46,000 Private Units to Maxim, the representative of the several underwriters, respectively. Each Private Unit consists of one Class A Ordinary Share, one-half of one Private Warrant, and one Private Right. The Private Units were sold at a purchase price of $10.00 per Private Unit, generating gross proceeds to the Company of $4,244,800. The Private Units are identical to the Public Units sold in the Initial Public Offering, except that the holders of the Private Units have agreed not to transfer, assign or sell any of the Private Units and the underlying securities (except to certain permitted transferees) until the completion of the Company’s initial Business Combination.

NOTE 5 — PROMISSORY NOTES

On December 4, 2023, December 26, 2023, February 6, 2024, April 1, 2024, June 3, 2024 the Company had issued three unsecured promissory notes to Fuji Solar (“Fuji Extension Notes”) for the payment of Extension Fees in the total principal amount of $240,000.

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 5 — PROMISSORY NOTES (cont.)

On December 28, 2023, pursuant to the Merger Agreement, the Company issued an unsecured promissory note in the principal amount of $33,333 to Fuji Solar (“Fuji Expenses Note” and together with Fuji Extension Notes, collectively, the “Fuji Notes”) in connection with Fuji Solar’s advancement of one-third (1/3) of the Valuation Firm Expenses in connection with transactions contemplated by the Merger Agreement.

The payees of the Fuji Notes, respectively, have the right, but not the obligation, to convert the Fuji Notes, in whole or in part, respectively, into private units (the “Conversion Units”), each consisting of one Class A ordinary share, one-half of one warrant, and one right to receive one-tenth (1/10) of one Class A ordinary share upon the consummation of a Business Combination, as described in in the prospectus of the Company (File Number 333-261585), by providing the Company with written notice of the intention to convert at least two business days prior to the closing of the Business Combination. The number of Conversion Units to be received by such payee in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to such payee by (y) $10.00.

As of June 30, 2024 and 2023, the Company had borrowings of $273,333 and $0 under the Fuji Notes, respectively.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

On August 5, 2021, the Sponsor acquired 2,300,000 Class B ordinary shares, par value $0.0001 per share, (“Founder Shares”) for an aggregate purchase price of $25,000.

As of June 30, 2024 and 2023, there were 2,300,000 Founder Shares issued and outstanding. The aggregate capital contribution was $25,000, or approximately $0.01 per share.

Simultaneously with the effectiveness of the registration statement and closing of the Initial Public Offering (including the full exercise of over-allotment option), the Sponsor transferred 10,000 Founder Shares to each of Messrs. Alfred “Trey” Hickey and Buhdy Sin Swee Bok at the same price originally paid by the Sponsor for such shares, pursuant to a certain securities transfer agreement (the “Securities Transfer Agreement”) dated January 31, 2022 among the Company, the transferees and the Sponsor. The transfer was considered to be part of the transferees’ compensation to become the Company’s independent directors. The transfer of the Founders Shares to the Company’s independent directors, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”).

Due to Related Parties

From time to time, Mr. Liang Shi, the Company’s Director, Chief Executive Officer, Secretary and Chairman, would incur travel costs to search for targets. As of June 30, 2024 and 2023, due to Mr. Liang Shi amounted to $0 and $3,504, respectively.

Promissory Notes — Related Party

In order to meet the Company’s working capital needs following the consummation of the Initial Public Offering, the Sponsor, officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion (the “Working Capital Loans”). Each loan would be evidenced by a promissory note.

In November 2022, July 2023 and November 2023, April 2024 the Company had issued a total of five unsecure promissory notes (the “Sponsor Working Capital Notes”) in the total principal amount of up to $1,270,000 to the Sponsor. The proceeds of the Sponsor Working Capital Notes may be drawn down from time to time until the Company consummates its initial business combination, will be used as general working capital purposes.

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

From January 2023 to June 2024, the Company had issued a total of eleven unsecured promissory notes (the “Sponsor Extension Notes”) in the total principal amount of $1,728,648 to the Sponsor and one unsecured promissory was issued to Zenin Investments Limited (“ZENIN”), the Sponsor’s designees, for a total principal amount of $60,000 (the “ZENIN Extension Note”) in connection with the extension of the Company’s timeline to compete its initial Business Combination. The proceeds of the Sponsor Extension Notes was deposited into the Company’s Trust Account for the public shareholders, which enables the Company to extend the period of time it has to consummate its initial Business Combination.

The Sponsor Extension Notes, the Sponsor Working Capital Notes, together with ZENIN Extension Note (collectively refer herein as “Sponsor Promissory Notes”) issued to the Sponsor have the same payment and conversion term as discussed below.

The Sponsor Promissory Notes bear no interest and is payable in full upon the earlier to occur of (i) the consummation of the Business Combination or (ii) the date of expiry of the term of the Company (the “Maturity Date”). The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action, (iii) the breach of the Company’s obligations thereunder; (iv) any cross defaults; (v) an enforcement proceedings against the Company; and (vi) any unlawfulness and invalidity in connection with the performance of the obligations thereunder, in which case the Sponsor Promissory Notes may be accelerated.

The payee of the Sponsor Promissory Notes, the Sponsor, has the right, but not the obligation, to convert the Sponsor Promissory Notes, in whole or in part, respectively, into Conversion Units of the Company, each consisting of one Class A Ordinary Share, one-half of one warrant, and one right to receive one-tenth (1/10) of one Class A Ordinary Share upon the consummation of a Business Combination, as described in the prospectus of the Company (File Number 333-261585), by providing the Company with written notice of the intention to convert at least two business days prior to the closing of the Business Combination. The number of Conversion Units to be received by the Sponsor in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to such Payee by (y) $10.00.

As of June 30, 2024 and 2023, the Company had borrowings of $2,882,173 and $1,872,085 under the Sponsor Promissory Notes, respectively.

Administrative Services Agreement

The Company is obligated, commencing from the effective date of the Initial Public Offering to pay the Sponsor, a monthly fee of $10,000 for general and administrative services. This agreement was signed by the Company and the Sponsor on January 31, 2022 and it will terminate upon completion of the Company’s Business Combination or the liquidation of the Trust Account to public shareholders. The Company has recognized operating costs under the Administrative Services Agreement in the amount of $120,000 for the years ended June 30, 2024 and 2023. As of June 30, 2024 and 2023, the Company had $0 and $60,000, respectively, accrued under the Administrative Services Agreement due to the Sponsor. The Administrative Services Agreement was terminated on July 1, 2024.

NOTE 7 — SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 10,000,000 preference shares with a par value of $0.0001 per share. As of June 30, 2024 and 2023, there were no preference shares issued or outstanding.

Conversion of Class B Ordinary Shares to Class A Ordinary Shares

On January 17, 2024, 700,000 Class B ordinary Shares held by two shareholders, the Sponsor and Fuji Solar, were converted into the same number of Class A Ordinary Shares.

Class A Ordinary Shares — The Company is authorized to issue 470,000,000 Class A Ordinary Shares with a par value of $0.0001 per share. As of June 30, 2024 and 2023, there were 1,164,480 and 464,480 Class A Ordinary Shares issued and outstanding, excluding 2,778,580 shares and 6,587,231 shares, respectively, subject to possible redemption.

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 7 — SHAREHOLDERS’ EQUITY (cont.)

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On August 5, 2021, the Company issued 2,300,000 Class B ordinary shares. Of the 2,300,000 Class B ordinary shares outstanding, an aggregate of up to 300,000 shares are subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (assuming they do not purchase any units in the Initial Public Offering and excluding the Class A Ordinary Shares underlying the Private Units). If the Company increases or decreases the size of the Initial Public Offering, it will effect a share dividend or a share contribution back to capital or other appropriate mechanism, as applicable, with respect to Class B ordinary shares immediately prior to the consummation of the offering in such amount as to maintain the ownership of the initial shareholders at 20% of the issued and outstanding ordinary shares of the Company upon the consummation of the Initial Public Offering (assuming they do not purchase Units in the Initial Public Offering and excluding the Private Shares). As a result of the underwriters’ election to fully exercise their over-allotment option on February 2, 2022, no Class B ordinary shares are currently subject to forfeiture. As of June 30, 2024 and 2023, there were 1,600,000 an 2,300,000 Class B Ordinary Shares issued and outstanding, respectively.

Rights

As of June 30, 2024 and 2023, there were 9,200,000 Public Rights and 424,480 Private Rights outstanding. Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Public Right will automatically receive one-tenth (1/10) of one Class A Ordinary Share upon consummation of a Business Combination, even if the holder of a Public Right redeemed all Class A Ordinary Shares held by him, her or it in connection with a Business Combination or an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to its pre-business combination activities. In the event the Company will not be the surviving company upon completion of the initial Business Combination, each registered holder of a right will be required to affirmatively redeem his, her or its rights in order to receive the kind and amount of securities or properties of the surviving company that the one-tenth (1/10) of one Class A Ordinary Share underlying each right is entitled to upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of Public Rights in order to receive his, her or its additional ordinary shares upon consummation of a Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Public Rights to receive the same per share consideration the holders of Class A Ordinary Shares will receive in the transaction on an as-converted into ordinary shares basis.

The Company will not issue fractional shares in connection with an exchange of Public Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Companies Act and any other applicable. As a result, the holders of the Public Rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Rights will not receive any of such funds with respect to their Public Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Rights, and the Public Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Public Rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Redeemable Warrants

As of June 30, 2024 and 2023, there were 4,600,000 Public Warrants and 212,240 Private Warrants outstanding. Each whole redeemable warrant entitles the registered holder to purchase one Class A Ordinary Shares at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of the thirty (30) days

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 7 — SHAREHOLDERS’ EQUITY (cont.)

after the completion of an initial Business Combination and one (1) year from the consummation of the Initial Public Offering. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares. However, except as set forth below, no warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Class A Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants is not effective within 90 days from the consummation of the Company’s initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the consummation of the Initial Public Offering at 5:00 p.m., Eastern Standard Time.

The Company may call the warrants for redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the Class A Ordinary Shares equals or exceeds $16.50 per share (as adjusted for share dividends, share splits, share aggregation, extraordinary dividends, reorganizations, recapitalizations and the like), for any 20 trading days within any 30-trading day period commencing after the warrant become exercisable and ending one the third trading day prior to the date on which notice of redemption is given to warrant holders (the “Force-Call Provision”), and

•        if, and only if, there is a current registration statement in effect with respect to the Class A Ordinary Shares underlying such warrants at the time of redemption and for the entire 30-days trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the Company’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of the Company’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If the Company call the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Whether the Company will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of its Class A Ordinary Shares at the time the warrants are called for redemption, its cash needs at such time and concerns regarding dilutive share issuances.

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 7 — SHAREHOLDERS’ EQUITY (cont.)

In addition, if the Company (a) issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s initial shareholders or their affiliates, without taking into account any Class B ordinary shares issued prior to the offering and held by the initial shareholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of its initial Business Combination on the date of the consummation of its initial Business Combination (net of redemptions), and (c) the volume weighted average trading price of the Company’s Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the date of the consummation of the Company’s initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $16.50 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Ordinary Shares and any voting rights until they exercise their warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

The Private Warrants have terms and provisions that are identical to those of the Public Warrants being sold as part of the Public Units in the Initial Public Offering except that the Private Warrants will be entitled to registration rights. The Private Warrants (including the Class A Ordinary Shares issuable upon exercise of the Private Warrants) will not be transferable, assignable or saleable until the completion of the Company’s initial Business Combination except to permitted transferees, subject to certain exceptions.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares issued and outstanding on the date of the Company’s prospectus, as well as the holders of the Private Units (and all underlying securities) and any securities its initial shareholders, officers, directors or their affiliates may be issued in payment of working capital loans made to the Company, will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Private Units (and underlying securities) and securities issued in payment of Working Capital Loans (or underlying securities) or extension loans can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

As of June 30, 2023, the Representative will be entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or $3,220,000 upon consummation of the Company’s initial Business Combination.

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 8 — COMMITMENTS AND CONTINGENCIES (cont.)

On October 2, 2023, the Company entered into an amendment to the underwriting agreement dated as of January 31, 2022 (the “UA Amendment”) with Maxim in connection with the transactions contemplated by the Merger Agreement.

Pursuant to the UA Amendment, Maxim agrees to convert the total amount of its deferred underwriting commission in the amount of $3,220,000, or 3.5% of the gross proceeds from the Initial Public Offering, into 322,000 ordinary shares of the post-combination entity (“Granted Shares”) at $10.00 per share (the “Deferred Underwriting Shares”) immediately prior to the consummation of the Company’s initial Business Combination. The Company agrees to register the Deferred Underwriting Shares in the proxy statement/prospectus to be filed in connection with the initial Business Combination under the Securities Act of 1933, as amended. If the Company fails to register such Deferred Underwriting Shares, Maxim is entitled for up to three demand registration rights and unlimited piggyback registration rights with respect to such Deferred Underwriting Shares.

The settlement of the UA Amendment is representative of a share-based payment transaction in which the Company is acquiring services to be used within the Company’s operations and upon settlement agreeing to issue ordinary shares of the post-combination entity. In this case, the share settlement of the UA Amendment is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the UA Agreement executed date (the “Grant Date”). The Company used the Business Combination Merger Consideration price of $10 per share and the PIPE financing price to be sold at the consummation of the Business Combination of $10.00 per share to determine the fair value of the 322,000 Granted Shares at $3,220,000. The fair value of Granted Shares equal to the carrying value of the deferred underwriting discounts and commission as of the settlement date on October 2, 2023. Therefore, no gain or loss shall be recognized within the statements of operations for the year ended June 30, 2024.

Representative Shares

The Company issued 40,000 Representative Shares to Maxim as part of Representative compensation. The Representative Shares are identical to the Public Shares except that Maxim has agreed not to transfer, assign or sell any such Representative Shares until the completion of the Company’s initial Business Combination. In addition, Maxim has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement of which this prospectus forms a part pursuant to FINRA Rule 5110 (e)(1). Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following January 31, 2022, the effective date of the Company’s registration statement except to any underwriter and selected dealer participating in the offering and their officers, partners, registered persons or affiliates.

Right of First Refusal

Subject to certain conditions, the Company granted Maxim, for a period of 12 months after the date of the consummation of its Business Combination, a right of first refusal to act as book running manager with at least 50% of the economics; for any and all future public and private equity and debt offerings. In accordance with FINRA Rule 5110(g)(6), such right of first refusal shall not have a duration of more than three years from the commencement of sales of the offering.

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 9 — FAIR VALUE MEASUREMENTS

As of June 30, 2024 and 2023, investment securities in the Company’s Trust Account consisted of a treasury securities fund in the amount of $0 and $70,186,561, respectively, which was held as money market funds. The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of June 30, 2023, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

June 30, 2023	Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Funds	$70,186,561	$70,186,561	$—	$—
Total	$70,186,561	$70,186,561	$—	$—

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that these financial statements were issued. Except as discussed below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

Consummation of the Business Combination

On July 1, 2024, the Company consummated the previously announced business combination pursuant to the Merger Agreement, dated as of August 10, 2023 (as amended on December 6, 2023, February 6, 2024 and February 29, 2024, the “Business Combination Agreement”), by and among (i) the Company, (ii) PubCo, (iii) TOYO Solar, (iv) Merger Sub, (v) SinCo (together with TOYO, Merger Sub and TOYO Solar, the “Group Companies,” or each individually, a “Group Company”), (vi) VSUN (vii) Fuji Solar, (viii) WAG, (ix) Belta, and (x) BestToYo.

At the Merger Effective Time, (a) each of the Company’s units, each consisting of (i) one Class A ordinary share of the Company, par value $0.0001 per share (“the Company Class A Ordinary Share”), (ii) one-half of one the Company warrant of which one whole warrant entitling the holder thereof to purchase one the Company Class A Ordinary Share at a purchase price of $11.50 per share (“the Company Warrant”), and (iii) one right of the Company, each convertible into one-tenth of one the Company Class A Ordinary Share (“the Company Right”) outstanding immediately prior to the Merger Effective Time (to the extent not already separated) was separated into one the Company Class A Ordinary Share and one-half of one the Company Warrant of which one whole warrant entitling the holder thereof to purchase one the Company Class A Ordinary Share at a purchase price of $11.50 per share, and one right of the Company (the “Unit Separation”); (b) immediately following the Unit Separation, (i) each issued and outstanding the Company Warrant was converted into one warrant of the PubCo (“Warrant”) to purchase one Ordinary Share, (ii) each outstanding the Company Right outstanding was cancelled in exchange for one-tenth of one the Company Class A Ordinary Share, (iii) each the Company Class B ordinary share, par value US$0.0001 per share issued and outstanding immediately prior to the Merger Effective Time, was automatically converted into one the Company Class A Ordinary Share, and (iv) each the Company Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time, was cancelled in exchange for the right to receive one newly issued PubCo Ordinary Share.

On July 2, 2024, PubCo Ordinary Shares commenced trading on the Nasdaq Stock Market (“Nasdaq”) under the symbol “TOYO.”

BLUE WORLD ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 10 — SUBSEQUENT EVENTS (cont.)

Warrant Assumption Agreement

On July 1, 2024, the Company, PubCo and Continental Stock Transfer & Trust Company (“CST”) entered into an assignment, assumption and amended & restated warrant agreement (the “Warrant Assumption Agreement”), which amends that certain Warrant Agreement, dated as of January 31, 2022, by and between the Company and CST (the “Existing Warrant Agreement”), pursuant to which (a) the Company assigned to PubCo, and PubCo will assume, all of the Company’s right, title and interest in and to the Existing Warrant Agreement, and (b) each whole the Company warrant were modified to no longer entitle the holder to purchase ordinary shares of the Company and instead acquire an equal number of PubCo Ordinary Shares per the Company warrant, subject to adjustment.

Termination of Material Agreements

On July 1, 2024, in connection with the consummation of the Business Combination, the following material agreements of the Company were terminated in accordance with their terms:

(i)     Investment Management Trust Agreement, dated as of January 31, 2022, as amended on May 2, 2023, June 30, 2023, January 26, 2024 and March 26, 2024, between the Company and CST, as trustee, pursuant to which CST invested the proceeds of the Company’s initial public offering in a trust account and the funds of such account were used to make payments to redeeming shareholders of the Company and to pay certain of the Company’s expenses;

(ii)    Administrative Services Agreement, dated as of January 31, 2022 by and between the Company and the Sponsor, pursuant to which the Company paid the Sponsor a monthly fee of $10,000 for general and administrative services; and

(iii)   Sponsor Support Agreement, dated as of August 10, 2023, by and among the Company, the Sponsor and PubCo, pursuant to which the Sponsor agreed to provide certain support for the consummation of the Business Combination.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our amended and restated memorandum and articles of association provide that we shall indemnify each existing or former secretary, director (including alternate director), and other officer of TOYO (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of TOYO’s business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning TOYO or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

We have entered into indemnification agreements with each of our directors and executive officers in connection with the closing of the Business Combination, the form of which is filed as Exhibit 10.5 to this registration statement. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued the following securities:

•        in connection with the Pre-Merger Reorganization, we issued 41,000,0000 Ordinary Shares, among which, (i) 25,420,000 Ordinary Shares to WAG, (ii) 10,045,000 Ordinary Shares to Belta, and (iii) 5,535,000 Ordinary Shares to BestToYo, respectively. 13,000,000 Earnout Shares consist of 8,060,000 Ordinary Shares held by WAG, 3,185,000 Ordinary Shares held by Belta and 1,755,000 Ordinary Shares held by BestToYo, respectively. Such 41,000,000 Ordinary Shares include13,000,000 earnout shares consist of 8,060,000 Ordinary Shares held by WAG, 3,185,000 o Ordinary Shares held by Belta and 1,755,000 Ordinary Shares held by BestToYo, respectively, subject to certain vesting schedules as provided in the Business Combination Agreement.

•        in connection with and upon the completion of the Business Combination, TOYO issued 206,957 Ordinary Shares and 94,071 Working Capital Warrants to MWH (HONGKONG) CO., LIMITED, one of the members of the Sponsor, upon its conversion of the unsecured promissory notes in the aggregated principal amount of $1,881,449, issued by BWAQ for the payment of the working capital loans.

•        in connection with and upon the completion of the Business Combination, TOYO issued 110,078 Ordinary Shares and 50,035Working Capital Warrants to Zenin Investments Limited, one of the members of the Sponsor, upon its conversion of the unsecured promissory notes in the aggregated principal amount of $1,000,724, issued by BWAQ for the payment of the working capital loans.

•        On August 9, 2024, upon the receipt of the notice of purchase from NOTAM dated August 5, 2024, the Company issued additionally 500,000 Ordinary Shares to NOTAM pursuant to the PIPE Purchase Agreement.

We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering.

Item 8. Exhibits and Financial Statement Schedules.

(a)     Exhibits

See the Exhibit Index.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•        any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•        any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•        the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•        any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of Document
2.1*†

Agreement and Plan of Merger, dated as of August 10, 2023, by and among Blue World Acquisition Corporation, TOYO Co., Ltd, TOYOone Limited, TOPTOYO INVESTMENT PTE. LTD., Vietnam Sunergy Cell Company Limited, Vietnam Sunergy Joint Stock Company and Fuji Solar Co., Ltd (incorporated by reference to Exhibit 2.1 to TOYO’s Post-effective Amendment No.1 to the Registration Statement on Form F-4 (File No. 333-277779), as amended, initially filed with the SEC on May 1, 2024).

2.2*†

Amendment No. 1 to the Merger Agreement dated December 6, 2023, by and among Blue World Acquisition Corporation, TOYO Co., Ltd, TOYOone Limited, TOPTOYO INVESTMENT PTE. LTD., Vietnam Sunergy Cell Company Limited, Vietnam Sunergy Joint Stock Company and Fuji Solar Co., Ltd (incorporated by reference to Exhibit 2.2 to TOYO’s Post-effective Amendment No.1 to the Registration Statement on Form F-4 (File No. 333-277779), as amended, initially filed with the SEC on May 1, 2024).

2.3*†

Amendment No. 2 to the Merger Agreement dated February 6, 2024, by and among Blue World Acquisition Corporation, TOYO Co., Ltd, TOYOone Limited, TOPTOYO INVESTMENT PTE. LTD., Vietnam Sunergy Cell Company Limited, Vietnam Sunergy Joint Stock Company and Fuji Solar Co., Ltd (incorporated by reference to Exhibit 2.3 to TOYO’s Post-effective Amendment No.1 to the Registration Statement on Form F-4 (File No. 333-277779), as amended, initially filed with the SEC on May 1, 2024).

2.4*†

Amendment No. 3 to the Merger Agreement dated February 29, 2024, by and among Blue World Acquisition Corporation, TOYO Co., Ltd, TOYOone Limited, TOPTOYO INVESTMENT PTE. LTD., Vietnam Sunergy Cell Company Limited, Vietnam Sunergy Joint Stock Company, Fuji Solar Co., Ltd., Belta Technology Company Limited, WA Global Corporation and BestToYo Technology Company Limited (incorporated by reference to Exhibit 2.4 to TOYO’s Post-effective Amendment No.1 to the Registration Statement on Form F-4 (File No. 333-277779), as amended, initially filed with the SEC on May 1, 2024).

3.1**	Amended and Restated Memorandum and Articles of Association of the Company, adopted by a special resolution passed on March 1, 2024 and effective on July 2, 2024
4.1*

Specimen Ordinary Share Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-4 (File No. 333-277779), as amended, initially filed with the SEC on March 8, 2024).

4.2*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form F-4 (File No. 333-277779), as amended, initially filed with the SEC on March 8, 2024).
4.3**	Warrant Assumption Agreement (incorporated herein by reference to Exhibit 4.1 to Form 8-K (File No. 001-41256) as filed with the SEC on July 8, 2024).
5.1**	Opinion of Harney Westwood & Riegels as to the validity of Ordinary Shares to be issued.
10.1*

Amended and Restated Shareholder Lock-up and Support Agreement dated February 29, 2024, by and among the Company, Blue World Acquisition Corporation and Fuji Solar Co., Ltd (incorporated herein by reference to Exhibit 10.1 to Form 8-K as filed with the SEC on March 4, 2024).

10.2**	Sponsor Lock-Up Agreement dated July 1, 2024, by and between the Company and Blue World Holdings Limited.
10.3*†

Sponsor Support Agreement, dated as of August 10, 2023, by and among the Company, Blue World Acquisition Corporation and Blue World Holdings Limited (incorporated herein by reference to Exhibit 10.1 to Form 8-K as filed with the SEC on August 10, 2023).

10.4*	2024 Share Incentive Plan of TOYO, effective on July 1, 2024 (incorporated herein by reference to Exhibit 4.5 to Form 20-F as filed with the SEC on July 8, 2024)
10.5*

Form of Indemnification Agreement between TOYO and each executive officer and director of TOYO (incorporated herein by reference to Exhibit 10.1 to TOYO’s registration statement on Form F-4 (File No. 333-277779) as filed with the SEC on March 8, 2024).

10.6*

PIPE Purchase Agreement dated March 6, 2024, by and among the Company, Blue World Acquisition Corporation and NOTAM Co., Ltd (incorporated herein by reference to Exhibit 10.1 to Form 8-K as filed with the SEC on March 8, 2024).

10.7*

Amendment to PIPE Purchase Agreement dated June 26, 2024, by and among the Company, Blue World Acquisition Corporation and NOTAM Co., Ltd (incorporated herein by reference to Exhibit 10.1 to Form 8-K (File No. 001-41256) as filed with the SEC on July 1, 2024)

10.8*

Joinder Agreement dated February 29, 2024, by and among the Company, Blue World Acquisition Corporation, TOYOone Limited, TOPTOYO INVESTMENT PTE. LTD., Vietnam Sunergy Cell Company Limited, Vietnam Sunergy Joint Stock Company, Fuji Solar Co., Ltd., Belta Technology Company Limited, WA Global Corporation and BestToYo Technology Company Limited (incorporated herein by reference to Exhibit 2.2 to Form 8-K as filed with the SEC on March 4, 2024).

10.9*

Form of Employment Agreement between TOYO and each executive officer of TOYO (incorporated herein by reference to Exhibit 10.2 to TOYO’s registration statement on Form F-4 (File No. 333-277779) as filed with the SEC on March 8, 2024)

Exhibit No.	Description of Document
10.20*†

Form of Director Agreement between TOYO and each director of TOYO (incorporated herein by reference to Exhibit 10.3 to TOYO’s registration statement on Form F-4 (File No. 333-277779) as filed with the SEC on March 8, 2024)

10.21*

Earnout Equities Vesting Agreement dated June 29, 2024, by and among the Company, Blue World Acquisition Corporation and Blue World Holdings Limited (incorporated herein by reference to Exhibit 10.2 to Form 8-K (File No. 001-41256) as filed with the SEC on July 1, 2024)

10.22**	Registration Rights Agreement by and among the Company and certain shareholders of the Company dated July 1, 2024.
10.23*^

English translation of the Executed Form of the Sublease Contract for Land with Infrastructure, dated November 8, 2022, between TOYO Solar and DUC ANH Construction Joint Stock Company (incorporated herein by reference to Exhibit 10.24 to TOYO’s registration statement on Form F-4 (File No. 333-277779) as filed with the SEC on March 8, 2024).

10.24*^

English Translation of Framework Agreement, dated August 24, 2023, between VSUN and TOYO Solar (incorporated herein by reference to Exhibit 10.44 to TOYO’s Post-effective Amendment No.1 to the Registration Statement on Form F-4 (File No. 333-277779 and 333-279028) as filed with the SEC on May 1, 2024).

10.25*^

English Translation of Framework Agreement, dated November 30, 2023, between VSUN and TOYO Solar (incorporated herein by reference to Exhibit 10.45 to TOYO’s Post-effective Amendment No.1 to the Registration Statement on Form F-4 (File No. 333-277779 and 333-279028) as filed with the SEC on May 1, 2024).

10.26*^

English Translation of the form of sales contract, between TOYO Solar and VSUN’s subsidiary (incorporated herein by reference to Exhibit 10.46 to TOYO’s Post-effective Amendment No.1 to the Registration Statement on Form F-4 (File No. 333-277779 and 333-279028) as filed with the SEC on May 1, 2024).

10.27*^

Long-Term Agreement, dated November 13, 2024, between TOPTOYO INVESTMENT PTE. LTD. and Vietnam Sunergy Joint Stock Company. (incorporated herein by reference to Exhibit 10.1 to Form 6-K (File No. 001-42153) as filed with the SEC on November 19, 2024)

10.28*

Membership Interest Purchase Agreement dated November 25, 2024, by and among TOYO Solar LLC Solar Plus Technology, Inc. and SG GREEN DEVELOPMENT PTE. LTD. (incorporated herein by reference to Exhibit 10.1 to Form 6-K (File No. 001-42153) as filed with the SEC on November 29, 2024)

10.29*^

Master Supply Agreement dated November 18, 2024, by and between TOPTOYO INVESTMENT PTE. LTD. and the Buyer (incorporated herein by reference to Exhibit 10.2 to Form 6-K (File No. 001-42153) as filed with the SEC on November 29, 2024)

10.30*^

Master Supply Agreement dated November 18, 2024, by and between Toyo America LLC and the Buyer (incorporated herein by reference to Exhibit 10.3 to Form 6-K (File No. 001-42153) as filed with the SEC on November 29, 2024)

21.1**	List of significant subsidiaries of the Company
23.1**	Consent of Marcum Asia CPAs LLP, independent public accountant to TOYO Co., Ltd.
23.2**	Consent of Marcum Asia CPAs LLP, independent public accountant to Blue World Acquisition Corporation
23.3**	Consent of Harney Westwood & Riegels (included in Exhibit 5.1).
23.4*

Consent of CIC (incorporated herein by reference to Exhibit 23.3 to the Company’s registration statement on Form F-4 (File No. 333-277779) as filed with the Securities and Exchange Commission on March 8, 2024)

24.1*	Power of Attorney (included on signature page)
99.1*

Code of Business Conduct and Ethics of the Company (incorporated herein by reference to Exhibit 99.2 to the Company’s registration statement on Form F-4 (File No. 333-277779) as filed with the Securities and Exchange Commission on March 8, 2024)

101.INS	Inline XBRL Instance Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107**	Calculation of Filing Fee Table

____________

*        Previously Filed

**      Filed herewith.

†        Schedules and certain portions of the exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

^        Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Japan, on December 4, 2024.

TOYO Co., Ltd
By:	/s/ Junsei Ryu
	Name:	Junsei Ryu
	Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Junsei Ryu	Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)	December 4, 2024
Junsei Ryu
/s/ Taewoo Chung	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 4, 2024
Taewoo Chung
/s/ Aihua Wang	Chief Technology Officer and Director	December 4, 2024
Aihua Wang
/s/ Alfred “Trey” Hickey	Director	December 4, 2024
Alfred “Trey” Hickey
/s/ Anders Karlsson	Director	December 4, 2024
Anders Karlsson
/s/ Hiroyuki Tahara	Director	December 4, 2024
Hiroyuki Tahara
/s/ June Han	Director	December 4, 2024
June Han

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of TOYO Co., Ltd, has signed this registration statement on Form F-1 in the City of Newark, State of Delaware, on December 4, 2024.

Authorized U.S. Representative
By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director of Puglisi & Associates